As filed with the Securities and Exchange Commission on May 6, 2013.

Registration No. 333-188293

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N -4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre -Effective Amendment No. _1_
Post-Effective Amendment No. __
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 174
(Check appropriate box or boxes)
Principal Life Insurance Company Separate Account B
-------------------------------------------------------------------------------
(Exact Name of Registrant)
Principal Life Insurance Company
-------------------------------------------------------------------------------
(Name of Depositor)
The Principal Financial Group, Des Moines, Iowa 50392
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(Address of Depositor's Principal Executive Offices) (Zip Code)
(515) 362-2384
-	------------------------------------------------------------------------------
Depositor's Telephone Number, including Area Code
Doug Hodgson
The Principal Financial Group, Des Moines, Iowa 50392
-	-------------------------------------------------------------------------------
(Name and Address of Agent for Service)

Title of Securities Being Registered: PRINCIPAL INVESTMENT PLUS VARIABLE ANNUITYSM
(for applications signed on or after August 1, 2013)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

PRINCIPAL INVESTMENT PLUS VARIABLE ANNUITYSM
(FOR APPLICATIONS SIGNED ON OR AFTER AUGUST 1, 2013)

Prospectus dated August 1, 2013

This prospectus describes Principal Investment Plus Variable Annuity, an individual, flexible premium, deferred variable annuity (the “Contract”), issued by Principal Life Insurance Company (“the Company”, “we”, “our” or “us”) through Principal Life Insurance Company Separate Account B (“Separate Account”).

This prospectus provides information about the Contract and the Separate Account that you, as owner, should know before investing. The prospectus should be read and retained for future reference. Additional information about the Contract and the Separate Account is included in the Statement of Additional Information (“SAI”), dated August 1, 2013, which has been filed with the Securities and Exchange Commission (the “SEC”) and is considered a part of this prospectus. The table of contents of the SAI is at the end of this prospectus. You may obtain a free copy of the SAI and all additional information by writing or calling: Principal Investment Plus Variable AnnuitySM, Principal Financial Group, P.O. Box 9382, Des Moines, Iowa 50306-9382, Telephone: 1-800-852-4450. You can also visit the SEC’s website at www.sec.gov, which contains the SAI, material incorporated into this prospectus by reference, and other information about registrants that file electronically with the SEC.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You generally may allocate your investment in the Contract among the following investment options: dollar cost averaging fixed accounts (“DCA Plus accounts”), a Fixed Account and the Separate Account divisions. The DCA Plus accounts and the Fixed Account are a part of our General Account. Each division of the Separate Account invests in shares of a corresponding mutual fund (the “underlying mutual funds”). A list of the underlying mutual funds available under the Contract is shown below.

Your accumulated value will vary according to the investment performance of the underlying mutual funds in which your selected division(s) are invested. We do not guarantee the investment performance of the underlying mutual funds.

For any administrative questions, you may contact us by writing or calling: Principal Investment Plus Variable AnnuitySM, Principal Financial Group, P.O. Box 9382, Des Moines, Iowa 50306-9382, Telephone: 1-800-852-4450

The Contract is available with or without the Premium Payment Credit Rider. This rider applies credits to the accumulated value for premium payments made in contract year one. The amount of the credit may be more than offset by the additional charges associated with it (higher surrender charges, a longer surrender charge period and increased annual expenses). A Contract without this rider will cost less. You should review your own circumstances to determine whether this rider is suitable for you. To assist you in making that determination, we have highlighted in grey boxes those portions of this prospectus pertaining to the rider.

NOTE: We recapture the premium payment credit if you return the Contract during the examination offer period or request full annuitization of the Contract prior to the third Contract anniversary. You take the risk that the recaptured amount may exceed the then current value of the credit(s). This risk occurs when your investment options have experienced negative investment performance (i.e., have lost value) since the credit was applied. In that situation, you would be worse off than if you had not purchased the Premium Payment Credit
Rider.

The Contract is available with or without a Guaranteed Minimum Withdrawal Benefit rider (GMWB). The GMWB riders currently available are Principal Income Builder 3 (“PIB 3”) and Principal Income Builder 10 (“PIB 10”). You may only elect one GMWB rider.

The following underlying mutual funds are available under the Contract(1) :
AllianceBernstein Variable Products Series Fund — Class A		Principal Variable Contracts Funds — Class 1
•	AllianceBernstein Small/Mid Cap Growth Portfolio	•	Bond & Mortgage Securities Account
American Century Variable Portfolios, Inc.		•	Diversified International Account
•	Inflation Protection Fund — Class II	•	Equity Income Account
•	Mid Cap Value Fund - Class II	•	Government & High Quality Bond Account
•	Ultra Fund — Class II	•	International Emerging Markets Account
Delaware Variable Insurance Products— Service Class		•	LargeCap Blend Account II
•	Small Cap Value	•	LargeCap Growth Account
Dreyfus Investment Portfolios — Service Shares		•	LargeCap Growth Account I
•	Technology Growth Portfolio	•	LargeCap S&P 500 Index Account
DWS Variable Insurance Portfolio— Class B		•	LargeCap Value Account
•	Small Mid Cap Value VIP	•	MidCap Account
Fidelity Variable Insurance Products — Service Class 2		•	Money Market Account
•	Contrafund® Portfolio	•	Principal Capital Appreciation Division
•	Equity-Income Portfolio	•	Principal LifeTime 2010 Account(2)
•	Growth Portfolio	•	Principal LifeTime 2020 Account(2)
•	Mid Cap Portfolio	•	Principal LifeTime 2030 Account(2)
•	Overseas Portfolio	•	Principal LifeTime 2040 Account(2)
Franklin Templeton Variable Insurance Products Trust — Class 2		•	Principal LifeTime 2050 Account(2)
•	Small Cap Value Securities Fund	•	Principal LifeTime Strategic Income Account(2)
•	Value Opportunities Fund	•	Real Estate Securities Account
Goldman Sachs Variable Insurance Trust — Institutional Shares		•	Short-Term Income Account
•	MidCap Value Fund	•	SmallCap Blend Account
•	Structured Small Cap Equity Fund	•	SmallCap Growth Account II
Invesco Variable Insurance Funds — Series I		•	SmallCap Value Account I
•	International Growth Fund	•	Strategic Asset Management Balanced Account Portfolio(2)
•	Small Cap Equity Fund	•	Strategic Asset Management Conservative Balanced Portfolio(2)
MFS Variable Insurance Trust — Service Class		•	Strategic Asset Management Conservative Growth Portfolio(2)
•	New Discovery Series	•	Strategic Asset Management Flexible Income Portfolio(2)
•	Utilities Series	•	Strategic Asset Management Strategic Growth Portfolio(2)
•	Value Series	Principal Variable Contracts Funds — Class 2
Neuberger Berman Advisers Management Trust		•	Diversified Balanced Account(2)
•	Socially Responsive Portfolio — I Class	•	Diversified Growth Account(2)
PIMCO Variable Insurance Trust — Administrative Class		•	Diversified Income Account(2)
•	All Asset Portfolio	T. Rowe Price Equity Series, Inc. — II
•	Total Returns Portfolio	•	T. Rowe Price Blue Chip Growth Portfolio
•	High Yield Portfolio	•	T. Rowe Price Health Sciences Portfolio
•	Socially Responsive Portfolio — I Class	Van Eck VIP Global Insurance Trust — Class S Shares
		•	Global Hard Assets Fund

(1) If you elect a GMWB rider, your investment options for premium payments and accumulated value will be restricted (for restrictions see
APPENDIX B).
(2) This underlying mutual fund is a fund of funds. The fund of funds expenses may be higher than other fund types because the expenses of the selected fund include the expenses of the funds it holds.

An investment in the Contract is not a deposit or obligation of any bank and is not insured or guaranteed by any bank, the Federal Deposit Insurance Corporation or any other government agency.
The Contract, certain Contract features and/or some of the investment options may not be available in all states or through all broker dealers. In addition, some optional features may restrict your ability to elect certain other optional features. For further details, please contact us at 1-800-852-4450.
This prospectus is valid only when accompanied by the current prospectuses for the underlying mutual funds. These prospectuses should be kept for future reference. This prospectus is not an offer to sell, or solicitation of an offer to buy, the Contract in states in which the offer or solicitation may not be lawfully made. No person is authorized to give any information or to make any representation in connection with this Contract other than those contained in this prospectus.

TABLE OF CONTENTS

SEPARATE ACCOUNT INVESTMENT OPTIONS	2
GLOSSARY	6
SUMMARY OF EXPENSE INFORMATION	8
SUMMARY	13

1. THE CONTRACT	17
How To Buy a Contract	17
Premium Payments	17
Allocating Premium Payments	18
Principal Variable Annuity Exchange Offer (“exchange offer”)	18
Exchange Credit (for exchanges from our fixed deferred annuities)	18
Right to Examine the Contract (free look)	19
Accumulated Value	19
Telephone and Internet Services	20

2. CHARGES AND DEDUCTIONS	21
Surrender Charge	21
Free Surrender Amount	22
When Surrender Charges Do Not Apply	23
Waiver of Surrender Charge Rider	23
Transaction Fee	23
Premium Taxes	24
Annual Fee	24
Separate Account Annual Expenses	24
Mortality and Expense Risks Charge	24
Administration Charge	24
Charges for Rider Benefits Currently Available	25
Premium Payment Credit Rider	25
Principal Income Builder 3 (PIB 3) Rider	25
Principal Income Builder 10 Rider (PIB 10) Rider	26
Special Provisions for Group or Sponsored Arrangements	26

3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS	27
Fixed Account	27
Fixed Account Value	27
Dollar Cost Averaging Plus Program (DCA Plus Program)	27

4. LIVING BENEFIT – GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)	28
Factors to Consider Before You Buy A GMWB Rider	29
Which GMWB Rider May Be Appropriate for You	30
GMWB Rider Restrictions/Limitations	30
Additional Premium Payments	30
GMWB Investment Options	31
Principal Income Builder 3
Overview	31
Withdrawal Benefit Base	32
Withdrawal Benefit Payment	32
Covered Life Change	34
Effect of Withdrawals	35
Excess Withdrawals	36
Required Minimum Distribution (RMD) Program for GMWB Riders	36
GMWB Bonus	37
GMWB Step-Up	37
Effect of Reaching the Maximum Annuitization Date	38

Effect of the Contract Accumulated Value Reaching Zero	38
Termination and Reinstatement	39
Effect of Divorce	39
Principal Income Builder 10
Overview	41
Withdrawal Options	42
Withdrawal Benefit Base	42
Remaining Withdrawal Benefit Base	43
Withdrawal Benefit Payments	43
Covered Life Change	45
Effect of Withdrawals	46
Excess Withdrawals	46
Required Minimum Distribution (RMD) Program for GMWB Riders	47
GMWB Bonus	48
GMWB Step-Up	48
Effect of Reaching the Maximum Annuitization Date	49
Effect of the Contract Accumulated Value Reaching Zero	50
Termination and Reinstatement	51
Effect of Divorce	51

5. PREMIUM PAYMENT CREDIT RIDER	53

6. TRANSFERS AND SURRENDERS	54
Division Transfers	54
Unscheduled Transfers	55
Scheduled Transfers (Dollar Cost Averaging)	55
Fixed Account Transfers, Total and Partial Surrenders	56
Automatic Portfolio Rebalancing (APR)	56
Surrenders	57
Total Surrender	57
Unscheduled Partial Surrender	57
Scheduled Partial Surrender	57

7. THE ANNUITIZATION PERIOD	58
Annuitization Date	58
Full Annuitization	58
Partial Annuitization	58
Annuity Benefit Payment Options	58
Tax Considerations Regarding Annuity Benefit Payment Options	59
Death of Annuitant (During the Annuitization Period)	60

8. DEATH BENEFIT	60
Payment of Death Benefit	61
Standard Death Benefit Formula	61
GMWB Death Benefit – Principal Income Builder 3	62
GMWB Death Benefit – Principal Income Builder 10	66

9. ADDITIONAL INFORMATION ABOUT THE CONTRACT	72
The Contract	72
Delay of Payments	72
Misstatement of Age or Gender	72
Assignment	72
Change of Owner or Annuitant	73
Beneficiary	73
Contract Termination	73
Reinstatement	73
Reports	74

Important Information About Customer Identification Procedures	74
Frequent Trading and Market-Timing (Abusive Trading Practices)	74
Distribution of the Contract	75
Performance Calculation	75

10. FEDERAL TAX MATTERS	76
Taxation of Non-Qualified Contracts	76
Taxation of Qualified Contracts	77
Withholding	79

11. GENERAL INFORMATION ABOUT THE COMPANY	79
Corporate Organization and Operation	79
Legal Opinions	81
Legal Proceedings	81
Other Variable Annuity Contracts	81
Payments to Financial Intermediaries	81
Service Arrangements and Compensation	82
Mutual Fund Diversification	82
State Regulation	82
Independent Registered Public Accounting Firm	82
Financial Statements	82

12. TABLE OF SEPARATE ACCOUNT DIVISIONS	83
13. REGISTRATION STATEMENT	93
14. TABLE OF CONTENTS OF THE SAI	93
APPENDIX A — PRINCIPAL VARIABLE ANNUITY EXCHANGE OFFER	94
APPENDIX B — GMWB INVESTMENT OPTIONS	99
APPENDIX C — PRINCIPAL INCOME BUILDER 3 EXAMPLES	100
APPENDIX D — PRINCIPAL INCOME BUILDER 10 EXAMPLES	105
APPENDIX E — PRINCIPAL INCOME BUILDER 3 (FOR STATES WHERE MOST RECENT
VERSION OF THE RIDER NOT APPROVED)	115
APPENDIX F — PRINCIPAL INCOME BUILDER 10 (FOR STATES WHERE MOST RECENT
VERSION OF THE RIDER NOT APPROVED)	132
APPENDIX G —GMWB DEATH BENEFIT EXAMPLES	158
APPENDIX H —CONDENSED FINANCIAL INFORMATION	161

GLOSSARY

accumulated value – the sum of the values in the DCA Plus Account(s), the Fixed Account and the Separate Account divisions.

anniversary(ies) – the same date and month of each year following the contract date .

annuitant – the person, including any joint annuitant, on whose life the annuity benefit payment is based. This person may or may not be the owner.

annuitization – application of a portion or all of the accumulated value to an annuity benefit payment option to make income payments.

annuitization date – the date all of the owner’s accumulated value is applied to an annuity benefit payment option.

Automatic Portfolio Rebalancing (APR) – the transfer of money among your Separate Account divisions on a set schedule to maintain a specified percentage in each Separate Account division.

cash surrender value – the accumulated value minus any applicable surrender charges and fee(s) (contract fee and/or prorated share of the charge(s) for optional rider(s)).

contract date – the date that the Contract is issued and which is used to determine contract years.

contract year – the one-year period beginning on the contract date and ending one day before the contract anniversary and any subsequent one-year period beginning on a contract anniversary (for example, if the contract date is June 5, 2013, the first contract year ends on June 4, 2014, and the first contract anniversary falls on June 5, 2014).

data page – that portion of the Contract which contains the following: owner and annuitant data (names, gender, annuitant age); the Contract issue date; maximum annuitization date; Contract charges and limits; benefits; and a summary of any optional benefits chosen by the Contract owner.

Dollar Cost Averaging Plus (DCA Plus) account – an account which uses a guaranteed interest rate to calculate interest earned for a specific amount of time.

Dollar Cost Averaging Plus (DCA Plus) value – the amount invested in the DCA Plus Account(s) (plus interest earned and less any surrenders and/or transfers).

Dollar Cost Averaging Plus (DCA Plus) program – a program through which your DCA Plus value is transferred from a DCA Plus Account to the investment options over a specified period of time.

Fixed Account – an account which uses a guaranteed interest rate to calculate interest earned.

Fixed Account value – the amount invested in the Fixed Account (plus interest earned and less any surrenders and/or transfers).

good order – an instruction or request is in good order when it is received in our home office, or other place we may specify, and has such clarity and completeness that we do not have to exercise any discretion to carry out the instruction or request. We may require that the instruction or request be given in a certain form.

home office – Company’s corporate headquarters located at Principal Financial Group, Des Moines, Iowa 50392-1770.

investment options – the DCA Plus Accounts, Fixed Account and Separate Account divisions.

joint annuitant – an annuitant whose life determines the annuity benefit under this Contract. Any reference to the death of the annuitant means the death of the first annuitant to die.

joint owner – an owner who has an undivided interest with the right of survivorship in this Contract with another owner. Any reference to the death of the owner means the death of the first owner to die.

non-qualified contract – a Contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple-IRA or Tax Sheltered Annuity.

notice – any form of communication received by us, at the home office, either in writing or in another form approved by us in advance.

Your notices may be mailed to us at:
Principal Life Insurance Company
P O Box 9382
Des Moines, Iowa 50306-9382

owner – the person, including joint owner, who owns all the rights and privileges of this Contract. For the Principal Variable Annuity Exchange Offer, owner refers to the original owner.

premium payments – the gross amount you contributed to the Contract.

qualified plans – retirement plans which receive favorable tax treatment under Section 401 or 403(a) of the Internal Revenue Code.

Required Minimum Distribution (“RMD”) amount — the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and related Code provisions.

Separate Account division (division(s)) – a part of the Separate Account which invests in shares of an underlying mutual fund. (Referred to in the marketing materials as “sub-accounts.”)

Separate Account division value – the sum of all divisions’ value; each division’s value is determined by multiplying the number of units in that division by the unit value of that division.

surrender charge – the charge deducted upon certain partial surrenders or total surrender of the Contract before the annuitization date.

surrender value – accumulated value less any applicable surrender charge, rider fees, annual fee, transaction fees and any premium tax or other taxes.

transfer – moving all or a portion of your accumulated value to or from one investment option or among several investment options. All transfers initiated during the same valuation period are considered to be one transfer for purposes of calculating the transaction fee, if any.

underlying mutual fund – a registered open-end investment company, or a series or portfolio thereof, in which a division invests.

unit – the accounting measure used to determine your proportionate interest in a division.

unit value – a measure used to determine the value of an investment in a division.

valuation date (valuation days) – each day the New York Stock Exchange (“NYSE”) is open for trading and trading is not restricted.

valuation period – the period of time from one determination of the value of a unit of a division to the next. Each valuation period begins at the close of normal trading on the NYSE, generally 4:00 p.m. Eastern Time, on each valuation date and ends at the close of normal trading of the NYSE on the next valuation date.

we, our, us – Principal Life Insurance Company. We are also referred to throughout this prospectus as the Company.

you, your – the owner of this Contract, including any joint owner.

SUMMARY OF EXPENSE INFORMATION

The tables below describe the fees and expenses that you will pay when buying, owning and surrendering the Contract. The expenses for a Contract with the Premium Payment Credit Rider are higher than the expenses for the Contract without the Premium Payment Credit Rider.

The following table describes the fees and expenses you will pay at the time you buy the Contract, surrender the Contract or transfer cash value between investment options.

Contract owner transaction expenses(1)

		Maximum		Current

Surrender charge - without the Premium
Payment Credit Rider (as a percentage of
amount surrendered)(2)	·	6%	·	6%

Surrender charge - with the Premium Payment
Credit Rider (as a percentage of amount
surrendered)(3)	·	8%	·	8%

Transaction Fees
· for each unscheduled partial surrender	·	the lesser of $25 or 2% of each	· $	0
		unscheduled partial surrender after the
		12th unscheduled partial surrender in a
		contract year

· for each unscheduled transfer(4)	·	the lesser of $30 or 2% of each	· $	0
		unscheduled transfer after the first
		unscheduled transfer in a contract year

State Premium Taxes (vary by state)(5)	·	3.50% of premium payments made	·	0%

The following table describes the fees and expenses that are deducted periodically during the time that you own the Contract, not including underlying mutual fund fees and expenses.

	Periodic Expenses
	Maximum Annual Charge	Current Annual Charge
Annual Fee (waived for Contracts with	The lesser of $30 or 2.00% of the	The lesser of $30 or 2.00% of
accumulated value of $30,000 or more)	accumulated value	the accumulated value

Mortality and Expense Risks Charge (as a
percentage of average daily Separate
Account value)	1.25%	1.25%

Administration Charge (as a percentage of
average daily Separate Account value)	0.15%	0.15%

Total Separate Account Annual Expense	1.40%	1.40%

	Optional Riders(6)

	Maximum Annual Charge	Current Annual Charge

Premium Payment Credit Rider
· Separate Account – based on the average	0.60%	0.60%
daily accumulated value in the divisions,
deducted daily
· Fixed Account – maximum reduction in	0.60%	0.00%
interest rate

Principal Income Builder 3 rider (GMWB) (as
a percentage of the average quarterly For Life
withdrawal benefit base)(7)

· for applications signed before August 1,	1.65%	0.95%
2013, and for states that have not
approved the most recent version of the
rider
· for applications signed on or after	1.65%	1.05%
August 1, 2013, in states that have
approved the most recent version of the
rider

Principal Income Builder 10 rider (GMWB) (as
a percentage of the average quarterly
Investment Back withdrawal benefit base)(8)

· for applications signed before August 1,	2.00%	1.10%
2013, and for states that have not
approved the most recent version of the
rider
· for applications signed on or after	2.00%	1.20%
August 1, 2013, in states that have
approved the most recent version of the
rider

Total Separate Account Annual Expense plus
Optional Riders Annual Expense

· with Principal Income Builder 3(9) --for	3.65%	2.95%
applications signed before August 1, 2013,
and for states that have not approved the
most recent version of the rider
· with Principal Income Builder 3(9) --for	3.65%	3.05%
applications signed on or after August 1,
2013, in states that have approved the
most recent version of the rider

· with Principal Income Builder 10(10) --for	4.00%	3.10%
applications signed before August 1, 2013,
and for states that have not approved the
most recent version of the rider
· with Principal Income Builder 10(10) --for	4.00%	3.20%
applications signed on or after August 1,
2013, in states that have approved the
most recent version of the rider

This table shows the minimum and maximum total operating expenses charged by the underlying mutual funds that you may pay periodically during the time that you own the Contract. More detail concerning the fees and expenses of each underlying mutual fund is contained in its prospectus.

Minimum and Maximum Annual Underlying Mutual Fund Operating Expenses
as of December 31, 2012

	Minimum	Maximum

Total annual underlying mutual fund operating expenses	0.26%	2.24%
(expenses that are deducted from underlying mutual fund
assets, including management fees, distribution and/or
service (12b-1) fees and other expenses)*

* Some of the funds available are structured as a “fund of funds”. A fund of funds is a mutual fund that invests primarily in a portfolio of other mutual funds. The expenses shown include all the fees and expenses of the funds that a fund of funds holds in its portfolio.

(1) For additional information about the fees and expenses described in the table, see 2. CHARGES AND DEDUCTIONS.

(2) Surrender charge without the Premium Payment Credit Rider (as a percentage of amounts surrendered):

Table of surrender charges without the Premium Payment Credit Rider
Number of completed contract years	Surrender charge applied to all premium
since each premium payment was made	payments received in that contract year
0 (year of premium payment)	6%
1	6%
2	6%
3	5%
4	4%
5	3%
6	2%
7 and later	0%

(3)	Surrender charge with the Premium Payment Credit Rider (as a percentage of amounts surrendered):
	Table of surrender charges with the Premium Payment Credit Rider
	Number of completed contract years	Surrender charge applied to all premium
	since each premium payment was made	payments received in that contract year
	0 (year of premium payment)	8%
	1	8%
	2	7%
	3	6%
	4	5%
	5	4%
	6	3%
	7	2%
	8	1%
	9 and later	0%

(4)	Note that in addition to the fees shown, the Separate Account and/or sponsors of the underlying mutual funds may adopt requirements pursuant to rules and/or regulations adopted by federal and/or state regulators which require us to collect additional transaction fees and/or impose restrictions on transfers.
(5)	We do not currently assess premium taxes for any Contract issued, but reserve the right in the future to assess up to 3.50% of premium payments made for Contract owners in those states where a premium tax is assessed.
(6)	Not all riders are available in all states or through all broker dealers and may be subject to additional restrictions. Some rider provisions may vary from state to state.
(7)	At the end of each calendar quarter, one-fourth of the annual charge is multiplied by the average quarterly For Life withdrawal benefit base. The average quarterly For Life withdrawal benefit base is equal to (1) the For Life withdrawal benefit base at the beginning of the calendar quarter plus (2) the For Life withdrawal benefit base at the end of the calendar quarter, and this sum is divided by two. There may be times when the sum of the four quarterly fee amounts is higher than the fee amount if we calculated it annually. For example, if your withdrawal benefit base is changed on your Contract anniversary, the fee for that calendar quarter will vary from the other quarters. See 2. CHARGES
AND DEDUCTIONS for more information on how the rider charge is calculated.
(8)	At the end of each calendar quarter, one-fourth of the annual charge is multiplied by the average quarterly Investment Back withdrawal benefit base. The average quarterly Investment Back withdrawal benefit base is equal to (1) the Investment Back withdrawal benefit base at the beginning of the calendar quarter plus (2) the Investment Back withdrawal benefit base at the end of the calendar quarter, and this sum is divided by two. There may be times when the sum of the four quarterly fee amounts is higher than the fee amount if we calculated it annually.
For example, if your withdrawal benefit base is changed on your Contract anniversary, the fee for that calendar quarter will vary from the other quarters. See 2. CHARGES AND DEDUCTIONS for more information on how the rider charge is calculated.
(9)	This amount assumes the Principal Income Builder 3 rider was elected (in addition to the 1.25% Mortality and Expense Risks Charge and the 0.15% Administration Charge). This assumes the withdrawal benefit base is equal to the initial premium payment. If the withdrawal benefit base changes, the charge for your optional rider and your Total Separate Account Annual Expense would be higher or lower.
(10)	This amount assumes the Principal Income Builder 10 rider was elected (in addition to the 1.25% Mortality and Expense Risks Charge and the 0.15% Administration Charge). This assumes the withdrawal benefit base is equal to the initial premium payment. If the withdrawal benefit base changes, the charge for your optional rider and your Total Separate Account Annual Expense would be higher or lower.

EXAMPLE

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Separate Account annual expenses, and underlying mutual fund fees and expenses.

Example 1

The example figures are based on a Contract with the most expensive combination of optional features available under the Contract. This example reflects the maximum charges imposed if you were to purchase the Contract with the Principal Income Builder 10 rider (2.00%), as well as the Premium Payment Credit Rider (0.60%). The amounts below are calculated using the maximum rider fees and not the current rider fees.

The example assumes(1):

· a $10,000 premium payment to issue the Contract;
· a 5% return each year;
· an annual Contract fee of $30 (expressed as a percentage of the average accumulated value);
· the minimum and maximum annual underlying mutual fund operating expenses as of December 31, 2012
(without voluntary waivers of fees by the underlying funds, if any);
· no premium taxes are deducted;
· the Principal Income Builder 10 rider was added to the Contract at issue(2); and
· the Premium Payment Credit Rider is added to the Contract at issue and the Premium Payment Credit Rider surrender charge schedule is applied. Because the premium payment credit is not added to the accumulated value in the examples, the actual costs would be higher.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be as shown below:

If you surrender your		If you fully annuitize your
Contract at the end of the	If you do not	Contract at the end of the
applicable time period	surrender your Contract	applicable time period

	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying	$1,325	$2,455	$3,522	$6,187	$615	$1,854	$3,108	$6,187	$615	$1,854	$3,108	$6,187
Mutual Fund Operating
Expenses (2.24%)
Minimum Total Underlying	$1,147	$1,940	$2,679	$4,578	$422	$1,296	$2,215	$4,578	$422	$1,296	$2,215	$4,578
Mutual Fund Operating
Expenses (0.26%)

(1)This amount assumes the Principal Income Builder 10 rider was elected (in addition to the 1.25% Mortality and Expense Risks Charge and the 0.15% Administration Charge). This assumes the withdrawal benefit base is equal to the initial premium payment. If the withdrawal benefit base changes, the charge for your optional rider and your Total Separate Account Annual Expense would be higher or lower.

(2)The Investment Back withdrawal benefit base is used to calculate the Principal Income Builder 10 rider charge. The withdrawal benefit base is equal to your premiums and increased for any applicable GMWB Bonus and any applicable GMWB Step-Up and decreased for any excess withdrawals. At the end of each calendar quarter, one-fourth of the annual Principal Income Builder 10 rider charge is multiplied by the average quarterly Investment Back withdrawal benefit base. The average quarterly Investment Back withdrawal benefit base is equal to the Investment Back withdrawal benefit base at the beginning of the calendar quarter plus the Investment Back withdrawal benefit base at the end of the calendar quarter and the sum is divided by two.

For Condensed Financial Information, see Appendix H.

SUMMARY

This prospectus describes an individual flexible premium deferred variable annuity offered by the Company. The Contract is designed to provide individuals with retirement benefits, including:

  non-qualified retirement programs; and
  Individual Retirement Annuities (“IRA”), Simplified Employee Pension plans (“SEPs”) and Savings Incentive Match Plan for Employees (“SIMPLE”) IRAs adopted according to Section 408 of the Internal Revenue Code (see 10. FEDERAL TAX MATTERS). The Contract does not provide any additional tax deferral if you purchase it to fund an IRA or other investment vehicle that already provides tax deferral.

For information on how to purchase the Contract, see 1. THE CONTRACT.

This section is a brief summary of the Contract’s features. More detailed information follows later in this prospectus.

Investment Limitations

  Initial premium payment must be at least $5,000 for non-qualified contracts.
  Initial premium payment must be at least $2,000 for all other contracts.
  Each subsequent premium payment must be at least $500.
  If you are a member of a retirement plan covering three or more persons and premium payments are made through an automatic investment program, the initial and subsequent premium payments for the Contract must average at least $100 and not be less than $50.
  The total sum of all premium payments may not be greater than $2,000,000 without prior home office approval.

You may allocate your net premium payments to the investment options.

  A complete list of the divisions may be found in 12. TABLE OF SEPARATE ACCOUNT DIVISIONS. Each division invests in shares of an underlying mutual fund. More detailed information about the underlying mutual funds may be found in the current prospectus for each underlying mutual fund. These underlying mutual fund prospectuses are bound together with this prospectus.
  The investment options also include the Fixed Account and the DCA Plus accounts.
  The GMWB riders impose limitations on the investment options available by requiring you to allocate 100% of your Separate Account assets to one of the designated fund options for the life of the rider.

Transfers

During the accumulation period:

  a dollar amount or percentage of transfer must be specified;
  a transfer may occur on a scheduled or unscheduled basis;
  transfers to the Fixed Account are not permitted if a transfer has been made from the Fixed Account to a division within six months; and
  transfers into DCA Plus accounts are not permitted.

During the annuitization period, transfers are not permitted (no transfers once payments have begun).

See 1. THE CONTRACT, 3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS, and 6. TRANSFERS AND SURRENDERS for additional restrictions.

This Transfers section does not apply to transfers under the DCA Plus program. See 3. FIXED ACCOUNT AND DCA

PLUS ACCOUNTS.

Surrenders

During the accumulation period:

· the gross dollar amount to be surrendered must be specified;
· surrendered amounts may be subject to surrender charges:
· for Contracts without the Premium Payment Credit Rider, the maximum surrender charge is 6% of the amount(s) surrendered; or
· for Contracts with the Premium Payment Credit Rider, the maximum surrender charge is 8% of the amount(s) surrendered;
· full surrender of your Contract may be subject to an annual Contract fee;
· during a contract year, each partial surrender that is less than the Free Surrender Amount is not subject to a surrender charge; and
· surrenders before age 59½ may involve an income tax penalty (see 10. FEDERAL TAX MATTERS).

During the annuitization period, surrenders are not allowed.

See 6. TRANSFERS AND SURRENDERS for additional information.

Charges and Deductions

· No sales charge is deducted from premium payments at the time received. However, the Contract may impose a surrender charge on surrenders greater than the Free Surrender Amount.
· A contingent deferred surrender charge is imposed on certain total or partial surrenders.
· An annual mortality and expense risks charge equal to 1.25% of amounts in the Separate Account divisions is imposed daily.
· The optional riders are available at an additional cost
· Premium Payment Credit Rider – The current annual rider charge is 0.60% of the average daily accumulated value in the Separate Account divisions, deducted daily (with no reduction of the Fixed Account interest rate).
The maximum annual rider charge is 0.60% of the average daily accumulated value in the Separate Account divisions, deducted daily (with a reduction of up to 0.60% of the Fixed Account interest rate).
· Principal Income Builder 3 – For applications signed on or after August 1, 2013, in states that have approved the most recent version, the current annual rider charge is 1.05% of the average For Life withdrawal benefit base, deducted quarterly. The maximum annual rider charge is 1.65%.
· Principal Income Builder 10 – For applications signed on or after August 1, 2013, in states that have approved the most recent version, the current annual rider charge is 1.20% of the average Investment Back withdrawal benefit base, deducted quarterly. The maximum annual rider charge is 2.00%.
· An annual Separate Account administration charge equal to 0.15% of amounts in the Separate Account divisions is imposed daily.
· There are underlying mutual fund expenses. More detailed information about the underlying mutual fund expenses may be found in the current prospectus for each underlying mutual fund.
· Contracts with an accumulated value of less than $30,000 are subject to an annual fee of the lesser of $30 or 2%
of the accumulated value. Currently we do not charge the annual fee if your accumulated value is $30,000 or more. If you own more than one variable annuity contract with us, then all the contracts you own or jointly own are aggregated on each contract’s anniversary to determine if the $30,000 minimum has been met and whether that contract will be charged.
· Certain states and local governments impose a premium tax. We reserve the right to deduct the amount of the tax from premium payments or the accumulated value.

See 2. CHARGES AND DEDUCTIONS for additional information.

Annuity Benefit Payments

  You may choose from several fixed annuity benefit payment options which are described in 7.THE ANNUITIZATION PERIOD.
  Payments are made to the owner (or beneficiary depending on the annuity benefit payment option selected). You should carefully consider the tax implications of each annuity benefit payment option. See 7.THE
  ANNUITIZATION PERIOD and 10. FEDERAL TAX MATTERS.

Death Benefit

The standard death benefit is only available for contracts without a GMWB rider and generally is the greatest of accumulated value, the total of premium payments minus an adjustment for surrenders, or the highest value on any Contract anniversary wholly divisible by seven. See 8. DEATH BENEFIT for more details.
If the owner dies before the annuitization date, a death benefit is payable. The death benefit may be paid as a single payment or under an annuity benefit payment option. If no election is made within the required of time, the full amount will be paid in a lump sum to the applicable state. Once the money is paid to the state, the beneficiary will have to contact the state to request additional assistance.
If the annuitant dies after the annuitization date, payments will continue only as provided by the annuity benefit option in effect.
The sole death benefit provided when you have a GMWB rider is:
Principal Income Builder 3 – beneficiary receives the GMWB Death Benefit.
Principal Income Builder 10 - allows the beneficiary(ies) to elect a) the GMWB Death Benefit, or b) the Investment Back remaining withdrawal benefit base as a series of payments.
8. DEATH BENEFIT and 7. THE ANNUITIZATION PERIOD.

Examination Offer Period (free look)

You may return the Contract during the examination offer period, which is generally 10 days from the date you receive the Contract. The examination offer period may be longer in certain states.

· The amount refunded will be a full refund of your accumulated value plus any Contract charges and premium taxes you paid unless state law requires otherwise. The underlying mutual fund fees and charges are not refunded to you as they are already factored into the Separate Account division value.
· The amount refunded may be more or less than the premium payments made.
· We recapture the full amount of any premium payment credit or exchange credit.

See 1.THE CONTRACT for additional information.

Optional Riders

Subject to certain conditions, you may elect to add one or more of the available optional riders to your Contract. Not all riders are available in all states or through all broker dealers and may be subject to additional restrictions. Some rider provisions may vary from state to state. We may withdraw or prospectively restrict the availability of any rider at any time. For information regarding availability of any rider, you may contact your registered representative or call us at 1-800-852-4450.

The optional riders currently available are:

· Premium Payment Credit Rider – This rider applies credits to the accumulated value for premium payments made in contract year one. The surrender charge period is nine years if this rider is elected.
· Guaranteed Minimum Withdrawal Benefit riders (you may only elect one GMWB rider):
· Principal Income Builder 3 – This rider allows you to take certain guaranteed annual withdrawals during the
Contract accumulation phase, regardless of your Contract accumulated value. This rider includes an annual bonus in the first 3 contract years for not taking withdrawals. Election of this rider results in restriction of your
Contract investment options to the more limited GMWB investment options.
· Principal Income Builder 10 – This rider allows you to take certain guaranteed annual withdrawals during the
Contract accumulation phase, regardless of your Contract accumulated value. This rider includes an annual bonus in the first 10 contract years for not taking withdrawals. Election of this rider results in restriction of your
Contract investment options to the more limited GMWB investment options.

Termination

The Contract will terminate:

  If no premiums are paid during two consecutive calendar years and the accumulated value (or total premium payments less partial surrenders and applicable surrender charges) is less than $2,000 unless you have a GMWB rider.
  If you fully annuitize and your accumulated value on the annuitization date is less than $2,000 or if the amount applied under an annuity benefit payment option is less than the minimum requirement.

The GMWB rider will terminate:

The date you send us notice to terminate the rider (after the 5th Contract anniversary following the rider effective
.
The date you fully annuitize, fully surrender or otherwise terminate the Contract.
The date the Contract owner is changed (annuitant is changed if the owner is not a natural person), except when change in owner is due to a spousal continuation of the rider or the removal/addition of a joint life.
The date your surviving spouse elects to continue the Contract without this rider (even if prior to the fifth Contract following the rider effective date).
The date you make an impermissible change in a covered life.
If you have a PIB 10 rider:
If the Investment Back remaining withdrawal benefit base and the For Life withdrawal benefit base are both zero.
The date the Investment Back remaining withdrawal benefit base is zero and there are no eligible covered lives.
If you have the PIB 3 rider, the date the For Life withdrawal benefit base is zero or there are no eligible covered

The GMWB Death Benefit will terminate:

  If you have the PIB 3 rider with an application signature date on or after August 1, 2013, and you terminate the PIB 3 rider (state variations may apply).
  If you have the PIB 10 rider with an application signature date on or after August 1, 2013, and you terminate the PIB 10 rider (state variations may apply).

1. THE CONTRACT

The Principal Investment Plus Variable Annuity is significantly different from a fixed annuity. As the owner of a variable annuity, you assume the risk of investment gain or loss (as to amounts in the Separate Account divisions) rather than the Company. The Separate Account division value under a variable annuity is not guaranteed and varies with the investment performance of the underlying mutual funds.

Based on your investment objectives, you direct the allocation of premium payments and accumulated values. There can be no assurance that your investment objectives will be achieved.

How to Buy a Contract

If you want to buy a Contract, you must submit an application and make an initial premium payment. If you are buying the Contract to fund a SIMPLE-IRA or SEP, an initial premium payment is not required at the time you send in the application. If the application is complete and the Contract applied for is suitable, the Contract is issued. If the completed application is received in good order, the initial premium payment is credited within two valuation days after the later of receipt of the application or receipt of the initial premium payment at our home office. If the initial premium payment is not credited within five valuation days, it is refunded unless we have received your permission to retain the premium payment until we receive the information necessary to issue the Contract.

The date the Contract is issued is the contract date. The contract date is the date used to determine contract years, regardless of when the Contract is delivered.

Tax-qualified retirement arrangements, such as IRAs, SEPs, and SIMPLE-IRAs, are tax-deferred. You derive no additional benefit from the tax deferral feature of the annuity. Consequently, an annuity should be used to fund an IRA or other tax qualified retirement arrangement to benefit from the annuity’s features other than tax deferral. These features may include guaranteed lifetime income, death benefits without surrender charges, guaranteed caps on fees, and the ability to make scheduled transfers among investment options without transaction fees.

Premium Payments

· The initial premium payment must be at least $5,000 for non-qualified contracts.
· The initial premium payment must be at least $2,000 for all other contracts.
· If you are making premium payments through a payroll deduction plan or through a bank (or similar financial institution) account under an automated investment program, your initial and subsequent premium payments must be at least $100.
· All premium payments are subject to a surrender charge period that begins in the contract year each premium payment is received.
· Subsequent premium payments must be at least $500 and can be made until the annuitization date.
· Premium payments are to be made by personal or financial institution check (for example, a cashier’s check). We reserve the right to refuse any premium payment that we feel presents a fraud or money laundering risk. Examples of the types of premium payments we will not accept are cash, money orders, starter checks, travelers checks, credit card checks, and foreign checks.
· If you are a member of a retirement plan covering three or more persons, the initial and subsequent premium payments for the Contract must average at least $100 and cannot be less than $50.
· The total sum of all premium payments for a Contract may not be greater than $2,000,000 (maximum premium limit) without our prior approval. For further information, please call 1-800-852-4450.
· We reserve the right to treat all of your and/or your spouse’s Principal deferred variable annuity contracts, with a guaranteed minimum withdrawal benefit rider attached, as one contract for purposes of determining whether you have exceeded the maximum premium limit (without home office approval).
· Additional premium restrictions may apply to Contracts with a guaranteed minimum withdrawal benefit rider. See 4.
LIVING BENEFIT - GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
· The Company reserves the right to increase the minimum amount for each premium payment with advance notice.
· Premium payments are credited on the basis of the unit value next determined after we receive a premium payment.
· The state of Washington does not allow premium payments to be made after the first contract year on Contracts issued with the Premium Payment Credit Rider. See 5. PREMIUM PAYMENT CREDIT RIDER for more information.
· If no premium payments are made during two consecutive calendar years and the accumulated value is less than
$2,000, we reserve the right to terminate the Contract. See 9. ADDITIONAL INFORMATION ABOUT THE
CONTRACT.

Allocating Premium Payments

On your application, you direct how your premium payments will be allocated to the investment options.
Allocations must be in percentages.
Percentages must be in whole numbers and total 100%.
Subsequent premium payments are allocated according to your then current allocation instructions.
Changes to the allocation instructions are made without charge.
A change is effective on the next valuation period after we receive your new instructions in good order.
You can change the current allocations and future allocation instructions by:
mailing your instructions to us;
calling us at 1-800-852-4450 (if telephone privileges apply);
faxing your instructions to us at 1-866-894-2093; or
visiting www.principal.com.
Changes to premium payment allocations do not result in the transfer of any existing investment option values. You must provide specific instructions to transfer existing accumulated values. We currently not charge a transaction fee for these transfers but reserve the right to charge such a fee in the future.
Premium payments are credited on the basis of the unit value next determined after we receive a premium

Principal Variable Annuity Exchange Offer (“exchange offer”)

Original owners of an eligible Principal variable annuity contract may elect to exchange their Principal variable annuity contract (“old contract”) for a new Principal Investment Plus Variable Annuity contract ("new contract") subject to the exchange offer terms and conditions. To determine if it is in your best interest to participate in the exchange offer, we recommend that you consult with your tax advisor and financial professional before electing to participate in the exchange offer.

You are eligible to participate in the exchange offer when:

  your old contract is not subject to any surrender charges; and
  the exchange offer is available in your state.

Currently, there is no closing date for the exchange offer. We reserve the right, however, to modify the exchange offer commencement date and to modify or terminate the exchange offer upon reasonable written notice to you.

See APPENDIX A for further details about the exchange offer.

Exchange Credit (for exchanges from our fixed deferred annuities)

If you own a fixed deferred annuity issued by us and are no longer subject to surrender charges, you may transfer the accumulated value, without charge, to the Contract described in this prospectus. We will add 1% of the fixed annuity contract’s surrender value at the time of exchange to this Contract’s accumulated value. There is no charge or cost to you for this exchange credit.

This exchange credit is allocated among the Contract’s investment options in the same ratio as your allocation of premium payments. The credit is treated as earnings.

NOTE: The exchange may not be suitable for you if you do not want to accept market risk. Fixed deferred annuities provide a fixed rate of accumulation. This Contract provides Separate Account divisions. The value of this Contract will increase or decrease depending on the investment performance of the Separate Account divisions you select.

NOTE: The charges and provisions of a fixed annuity contract and this Contract differ. The charges for this Contract are typically higher than charges for a fixed annuity and will increase further if you elect the Premium Payment Credit Rider, a GMWB rider or other optional rider. In some instances, your existing fixed annuity contract may have benefits that are not available under this Contract.

NOTE: This exchange credit may not be available in all states. In addition, we reserve the right to change or discontinue the exchange credit. You may obtain more specific information regarding the exchange credit from your registered representative or by calling us at 1-800-852-4450.

Right to Examine the Contract (free look)

It is important to us that you are satisfied with the purchase of your Contract. Under state law, you have the right to return the Contract for any reason during the examination offer period (a “free look”). The examination offer period is the later of 10 days after the Contract is delivered to you, or such later date as specified by applicable state law.

Although we currently allocate your initial premium payments to the investment options you have selected, during times of economic uncertainty and with prior notice to you, we may exercise our right to allocate initial premium payments to the Money Market division during the examination offer period. If your initial premium payments are allocated to the Money Market division and the free look is exercised, you will receive the greater of premium payments or the accumulated value.

In California, for owners age 60 or older, we allocate initial premium payments to the Money Market division during the examination offer period unless you elect to immediately invest in the allocations you selected. If your premium payments were allocated to the Money Market division, after the free look period ends, your accumulated value will be converted into units of the division(s) according to your allocation instructions. The units allocated will be based on the unit value next determined for each division.

To exercise your free look, you must send the Contract and a written request to us postmarked before the close of business on the last day of the examination offer period.

If you properly exercise your free look, we will cancel the Contract. In the states that require us to return your premium payments, we will return the greater of your premium payments or accumulated value. In all states we will return at least your accumulated value plus any premium tax charge deducted, and minus any applicable federal and state income tax withholding. The amount returned may be higher or lower than the premium payment(s) applied during the examination offer period.

If you are purchasing this Contract to fund an IRA, SIMPLE-IRA, or SEP-IRA and you return it on or before the seventh day of the examination offer period, we will return the greater of:

  the total premium payment(s) made; or
  your accumulated value plus any premium tax charge deducted, less any applicable federal and state income tax withholding and depending upon the state in which the Contract was issued, any applicable fees and charges.

You may obtain more specific information regarding the free look from your registered representative or by calling at 1-800-852-4450.

Accumulated Value

The accumulated value of your Contract is the total of the Separate Account division value plus the DCA Plus account(s) value plus the Fixed Account value. The DCA Plus accounts and Fixed Account are described in the section titled 3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS.

There is no guaranteed minimum Separate Account division value. The value reflects the investment experience of the divisions that you choose and also reflects your premium payments, partial surrenders, surrender charges, partial annuitizations and the Contract expenses deducted from the Separate Account.

The Separate Account division value changes from day to day. To the extent the accumulated value is allocated to the Separate Account divisions, you bear the investment risk. At the end of any valuation period, your Contract’s value in a division is:· the number of units you have in a division multiplied by· the value of a unit in the division.

The number of units is equal to the total units purchased by allocations to the division from:
·	your initial premium payment;
·	subsequent premium payments;
·	your exchange credit;
·	premium payment credits; and
·	transfers from another investment option
minus units sold:
·	for partial surrenders and/or partial annuitizations from the division;
·	as part of a transfer to another division or the Fixed Account; and
·	to pay Contract charges and fees (not deducted as part of the daily unit value calculation).

Unit values are calculated each valuation date at the close of normal trading of the NYSE. To calculate the unit value of a division, the unit value from the previous valuation date is multiplied by the division’s net investment factor for the current valuation period. The number of units does not change due to a change in unit value.

The net investment factor measures the performance of each division. The net investment factor for a valuation period is [(a plus b) divided by (c)] minus d where:
a = the share price (net asset value) of the underlying mutual fund at the end of the valuation period;
b = the per share amount of any dividend* (or other distribution) made by the mutual fund during the valuation period;
c = the share price (net asset value) of the underlying mutual fund at the end of the previous valuation period; and
d = the daily charge for Total Separate Account Annual Expenses and any Optional Riders, if applicable. The daily charge is calculated by dividing the annual amount of these expenses by 365 and multiplying by the number of days in the valuation period.

*	When an investment owned by an underlying mutual fund pays a dividend, the dividend increases the net asset value of a share of the underlying mutual fund as of the date the dividend is recorded. As the net asset value of a share of an underlying mutual fund increases, the unit value of the corresponding division also reflects an increase. Payment of a dividend under these circumstances does not increase the number of units you own in the division.

The Company reserves the right to terminate a Contract and send you the accumulated value if no premiums are paid during two consecutive calendar years and the accumulated value (or total premium payments less partial surrenders and applicable surrender charges) is less than $2,000 unless you have a GMWB rider. The Company will first notify you of its intent to exercise this right and give you 60 days to increase the accumulated value to at least $2,000.

Telephone and Internet Services

If you elect telephone services or you elect internet services and satisfy our internet service requirements (which are designed to ensure compliance with federal UETA and E-SIGN laws), instructions for the following transactions may be given to us via the telephone or internet:

  make premium payment allocation changes;
  set up Dollar Cost Averaging (DCA) scheduled transfers;
  make transfers; and
  make changes to Automatic Portfolio Rebalancing (APR).

Neither the Company nor the Separate Account is responsible for the authenticity of telephone service or internet transaction requests. We reserve the right to refuse telephone service or internet transaction requests. You are liable for a loss resulting from a fraudulent telephone or internet order that we reasonably believe is genuine. We follow procedures in an attempt to assure genuine telephone service or internet transactions. If these procedures are not followed, we may be liable for loss caused by unauthorized or fraudulent transactions. The procedures may include recording telephone service transactions, requesting personal identification (for example, name, address, security phrase, password, daytime telephone number, or birth date) and sending written confirmation to your address of record.

Instructions received via our telephone services and/or the internet are binding on both owners if the Contract is jointly owned.

If the Contract is owned by a business entity or a trust, an authorized individual (with the proper password) may use telephone and/or internet services. Instructions provided by the authorized individual are binding on the owner.

We reserve the right to modify or terminate telephone service or internet transaction procedures at any time. Whenever reasonably feasible, we will provide you with prior notice (by mail or by email, if previously authorized by you) if we modify or terminate telephone service or internet transaction procedures. In some instances, it may not be reasonably feasible to provide prior notice if we modify or terminate telephone service or internet transaction procedures; however, any modification or termination will apply to all Contract owners in a non-discriminatory fashion.

Telephone Services

Telephone services are available to you. Telephone services may be declined on the application or at any later date by providing us with written notice. You may also elect telephone authorization for your registered representative by providing us written notice.

If you elect telephone privileges, instructions

  may be given by calling us at 1-800-852-4450 while we are open for business (generally, between 8 a.m. and 6 p.m. Eastern Time on any day that the NYSE is open).
  that are in good order and received by us before the close of a valuation period will receive the price next determined (the value as of the close of that valuation period).
  that are in good order and received by us after the close of a valuation period will receive the price next determined (the value as of the close of the next valuation period).
  that are not in good order when received by us will be effective the next valuation date that we receive good order instructions.

Internet

Internet services are available to you if you register for a secure login on the Principal Financial Group web site, www.principal.com. You may also elect internet authorization for your registered representative by providing us written notice.

If you register for internet privileges, instructions

  that are in good order and received by us before the close of a valuation period will receive the price next determined (the value as of the close of that valuation period).
  that are in good order and received by us after the close of a valuation period will receive the price next determined (the value as of the close of the next valuation period).
  that are not in good order when received by us will be effective the next valuation day that we receive good order instructions.

2. CHARGES AND DEDUCTIONS

Certain charges are deducted under the Contract. If the charge is not sufficient to cover our costs, we bear the loss. If the expense is more than our costs, the excess is profit to the Company. We expect a profit from all the fees and charges listed below, except the Annual Fee, Transaction Fee and Premium Tax. For a summary, see SUMMARY OF EXPENSE INFORMATION.

In addition to the charges under the Contract, there are also deductions from and expenses paid out of the assets of the underlying mutual funds which are described in the underlying mutual funds’ prospectuses.

Surrender Charge

No sales charge is collected or deducted when premium payments are applied under the Contract. A surrender charge is assessed on certain total or partial surrenders. The amounts we receive from the surrender charge are used to cover some of the expenses of the sale of the Contract (primarily commissions, as well as other promotional or distribution expenses). If the surrender charge collected is not enough to cover the actual costs of distribution, the costs are paid from the Company’s General Account assets which include profit, if any, from the mortality and expense risks charge.

NOTE: If you plan to make multiple premium payments, you need to be aware that each premium payment has its own surrender charge period (shown below). The surrender charge for any total or partial surrender is a percentage of all premium payments surrendered which were received by us during the contract years prior to the surrender. The applicable percentage which is applied to the premium payments surrendered is determined by the following tables.

Surrender charge for Contracts without the Premium Payment Credit Rider (as a percentage of amounts surrendered):

Number of completed contract years	Surrender charge applied to all
since each premium payment	premium payments received in
was made	that contract year
0 (year of premium payment)	6%
1	6%
2	6%
3	5%
4	4%
5	3%
6	2%
7 and later	0%

Surrender Charge for Contracts with the Premium Payment Credit Rider (as a percentage of amounts surrendered):

Number of completed contract years	Surrender charge applied to all
since each premium payment	premium payments received in
was made	that contract year
0 (year of premium payment)	8%
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
8	1%
9 and later	0%

Each premium payment begins in year 0 for purposes of calculating the percentage applied to that premium payment. However, premium payments are added together by contract year for purposes of determining the applicable surrender charge. If your contract year begins April 1 and ends March 31 the following year, all premium payments received during that period are considered to have been made in that contract year.

NOTE: Regarding Contracts written in the states of Alabama, Massachusetts, and Washington:
·	For Contracts without the Premium Payment Credit Rider, surrender charges are applicable only to premium payments made in the first three contract years.
·	For Contracts with the Premium Payment Credit Rider, surrender charges are applicable only to premium payments made in the first contract year.

For purpose of calculating surrender charges, we assume that surrenders and transfers are made in the following order:

  first from premium payments no longer subject to a surrender charge;
  then from the free surrender privilege (first from the earnings, then from the oldest premium payments (i.e., on a first-in, first-out basis)) described below; and
  then from premium payments subject to a surrender charge on a first-in, first-out basis.

NOTE: Partial surrenders may be subject to both a surrender charge and a transaction fee. Free Surrender Amount The free surrender amount may be surrendered without a charge. This amount is the greater of:

  earnings in the Contract (earnings equal accumulated value less unsurrendered premium payments as of the date of the surrender); or
  10% of the premium payments, decreased by any partial surrenders and partial annuitizations since the last Contract anniversary.

Any amount not taken under the free surrender amount in a contract year is not added to the amount available under the free surrender amount for any following contract year(s).

Unscheduled partial surrenders of the free surrender amount may be subject to the transaction fee (see Transaction Fee).

When Surrender Charges Do Not Apply

The surrender charge does not apply to:

  amounts applied under an annuity benefit payment option; or
  payment of any death benefit, however, the surrender charge does apply to premium payments made by a surviving spouse after an owner’s death; or
  amounts distributed to satisfy the minimum distribution requirement of Section 401(a)9 of the Internal Revenue Code, provided that the amount surrendered does not exceed the minimum distribution amount which would have been calculated based on the value of this Contract alone; or
  an amount transferred from a Contract used to fund an IRA to another annuity contract issued by the Company to fund an IRA of the participant’s spouse when the distribution is made pursuant to a divorce decree.

Waiver of Surrender Charge Rider

This rider is automatically added to the Contract at issue (subject to state approval and state variations may apply). There is no charge for this benefit.

This rider waives the surrender charge on surrenders made after the first Contract anniversary if the owner or annuitant has a critical need. A critical need includes confinement to a health care facility, terminal illness diagnosis, or total and permanent disability.

The benefits are available for a critical need if the following conditions are met:

  the owner or annuitant has a critical need; and
  the critical need did not exist before the contract date.

For the purposes of this rider, the following definitions apply:

  health care facility — a licensed hospital or inpatient nursing facility providing daily medical treatment and keeping daily medical records for each patient (not primarily providing just residency or retirement care). This does not include a facility owned or operated by the owner, annuitant or a member of their immediate family. If the critical need is confinement to a health care facility, the confinement must continue for at least 60 consecutive days after the contract date and the surrender must occur within 90 days of the confinement’s end.
  Notice must be provided within 90 days after confinement ends.
  terminal illness — sickness or injury that results in the owner’s or annuitant’s life expectancy being 12 months or less from the date notice to receive a distribution from the Contract is received by the Company.
  total and permanent disability — the owner or annuitant is unable to engage in any occupation for pay or profit due to sickness or injury.

Transaction Fee

To assist in covering our administration costs, we reserve the right to charge a transaction fee of the lesser of $25 or 2% of each unscheduled partial surrender after the 12th unscheduled partial surrender in a contract year. The transaction fee would be deducted from the accumulated value remaining in the investment option(s) from which the amount is surrendered, on a pro rata basis.

To assist in covering our administration costs or to discourage market timing, we also reserve the right to charge a transaction fee of the lesser of $30 or 2% of each unscheduled transfer after the first unscheduled transfer in a contract year. The transaction fee would be deducted from the investment option(s) from which the amount is transferred, on a pro rata basis.

If we elect to begin charging for the transaction fees, we will provide you with advance written notice.

Premium Taxes

We reserve the right to deduct an amount to cover any premium taxes imposed by states or other jurisdictions. If we elect to begin deducting any premium taxes, we will provide you with advance written notice. Any deduction is made from either a premium payment when we receive it, or the accumulated value when you request a surrender (total or partial) or you request application of the accumulated value (full or partial) to an annuity benefit payment option. Premium taxes range from 0% in most states to as high as 3.50%.

Annual Fee

Contracts with an accumulated value of less than $30,000 are subject to an annual Contract fee of the lesser of $30 or 2% of the accumulated value. Currently, we do not charge the annual fee if your accumulated value is $30,000 or more. If we elect to begin charging the annual fee if your accumulated value is $30,000 or more, we will provide you with advance written notice. If you own more than one variable annuity contract with us, all the Contracts you own or jointly own are aggregated, on each Contract’s anniversary, to determine if the $30,000 minimum has been met and whether that Contract will be charged. The fee is deducted from the investment option that has the greatest value. The fee is deducted on each Contract anniversary and upon total surrender of the Contract. The fee assists in covering administration costs, primarily costs to establish and maintain the records which relate to the Contract.

Separate Account Annual Expenses

Mortality and Expense Risks Charge

We assess each division with a daily charge for mortality and expense risks. The annual rate of the charge is 1.25% of the average daily net assets of the Separate Account divisions. We agree not to increase this charge for the duration of the Contract. This charge is assessed only prior to the annuitization date. This charge is assessed daily when the value of a unit is calculated.

This charge is intended to compensate us for the mortality risk on the Contract. We have a mortality risk in that we guarantee payment of a death benefit in a single payment or under an annuity benefit payment option. We do not impose a surrender charge on a death benefit payment, which is an additional mortality risk.

This charge is also intended to cover our expenses, primarily related to operation of the Contract, including furnishing periodic Contract statements, confirmations and other customer communications;
  preparation and filing of regulatory documents (such as this prospectus);
  preparing, distributing and tabulating proxy voting materials related to the underlying mutual funds; and
  providing computer, actuarial and accounting services.

If the mortality and expense risks charge is not enough to cover our costs, we bear the loss. If the mortality and expense risks charge is more than our costs, the excess is profit to the Company.

Administration Charge

We assess each division with a daily Separate Account administration charge. The annual rate of the charge is 0.15% of the average daily net assets of the Separate Account divisions. This charge is assessed only prior to the annuitization date. This charge is assessed daily when the value of a unit is calculated. The administration charge is intended to cover our costs for administration of the Contract that are not covered in the mortality and expense risk charge, above.

If the administration charge is not enough to cover our costs, we bear the loss. If the administration charge is more than our costs, the excess is profit to the Company.

Charges for Rider Benefits Currently Available

Subject to certain conditions, you may add one or more of the following optional riders to your Contract. Please contact your registered representative or call us at 1-800-852-4450 if you have any questions.

Premium Payment Credit Rider

The maximum annual charge for this rider is 0.60% of the average daily net assets of the Separate Account divisions and a reduction of 0.60% of the Fixed Account interest rate. We currently impose the maximum charge against the average daily net assets of the Separate Account divisions, but do not currently impose the Fixed Account interest rate reduction. We will provide prior written notice in the event that we decide to exercise our right to reduce the
Fixed Account interest rate.

If you elect the Premium Payment Credit Rider, the rider charge is assessed until completion of your 8th contract year (and only prior to the annuitization date) even if the credit(s) have been recovered. This charge is assessed daily against the Separate Account division values in the same manner as the mortality and expense risks charge, above. After the 8th Contract anniversary, your Contract accumulated value is moved to units in your chosen divisions that do not include this rider charge. This move of division units will not affect your accumulated value. It will, however, result in a smaller number of division units but those units will have a higher unit value. We will notify you when the division units move because of discontinuation of the rider charge.

The rider charge is intended to cover our cost for the credit(s).

Principal Income Builder 3 (PIB 3) Rider

For applications signed on or after August 1, 2013, in states where the rider charge increase has been approved, the current annual charge for the rider is 1.05% of the average quarterly For Life withdrawal benefit base. The charge is calculated and deducted from your accumulated value at the end of the calendar quarter at a quarterly rate of 0.2625%, based on the average quarterly For Life withdrawal benefit base during the calendar quarter.

For applications signed on or after August 1, 2013, in states where the rider charge has not been approved, the current annual charge for the rider is 0.95% of the average quarterly For Life withdrawal benefit base. The charge is calculated and deducted from your accumulated value at the end of the calendar quarter at a quarterly rate of 0.2375%, based on the average quarterly For Life withdrawal benefit base during the calendar quarter.

The average quarterly For Life withdrawal benefit base is equal to (1) the For Life withdrawal benefit base at the beginning of the calendar quarter plus (2) the For Life withdrawal benefit base at the end of the calendar quarter, and this sum is divided by two. There may be times when the sum of the four quarterly fee amounts is different than the fee amount if we calculated it annually. For example, if your withdrawal benefit base is changed on your Contract anniversary, the fee for that calendar quarter will vary from the other quarters.

For existing contracts, advance notice will be sent if the rider charge will increase. Before the effective date of the rider charge increase, you have the following options:

  Accept the increased rider charge and continue to be eligible to receive a GMWB Step-Up at each rider anniversary; or
  Decline the increased rider charge by sending us notice that you are opting out of the GMWB Step-Up and electing to remain at your current rider charge. Once you opt out of the GMWB Step-Up, you will no longer be eligible for any future GMWB Step-Ups and the feature cannot be added back to this rider.

At the end of each calendar quarter (or on the next valuation date, if the calendar quarter ends on a non-valuation date), the rider charge is deducted through the redemption of units from your accumulated value in the same proportion as the surrender allocation percentages. If this rider is purchased after the beginning of a calendar quarter, the rider charge is prorated according to the number of days this rider is in effect during the calendar quarter. Upon termination of this rider, the rider charge will be based on the number of days this rider is in effect during the calendar quarter.

We reserve the right to increase the rider charge up to the maximum annual charge. The maximum annual charge is 1.65% (0.4125% quarterly) of the average quarterly For Life withdrawal benefit base.

The rider charge is intended to reimburse us for the cost of the protection provided by this rider.

Principal Income Builder 10 (PIB 10) Rider

For applications signed on or after August 1, 2013, in states where the rider charge increase has been approved, the current annual charge for the rider is 1.20% of the average quarterly For Life withdrawal benefit base. The charge is calculated and deducted from your accumulated value at the end of the calendar quarter at a quarterly rate of 0.3000%, based on the average quarterly For Life withdrawal benefit base during the calendar quarter.

For applications signed on or after August 1, 2013, in states where the rider charge has not been approved, the current annual charge for the rider is 1.10% of the average quarterly For Life withdrawal benefit base. The charge is calculated and deducted from your accumulated value at the end of the calendar quarter at a quarterly rate of 0.2750%, based on the average quarterly For Life withdrawal benefit base during the calendar quarter.

The average quarterly Investment Back withdrawal benefit base is equal to (1) the Investment Back withdrawal benefit base at the beginning of the calendar quarter plus (2) the Investment Back withdrawal benefit base at the end of the calendar quarter, and this sum is divided by two. There may be times when the sum of the four quarterly fee amounts is different than the fee amount if we calculated it annually. For example, if your withdrawal benefit base is changed on your Contract anniversary, the fee for that calendar quarter will vary from the other quarters.

For existing contracts, advance notice will be sent if the rider charge will increase. Before the effective date of the rider charge increase, you have the following options:

  Accept the increased rider charge and continue to be eligible to receive a GMWB Step-Up at each rider anniversary; or
  Decline the increased rider charge by sending us notice that you are opting out of the GMWB Step-Up and electing to remain at your current rider charge. Once you opt out of the GMWB Step-Up, you will no longer be eligible for any future GMWB Step-Ups and the feature cannot be added back to this rider.

At the end of each calendar quarter (or on the next valuation date, if the calendar quarter ends on a non-valuation date), the rider charge is deducted through the redemption of units from your accumulated value in the same proportion as the surrender allocation percentages. If this rider is purchased after the beginning of a calendar quarter, the rider charge is prorated according to the number of days this rider is in effect during the calendar quarter. Upon termination of this rider, the rider charge will be based on the number of days this rider is in effect during the calendar quarter.

We reserve the right to increase the rider charge up to the maximum annual charge. The maximum annual charge is 2.00% (0.5000% quarterly) of the average quarterly Investment Back withdrawal benefit base.

The rider charge is intended to reimburse us for the cost of the protection provided by this rider.

Special Provisions for Group or Sponsored Arrangements

Where permitted by state law, Contracts may be purchased under group or sponsored arrangements as well as on an individual basis.

Group Arrangement – program under which a trustee, employer or similar entity purchases Contracts covering a group of individuals on a group basis.

Sponsored Arrangement – program under which an employer permits group solicitation of its employees or an association permits group solicitation of its members for the purchase of Contracts on an individual basis.

The charges and deductions described above may be reduced or eliminated for Contracts issued in connection with group or sponsored arrangements. The rules in effect at the time the application is approved will determine if reductions apply. Reductions may include but are not limited to sales of Contracts without, or with reduced, mortality and expense risks charges, annual fees or surrender charges.

Eligibility for and the amount of these reductions are determined by a number of factors, including the number of individuals in the group, the amount of expected premium payments, total assets under management for the owner, the relationship among the group’s members, the purpose for which the Contract is being purchased, the expected persistency of the Contract, and any other circumstances which, in our opinion, are rationally related to the expected reduction in expenses. Reductions reflect the reduced sales efforts and administration costs resulting from these arrangements. We may modify the criteria for and the amount of the reduction in the future. Modifications will not unfairly discriminate against any person, including affected owners and other owners with contracts funded by the Separate Account.

3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS

This prospectus is intended to serve as a disclosure document only for the Contract as it relates to the Separate Account and contains only selected information regarding the Fixed Account and DCA Plus accounts. The Fixed Account and the DCA Plus accounts are a part of our general account. Because of exemptions and exclusions contained in the Securities Act of 1933 and the Investment Company Act of 1940, the Fixed Account, the DCA Plus accounts, and any interest in them, are not subject to the provisions of these acts. As a result the SEC has not reviewed the disclosures in this prospectus relating to the Fixed Account and the DCA Plus accounts. However, disclosures relating to them are subject to generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

Our obligations with respect to the Fixed Account and DCA Plus accounts are supported by our general account. The general account is the assets of the Company other than those assets allocated to any of our Separate Accounts. Subject to applicable law, we have sole discretion over the assets in the general account. Separate Account expenses are not assessed against any Fixed Account or DCA Plus account values. You can obtain more information concerning the Fixed Account and DCA Plus accounts from your registered representative or by calling us at 1-800-852-4450.

We reserve the right to refuse premium payment allocations and transfers from the other investment options to the

Fixed Account and premium payment allocations to the DCA Plus accounts. We will send you a written notice at least 30 days prior to the date we exercise this right. We will also notify you if we lift such restrictions.

Fixed Account

The Company guarantees that premium payments allocated and amounts transferred to the Fixed Account earn interest at the interest rate in effect on the date premium payments are received or amounts are transferred. This rate applies to each premium payment or amount transferred through the end of the contract year.

Each Contract anniversary, we declare a renewal interest rate that applies to the Fixed Account value in existence at that time. This rate applies until the end of the contract year. Interest is earned daily and compounded annually at the end of each contract year. Once credited, the interest is guaranteed and becomes part of the Fixed Account value from which deductions for fees and charges may be made.

NOTE: We reserve the right to reduce the Fixed Account interest rate by up to 0.60% if you elect the Premium
Payment Credit Rider.
NOTE: Transfers and surrenders from the Fixed Account are subject to certain limitations as to frequency and amount. See 6. TRANSFERS AND SURRENDERS.

NOTE: We may defer payment of surrender proceeds payable out of the Fixed Account for up to six months. See 9.
ADDITIONAL INFORMATION ABOUT THE CONTRACT.

Fixed Account Value

Your Fixed Account value on any valuation date is equal to:

  premium payments or credits allocated to the Fixed Account;
  plus any transfers to the Fixed Account from the other investment options;
  plus interest credited to the Fixed Account;
  minus any surrenders or applicable surrender charges or partial annuitizations from the Fixed Account;
  minus any transfers to the Separate Account.

Dollar Cost Averaging Plus Program (DCA Plus Program)

Premium payments allocated to the DCA Plus accounts earn the interest rate in effect at the time each premium payment is received. A portion of your DCA Plus account value is periodically transferred (on the 28th of each month) to Separate Account divisions or to the Fixed Account. If the 28th is not a valuation date, the transfer occurs on the next valuation date. The transfers are allocated according to your DCA Plus allocation instructions. Transfers into a DCA Plus account are not permitted. There is no charge for participating in the DCA Plus program.

NOTE: If you elect the Premium Payment Credit Rider, you may not participate in the DCA Plus program.

DCA Plus Premium Payments

You may enroll in the DCA Plus program by allocating a minimum premium payment of $1,000 into a DCA Plus account and selecting investment options into which transfers will be made. Subsequent premium payments of at least $1,000 are permitted. You can change your DCA Plus allocation instructions during the transfer period.

Automatic Portfolio Rebalancing does not apply to DCA Plus accounts.

DCA Plus premium payments receive the fixed interest rate in effect on the date each premium payment is received by us. The fixed interest rate remains in effect for the remainder of the 6-month or 12-month DCA Plus program.

Selecting a DCA Plus Account

DCA Plus accounts are available in either a 6-month transfer program or a 12-month transfer program. The 6-month transfer program and the 12-month transfer program generally will have different credited interest rates. You may enroll in both a 6-month and 12-month DCA Plus program. However, you may only participate in one 6-month and one 12-month DCA Plus program at a time. Under the 6-month transfer program, all premium payments and accrued interest must be transferred from the DCA Plus account to the selected investment options in no more than 6 months. Under the 12-month transfer program, all premium payments and accrued interest must be transferred to the selected investment options in no more than 12 months.

We will transfer an amount each month which is equal to your DCA Plus account value divided by the number of months remaining in your transfer program. For example, if four scheduled transfers remain in the six-month transfer program and the DCA Plus account value is $4,000, the transfer amount would be $1,000 ($4,000 / 4).

DCA Plus Transfers

Transfers are made from DCA Plus accounts to the investment options according to your allocation instructions. The transfers begin after we receive your premium payment and completed enrollment instructions. Transfers occur on the 28th of the month and continue until your entire DCA Plus account value is transferred.

Unscheduled DCA Plus Transfers. You may make unscheduled transfers from DCA Plus accounts to the investment options. A transfer is made, and values determined, as of the end of the valuation period in which we receive your request.

DCA Plus Surrenders. You may take scheduled or unscheduled surrenders from DCA Plus accounts. Premium payments earn interest according to the corresponding rate until the surrender date. Surrenders are subject to any applicable surrender charge.

4. LIVING BENEFIT - GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

NOTE: Prior to August 1, 2013, earlier versions of the Principal Income Builder 3 (PIB 3) and Principal Income Builder 10 (PIB 10) GMWB riders were available. If you are purchasing one of these riders in a state that has not approved the most recent version, see Appendix E for PIB 3 or Appendix F for PIB 10. Consult with your registered representative to determine which states have not approved the most recent version.

Guaranteed Minimum Withdrawal Benefit (GMWB) riders are designed to help protect you against the risk of a decrease in the Contract accumulated value due to market declines. The GMWB rider allows you to take certain guaranteed annual withdrawals during the Contract accumulation phase, regardless of your Contract accumulated value.

We currently make available two optional GMWB riders, the Principal Income Builder 3 rider and the Principal Income Builder 10 rider. We offer different GMWB riders so you can choose the level of benefits and charges that make the most sense for you. The availability and eligibility requirements of these riders are shown below.

Name of Rider	PIB 3	PIB 10
Marketing Name	Principal Income Builder 3	Principal Income Builder 10
Eligibility	The owner(s) (or the annuitant(s) if the owner is not a	The owner(s) (or the annuitant(s) if the owner is
	natural person) must be at least age 45 and younger	not a natural person) must be at least age 45 and
	than age 81	younger than age 81

Previously we have made available other GMWB riders. However, no Contract may have more than one GMWB rider. For a description of these GMWB riders, see PRINCIPAL INVESTMENT PLUS VARIABLE ANNUITYSM (FOR
APPLICATIONS SIGNED PRIOR TO AUGUST 1, 2013) Prospectus.

You may elect a GMWB rider only when you purchase the Contract. We reserve the right, in our sole discretion, to allow Contract owners to add a rider after issue. If we exercise this right, we will give written notice and our offer will not be unfairly discriminatory.

Factors to Consider Before You Buy A GMWB Rider

A GMWB rider may be appropriate if you:

·	Want to protect against the risk that your Contract accumulated value could fall below your investment due to market decline.
·	Want to benefit from potential annual increases in your rider values that match the growth of your Contract accumulated value.
·	Want to protect against the risk of you or your spouse outliving your income.

A GMWB rider generally will not be appropriate if you:

·	Do not intend to take any withdrawals from your Contract.
·	Intend to allocate a significant portion of your Contract accumulated value to the Fixed Account or DCA Plus
Accounts.
·	Have an aggressive growth investment objective.
·	Plan on taking withdrawals that exceed the GMWB withdrawal limits.

Before you purchase this rider, you should carefully consider the following:

·	The features of a GMWB rider may not be purchased separately. As a result, you may pay for rider features that you never use.
·	If you take withdrawals that exceed a GMWB rider’s withdrawal limits (excess withdrawals), you will shorten the life of the rider, lower the withdrawal benefit payment(s) and/or cause the rider to terminate for lack of value.
·	A GMWB rider does not guarantee that the withdrawal benefit payment(s) will be sufficient to meet your future income needs.
·	A GMWB rider is not a guarantee that you will receive any earnings on your premium payments.
·	A GMWB rider is not a guarantee that your investment is protected against loss of purchasing power due to inflation.
·	The fee for the GMWB rider may increase over time due to GMWB Step-Ups, but will not exceed the maximum fee.
·	A GMWB rider restricts your investment options to investment options that reflect a generally balanced investment objective. The Contract’s more aggressive growth investment options are not available if you elect a
GMWB rider.
·	Once elected, you may not terminate the GMWB rider until the 5th Contract anniversary following the rider effective date.

You should review the terms of each GMWB rider carefully and work with your registered representative to decide which GMWB rider, if any, is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

Which GMWB Rider May Be Appropriate for You

The Principal Income Builder 3 rider may be appropriate if you:

  Want to protect against the risk of you or your spouse outliving your income.
  Want to benefit from potential annual increases in your rider values that match the growth of your Contract accumulated value.
  Want our lowest-cost GMWB rider.
  Want to defer taking withdrawals for a shorter period and receive an accelerated GMWB Bonus rate. The PIB 3 Bonus period is 3 years at 7%, 6%, and 5% of premium payments.

The Principal Income Builder 10 rider may be appropriate if you:

  Want to protect against the risk that your Contract accumulated value could fall below your original investment due to market decline. One of the withdrawal options is designed to permit you to recover at least your premium payments.
  Want to protect against the risk of you or your spouse outliving your income.
  Want to benefit from potential annual increases in your rider values that match the growth of your Contract accumulated value.
  Do not plan to take withdrawals for at least 10 years after the rider effective date and want to take advantage of the 10-year GMWB Bonus. The PIB 10 Bonus period is 10 years at 5.00% annually of the premium payments.
  Are willing to pay a higher cost for the flexibility provided by these features.

GMWB Rider Restrictions/Limitations

Once elected, the GMWB rider may not be terminated for 5 contract years following the rider effective date.

The GMWB rider does not restrict or change your right to take — or not take — withdrawals under the Contract. All withdrawals reduce the Contract accumulated value by the amount withdrawn and are subject to the same conditions, limitations, fees, charges and deductions as withdrawals otherwise taken under the provisions of the Contract; for example, withdrawals will be subject to surrender charges if they exceed the free surrender amount (see 2. CHARGES AND DEDUCTIONS). However, any withdrawals may have an impact on the value of your rider’s benefits.

If you take withdrawals in an amount that exceeds an available withdrawal benefit payment (excess withdrawal), you will shorten the life of the rider, lower the withdrawal benefit payment(s) and/or cause the rider to terminate for lack of value unless you make additional premium payments or a GMWB Step-Up is applied.

There is a charge for the GMWB rider which can increase up to the guaranteed maximum charge for the rider (see SUMMARY OF EXPENSE INFORMATION).

Election of a GMWB rider results in restriction of your Contract investment options to the more limited GMWB investment options (see GMWB Investment Options).

Any ownership change, change of beneficiary or other change before the annuitization date which would cause a change in a covered life may result in termination of this rider (see Principal Income Builder 3 Covered Life Change or Principal Income Builder 10 Covered Life Change).

Additional Premium Payments

Before your Contract accumulated value is reduced to zero, you may make additional premium payments, subject to the limitations described below. We will not accept additional premium payments once the Contract accumulated value becomes zero.

While this rider is in effect, we may limit or not accept additional premium payments if we determine that, as a result of the timing and amounts of your additional premium payments and withdrawals, a limitation is necessary for us to manage the financial risks incurred in providing the GMWB. We also reserve the right to limit or not accept additional premium payments if we are not then offering this benefit for new contracts, or if we are offering a modified version of this benefit for new contracts. We will exercise such reservation of right for all annuity owners in the same class, in a non-discriminatory manner.

GMWB Investment Options

While a GMWB rider is in effect, the investment options you may select are restricted. The limited investment options available under a GMWB rider (the GMWB investment options) reflect a balanced investment objective and if your investment goal is aggressive growth, a GMWB rider may not support your investment objective. With GMWB investment options that reflect a balanced investment objective, there is potentially a reduced likelihood that we will have to make GMWB benefit payments when the Contract value goes to zero, reaches the maximum annuitization date, or if there is a death claim.

When you purchase a GMWB rider, you must allocate 100% of your Separate Account division value to one of the available Separate Account GMWB investment options. Any future premium payments are allocated to the GMWB investment option your Separate Account division value is invested in at the time of the new premium payments.

The available GMWB investment options are:

  Diversified Growth Account; or
  Diversified Balanced Account; or
  Diversified Income Account.

For more information about the Diversified Growth, Diversified Balanced Account, and Diversified Income Account, see the underlying fund’s prospectus provided with this prospectus.

You may allocate premium payments and transfer Contract accumulated value to the Fixed Account. You may also allocate new premium payments to the DCA Plus accounts. Such allocations and transfers are subject to the provisions of your Contract. See 3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS.

We reserve the right to modify the list of available GMWB investment options, subject to compliance with applicable regulations. Changes or restrictions will apply only to new purchasers of the Contract or to you if you transfer out of a GMWB investment option and wish to transfer back to that GMWB investment option.

You must stay invested in the GMWB investment options as long as the GMWB rider is in effect. Note, the rider may not be terminated for 5 contract years following the rider effective date.

See APPENDIX B for information regarding GMWB investment options.

Overview of Principal Income Builder 3

For Life withdrawal benefit payment percentages. This rider permits an election of “Joint Life” For Life withdrawal benefit payments or “Single Life” For Life withdrawal benefit payments.

Bonus feature. This rider has a Bonus feature which rewards you annually for not taking a withdrawal within the first 3 years of the rider. The GMWB Bonus increases the withdrawal benefit base, which increases your available withdrawal benefit payment amount. The GMWB Bonus does not increase your Contract accumulated value.

Step-Up feature. This rider has an annual Step-Up feature which can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are made, the division values rise with market growth, or credits (premium payment credits or exchange credit) are applied.

Maximum annual rider charge. This rider has a maximum annual rider charge of 1.65% of the For Life withdrawal benefit base.

Spousal continuation. This rider provides that the For Life withdrawal options may be available to an eligible spouse who continues the Contract with the rider, if certain conditions are met.

Principal Income Builder 3 Terms

We use the following definitions to describe the features of this rider:

  Excess Withdrawal — the portion of a withdrawal that exceeds the available withdrawal benefit payment.
  GMWB Bonus — a bonus credited to the withdrawal benefit base, provided certain conditions are met.
  GMWB investment options – the limited investment options available under the GMWB rider, which reflect a balanced investment objective.
  GMWB Step-Up — an increase to the withdrawal benefit base to an amount equal to your Contract’s accumulated value on the most recent Contract anniversary, provided certain conditions are met.
  Required minimum distribution (“RMD”) amount — the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and related Code provisions in effect as of the rider effective date.
  Rider effective date — the date the rider is issued.
  Withdrawal — any partial surrender (including surrender charges, if any) and/or any partial annuitization of your
  Contract’s accumulated value.
  Withdrawal benefit base (also referred to as For Life withdrawal benefit base) — the basis for determining the withdrawal benefit payment available each year
  Withdrawal benefit payment (also referred to as For Life withdrawal benefit payment) — the amount that we guarantee you may withdraw each contract year.

Principal Income Builder 3 - Withdrawal Benefit Base

The withdrawal benefit base is used to calculate the annual withdrawal benefit payment. We calculate the withdrawal benefit base on the rider effective date and each Contract anniversary.

The initial withdrawal benefit base is equal to the initial premium payment.

On each Contract anniversary, the withdrawal benefit base is reset to the greater of 1 or 2, where:

1. is the accumulated value on the Contract anniversary.

2. is the result of (a + b + c - d), where:
a = prior year withdrawal benefit base (or initial withdrawal benefit base if first Contract anniversary);
b = additional premiums since the previous Contract anniversary (dollar-for-dollar);
c = any GMWB Bonus credited since the previous Contract anniversary;
d = any excess withdrawals taken since the previous Contract anniversary*.

* NOTE: The reduction for an excess withdrawal will be greater than dollar-for-dollar if the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal. See Principal Income
Builder 3 - Excess Withdrawals later in this section for information about the negative effect of excess withdrawals.

If you take withdrawals prior to the oldest owner attaining age 59½, the For Life withdrawal benefit base will be reduced for excess withdrawals. If the adjustment for any withdrawals causes the For Life withdrawal benefit base to reduce to zero, the rider will terminate at the next Contract anniversary, unless you make additional premium payments or a GMWB Step-Up is applied.

Principal Income Builder 3 - Withdrawal Benefit Payment

For Life withdrawal benefit payments are available (i) on the rider effective date if the oldest owner (or oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or oldest annuitant, if applicable) attains age 59½.

The For Life withdrawal benefit payments are automatically calculated as “Single Life” unless you provide notice and good order instructions to select “Joint Life” For Life withdrawal benefit payments. If eligible, you may elect “Joint Life” For Life withdrawal benefit payments anytime on or before your first withdrawal following the rider effective date. Once you take this first withdrawal, you cannot change your election of “Single Life” or “Joint Life” For Life withdrawal benefit payments, regardless of any change in life events.

“Single Life” For Life withdrawal benefit payments. “Single Life” For Life withdrawal benefit payments are based on one covered life. The covered life for “Single Life” is the:

a.	Owner if there is only one owner;
b.	Annuitant if the owner is not a natural person;
c.	Youngest joint owner if there are joint owners; or
d.	Youngest annuitant if there are joint annuitants and the owner is not a natural person.

In addition, the covered life must satisfy this rider’s issue age requirements on the date the covered life is designated in accordance with the terms of this rider.

As long as the Contract is in effect, “Single Life” or “Joint Life” For Life withdrawal benefit payments may be taken until the earlier of the date of the death of the first owner to die (first annuitant, if applicable) or the date the For Life withdrawal benefit base reduces to zero.

“Joint Life” For Life withdrawal benefit payments. “Joint Life” For Life withdrawal benefit payments are based on two covered lives. You may only elect “Joint Life” For Life withdrawal benefit payments if there are two covered lives that meet the eligibility requirements. There can be no more than two covered lives. The “Joint Life” election is not available if the owner is not a natural person.

To be eligible for “Joint Life” the covered lives must be:

a.	The owner and the owner’s spouse, provided there is only one owner and the spouse is named as a primary beneficiary; or
b.	The joint owners, provided the joint owners are each other’s spouse.

NOTE: Under the Internal Revenue Code (the “Code”), spousal continuation and certain distribution options are available only to a person who is defined as a “spouse” under the Federal Defense of Marriage Act or other applicable Federal Law. All Contract provisions will be interpreted and administered in accordance with the requirements of the Code.

NOTE: At the time a covered life is designated, that covered life must satisfy this rider’s issue age requirements.

As long as the Contract is in effect, “Joint Life” For Life withdrawal benefit payments will continue until the earlier of the date of the death of the last covered life or the date the “For Life” withdrawal benefit base reduces to zero.

Calculating the Principal Income Builder 3 For Life Withdrawal Benefit Payment

The GMWB withdrawal benefit payment percentages applicable to the For Life Withdrawal Benefit Payment are disclosed in this prospectus, or in a prospectus supplement that updates the percentages (“GMWB Percentages Prospectus Supplement”). In order to receive the applicable GMWB withdrawal benefit payment percentages, your application must be signed within the stated time period during which such percentages will be applicable and received by us within 10 calendar days. The percentages applicable to your Contract will not change for the life of your Contract. After December 31, 2013, you should not purchase this annuity without first obtaining the applicable GMWB Percentages Prospectus Supplement containing the withdrawal benefit payment percentages applicable at the time.

The percentages below apply for applications signed from August 1, 2013 through December 31, 2013.

The For Life Withdrawal Benefit Payment percentages may be different than those listed below for applications signed after December 31, 2013.

The For Life withdrawal benefit payment is an amount equal to a percentage multiplied by the For Life withdrawal benefit base.

The For Life withdrawal benefit payment percentage depends on whether you have elected “Single Life” or “Joint Life” and the age of the covered life on the date of the first withdrawal following the rider effective date:

· “Single Life”:

	Age of Covered Life at	For Life Withdrawal Benefit
	First Withdrawal	Payment Percentage
	45-54	3.00%
	55-59	4.00%
	60-64	4.25%
	65-74	5.00%
	75+	5.25%

· “Joint Life”:

	Age of Younger Covered Life at	For Life Withdrawal Benefit
	First Withdrawal	Payment Percentage
	45-54	2.50%
	55-59	3.50%
	60-64	3.75%
	65-74	4.50%
	75+	4.75%

NOTE: All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Under 72t, a customer can receive substantially equal payments without an IRS tax penalty, even if under age 59½. If you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals. See Principal Income Builder 3 - Excess Withdrawals for additional information.

Because the For Life withdrawal benefit payments are tiered based on the age of the younger covered life at the time of the first withdrawal, you should carefully choose when you take the first withdrawal following the rider effective date. Once a withdrawal is taken, the For Life withdrawal benefit payment percentage is locked in for the life of this rider. In addition, when you take your first withdrawal, your election of “Single Life” or “Joint Life” remains locked in and cannot be changed. For example, if you have elected “Joint Life” For Life withdrawal benefit payments and take the first withdrawal when the younger covered life is age 46, your For Life withdrawal benefit payment percentage will be locked in at 2.50% for the remaining life of this rider and cannot be changed.

Principal Income Builder 3 - Covered Life Change

Any ownership change, change of beneficiary or other change before the annuitization date which would cause a change in a covered life (a “Change”) will result in termination of this rider, except for the following permissible Changes:

1. Spousal continuation of this rider as described in 8. DEATH BENEFIT.

2. If withdrawals have not been taken and you have not previously elected to continue this rider as provided in 8. DEATH BENEFIT, then:

a.	You may add a joint owner or primary beneficiary to your Contract as a covered life, provided that the new joint owner or primary beneficiary is an eligible covered life as set forth above.
b.	You may remove a joint owner or primary beneficiary as a covered life.
c.	The For Life withdrawal benefit payment percentage will be based on the age of the covered lives and will lock in at the percentage applicable on the date of your first withdrawal.

3. If withdrawals have been taken and you have locked in “Single Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner as a covered life.
b.	You may add a primary beneficiary to your Contract, however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

4. If withdrawals have been taken and you have locked in “Joint Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner or primary beneficiary as a covered life.
b.	You may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

5. If you have previously elected to continue this rider as provided in 8. DEATH BENEFIT, then you may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider. If the primary beneficiary that you add is your spouse, upon your death the spouse can continue the Contract, but the rider will terminate.

No Change is effective until approved by us in writing. Upon our approval, the Change is effective as of the date you signed the notice requesting the Change.

An assignment of the Contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, this rider will be terminated as of the date of the assignment.

Principal Income Builder 3 - Effect of Withdrawals

This rider does not require you to take an available withdrawal benefit payment. If you want to take advantage of this rider’s GMWB Bonus feature, withdrawals cannot be taken during the period the GMWB Bonus is available. See Principal Income Builder 3 - GMWB Bonus below.

If you elect not to take an available withdrawal benefit payment, that amount will not be carried forward to the next contract year.

Each time you take a withdrawal, it is reflected immediately in your Contract accumulated value.

If you take excess withdrawals, the withdrawal benefit base will be reduced on the next Contract anniversary. See Principal Income Builder 3 - Excess Withdrawals for information about the negative effect of excess withdrawals.

To help you better understand the various features of this rider and to demonstrate how premium payments made and withdrawals taken from the Contract affect the values and benefits under this rider, we have provided several examples in APPENDIX C.

Principal Income Builder 3 - Excess Withdrawals

Any portion of a withdrawal that exceeds the available withdrawal benefit payment is an excess withdrawal. Excess withdrawals decrease the withdrawal benefit base, which will reduce future withdrawal benefit payments. The reductions can be greater than dollar-for-dollar when the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal.

All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Therefore, if you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals.

If you choose to take an excess withdrawal, the equation below shows how to calculate the excess withdrawal adjustment.

Effect on withdrawal benefit base. Excess withdrawals will reduce the withdrawal benefit base in an amount equal to the greater of:
·	the excess withdrawal, or
·	the result of (a divided by b) multiplied by c, where:
a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;
b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and
c = the withdrawal benefit base prior to the adjustment for the excess withdrawal.

NOTE: Withdrawals prior to age 59½ may be subject to a 10% IRS penalty tax.

Required Minimum Distribution (RMD) Program for GMWB Riders

Tax-qualified contracts are subject to certain federal tax rules requiring that RMD be taken on a calendar year basis (i.e., compared to a contract year basis), usually beginning after age 70½.

If you are eligible for and enroll in our RMD Program for GMWB Riders, as discussed below, a withdrawal taken to satisfy RMD for the Contract (an “RMD amount”) that exceeds a withdrawal benefit payment for that contract year will not be deemed an excess withdrawal.

RMD Program. Eligibility in the RMD Program for GMWB Riders is determined by satisfaction of the following requirements:

  The amount required to be distributed each calendar year for purposes of satisfying the RMD rules of the Internal Revenue Code is based only on this Contract (the “RMD amount”); and
  You have elected scheduled withdrawal payments.

NOTE: Although enrollment in the RMD Program for GMWB Riders does not prevent you from taking an unscheduled withdrawal, an unscheduled withdrawal will cause you to lose the RMD Program protections for the remainder of the contract year. This means that any withdrawals (scheduled or unscheduled) during the remainder of the contract year that exceed applicable withdrawal benefit payments will be treated as excess withdrawals, even if the purpose is to take the RMD amount. You will automatically be re-enrolled in the RMD Program for GMWB Riders on your next Contract anniversary.

We reserve the right to modify or eliminate the RMD Program for GMWB Riders; for example, if there is a change to the Internal Revenue Code or Internal Revenue Service rules or interpretations relating to RMD, including the issuance of relevant IRS guidance. We will send you at least 30 days advance notice of any change in or elimination of the RMD Program for GMWB Riders. Any modifications or elimination of the RMD Program for GMWB Riders will take effect after notice. If we exercise our right to modify or eliminate the RMD Program for GMWB Riders, then any scheduled or unscheduled withdrawal in excess of a withdrawal benefit payment after the effective date of the program’s modification or elimination will be deemed an excess withdrawal.

You may obtain more information regarding our RMD Program for GMWB Riders by contacting your registered representative or by calling us at 1-800-852-4450.

Principal Income Builder 3 - GMWB Bonus

Under the GMWB Bonus, on each of the first three Contract anniversaries following the rider effective date, we will credit a bonus to the withdrawal benefit base provided you have not taken any withdrawals since the rider effective date.

The GMWB Bonus percentages are disclosed in this prospectus, or in a prospectus supplement that updates the percentages (“GMWB Percentages Prospectus Supplement”). In order to receive the applicable GMWB Bonus percentages, your application must be signed within the stated time period during which such percentages will be applicable and received by us within 10 calendar days. The percentages applicable to your Contract will not change for the life of your Contract. After December 31, 2013, you should not purchase this annuity without first obtaining the applicable GMWB Percentages Prospectus Supplement containing the GMWB Bonus percentages applicable at the time.

The percentages below apply for applications signed from August 1, 2013 through December 31, 2013.

The GMWB Bonus Percentages may be different than those listed below for applications signed after December 31, 2013.

The GMWB Bonus is equal to the total of all premium payments made prior to the applicable Contract anniversary multiplied by the applicable percentage shown in the chart below. If the contract date and the rider effective date are different (if we previously have allowed Contract owners to add a rider after issue), the GMWB Bonus is equal to the Contract accumulated value on the rider effective date plus premium payments made between the rider effective date and the Contract anniversary, multiplied by the applicable percentage shown in the chart below.

Contract Anniversary
(following the rider effective date)	GMWB Bonus Percentage
1	7.00%
2	6.00%
3	5.00%

The GMWB Bonus is no longer available after the earlier of:
· The 3rd Contract anniversary following the rider effective date; or
· The date you take a withdrawal following the rider effective date.

NOTE: The GMWB Bonus is used only for the purposes of calculating the withdrawal benefit bases. The GMWB
Bonus is not added to your Contract accumulated value.

Principal Income Builder 3 - GMWB Step-Up

The GMWB Step-Up is automatic and applies annually. Under this rider, unless an owner opts out of the automatic
GMWB Step-Up, the rider charge will increase if our then current rider charge is higher than when the rider was purchased. The rider charge will never be greater than the maximum Principal Income Builder 3 rider charge. See
SUMMARY OF EXPENSE INFORMATION section.

If you satisfy the eligibility requirements on a Contract anniversary and your Contract accumulated value is greater than the withdrawal benefit base, we will Step-Up the withdrawal benefit base to your Contract accumulated value on that Contract anniversary. We will not reduce your withdrawal benefit base if your Contract accumulated value on a
Contract anniversary is less than the withdrawal benefit base.

If you are eligible for a GMWB Step-Up of a withdrawal benefit base, you will be charged the then current rider charge. You may choose to opt out of the GMWB Step-Up feature if the charge for your rider will increase. We will send you advance notice if the charge for your rider will increase in order to give you the opportunity to opt out of the
GMWB Step-Up feature. Once you opt out, you will no longer be eligible for future GMWB Step-Ups.

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of the withdrawal benefit base if you satisfy all of the following requirements:

		1	.		The Contract anniversary occurs before the later of:
				a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
				b.	10 years after the rider effective date;
		2	.		You have not declined any increases in the rider charge; and
		3	.		You have not fully annuitized the Contract.

Principal Income Builder 3 - Effect of Reaching the Maximum Annuitization Date

On or before the maximum annuitization date, you must elect one of the Contract or GMWB rider payment options described below.

1	.	Contract payment options:
		·			Payments resulting from applying the Contract accumulated value to an annuity benefit payment option.
		·			Payment of the Contract accumulated value as a single payment.

2	.	GMWB rider payment option:
		·			Fixed scheduled payments each year in the amount of the For Life withdrawal benefit payment until the date of death of the last covered life.

See Principal Income Builder 3 - Effect of Withdrawals for information on how withdrawals prior to the maximum annuitization date affect the GMWB values.

We will send you written notice at least 30 days prior to the maximum annuitization date and ask you to select one of the available payment options listed above. If we have not received your election as of the maximum annuitization date, we will automatically apply your Contract accumulated value to an annuity benefit payment option:
		·			for Contracts with one annuitant – Life Income with payments guaranteed for a period of 10 years.
		·			for Contracts with joint annuitants – Joint and Full Survivor Income with payments guaranteed for a period of
10 years.

Principal Income Builder 3 - Effect of the Contract Accumulated Value Reaching Zero

We will send you prior written notice whenever reasonably feasible if your Contract accumulated value is approaching zero.

In the event that the Contract accumulated value reduces to zero, we will pay the withdrawal benefit payments as follows:
·		If you have taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, your For
Life withdrawal option is either “Joint Life” or “Single Life” depending on your election at the time of your first withdrawal.
·		If you have not taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, you must elect either
		·			the “Single Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Single Life” For Life withdrawal benefit payment, until the date of your death (annuitant’s death if the owner is not a natural person); or the “Joint Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Joint Life” For Life withdrawal benefit payment, until the date of the death of the last covered life.

NOTE: In the event that the Contract accumulated value reduces to zero, the withdrawal benefit payments elected above will continue, but all other rights and benefits under this rider and the Contract (including the death benefits) will terminate, and no additional premium payments will be accepted.

Principal Income Builder 3 - Termination and Reinstatement

You may not terminate this rider prior to the 5th Contract anniversary following the rider effective date.

At any point in time, we will terminate this rider upon the earliest to occur:

  The date you send us notice to terminate the rider (after the 5th Contract anniversary following the rider effective date). This will terminate the rider, not the Contract.
  The date you fully annuitize, fully surrender or otherwise terminate the Contract.
  The For Life withdrawal benefit base is zero.
  The date the Contract owner is changed (annuitant is changed if the owner is not a natural person), except a change in owner due to a spousal continuation of the rider as described in 8. DEATH BENEFIT or the removal/ addition of a joint life as described in Principal Income Builder 3 - Covered Life Change.
  The date your surviving spouse elects to continue the Contract without this rider (even if prior to the 5th Contract anniversary following the rider effective date).
  The date you make an impermissible change in a covered life.

If this rider terminates for any reason other than full surrender of the Contract, this rider may not be reinstated.

If you surrender the Contract with this rider attached and the Contract is later reinstated, this rider also must be reinstated. At the time this rider is reinstated, we will deduct rider charges scheduled during the period of termination and make any other adjustments necessary to reflect any changes in the amount reinstated and the Contract accumulated value as of the date of termination.

Principal Income Builder 3 - Effect of Divorce

Generally, in the event of a divorce, the spouse who retains ownership of the Contract will continue to be entitled to all rights and benefits of this rider while the former spouse will no longer have any such rights or be entitled to any benefits under this rider. If you take a withdrawal to satisfy a court order to pay a portion of the Contract to your former spouse, any portion of such withdrawal that exceeds the available withdrawal benefit payments will be deemed an excess withdrawal under this rider.

Note: If this excess withdrawal causes the For Life withdrawal benefit base to go to zero, the rider will terminate at the next Contract anniversary unless you make additional premium payments or a GMWB Step-Up is applied. For further information, see Principal Income Builder 3 – Excess Withdrawals.

Principal Income Builder 3 Rider Summary

Name of Rider		PIB 3
Marketing Name		Principal Income Builder 3
Rider Issue Age		45 – 80
Rider Charge	PIB 3 Charges (as a percentage of average quarterly For Life withdrawal benefit base)
	·	Maximum annual charge is 1.65%.
	·	Current annual charge is 1.05%.
Guaranteed Minimum	·	For Life
Withdrawal Benefits
Annual Withdrawal Limits	·	“Single Life” — tiered percentages based on age at first withdrawal, beginning at 3.00% and capping at a maximum of 5.25% of the For Life withdrawal benefit base
	·	“Joint Life” — tiered percentages based on age at first withdrawal, beginning at 2.50% and capping at a maximum of 4.75% of the For Life withdrawal benefit base
For Life Withdrawal Benefit	·	“Single Life” or “Joint Life” (your life and the lifetime of your eligible
Payments		spouse)
	·	For Life withdrawal benefit payments default to “Single Life” unless “Joint
Life” is elected
	·	Available the Contract anniversary following the date the oldest owner turns 59½ — all withdrawals prior to that Contract anniversary are excess withdrawals under the For Life withdrawal option
Termination	·	You may terminate this rider anytime after the 5th Contract anniversary following the rider effective date

GMWB Step-Up	·	Automatic annual GMWB Step-Up available until the later of (a) the
Contract anniversary prior to age 80 or (b) 10 years after the rider effective date.
GMWB Bonus	·	If no withdrawals are taken, a GMWB Bonus is applied to the benefit bases on each applicable Contract anniversary.
Investment Restrictions	·	You must select one of the available GMWB investment options; there are no additional restrictions on allocations to the Fixed Account or DCA
Plus accounts.
Spousal Continuation	·	At the death of the first owner to die, a spouse who is a joint owner or primary beneficiary may have the option to continue the Contract with this rider.

Overview of Principal Income Builder 10

Withdrawal options. This rider provides the flexibility of both a For Life withdrawal option and an Investment Back withdrawal option. You are not required to choose between these two withdrawal options unless your Contract accumulated value is zero or you reach the maximum annuitization date.

The For Life withdrawal option helps to protect you against the risk of a decrease in the Contract accumulated value due to market declines as well as the risk of outliving your money. The Investment Back withdrawal option helps to protect you against the risk of a decrease in the Contract accumulated value due to market declines and is designed to permit you to recover at least your premium payments.

For Life withdrawal benefit payment percentages. This rider permits an election of “Joint Life” For Life withdrawal benefit payments or “Single Life” For Life withdrawal benefit payments.

Bonus feature. This rider has a Bonus feature which rewards you annually for not taking a withdrawal in the first 10 years of the rider. The GMWB Bonus increases the withdrawal benefit base, which increases your available withdrawal benefit payment amount. The GMWB Bonus does not increase the remaining withdrawal benefit base. The GMWB Bonus also does not increase your Contract accumulated value.

Step-Up feature. This rider has an annual Step-Up feature which can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are made, the division values rise with market growth, or credits (premium payment credits or exchange credit) are applied.

Maximum annual rider charge. This rider has a maximum annual rider charge of 2.00% of the Investment Back withdrawal benefit base.

Spousal continuation. This rider provides that the Investment Back and the For Life withdrawal options may be available to an eligible spouse who continues the Contract with the rider, if certain conditions are met.

Principal Income Builder 10 Terms

We use the following definitions to describe the features of this rider:

  Excess Withdrawal — the portion of a withdrawal that exceeds the available withdrawal benefit payment for a withdrawal option.
  GMWB Bonus — a bonus credited to the withdrawal benefit base for each withdrawal option, provided certain conditions are met.
  GMWB investment options – the limited investment options available under the GMWB rider, which reflect a balanced investment objective.
  GMWB Step-Up — an increase to the withdrawal benefit base and/or remaining withdrawal benefit base for each withdrawal option to an amount equal to your Contract’s accumulated value on the most recent Contract anniversary, provided certain conditions are met.
  Remaining withdrawal benefit base — the amount available for future withdrawal benefit payments under a withdrawal option. The remaining withdrawal benefit base for each withdrawal option is calculated separately. (not applicable to PIB3)
  Required minimum distribution (“RMD”) amount — the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and related Code provisions in effect as of the rider effective date.
  Rider effective date — the date the rider is issued.
  Withdrawal — any partial surrender (including surrender charges, if any) and/or any partial annuitization of your Contract’s accumulated value.
  Withdrawal benefit base — the basis for determining the withdrawal benefit payment available each year under a withdrawal option. The withdrawal benefit base for each withdrawal option is calculated separately.
  Withdrawal benefit payment — the amount that we guarantee you may withdraw each contract year under a withdrawal option.

Principal Income Builder 10 - Withdrawal Options

For Life Withdrawal Option. This option is intended to help you avoid the risk of out-living your money. You are eligible to take For Life withdrawal benefit payments beginning (i) on the rider effective date if the oldest owner (or the oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or the oldest annuitant, if applicable) attains age 59½. Once eligible, each year you may withdraw an amount up to the annual For Life withdrawal benefit payment until the earlier of the date of the death of the last covered life or the date the For Life withdrawal benefit base reduces to zero.

Investment Back Withdrawal Option. This option is intended to allow a more rapid recovery of your premium payments (approximately 14 years). You are eligible to take Investment Back withdrawal benefit payments beginning on the rider effective date. You may withdraw an amount up to the annual Investment Back withdrawal benefit payment until the earlier of the date of your death (annuitant’s death if the owner is not a natural person) or the date the Investment Back remaining withdrawal benefit base equals zero. Under this option, you may take withdrawals prior to the oldest owner attaining age 59½. If you take withdrawals prior to the oldest owner attaining age 59½, the For Life benefit bases will be reduced for excess withdrawals. If the adjustment for the withdrawals causes the For Life withdrawal benefit base to reduce to zero, the For Life withdrawal option will no longer be available to you (unless you make additional premium payments).

Principal Income Builder 10 - Withdrawal Benefit Base

Each withdrawal option has its own withdrawal benefit base, which is used to calculate the annual withdrawal benefit payment for that option. We calculate the withdrawal benefit base for the Investment Back and the For Life withdrawal options separately on:

  The rider effective date and
  Each Contract anniversary.

The initial withdrawal benefit base for both withdrawal options is equal to the initial premium payment.

On each Contract anniversary, the withdrawal benefit base for each withdrawal option is reset to the greater of 1 or 2, where:

1. is the accumulated value on the Contract anniversary.

2. is the result of (a + b + c - d), where:

a = prior year withdrawal benefit base (or initial withdrawal benefit base if first Contract anniversary);

b = additional premiums since the previous Contract anniversary (dollar-for-dollar);

c = any GMWB Bonus credited since the previous Contract anniversary;

d = any excess withdrawals taken since the previous Contract anniversary*.

* NOTE: The reduction for an excess withdrawal will be greater than dollar-for-dollar if the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal. See Principal Income Builder 10 -Excess Withdrawals later in this section for information about the negative effect of excess withdrawals.

If you take withdrawals prior to the oldest owner attaining age 59½, the For Life withdrawal benefit bases will be reduced for excess withdrawals. If the adjustment for the withdrawals causes the For Life withdrawal benefit base to reduce to zero, the For Life withdrawal option will no longer be available to you at the next Contract anniversary, unless you make additional premium payments.

Principal Income Builder 10 - Remaining Withdrawal Benefit Base

Each withdrawal option has its own remaining withdrawal benefit base. The remaining withdrawal benefit base is used to determine the amount available for future withdrawal benefit payments under each withdrawal option. We calculate the For Life and the Investment Back remaining withdrawal benefit bases separately on:

  The rider effective date,
  When a premium payment is made,
  When a GMWB Step-Up is applied, and
  When a withdrawal is taken.

The initial remaining withdrawal benefit base for both withdrawal options is equal to the initial premium payment (and likewise equal to the initial withdrawal benefit base) on the rider effective date.

After the rider effective date, the remaining withdrawal benefit base for each withdrawal option will be:

  increased dollar-for-dollar by each additional premium payment made and any GMWB Step-Up; and
  decreased dollar-for-dollar for each withdrawal benefit payment taken; and
  decreased to reflect any excess withdrawals taken since the previous Contract anniversary (the reduction will be greater than dollar-for-dollar, as shown below, if the Contract accumulated value is less than the remaining withdrawal benefit base at the time of the excess withdrawal). See Principal Income Builder 10 - Excess Withdrawals, below, for information about the negative effect that excess withdrawals have on the riders.

Principal Income Builder 10 - Withdrawal Benefit Payments

The Investment Back withdrawal benefit payment is equal to 7% of the Investment Back withdrawal benefit base. The Investment Back withdrawal benefit payments are available as of the rider effective date.

For Life withdrawal benefit payments are available (i) on the rider effective date if the oldest owner (or oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or oldest annuitant, if applicable) attains age 59½.

The For Life withdrawal benefit payments are automatically calculated as “Single Life” unless you provide notice and good order instructions to select “Joint Life” For Life withdrawal benefit payments. If eligible, you may elect “Joint Life” For Life withdrawal benefit payments anytime on or before your first withdrawal following the rider effective date. Once you take this first withdrawal, you cannot change your election of “Single Life” or “Joint Life” For Life withdrawal benefit payments, regardless of any change in life events.

“Single Life” For Life withdrawal benefit payments. “Single Life” For Life withdrawal benefit payments are based on one covered life. The covered life for “Single Life” is the:

a.	Owner if there is only one owner;
b.	Annuitant if the owner is not a natural person;
c.	Youngest joint owner if there are joint owners; or
d.	Youngest annuitant if there are joint annuitants and the owner is not a natural person.

In addition, the covered life must satisfy this rider’s issue age requirements on the date the covered life is designated in accordance with the terms of this rider.

As long as the Contract is in effect, “Single Life” or “Joint Life” For Life withdrawal benefit payments may be taken until the earlier of the date of the death of the first owner to die (first annuitant, if applicable) or the date the For Life withdrawal benefit base reduces to zero.

“Joint Life” For Life withdrawal benefit payments. “Joint Life” For Life withdrawal benefit payments are based on two covered lives. You may only elect “Joint Life” For Life withdrawal benefit payments if there are two covered lives that meet the eligibility requirements. There can be no more than two covered lives. The “Joint Life” election is not available if the owner is not a natural person.

To be eligible for “Joint Life” the covered lives must be:

a.	The owner and the owner’s spouse, provided there is only one owner and the spouse is named as a primary beneficiary; or
b.	The joint owners, provided the joint owners are each other’s spouse.

NOTE: Under the Internal Revenue Code (the “Code”), spousal continuation and certain distribution options are available only to a person who is defined as a “spouse” under the Federal Defense of Marriage Act or other applicable Federal Law. All Contract provisions will be interpreted and administered in accordance with the requirements of the Code.

NOTE: At the time a covered life is designated, that covered life must satisfy this rider’s issue age requirements.

As long as the Contract is in effect, “Joint Life” For Life withdrawal benefit payments will continue until the earlier of the date of the death of the last covered life or the date the “For Life” withdrawal benefit base reduces to zero.

Calculating the Principal Income Builder 10 For Life Withdrawal Benefit Payment

The GMWB withdrawal benefit payment percentages applicable to the For Life Withdrawal Benefit Payment are disclosed in this prospectus, or in a prospectus supplement that updates the percentages (“GMWB Percentages Prospectus Supplement”). In order to receive the applicable GMWB withdrawal benefit payment percentages, your application must be signed within the stated time period during which such percentages will be applicable and received by us within 10 calendar days. The percentages applicable to your Contract will not change for the life of your Contract. After December 31, 2013, you should not purchase this annuity without first obtaining the applicable GMWB Percentages Prospectus Supplement containing the withdrawal benefit payment percentages applicable at the time.

The percentages below apply for applications signed from August 1, 2013 through December 31, 2013.

The For Life Withdrawal Benefit Payment percentages may be different than those listed below for applications signed after December 31, 2013.

The For Life withdrawal benefit payment is an amount equal to a percentage multiplied by the For Life withdrawal benefit base.

The For Life withdrawal benefit payment percentage depends on whether you have elected “Single Life” or “Joint Life” and the age of the covered life on the date of the first withdrawal following the rider effective date:

· “Single Life”:

	Age of Covered Life at First	For Life Withdrawal Benefit
	Withdrawal	Payment Percentage
	45-54	3.00%
	55-64	4.00%
	65-74	5.00%
	75+	5.25%

· “Joint Life”:

	Age of Younger Covered Life at	For Life Withdrawal Benefit
	First Withdrawal	Payment Percentage
	45-54	2.50%
	55-64	3.50%
	65-74	4.50%
	75+	4.75%

NOTE: All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Under 72t, a customer can receive substantially equal payments without an IRS tax penalty, even if under age 59½. If you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals. See Principal Income Builder 10 - Excess Withdrawals for additional information.

Because the For Life withdrawal benefit payments are tiered based on the age of the younger covered life at the time of the first withdrawal, you should carefully choose when you take the first withdrawal following the rider effective date. Once a withdrawal is taken, the For Life withdrawal benefit payment percentage is locked in for the life of this rider. In addition, when you take your first withdrawal, your election of “Single Life” or “Joint Life” remains locked in and cannot be changed. For example, if you have elected “Joint Life” For Life withdrawal benefit payments and take the first withdrawal when the younger covered life is age 46, your For Life withdrawal benefit payment percentage will be locked in at 2.50% for the remaining life of this rider and cannot be changed.

Principal Income Builder 10 - Covered Life Change

Any ownership change, change of beneficiary or other change before the annuitization date which would cause a change in a covered life (a “Change”) will result in termination of this rider, except for the following permissible Changes:

1. Spousal continuation of this rider as described below in 8. DEATH BENEFIT.

2. If withdrawals have not been taken and you have not previously elected to continue this rider as provided in 8.DEATH BENEFIT, then:

a.	You may add a joint owner or primary beneficiary to your Contract as a covered life, provided that the new joint owner or primary beneficiary is an eligible covered life as set forth above.
b.	You may remove a joint owner or primary beneficiary as a covered life.
c.	The For Life withdrawal benefit payment percentage will be based on the age of the covered lives and will lock in at the percentage applicable on the date of your first withdrawal.

3. If withdrawals have been taken and you have locked in “Single Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner as a covered life.
b.	You may add a primary beneficiary to your Contract, however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

4. If withdrawals have been taken and you have locked in “Joint Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner or primary beneficiary as a covered life.
b.	You may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

5. If you have previously elected to continue this rider as provided in 8. DEATH BENEFIT, then you may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider. If the primary beneficiary that you add is your spouse, upon your death the spouse can continue the Contract, but the rider will terminate.

No Change is effective until approved by us in writing. Upon our approval, the Change is effective as of the date you signed the notice requesting the Change.

An assignment of the Contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, this rider will be terminated as of the date of the assignment.

Principal Income Builder 10 - Effect of Withdrawals

This rider does not require you to take an available withdrawal benefit payment. If you want to take advantage of this rider’s GMWB Bonus feature, withdrawals cannot be taken during the period the GMWB Bonus is available. See

Principal Income Builder 10 - GMWB Bonus.

If you elect not to take an available withdrawal benefit payment, that amount will not be carried forward to the next contract year.

Each time you take a withdrawal, it is reflected immediately in your Contract accumulated value and in the remaining withdrawal benefit base for each withdrawal option.

If you take excess withdrawals, the withdrawal benefit base for each withdrawal option will be reduced on the next Contract anniversary. See Principal Income Builder 10 - Excess Withdrawals for information about the negative effect of excess withdrawals.

To help you better understand the various features of this rider and to demonstrate how premium payments made and withdrawals taken from the Contract affect the values and benefits under this rider, we have provided several examples in APPENDIX D.

Principal Income Builder 10 - Excess Withdrawals

Any portion of a withdrawal that exceeds the available withdrawal benefit payment for either withdrawal option is an excess withdrawal. Excess withdrawals decrease the withdrawal benefit bases, which will reduce future withdrawal benefit payments.

All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Therefore, if you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals.

The Investment Back withdrawal option permits larger payments to you than the For Life withdrawal option. As a result, if you take a withdrawal in an amount permitted under the Investment Back withdrawal option, that withdrawal will be an excess withdrawal to the extent that it exceeds the applicable For Life withdrawal benefit payment.

Excess withdrawals reduce withdrawal benefit payments, the withdrawal benefit bases, and the remaining withdrawal benefit bases for the two withdrawal options. The reductions can be greater than dollar-for-dollar when the Contract accumulated value is less than the applicable rider withdrawal benefit base at the time of the excess withdrawal.

The withdrawal benefit base is used to determine the withdrawal benefit payment whereas the remaining withdrawal benefit base is used to determine the amount available for future withdrawal benefit payments. These two values are calculated differently and have different purposes; therefore, the excess withdrawal adjustment for each will vary. If you choose to take an excess withdrawal, the equations below show how to calculate the excess withdrawal adjustment.

Effect on withdrawal benefit base. Excess withdrawals will reduce each of the withdrawal benefit bases in an amount equal to the greater of:
·	the excess withdrawal, or
·	the result of (a divided by b) multiplied by c, where:
a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;
b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and
c = the withdrawal benefit base prior to the adjustment for the excess withdrawal.

Effect on remaining withdrawal benefit base. Excess withdrawals will reduce each of the remaining withdrawal benefit bases in an amount equal to the greater of:
·	the excess withdrawal, or
·	the result of (a divided by b) multiplied by c, where:
a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;
b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and
c = the remaining withdrawal benefit base prior to the adjustment for the excess withdrawal.

NOTE: All withdrawals taken prior to the date that the oldest owner (oldest annuitant, if applicable) has met the Life age eligibility requirement are excess withdrawals.

NOTE: Withdrawals prior to age 59½ may be subject to a 10% IRS penalty tax.

Required Minimum Distribution (RMD) Program for GMWB Riders

Tax-qualified contracts are subject to certain federal tax rules requiring that RMD be taken on a calendar year basis
(i.e., compared to a contract year basis), usually beginning after age 70½.

If you are eligible for and enroll in our RMD Program for GMWB Riders, as discussed below, a withdrawal taken to satisfy RMD for the Contract (an “RMD amount”) that exceeds a withdrawal benefit payment for that contract year will not be deemed an excess withdrawal.

RMD Program. Eligibility in the RMD Program for GMWB Riders is determined by satisfaction of the following requirements:

· The amount required to be distributed each calendar year for purposes of satisfying the RMD rules of the
Internal Revenue Code is based only on this Contract (the “RMD amount”); and
· You have elected scheduled withdrawal payments.

NOTE: Although enrollment in the RMD Program for GMWB Riders does not prevent you from taking an unscheduled withdrawal, an unscheduled withdrawal will cause you to lose the RMD Program protections for the remainder of the contract year. This means that any withdrawals (scheduled or unscheduled) during the remainder of the contract year that exceed applicable withdrawal benefit payments will be treated as excess withdrawals, even if the purpose is to take the RMD amount. You will automatically be re-
enrolled in the RMD Program for GMWB Riders on your next Contract anniversary.

We reserve the right to modify or eliminate the RMD Program for GMWB Riders; for example, if there is a change to the Internal Revenue Code or Internal Revenue Service rules or interpretations relating to RMD, including the issuance of relevant IRS guidance. We will send you at least 30 days advance notice of any change in or elimination of the RMD Program for GMWB Riders. Any modifications or elimination of the RMD Program for GMWB Riders will take effect after notice. If we exercise our right to modify or eliminate the RMD Program for GMWB Riders, then any scheduled or unscheduled withdrawal in excess of a withdrawal benefit payment after the effective date of the program’s modification or elimination will be deemed an excess withdrawal.

You may obtain more information regarding our RMD Program for GMWB Riders by contacting your registered representative or by calling us at 1-800-852-4450.

Principal Income Builder 10 - GMWB Bonus

Under the GMWB Bonus, on each of the first 10 Contract anniversaries following the rider effective date, we will credit a bonus (“GMWB Bonus”) to the withdrawal benefit base for each withdrawal option, provided you have not taken any withdrawals since the rider effective date.

The GMWB Bonus percentages are disclosed in this prospectus, or in a prospectus supplement that updates the percentages (“GMWB Percentages Prospectus Supplement”). In order to receive the applicable GMWB Bonus percentages, your application must be signed within the stated time period during which such percentages will be applicable and received by us within 10 calendar days. The percentages applicable to your Contract will not change for the life of your Contract. After December 31, 2013, you should not purchase this annuity without first obtaining the applicable GMWB Percentages Prospectus Supplement containing the GMWB Bonus percentages applicable at the time.

The percentages below apply for applications signed from August 1, 2013 through December 31, 2013.

The GMWB Bonus Percentages may be different than those listed below for applications signed after December 31, 2013.

The GMWB Bonus is equal to the total of all premium payments made prior to the applicable Contract anniversary multiplied by the applicable percentage shown in the chart below. If the contract date and the rider effective date are different (if we previously have allowed Contract owners to add a rider after issue), the GMWB Bonus is equal to the Contract accumulated value on the rider effective date plus premium payments made between the rider effective date and the Contract anniversary, multiplied by the applicable percentage shown in the chart below.

Contract Anniversary
(following the rider effective date)	GMWB Bonus Percentage
1-10	5.00%
11+	0.00%

The GMWB Bonus is no longer available after the earlier of:

  The 10th Contract anniversary following the rider effective date; or
  The date you take a withdrawal following the rider effective date.

NOTE: The GMWB Bonus is used only for the purposes of calculating the withdrawal benefit bases for each withdrawal option. The GMWB Bonus is not added to your Contract accumulated value.

Principal Income Builder 10 - GMWB Step-Up

The GMWB Step-Up is automatic and applies annually. Under this rider, unless an owner opts out of the automatic GMWB Step-Up, the rider charge will increase if our then current rider charge is higher than when the rider was purchased. The rider charge will never be greater than the maximum Principal Income Builder 10 rider charge. See SUMMARY OF EXPENSE INFORMATION section.

We determine eligibility for a GMWB Step-Up of the withdrawal benefit base and remaining withdrawal benefit base for each withdrawal option separately. If you satisfy the eligibility requirements on a Contract anniversary and your Contract accumulated value is greater than the applicable withdrawal benefit base, we will Step-Up the applicable withdrawal benefit base and remaining withdrawal benefit base to your Contract accumulated value on that Contract anniversary. We will not reduce your withdrawal benefit base or remaining withdrawal benefit base if your Contract accumulated value on a Contract anniversary is less than a withdrawal benefit base.

If you are eligible for a GMWB Step-Up of a withdrawal benefit base or remaining withdrawal benefit base, you will be charged the then current rider charge. You may choose to opt out of the GMWB Step-Up feature if the charge for your rider will increase. We will send you advance notice if the charge for your rider will increase in order to give you the opportunity to opt out of the GMWB Step-Up feature. Once you opt out, you will no longer be eligible for future GMWB Step-Ups.

The GMWB Step-Up operates as follows:

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of a withdrawal benefit base if you satisfy all of the following requirements:

1.	The Contract anniversary occurs before the later of:
	a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
	b.	10 years after the rider effective date;
2.	You have not declined any increases in the rider charge; and
3.	You have not fully annuitized the Contract.

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of a remaining withdrawal benefit base if you satisfy all of the following requirements:

1.	The Contract anniversary occurs before the later of:
	a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
	b.	10 years after the rider effective date;
2.	You have not declined any increases in the rider charge;
3.	You have not fully annuitized the Contract; and
4.	The remaining withdrawal benefit base has not reduced to zero during the life of the rider.

NOTE: If you take withdrawals in amounts that reduce the remaining withdrawal benefit base to zero, the remaining withdrawal benefit base is not eligible for a GMWB Step-Up (even if additional premium payments are made).

Principal Income Builder 10 - Effect of Reaching the Maximum Annuitization Date

On or before the maximum annuitization date, you must elect one of the Contract or GMWB rider payment options described below.

1	.	Contract payment options:
		·	Payments resulting from applying the Contract accumulated value to an annuity benefit payment option.
		·	Payment of the Contract accumulated value as a single payment.

2	.	GMWB rider payment options:
		·	You may elect the Investment Back withdrawal option and receive fixed scheduled payments each year in the amount of the Investment Back withdrawal benefit payment, until the Investment Back remaining withdrawal benefit base is zero. If there is any Investment Back remaining withdrawal benefit base at the time of your death (death of the first annuitant to die if the owner is not a natural person), we will continue payments as described in 8. DEATH BENEFIT.
		·	You may elect the For Life withdrawal option and receive fixed scheduled payments each year in the amount of the For Life withdrawal benefit payment, until the later of:
· the date the For Life remaining withdrawal benefit base is zero; or
· the date of death of the last covered life.

If there is any For Life remaining withdrawal benefit base at the time of your death, we will continue payments as described in 8. DEATH BENEFIT.

The For Life withdrawal option allows you to spread your withdrawal benefit payments over your lifetime. The
Investment Back withdrawal option provides a faster pay out of rider withdrawal benefit payments.

See Principal Income Builder 10 - Effect of Withdrawals for information on how withdrawals prior to the maximum annuitization date affect the GMWB values.

		·	We will send you written notice at least 30 days prior to the maximum annuitization date and ask you to select one of the available payment options listed above. If we have not received your election as of the maximum annuitization date, we will automatically apply your Contract accumulated value to an annuity benefit payment option:
		·	for Contracts with one annuitant – Life Income with payments guaranteed for a period of 10 years.
		·	for Contracts with joint annuitants – Joint and Full Survivor Income with payments guaranteed for a period of
10 years.

Principal Income Builder 10 - Effect of the Contract Accumulated Value Reaching Zero

We will send you prior written notice whenever reasonably feasible if your Contract accumulated value is approaching zero.

In the event that the Contract accumulated value reduces to zero, you must elect either:

· The Investment Back withdrawal option (only available if the Investment Back remaining withdrawal benefit base is greater than zero; see Principal Income Builder 10 - Effect of Withdrawals); or
· The For Life withdrawal option (only available if the For Life withdrawal benefit base is greater than zero; see
Principal Income Builder 10 - Effect of Withdrawals).

If we have not received your election or if you are receiving Investment Back scheduled withdrawal benefit payments, we will automatically begin making withdrawal benefit payments to you under the Investment Back withdrawal option, unless:
· You have been receiving For Life scheduled withdrawal benefit payments. We will automatically continue to make payments to you under the For Life withdrawal option.
· The Investment Back remaining withdrawal benefit base is zero. We will automatically begin making payments under the Single Life For Life withdrawal option.

The For Life withdrawal option allows you to spread your withdrawal benefit payments over your lifetime. The
Investment Back withdrawal option provides a faster pay out of withdrawal benefit payments.

We will pay the withdrawal benefit payments under the withdrawal option you have elected as follows:

· If you elect the Investment Back withdrawal option, you will receive fixed scheduled payments each year in the amount of the Investment Back withdrawal benefit payment until the Investment Back remaining withdrawal benefit base is zero. If there is any Investment Back remaining withdrawal benefit base at the time of your death, we will continue payments as described in 8. DEATH BENEFIT.
· If you have taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, your For
Life withdrawal option is either “Joint Life” or “Single Life” depending on your election at the time of your first withdrawal.
· If you have not taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, you must elect either:
· The “Single Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Single Life” For Life withdrawal benefit payment, until the later of:
· the date the For Life remaining withdrawal benefit base is zero; or
· the date of your death (annuitant’s death if the owner is not a natural person).
· The “Joint Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Joint Life” For Life withdrawal benefit payment, until the later of:
· the date the For Life remaining withdrawal benefit base is zero; or
· the date of the death of the last covered life.

If there is any For Life remaining withdrawal benefit base at the time of your death, we will continue payments as described in 8. DEATH BENEFIT.

NOTE: In the event that the Contract accumulated value reduces to zero, the withdrawal benefit payments elected above will continue, but all other rights and benefits under this rider and the Contract (including the death benefits) will terminate, and no additional premium payments will be accepted.

Principal Income Builder 10 - Termination and Reinstatement

You may not terminate this rider prior to the 5th Contract anniversary following the rider effective date.

At any point in time, we will terminate this rider upon the earliest to occur:

  The date you send us notice to terminate the rider (after the 5th Contract anniversary following the rider effective date). This will terminate the rider, not the Contract.
  The date you fully annuitize, fully surrender or otherwise terminate the Contract.
  The date the Investment Back remaining withdrawal benefit base and the For Life withdrawal benefit base are both zero.
  The date the Contract owner is changed (annuitant is changed if the owner is not a natural person), except a change in owner due to a spousal continuation of the rider as described in 8. DEATH BENEFIT or the removal/ addition of a joint life as described in Principal Income Builder 10 - Covered Life Change.
  The date your surviving spouse elects to continue the Contract without this rider (even if prior to the 5th Contract anniversary following the rider effective date).
  The date the Investment Back remaining withdrawal benefit base is zero and there are no eligible covered lives.
  The date you make an impermissible change in a covered life.

If this rider terminates for any reason other than full surrender of the Contract, this rider may not be reinstated.

If you surrender the Contract with this rider attached and the Contract is later reinstated, this rider also must be reinstated. At the time this rider is reinstated, we will deduct rider charges scheduled during the period of termination and make any other adjustments necessary to reflect any changes in the amount reinstated and the Contract accumulated value as of the date of termination.

Principal Income Builder 10 - Effect of Divorce

Generally, in the event of a divorce, the spouse who retains ownership of the Contract will continue to be entitled to all rights and benefits of this rider while the former spouse will no longer have any such rights or be entitled to any benefits under this rider. If you take a withdrawal to satisfy a court order to pay a portion of the Contract to your former spouse, any portion of such withdrawal that exceeds the available withdrawal benefit payments will be deemed an excess withdrawal under this rider.

Note: If this excess withdrawal causes both the For Life withdrawal benefit base and the Investment Back remaining withdrawal benefit base to go to zero, the rider will terminate at the next Contract anniversary unless you make additional premium payments or a GMWB Step-Up is applied. For further information, see Principal Income Builder 10 - Excess Withdrawals.

Principal Income Builder 10 Rider Summary

Name of Rider		PIB 10
Marketing Name		Principal Income Builder 10
Rider Issue Age		45 – 80
Rider Charge		PIB 10 Rider Charges (as a percentage of average quarterly Investment
Back withdrawal benefit base)
	·	Maximum annual charge is 2.00%.
	·	Current annual charge is 1.20%.
Guaranteed Minimum	·	Investment Back
Withdrawal Benefits	·	For Life
Annual Withdrawal Limits	·	Investment Back — 7.00% of the Investment Back withdrawal
benefit base.
	·	“Single Life” — tiered percentages based on age at first withdrawal, beginning at 3.00% and capping at a maximum of 5.25% of the For
Life withdrawal benefit base
	·	“Joint Life” — tiered percentages based on age at first withdrawal, beginning at 2.50% and capping at a maximum of 4.75% of the For
Life withdrawal benefit base

For Life Withdrawal Benefit	·	“Single Life” or “Joint Life” (your life and the lifetime of your eligible
Payments		spouse)
	·	For Life withdrawal benefit payments default to “Single Life” unless
“Joint Life” is elected
	·	Available the Contract anniversary following the date the oldest owner turns 59½ — all withdrawals prior to that Contract
anniversary are excess withdrawals under the For Life withdrawal option
Termination	·	You may terminate this rider anytime after the 5th Contract
anniversary following the rider effective date
GMWB Step-Up	·	Automatic annual GMWB Step-Up available until the later of (a) the
Contract anniversary prior to age 80 or (b) 10 years after the rider effective date.
	·	A remaining withdrawal benefit base under a withdrawal option is not eligible for a GMWB Step-Up after the remaining withdrawal benefit base reduces to zero, even if additional premium payments are made.
GMWB Bonus	·	If no withdrawals are taken, a GMWB Bonus is applied to the
benefit bases on each applicable Contract anniversary.
Investment Restrictions	·	You must select one of the available GMWB investment options;
there are no additional restrictions on allocations to the Fixed
Account or DCA Plus accounts.
Spousal Continuation	·	At the death of the first owner to die, a spouse who is a joint owner or primary beneficiary may continue the Contract with or without this rider.
	·	The Investment Back withdrawal option continues; the For Life withdrawal option continues only for eligible spouses.

5. PREMIUM PAYMENT CREDIT RIDER

The Premium Payment Credit Rider applies credits to the accumulated value for premium payments made in contract year one. This rider can only be elected at the time the Contract is issued. Once this rider is elected, it cannot be terminated. There is a charge for this rider (see 2. CHARGES AND DEDUCTIONS) as well as an increased surrender charge and longer surrender charge period.

If you elect this rider, the following provisions apply to the Contract:

· We will apply a credit of 5% of the premium payment to your accumulated value for each premium payment received during your first contract year. The credit is applied to the Contract on the same date the related premium payment is applied to the Contract. For example, if you make a premium payment of $10,000 in your first contract year, a credit amount of $500 will be added to your accumulated value (5% x $10,000).
· No credit(s) are applied for premium payments made after the first contract year.
· For Contracts issued in the state of Washington, no premium payments are allowed after the first contract year for Contracts issued with the Premium Payment Credit Rider.
· The premium payment credit is allocated among the investment options according to your then current premium payment allocations.
· We recapture the credit(s) if you exercise your right to return the Contract during the examination offer period or if you request full annuitization of the Contract prior to the third Contract anniversary.
· The amount we recapture may be more than the current value of the credit(s). If your investment options have experienced negative investment performance (i.e., have lost value) you bear the loss for the difference between the original value of the credit(s) and the current (lower) value of the credit(s).
· Partial annuitizations are restricted in each of contract years two and three to no more than 10% of the accumulated value as of the most recent Contract anniversary.
· Credits are considered earnings under the Contract, not premium payments.
· All premium payments are subject to the 9-year surrender charge period and higher surrender charge (see 2.
CHARGES AND DEDUCTIONS).
· The Premium Payment Credit Rider cannot be cancelled and the associated surrender charge period and percentages cannot be changed.
· The DCA Plus program is not available to you if you elect this rider.

If you elect the Premium Payment Credit Rider, your unit values will be lower than if you did not elect the rider. The difference reflects the annual charge for the Premium Payment Credit Rider. After the 8th Contract anniversary, your accumulated value is moved to units in your chosen divisions that do not include this rider charge. This move of division units will not affect your accumulated value. It will, however, result in a smaller number of division units but those units will have a higher unit value. We will notify you when the division units move because of discontinuation of the rider charge. The following example is provided to assist you in understanding this adjustment.

	Sample Division	Number of Units in
	Unit Value	Sample Division	Accumulated Value
Prior to the one time adjustment	25.560446	1,611.0709110	$41,179.69
After the one time adjustment	26.659024	1,544.6811189	$41,179.69

You should carefully examine the Premium Payment Credit Rider to decide if this rider is suitable for you. There are circumstances under which you would be worse off for having received the credit. In making this determination, you should consider the following factors:
· this rider increases the amount and duration of the surrender charges, see 2. CHARGES AND DEDUCTIONS;
· we recapture the credit(s) if you exercise your right to return the Contract during the examination offer period or if you request full annuitization of the Contract prior to the third Contract anniversary.
· partial annuitizations are restricted in each of contract years two and three to no more than 10% of the accumulated value as of the most recent Contract anniversary.
· any premium payments made after the first contract year do not have a credit applied even though they are subject to the rider’s higher Separate Account charges; and
· the higher Separate Account charges reduce investment performance.

The charges used to recoup our cost for the premium payment credit(s) include the surrender charge and the
Premium Payment Credit Rider charge (see 2. CHARGES AND DEDUCTIONS). We expect to make a profit from these charges.

The following tables demonstrate hypothetical surrender values for Contracts with and without this rider but do not show the impact of partial surrenders or partial annuitizations. The tables are based on:
·	a $25,000 initial premium payment and no additional premium payments;
·	the deduction of maximum Separate Account annual expenses:
· Contracts with the Premium Payment Credit Rider:
· 2.00% annually for the first eight contract years
· 1.40% annually after the first eight contract years
· Contracts without the Premium Payment Credit Rider:
· 1.40% annually for all contract years.
·	the deduction of the arithmetic average of the underlying mutual fund expenses as of December 31, 2012;
·	0%, 5% and 10% annual rates of return before charges; and
·	payment of the $30 annual Contract fee (while the Contract’s value is less than $30,000).

	0% Annual Return		5% Annual Return		10% Annual Return
	Surrender	Surrender	Surrender	Surrender	Surrender	Surrender
	Value	Value	Value	Value	Value	Value
	Without	With	Without	With	Without	With
	Premium	Premium	Premium	Premium	Premium	Premium
Contract	Payment	Payment	Payment	Payment	Payment	Payment
Year	Credit Rider	Credit Rider	Credit Rider	Credit Rider	Credit Rider	Credit Rider
1	$23,082.82	$23,623.62	$24,257.82	$24,831.12	$25,432.82	$26,085.45
2	$22,528.66	$22,918.25	$24,882.10	$25,322.37	$27,439.40	$28,081.34
3	$21,987.20	$22,447.79	$25,523.27	$26,102.14	$29,669.62	$30,469.07
4	$21,659.84	$21,982.68	$26,443.40	$26,908.84	$32,321.70	$33,008.71
5	$21,333.62	$21,522.99	$27,412.91	$27,727.26	$35,158.89	$35,711.07
6	$21,008.63	$21,068.76	$28,401.90	$28,557.67	$38,195.47	$38,587.70
7	$20,684.98	$20,620.03	$29,410.90	$29,430.29	$41,446.80	$41,650.99
8	$20,543.18	$20,176.83	$30,720.43	$30,316.04	$45,179.43	$44,914.21
9	$20,042.01	$19,861.19	$31,551.87	$31,400.07	$48,661.17	$48,664.05
10	$19,552.35	$19,547.01	$32,405.82	$32,506.67	$52,411.24	$52,683.60
15	$17,267.41	$17,262.66	$37,035.00	$37,150.26	$75,968.52	$76,363.31
20	$15,232.75	$15,228.52	$42,325.46	$42,457.18	$110,114.09	$110,686.33

The better your Contract’s investment performance, the more advantageous the Premium Payment Credit Rider becomes due to the effect of compounding. However, Contracts with the Premium Payment Credit Rider are subject to both a greater surrender charge and a longer surrender charge period than Contracts issued without this rider (see
2. CHARGES AND DEDUCTIONS). If you surrender your Contract with the Premium Payment Credit Rider while subject to a surrender charge, your surrender value will be less than the surrender value of a Contract without this rider.

6. TRANSFERS AND SURRENDERS

Division Transfers

· You may request an unscheduled transfer or set up a scheduled transfer by
· mailing your instructions to us;
· calling us at 1-800-852-4450 (if telephone privileges apply);
· faxing your instructions to us at 1-866-894-2093; or
· visiting www.principal.com.
· You must specify the dollar amount or percentage to transfer from each division.
· The minimum transfer amount is the lesser of $100 or the value of your division.
· In states where allowed, we reserve the right to reject transfer instructions from someone providing them for multiple contracts for which he or she is not the owner.

You may not make a transfer to the Fixed Account if:
· a transfer has been made from the Fixed Account to a division within six months; or
· following the transfer, the Fixed Account value would be greater than $1,000,000.

Unscheduled Transfers

You may make unscheduled division transfers from one division to another division or to the Fixed Account.

  Transfers are not permitted into DCA Plus accounts.
  Transfer values are calculated using the price next determined after we receive your request.
  We reserve the right to impose a fee of the lesser of $30 or 2% of the amount transferred on each unscheduled transfer after the first unscheduled transfer in a contract year. If we elect to begin charging for the transaction fee, we will provide you with written notice at least 30 days in advance.

Limitations on Unscheduled Transfers. We reserve the right to reject excessive exchanges or purchases if the trade would disrupt the management of the Separate Account, any division of the Separate Account or any underlying mutual fund. In addition, we may suspend or modify transfer privileges in our sole discretion at any time to prevent market timing efforts that could disadvantage other owners. These modifications could include, but not be limited to:

  requiring a minimum time period between each transfer;
  imposing the transaction fee;
  limiting the dollar amount that an owner may transfer at any one time; or
  not accepting transfer requests from someone providing requests for multiple Contracts for which he or she is not the owner.

Scheduled Transfers (Dollar Cost Averaging)

  You may elect to have transfers made on a scheduled basis.
  There is no charge for scheduled transfers and no charge for participating in the scheduled transfer program.
  You must specify the dollar amount of the transfer.
  You select the transfer date (other than the 29th, 30th or 31st) and the transfer period (monthly, quarterly, semi- annually or annually).
  If the selected date is not a valuation date, the transfer is completed on the next valuation date.
  Transfers are not permitted into DCA Plus accounts.
  If you want to stop a scheduled transfer, you must provide us notice prior to the date of the scheduled transfer.
  Transfers continue until your value in the division is zero or we receive notice to stop the transfers.
  The number of divisions available for simultaneous transfers will never be less than two. When we have more than two divisions available, we reserve the right to limit the number of divisions from which simultaneous transfers are made.

Scheduled transfers are designed to reduce the risks that result from market fluctuations. They do this by spreading out the allocation of your money to investment options over a longer period of time. This allows you to reduce the risk of investing most of your money at a time when market prices are high. The results of this strategy depend on market trends and are not guaranteed.

Example:
	Month	Amount Invested	Share Price	Shares Purchased
	January	$100	$25.00	4
	February	$100	$20.00	5
	March	$100	$20.00	5
	April	$100	$10.00	10
	May	$100	$25.00	4
	June	$100	$20.00	5
	Total	$600	$120.00	33

In the example above, the average share price is $20.00 [total of share prices ($120.00) divided by number of purchases (6)]. The average share cost is $18.18 [amount invested ($600.00) divided by number of shares purchased (33)].

Fixed Account Transfers, Total and Partial Surrenders

Transfers and surrenders from the Fixed Account are subject to certain limitations. In addition, surrenders from the
Fixed Account may be subject to a surrender charge (see Section 2. CHARGES AND DEDUCTIONS).

You may transfer amounts from the Fixed Account to the Separate Account divisions before the annuitization date and as provided below. The transfer is effective on the valuation date following our receipt of your instructions. You may transfer amounts on either a scheduled or unscheduled basis. You may not make both scheduled and unscheduled Fixed Account transfers in the same contract year.

Unscheduled Fixed Account Transfers. The minimum transfer amount is $100 (or entire Fixed Account value if less than $100). Once per contract year, within the 30 days following the Contract anniversary date, you can:
· transfer an amount not to exceed 25% of your Fixed Account value; or
· transfer up to 100% of your Fixed Account value if:
· your Fixed Account value is less than $1,000; or
· a minus b is greater than 1% where:
a = the weighted average of your Fixed Account interest rates for the preceding contract year; and
b = the renewal interest rate for the Fixed Account.

Scheduled Fixed Account Transfers (Fixed Account Dollar Cost Averaging). You may make scheduled transfers on a monthly basis from the Fixed Account to the Separate Account as follows:

· You may establish scheduled transfers by sending a written request or by telephoning the home office at 1-
800-852-4450.
· Transfers occur on a date you specify (other than the 29th, 30th or 31st of any month).
· If the selected date is not a valuation date, the transfer is completed on the next valuation date.
· Scheduled transfers are only available if the Fixed Account value is $5,000 or more at the time the scheduled transfers begin.
· Scheduled monthly transfers of a specified dollar amount will continue until the Fixed Account value is zero or until you notify us to discontinue the transfers. This specified dollar amount cannot exceed 2% of your
Fixed Account value.
· The minimum transfer amount is $100.
· If the Fixed Account value is less than $100 at the time of transfer, the entire Fixed Account value will be transferred.
· If you stop the transfers, you may not start transfers again without our prior approval.

Automatic Portfolio Rebalancing (APR)

· APR allows you to maintain a specific percentage of your Separate Account division value in specified divisions over time.
· You may elect APR at any time after the examination offer period has expired.
· APR is not available for values in the Fixed Account or the DCA Plus accounts.
· APR is not available if you have arranged scheduled transfers from the same division.
· There is no charge for APR transfers and no charge for participating in the APR program.
· APR will be done on the frequency you specify:
· quarterly (on a calendar year or contract year basis); or
· semiannually or annually (on a contract year basis).
· You may rebalance by
· mailing your instructions to us;
· calling us at 1-800-852-4450 (if telephone privileges apply);
· faxing your instructions to us at 1-866-894-2093; or
· visiting www.principal.com.
· Divisions are rebalanced at the end of the next valuation period following your request.

Example: You elect APR to maintain your Separate Account division value with 50% in the LargeCap Value division and 50% in the Bond & Mortgage Securities division. At the end of the specified period, 60%
of the accumulated value is in the LargeCap Value division, with the remaining 40% in the Bond &
Mortgage Securities division. By rebalancing, units from the LargeCap Value division are redeemed and applied to the Bond & Mortgage Securities division so that 50% of the Separate Account division value is once again in each division.

Surrenders

You may surrender your Contract by providing us notice. Surrender requests may be sent to us at:
Principal Life Insurance Company
P O Box 9382
Des Moines, Iowa 50306-9382

Surrenders result in the redemption of units and your receipt of the value of the redeemed units minus any applicable surrender charge and fees. Surrender values are calculated using the price next determined after we receive your request. Surrenders from the Separate Account are generally paid within seven days of the effective date of the request for surrender (or earlier if required by law). However, certain delays in payment are permitted (see 9.
ADDITIONAL INFORMATION ABOUT THE CONTRACT). Surrenders before age 59½ may involve an income tax penalty (see 10. FEDERAL TAX MATTERS).

You may specify surrender allocation percentages with each partial surrender request. If you do not provide us with specific percentages, we will use your premium payment allocation percentages for the partial surrender. Surrenders may be subject to a surrender charge (see 2. CHARGES AND DEDUCTIONS).

Total Surrender

·	You may surrender the Contract at any time before the annuitization date.
·	Surrender values are calculated using the price next determined after we receive your request.
·	The cash surrender value is your accumulated value minus any applicable surrender charges and fee(s)
(Contract fee and/or prorated share of the charge(s) for optional rider(s)).
·	We reserve the right to require you to return the Contract.
·	The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to surrender.

Unscheduled Partial Surrender

·	You may surrender a part of your accumulated value at any time before the annuitization date.
·	You must specify the dollar amount of the surrender (which must be at least $100).
·	The surrender is effective at the end of the valuation period during which we receive your written request for surrender.
·	The surrender is deducted from your investment options according to your surrender allocation percentages.
·	If surrender allocation percentages are not specified, we use your premium payment allocation percentages.
·	We surrender units from your investment options to equal the dollar amount of the surrender request plus any applicable surrender charge and transaction fee, if any.
·	Your accumulated value after the unscheduled partial surrender must be equal to or greater than $5,000; we reserve the right to increase this amount up to and including $10,000.
·	The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to surrender.

Scheduled Partial Surrender

·	You may elect partial surrenders from any of your investment options on a scheduled basis.
·	Your accumulated value must be at least $5,000 when the scheduled partial surrenders begin.
·	You may specify monthly, quarterly, semi-annually or annually and choose a surrender date (other than the 29th,
30th or 31st).
·	If the selected date is not a valuation date, the partial surrender is completed on the next valuation date.
·	We surrender units from your investment options to equal the dollar amount of the partial surrender request plus any applicable partial surrender charge.
·	The partial surrenders continue until your value in the investment option is zero or we receive written notice to stop the partial surrenders.
·	The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to partial surrender.

7. THE ANNUITIZATION PERIOD

Annuitization Date

You may specify an annuitization date in your application. You may change the annuitization date with our prior approval. The request must be in writing. You may not select an annuitization date prior to the first Contract anniversary or after the maximum annuitization date (the later of age 85 or ten years after Contract issue; state variations may apply) found on the data pages. If you do not specify an annuitization date, the annuitization date is the maximum annuitization date shown on the data pages.

Full Annuitization

Any time after the first contract year, you may annuitize your Contract by electing to receive payments under an annuity benefit payment option. If the accumulated value on the annuitization date is less than $2,000 or if the amount applied under an annuity benefit payment option is less than the minimum requirement, we may pay out the entire amount in a single payment. The Contract would then be canceled. You may select when you want the payments to begin (within the period that begins the business day following our receipt of your instruction and ends one year after our receipt of your instructions).

Once payments begin under the annuity benefit payment option you choose, the option may not be changed. In addition, once payments begin, you may not surrender or otherwise liquidate or commute any of the portion of your accumulated value that has been annuitized.

Depending on the type of annuity benefit payment option selected, payments that are initiated either before or after the annuitization date may be subject to penalty taxes (see 10. FEDERAL TAX MATTERS). You should consider this carefully when you select or change the annuity benefit payment commencement date.

Partial Annuitization

You have the right to partially annuitize a portion of your accumulated value. After the first contract year and prior to the annuitization date, you may annuitize a portion of your accumulated value by sending us a notice.

If you have elected the Premium Payment Credit Rider, the amount of the partial annuitization during each of contract years two and three is limited to no more than 10% of the accumulated value as of the most recent Contract anniversary.

The minimum partial annuitization amount is $2,000. Any partial annuitization request that reduces the accumulated value to less than $5,000 will be treated as a request for full annuitization.

You may select one of the annuity benefit payment options listed below. Once payments begin under the option you selected, the option may not be changed. In addition, once payments begin you may not surrender or otherwise liquidate or commute any portion of your accumulated value that has been annuitized.

Annuity Benefit Payment Options

We offer fixed annuity benefit payments only. No surrender charge is imposed on any portion of your accumulated value that has been annuitized.

You may choose from several fixed annuity benefit payment options. Payments will be made on the frequency you choose. You may elect to have your annuity benefit payments made on a monthly, quarterly, semiannual or annual basis. The dollar amount of the payments is specified for the entire payment period according to the option selected.
There is no right to take any total or partial surrenders after the annuitization date. The fixed annuity benefit payment must begin within one year of the annuity benefit election.

The amount of the fixed annuity benefit payment depends on the:
· amount of accumulated value applied to the annuity benefit payment option;
· annuity benefit payment option selected; and
· age and gender of the annuitant (unless fixed income option is selected).

The amount of the initial payment is determined by applying all or a portion of the accumulated value as of the date of the application to the annuity table for the annuitant’s annuity benefit payment option, gender, and age. The annuity benefit payment tables contained in the Contract are based on the Annuity 2000 Mortality Table. These tables are guaranteed for the life of the Contract.

Annuity benefit payments generally are higher for male annuitants than for female annuitants with an otherwise identical Contract. This is because statistically females have longer life expectancies than males. In certain states, this difference may not be taken into consideration in determining the payment amount. Additionally, Contracts with no gender distinctions are made available for certain employer-sponsored plans because, under most such plans, gender discrimination is prohibited by law.

You may select an annuity benefit payment option by written request only. Your selection of an annuity benefit payment option for a partial annuitization must be in writing and may not be changed after payments begin. Your selection of an annuity benefit payment option for any portion not previously annuitized may be changed by written request prior to the annuitization date.

If an annuity benefit payment option is not selected, we will automatically apply:

  for Contracts with one annuitant — Life Income with payments guaranteed for a period of 10 years.
  for Contracts with joint annuitants — Joint and Full Survivor Life Income with payments guaranteed for a period of 10 years.

The available annuity benefit payment options for both full and partial annuitizations include:

  Fixed Period Income – Level payments continue for a fixed period. You may select a range from 5 to 30 years (state variations may apply). If the annuitant dies before the selected period expires, payments continue to you or the person(s) you designate until the end of the fixed period. Payments stop after all guaranteed payments are received.
  Life Income – Level payments continue for the annuitant’s lifetime. If you defer the first payment date, it is possible that you would receive no payments if the annuitant dies before the first payment date. NOTE: There is no death benefit value remaining and there are no further payments when the annuitant dies.
  Life Income with Period Certain – Level payments continue during the annuitant’s lifetime with a guaranteed payment period of 5 to 30 years. If the annuitant dies before all of the guaranteed payments have been made, the guaranteed payments continue to you or the person(s) you designate until the end of the guaranteed payment period.
  Joint and Survivor – Payments continue as long as either the annuitant or the joint annuitant is alive. You may also choose an option that lowers the amount of income after the death of a joint annuitant. It is possible that you would only receive one payment under this option if both annuitants die before the second payment is due. If you defer the first payment date, it is possible that you would receive no payments if both the annuitants die before the first payment date. NOTE: There is no death benefit value remaining and there are no further payments after both annuitants die.
  Joint and Survivor with Period Certain – Payments continue as long as either the annuitant or the joint annuitant is alive with a guaranteed payment period of 5 to 30 years. You may choose an option that lowers the amount of income after the death of a joint annuitant. If both annuitants die before all guaranteed payments have been made, the guaranteed payments continue to you or the person(s) you designate until the end of the guaranteed payment period.

Other annuity benefit payment options may be available.

Tax Considerations Regarding Annuity Benefit Payment Options

If you own one or more tax qualified annuity contracts, you may avoid tax penalties if payments from at least one of your tax qualified contracts begin no later than April 1 following the calendar year in which you turn age 70½. The required minimum distribution payment must be in equal (or substantially equal) amounts over your life or over the joint lives of you and your designated beneficiary. These required minimum distribution payments must be made at least once a year. Tax penalties may apply at your death on certain excess accumulations. You should confer with your tax advisor about any potential tax penalties before you select an annuity benefit payment option or take other distributions from the Contract. Additional rules apply to distributions under non-qualified contracts (see 10. FEDERAL TAX MATTERS).

Death of Annuitant (During the Annuitization Period)

If the annuitant dies during the annuity benefit payment period, remaining payments are made to the owner throughout the guaranteed payment period, if any, or for the life of any joint annuitant, if any. If the owner is the annuitant, remaining payments are made to the contingent owner. In all cases the person entitled to receive payments also receives any rights and privileges under the annuity benefit payment option.

8. DEATH BENEFIT

This Contract provides a death benefit upon the death of the owner. The Contract will not provide death benefits upon the death of an annuitant unless the annuitant is also an owner or the owner is not a natural person.

The following tables illustrate the various situations and the resulting death benefit payment if death occurs before the annuitization date and while the accumulated value is greater than zero.

If you die and	And	Then
You are the sole	Your spouse is	The beneficiary(ies) receives the death benefit under the Contract
owner	not named as a	or the GMWB Death Benefit, whichever is applicable.
primary
	beneficiary	If a beneficiary dies before you, upon your death we will make equal payments to the surviving beneficiaries unless you provided us with other written instructions. If no beneficiary(ies) survives you, the death benefit is paid to your estate in a single payment.

Upon your death, only your beneficiary’s(ies’) right to the death benefit or the GMWB Death Benefit will continue; all other rights and benefits under the Contract will terminate.
You are the sole	Your spouse is	Your spouse may either
owner	named as a	a. continue the Contract; or
	primary	b. receive the death benefit under the Contract or the GMWB Death
	beneficiary	Benefit, whichever is applicable.

All other beneficiaries receive the death benefit under the Contract or the GMWB Death Benefit, whichever is applicable.

If a beneficiary dies before you, upon your death we will make equal payments to the surviving beneficiaries unless you provided us with other written instructions. If no beneficiary(ies) survives you, the death benefit is paid to your estate in a single payment.

Unless your spouse elects to continue the Contract, only your spouse’s and any other beneficiary’s(ies’) right to the death benefit or the GMWB Death Benefit will continue; all other rights and benefits under the Contract will terminate.
You are a joint	The surviving	The surviving owner receives the death benefit under the Contract
owner	joint owner is not	or the GMWB Death Benefit, whichever is applicable.
your spouse
Upon your death, only the surviving owner’s right to the death benefit or the GMWB Death Benefit will continue; all other rights and benefits under the Contract will terminate.
You are a joint	The surviving	Your spouse may either
owner	joint owner is	a. continue the Contract; or
	your spouse	b. receive the death benefit under the Contract or the GMWB Death
Benefit, whichever is applicable.

Unless your surviving spouse owner elects to continue the Contract, upon your death, only your spouse’s right to the death benefit or the
GMWB Death Benefit will continue; all other rights and benefits under the rider and the Contract will terminate.

If you die and	And	Then
The annuitant dies	The owner is not	The beneficiary(ies) receives the death benefit under the Contract
	a natural person	or the GMWB Death Benefit, whichever is applicable.

If a beneficiary dies before the annuitant, upon the annuitant’s death we will make equal payments to the surviving beneficiaries unless the owner provided us with other written instructions.

Upon the annuitant’s death, only the beneficiary’s(ies’) right to the death benefit or the GMWB Death Benefit will continue; all other rights and benefits under the Contract will terminate.

Before the annuitization date, you may give us written instructions for payment under a death benefit option. If we do not receive your instructions, a death benefit is paid according to instructions from the beneficiary(ies). The beneficiary(ies) may elect to apply a death benefit under an annuity benefit payment option or receive a death benefit as a single payment. Generally, unless the beneficiary(ies) elects otherwise, we pay a death benefit in a single payment, subject to proof of your death.

No surrender charge applies when a death benefit is paid.

Payment of Death Benefit

The death benefit is usually paid within five business days of our receiving all required documents (including proof of death) to process the claim. Payment is made according to benefit instructions provided by you. Some states require this payment to be made in less than five business days. Under certain circumstances, this payment may be delayed (see 9. ADDITIONAL INFORMATION ABOUT THE CONTRACT). Unless otherwise required by law, We pay interest on the death benefit from the date the Contract is terminated (after receipt of all required documents), until payment is made.

NOTE: Proof of death includes: a certified copy of a death certificate; a certified copy of a court order; a written statement by a medical doctor; or other proof satisfactory to us.

The accumulated value remains invested in the divisions  until the valuation period during which we  receive the required documents. If more than one beneficiary is named, each beneficiary’s portion of the death benefit remains invested in the divisions  until the valuation period during which we  receive the required documents for that beneficiary. Unless otherwise required by law, we  pay interest on the death benefit from the first day the accumulated value is no longer invested in the divisions  until payment is made.  After payment of all of the death benefit (including any applicable interest), the Contract is terminated.

Standard Death Benefit Formula

The amount of the standard death benefit is the greatest of a, b or c, where:
a = the accumulated value on the date we receive proof of death and all required documents;
b = the total of premium payments minus an adjustment for each partial surrender (and any applicable surrender charges and fees) and minus an adjustment for each partial annuitization made prior to the date we receive proof of death and all required documents; and
c = the highest accumulated value on any Contract anniversary that is wholly divisible by seven (for example,
Contract anniversaries 7, 14, 21, 28, etc.) plus any premium payments since that Contract anniversary and minus an adjustment for each partial surrender (and any applicable surrender charges and fees) and minus an adjustment for each partial annuitization made after that Contract anniversary.

The adjustment for each partial surrender (and any applicable surrender charges and fees) and for each partial annuitization made prior to the date we receive proof of death and all required documents is equal to (x divided by y)
multiplied by z, where:
x = the amount of the partial surrender (and any applicable surrender charges and fees) or the amount of the partial annuitization; and
y = the accumulated value immediately prior to the partial surrender or partial annuitization; and
z = the amounts determined in b or c above immediately prior to the partial surrender or partial annuitization.

Example: Your accumulated value is $10,000 and you take a partial surrender of $2,000 (20% of your accumulated value). For purposes of calculating the death benefit, we reduce the amounts determined in b or c above by 20%.

GMWB Death Benefit - Principal Income Builder 3

NOTE: The GMWB Death Benefit is available for applications signed on or after August 1, 2013, with a GMWB rider. If you are purchasing one of these riders in a state that has not approved the most recent version of the rider, the GMWB Death Benefit is not available.

While a GMWB rider is active, the GMWB Death Benefit replaces any other death benefit under the Contract.
The GMWB Death Benefit terminates when the GMWB rider terminates.

1	.	If you are the only owner, upon your death, your primary beneficiary may elect one of the following:
		a.	receive the GMWB Death Benefit as set forth below; or
		b.	if the primary beneficiary is your spouse, your spouse may continue the Contract with or without this rider as set forth later in this section.

2	.	If there are joint owners, upon the death of the first joint owner to die, the surviving joint owner may elect one of the following:
		a.	receive the GMWB Death Benefit as set forth below; or
		b.	if the surviving joint owner is your spouse, your spouse may continue the Contract with or without this rider as set forth later in this section.

The GMWB Death Benefit is equal to the greatest of:

1	.	the Contract accumulated value as of the valuation date on which we receive the proof of death and all required documents;

2	.	the total premium payments minus each withdrawal taken on or before the valuation date on which we receive the proof of death and all required documents;

3	.	the Contract accumulated value that was in effect on any prior Contract anniversary that is divisible equally by
7, plus any premium payments made after that Contract anniversary minus each withdrawal taken after that
Contract anniversary.

NOTE: For 2. and 3. above, a withdrawal that is not a "For Life" Excess Withdrawal will reduce the GMWB Death
Benefit by the amount of the withdrawal. Then, each "For Life" Excess Withdrawal will proportionately reduce the GMWB Death Benefit by the ratio of the "For Life" Excess Withdrawal taken to the Contract accumulated value immediately prior to the "For Life" Excess Withdrawal.

NOTE: For 2. and 3. above, withdrawals up to the RMD amount under the RMD Program for GMWB Riders are not considered excess withdrawals and reduce the GMWB Death Benefit by the amount of the withdrawal.

For details of the GMWB Death Benefit calculations, see APPENDIX G- GMWB DEATH BENEFIT EXAMPLES.

If the Contract Accumulated Value is Greater than Zero. The following table illustrates the various situations and the resulting outcomes if your Contract accumulated value is greater than zero at your death.

If you die and	And	Then
You are the sole owner	Your spouse is not	The primary beneficiary(ies) will receive the GMWB Death
	named as a primary	Benefit.
beneficiary
All other rights and benefits under the rider and Contract will terminate.

You are the sole owner	Your spouse is	Your spouse may:
named as a primary
	beneficiary	a.	Continue the Contract with or without this rider as set
forth later in this section; or
		b.	Receive the GMWB Death Benefit.

All other primary beneficiaries will receive the GMWB Death
Benefit.

Unless your spouse elects to continue the Contract with this

If you die and	And	Then
rider, only your spouse’s and beneficiary(ies)’s right to the above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint	Your surviving owner will receive the GMWB Death Benefit.
owner is not your
	spouse	All other rights and benefits under the rider and Contract will terminate.

You are a joint owner	The surviving joint	Your spouse may:
owner is your spouse
		a.	Continue the Contract with or without this rider as set
forth later in this section; or
		b.	Receive the GMWB Death Benefit.

Unless the surviving spouse owner elects to continue the Contract with this rider, upon your death, only your spouse’s right to the above-selected payments will continue; all other rights and benefits under the rider and Contract will terminate.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the GMWB Death Benefit.
natural person
If a beneficiary dies before the annuitant, on the annuitant’s death we will make equal payments to the surviving
beneficiaries unless the owner provided us with other written instructions. If no beneficiary(ies) survive the annuitant, the
GMWB Death Benefit is paid to the owner.

Upon the annuitant’s death, only the beneficiary(ies) right to the GMWB Death Benefit will continue; all other rights and
benefits under the Contract will terminate.

If the Contract Accumulated Value is Zero. The following table illustrates the various situations and the resulting outcomes if the Contract accumulated value is zero at your death.

If you die and…	And…	Then…
You are the sole owner	You elected the	All payments stop and all rights and benefits under the
	“Single Life” For Life	Contract terminate.
withdrawal option*
You are the sole owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving covered life’s death, all payments stop and all rights and benefits under the Contract terminate.
You are a joint owner	You elected the	All payments stop and all rights and benefits under the
	“Single Life” For Life	Contract terminate.
withdrawal option*
You are a joint owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving joint owner’s death, all payments stop and all rights and benefits under the Contract terminate.

*	See Principal Income Builder 3 - Effect of the Contract Accumulated Value Reaching Zero for details regarding election of the For Life withdrawal option.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

Spousal Continuation of the Principal Income Builder 3 Rider

This rider provides that the For Life withdrawal benefit payment may be available in certain situations to an eligible spouse who continues the Contract with the rider.

If you die while this rider is in effect and if your surviving spouse elects to continue the Contract in accordance with its terms, the surviving spouse may also elect to continue this rider if:

1	.	The Contract accumulated value is greater than zero;
2	.	There has not been a previous spousal continuation of the Contract and this rider; and
3	.	Your spouse is either:
a. your primary beneficiary, if you were the sole owner; or
b. the surviving joint owner, if there were joint owners.

If your spouse elects to continue the Contract without this rider, this rider and all rights, benefits and charges under this rider will terminate and cannot be reinstated.

NOTE: Although spousal continuation may be available under federal tax laws for a subsequent spouse, this rider may be continued one time only.

The following table illustrates the various changes and the resulting outcomes associated with continuation of this rider by an eligible surviving spouse.

If you die and…	And…	Then if your spouse continues this rider…
No withdrawals	Your spouse	Your spouse may continue the rider and take withdrawals until the
have been taken	meets the	earlier of their death or the For Life withdrawal benefit base reduces
since the rider	minimum issue	to zero.
effective date	age requirement
For Life withdrawal benefits will automatically be calculated as
“Single Life” and your spouse will be the sole covered life. Your spouse may not add a new covered life or elect “Joint Life”.

The For Life withdrawal benefit percentage will be based on your spouse’s age and will lock in at the “Single Life” percentage applicable on the date of your spouse’s first withdrawal.

All other provisions of this rider will continue as in effect on the date of your death.
No withdrawals	Your spouse does	The Principal Income Builder 3 rider terminates upon your death.
have been taken	not meet the
since the rider	minimum issue	All other provisions of this Contract will continue as in effect on the
effective date	age requirement	date of your death.

If you die and…	And…	And…	Then if your spouse continues this rider
Withdrawals have	You have locked in	---	The Principal Income Builder 3 rider terminates
been taken since the	“Single Life” For Life		upon your death.
rider effective date	withdrawal benefits
All other provisions of this Contract will
continue as in effect on the date of your death.
Withdrawals have	You have locked in	Your spouse is	Your spouse may continue the rider and take
been taken since	“Joint Life” For Life	the surviving	For Life withdrawal benefit payments until the
the rider effective	withdrawal benefits	covered life	earlier of their death or the For Life withdrawal
date			benefit base reduces to zero.

For Life withdrawal benefits will continue to be
calculated as “Joint Life”.

The For Life withdrawal benefit percentage will
remain locked in at the “Joint Life” percentage
applicable on the date of your first withdrawal
and will not be reset to reflect your death.

All other provisions of this rider will continue as
in effect on the date of your death.
Withdrawals have	You have locked in	There is no	The Principal Income Builder 3 rider terminates
been taken since	“Joint Life” For Life	surviving	upon your death.
the rider effective	withdrawal benefits	covered life
date			All other provisions of this Contract will
continue as in effect on the date of your death.

GMWB Death Benefit - Principal Income Builder 10

NOTE: The GMWB Death Benefit is available for applications signed on or after August 1, 2013, with a GMWB rider. If you are purchasing one of these riders in a state that has not approved the most recent version of the rider, the GMWB Death Benefit is not available.

While a GMWB rider is active, the GMWB Death Benefit replaces any other death benefit under the Contract.

The GMWB Death Benefit terminates when the GMWB rider terminates.

1.	If you are the only owner, upon your death, your primary beneficiary may elect one of the following:
	a.	receive the GMWB Death Benefit as set forth below;
	b.	receive the Investment Back Remaining Withdrawal Benefit Base as a series of payments in an amount and frequency acceptable to us; or
	c.	if the primary beneficiary is your spouse, your spouse may continue the Contract with or without this rider as set forth later in this section.
2.	If there are joint owners, upon the death of the first joint owner to die, the surviving joint owner may elect one of
	the	following:
	a.	receive the GMWB Death Benefit as set forth below;
	b.	receive the Investment Back Remaining Withdrawal Benefit Base as a series of payments in an amount and frequency acceptable to us; or
	c.	if the surviving joint owner is your spouse, your spouse may continue the Contract with or without this rider as set forth later in this section.

The GMWB Death Benefit is equal to the greatest of:

1.	the Contract accumulated value as of the valuation date on which we receive the proof of death and all required documents;
2.	the total premium payments minus each withdrawal taken on or before the valuation date on which we receive the proof of death and all required documents;
3.	the Contract accumulated value that was in effect on any prior Contract anniversary that is divisible equally by 7, plus any premium payments made after that Contract anniversary minus each withdrawal taken after that Contract anniversary.

NOTE: For 2. and 3. above, a withdrawal that is not a "For Life" Excess Withdrawal will reduce the GMWB Death Benefit by the amount of the withdrawal. Then, each "For Life" Excess Withdrawal will proportionately reduce the GMWB Death Benefit by the ratio of the "For Life" Excess Withdrawal taken to the Contract accumulated value immediately prior to the "For Life" Excess Withdrawal.

NOTE: For 2. and 3. above, withdrawals up to the RMD amount under the RMD Program for GMWB Riders are not considered excess withdrawals and reduce the GMWB Death Benefit by the amount of the withdrawal. If you are taking withdrawals under the Investment Back withdrawal option, any amount greater than the “For Life” withdrawal benefit payment, or RMD amount if taken under the RMD Program for GMWB Riders, are deducted proportionately rather than dollar-for-dollar.

If the Contract Accumulated Value is Greater than Zero. The following table illustrates the various situations and the resulting outcomes if your Contract accumulated value is greater than zero at your death.

If you die and	And	Then
You are the sole owner	Your spouse is not	The primary beneficiary(ies) must elect one of the following:
named as a primary
	beneficiary	a.	Receive the GMWB Death Benefit; or
		b.	Receive the Investment Back remaining withdrawal
benefit base as a series of payments.*

Upon your death, only your beneficiary(ies)’s right to the
above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are the sole owner	Your spouse is named	Your spouse may:
as a primary
	beneficiary	a.	Continue the Contract with or without this rider as set
forth later in this section; or
		b.	Elect one of the following:
· receive the GMWB Death Benefit;
· receive the Investment Back remaining withdrawal
benefit base as a series of payments.*

All other primary beneficiaries must elect one of the options listed above in b.

Unless your spouse elects to continue the Contract with this rider, only your spouse’s and beneficiary(ies)’s right to the above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint	Your surviving owner must elect one of the following:
owner is not your
	spouse	a.	Receive the GMWB Death Benefit; or
		b.	Receive the Investment Back remaining withdrawal
benefit base as a series of payments.*

Upon your death, only the surviving owner’s right to the
above selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint	Your spouse may:
owner is your spouse
		a.	Continue the Contract with or without this rider as set
forth later in this section; or
		b.	Elect one of the following:
· receive the GMWB Death Benefit;
· receive the Investment Back remaining withdrawal
benefit base as a series of payments.*

Unless the surviving spouse owner elects to continue the
Contract with this rider, upon your death, only your spouse’s right to the above-selected payments will continue; all other rights and benefits under the rider and Contract will
terminate.

*	We will make payments in an amount and frequency acceptable to us. If a surviving owner or beneficiary chooses a periodic payment, it must be at least $100 per payment until the Investment Back remaining withdrawal benefit base is zero.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the death benefit under the
	natural person	Contract.

If a beneficiary dies before the annuitant, on the annuitant’s death we will make equal payments to the surviving
beneficiaries unless the owner provided us with other written instructions. If no beneficiary(ies) survive the annuitant, the death benefit is paid to the owner.

Upon the annuitant’s death, only the beneficiary(ies) right to the death benefit will continue; all other rights and benefits under the Contract will terminate.

If the Contract Accumulated Value is Zero. The following table illustrates the various situations and the resulting outcomes if the Contract accumulated value is zero at your death.

If you die and…	And…	Then…
You are the sole owner	You elected the “Single	We will continue payments to your beneficiary(ies) according
	Life” For Life withdrawal	to the schedule established when you made your election
	option*	until the For Life remaining withdrawal benefit base reduces to zero.

You are the sole owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving covered life’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.
You are the sole owner	You elected the	We will continue payments to your beneficiary(ies) according
	Investment Back	to the schedule established when you made your election
	withdrawal option*	until the Investment Back remaining withdrawal benefit base
reduces to zero.
You are a joint owner	You elected the “Single	We will continue payments to the surviving joint owner
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the For Life remaining withdrawal benefit base reduces to zero.

Upon the surviving joint owner’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.
You are a joint owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving joint owner’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.

If you die and…	And…	Then…
You are a joint owner	You elected the	We will continue payments to the surviving joint owner
	Investment Back	according to the schedule established when you made your
	withdrawal option*	election until the Investment Back remaining withdrawal
benefit base reduces to zero.

Upon the surviving joint owner’s death, we will continue payments to your beneficiary(ies) according to the schedule established when you made your election until the Investment Back remaining withdrawal benefit base reduces to zero.

*	See Principal Income Builder 10 - Effect of the Contract Accumulated Value Reaching Zero for details regarding election of the For Life withdrawal option or the Investment Back withdrawal option.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the death benefit under the
	natural person	Contract.

	The owner elected the	We will continue payments to the owner’s beneficiary(ies)
	“Single Life” For Life	according to the schedule established when the owner made
	Withdrawal option*	its election until the For Life remaining withdrawal benefit base reduces to zero.

	The owner elected the	We will continue payments to the owner’s beneficiary(ies)
	Investment Back	according to the schedule established when the owner made
	withdrawal option*	its election until the Investment Back remaining withdrawal
benefit base reduces to zero.

Spousal Continuation of the Principal Income Builder 10 Rider

This rider provides that the Investment Back and the For Life withdrawal options may be available in certain situations to an eligible spouse who continues the Contract with the rider.

If you die while this rider is in effect and if your surviving spouse elects to continue the Contract in accordance with its terms, the surviving spouse may also elect to continue this rider if:

1	.	The Contract accumulated value is greater than zero;
2	.	There has not been a previous spousal continuation of the Contract and this rider; and
3	.	Your spouse is either:
		a.	your primary beneficiary, if you were the sole owner; or
		b.	the surviving joint owner, if there were joint owners.

If your spouse elects to continue the Contract without this rider, this rider and all rights, benefits and charges under this rider will terminate and cannot be reinstated.

NOTE: Although spousal continuation may be available under federal tax laws for a subsequent spouse, this rider may be continued one time only.

The following table illustrates the various changes and the resulting outcomes associated with continuation of this rider by an eligible surviving spouse.

If you die and…	And…	Then if your spouse continues this rider…
No withdrawals have	Your spouse meets	Your spouse may take withdrawals under either withdrawal
been taken since the	the minimum issue	option as follows:
rider effective date	age requirement
		a.	The For Life withdrawal option will be available until the
earlier of the death of your spouse or the For Life
withdrawal benefit base reduces to zero. For Life
withdrawal benefits will automatically be calculated as
“Single Life” and your spouse will be the sole covered life.
Your spouse may not add a new covered life or elect “Joint
Life”. The For Life withdrawal benefit percentage will be
based on your spouse’s age and will lock in at the “Single
Life” percentage applicable on the date of your spouse’s
first withdrawal.
		b.	The Investment Back withdrawal option will continue to be
available until the Investment Back remaining withdrawal
benefit base is zero.
		c.	All other provisions of this rider will continue as in effect on the date of your death.
No withdrawals have	Your spouse does	The For Life withdrawal option terminates upon your death.
been taken since the	not meet the
rider effective date	minimum issue age	Your spouse may take withdrawals under the Investment Back
	requirement	withdrawal option as follows:

		a.	The Investment Back withdrawal option will continue to be
available until the Investment Back remaining withdrawal
benefit base is zero.
		b.	All other provisions of this rider will continue as in effect on the date of your death.

If you die and…	And…	And…	Then if your spouse continues this rider
Withdrawals have	You have locked	---	The For Life withdrawal option terminates upon
been taken since the	in “Single Life”		your death.
rider effective date	For Life
	withdrawal		Your spouse may take withdrawals under the
	benefits		Investment Back withdrawal option as follows:

			a.	The Investment Back withdrawal option will
continue to be available until the Investment
Back remaining withdrawal benefit base
reduces to zero.
			b.	All other provisions of this rider will continue
as in effect on the date of your death.
Withdrawals have	You have locked	Your spouse is	Your spouse may take withdrawals under either
been taken since	in “Joint Life” For	the surviving	withdrawal option as follows:
the rider effective	Life withdrawal	covered life
date	benefits		a.	The For Life withdrawal option will continue to
be available until the earlier of the death of
your spouse or the For Life withdrawal benefit
base reduces to zero. For Life withdrawal
benefits will continue to be calculated as
“Joint Life”. The For Life withdrawal benefit
percentage will remain locked in at the “Joint
Life” percentage applicable on the date of
your first withdrawal and will not be reset to
reflect your death.
			b.	The Investment Back withdrawal option will
continue to be available until the Investment
Back remaining withdrawal benefit base
reduces to zero.
			c.	All other provisions of this rider will continue
as in effect on the date of your death.
Withdrawals have	You have locked	There is no	The For Life withdrawal option terminates upon
been taken since	in “Joint Life” For	surviving	your death.
the rider effective	Life withdrawal	covered life
date	benefits		Your spouse may take withdrawals under the
Investment Back withdrawal option as follows:

			a.	The Investment Back withdrawal option will
continue to be available until the Investment
Back remaining withdrawal benefit base
reduces to zero.
			b.	All other provisions of this rider will continue
as in effect on the date of your death.

9. ADDITIONAL INFORMATION ABOUT THE CONTRACT

The Contract

The entire Contract is made up of the Contract, amendments, riders and endorsements and data pages. Only our corporate officers can agree to change or waive any provisions of a Contract. Any change or waiver must be in writing and signed by an officer of the Company.

Delay of Payments

Surrendered amounts are generally disbursed within seven calendar days after we receive your instruction for a surrender in a form acceptable to us. This period may be shorter where required by law. However, payment of any amount upon total or partial surrender, death, annuitization of the accumulated value or the transfer to or from a division may be deferred during any period when the right to sell mutual fund shares is suspended as permitted under provisions of the Investment Company Act of 1940 (as amended).

The right to sell shares may be suspended during any period when:

· trading on the NYSE is restricted as determined by the SEC or when the NYSE is closed for other than weekends and holidays; or
· an emergency exists, as determined by the SEC, as a result of which:
· disposal by a mutual fund of securities owned by it is not reasonably practicable;
· it is not reasonably practicable for a mutual fund to fairly determine the value of its net assets; or
· the SEC permits suspension for the protection of security holders.

If payments are delayed the transfer will be processed on the first valuation date following the expiration of the permitted delay unless we receive your written instructions to cancel your surrender, annuitization, or transfer. Your written instruction must be received in the home office prior to the expiration of the permitted delay. The transaction will be completed within seven business days following the expiration of a permitted delay.

In addition, we reserve the right to defer payment of that portion of your accumulated value that is attributable to a premium payment made by check for a reasonable period of time (not to exceed 15 business days) to allow the check to clear the banking system.

We may also defer payment of surrender proceeds payable out of the Fixed Account for a period of up to six months.

Misstatement of Age or Gender

If the age or, where applicable, gender of the annuitant has been misstated, we adjust the annuity benefit payment under your Contract to reflect the amount that would have been payable at the correct age and gender. If we make any overpayment because of incorrect information about age or gender, or any error or miscalculation, we deduct the overpayment from the next payment or payments due. Underpayments are added to the next payment.

Assignment

If your Contract is part of your qualified plan, IRA, SEP, or SIMPLE-IRA, you may not assign ownership.

You may assign ownership of your non-qualified contract. Each assignment is subject to any payments made or action taken by the Company prior to our notification of the assignment. We assume no responsibility for the validity of any assignment. An assignment or pledge of a Contract may have adverse tax consequences.

An assignment must be made in writing and filed with us at our home office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the annuitant and beneficiary, are subject to any assignment on file with us. Any amount paid to an assignee is treated as a partial surrender and is paid in a single payment.

The Company may refuse any assignment or transfer at any time on a non-discriminatory basis and may refuse any assignment where it believes such assignment may cause the development of a trading market.

If your Contract has a GMWB rider, an assignment of the Contract shall be deemed a request for a change in a covered life. If the change in covered life is not permissible under this rider, the rider will be terminated as of the date of the assignment. See 4. LIVING BENEFIT – GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB).

Change of Owner or Annuitant

If your Contract is part of your qualified plan, IRA, SEP, or SIMPLE-IRA you may not change either the owner or the annuitant.

You may change the owner and/or annuitant of your non-qualified contract at any time. Your request must be in writing and approved by us. After approval, the change is effective as of the date you signed the request for change.
If ownership is changed, the benefits under certain riders may be affected. We reserve the right to require that you send us the Contract so that we can record the change.

If an annuitant who is not an owner dies while the Contract is in force, a new annuitant may be named unless the owner is a corporation, trust or other entity.

If your Contract has a GMWB rider, any ownership change before the annuitization date which would cause a change in the covered life will result in termination of this rider except in certain circumstances. See 4. LIVING
BENEFIT – GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB).

Beneficiary

While this Contract is in force, you have the right to name or change a beneficiary. This may be done as part of the application process or by sending us a written request. Unless you have named an irrevocable beneficiary, you may change your beneficiary designation by sending us notice.

If your Contract has a GMWB rider, any beneficiary change before the annuitization date which would cause a change in the covered life will result in termination of this rider except in certain circumstances. See 4. LIVING
BENEFIT – GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB).

Contract Termination

We reserve the right to terminate the Contract and make a single payment (without imposing any charges) to you if your accumulated value at the end of the accumulation period is less than $2,000, unless you have the GMWB rider.
Before the Contract is terminated, we will send you a notice to increase the accumulated value to $2,000 within 60 days. Termination of the Contracts will not unfairly discriminate against any owner.

Reinstatement

Reinstatement is only available for full surrender of your Contract. You cannot reinstate a partial surrender or partial annuitization; if you return either of these amounts, they will be considered new premium payments.

If you have requested to replace this Contract with an annuity contract from another company and want to reinstate this Contract, the following apply:
· we reinstate the Contract effective on the original surrender date;
· if you had the Premium Payment Credit Rider on the original Contract, the 9-year surrender charge period applies to the reinstated Contract. The remaining surrender charge period, if any, is calculated based on the number of years since the original contract date;
· we apply the amount received from the other company (“reinstatement amount”) and the amount of the surrender charge you paid when you surrendered the Contract ;
· these amounts are priced on the valuation date the money from the other company is received by us;
· commissions are not paid on the reinstatement amounts; and
· new data pages are sent to your address of record.

If you have any of the optional riders, rider fees will apply for the period between the date you requested termination and the date your Contract was reinstated.

If you have any of the optional riders, rider benefits will be adjusted when the amount originally surrendered differs from the reinstatement amount.

Reports

We will mail to you a statement, along with any reports required by state law, of your current accumulated value at least once per year prior to the annuitization date. After the annuitization date, any reports will be mailed to the person receiving the annuity benefit payments.

Quarterly statements reflect purchases and redemptions occurring during the quarter as well as the balance of units owned and accumulated values.

Important Information About Customer Identification Procedures

To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify, and record information that identifies each person who applies for a Contract. When you apply for a Contract, we will ask for your name, address, date of birth, and other information that will allow us to verify your identity. We may also ask to see your driver’s license or other identifying documents.

If concerns arise with verification of your identification, no transactions will be permitted while we attempt to reconcile the concerns. If we are unable to verify your identity within 30 days of our receipt of your original premium payment, the Contract will be terminated and any value surrendered in accordance with normal redemption procedures. We will not suspend your right of full redemption, or postpone the date of payment upon redemption except as permitted by Section 22(e) of the Investment Act of 1940 or as amended.

Frequent Trading and Market-Timing (Abusive Trading Practices)

This Contract is not designed for frequent trading or market timing activity of the investment options. If you intend to trade frequently and/or use market timing investment strategies, you should not purchase this Contract. The
Company does not accommodate market timing.

We consider frequent trading and market timing activities to be abusive trading practices because they:

· Disrupt the management of the underlying mutual funds by:
· forcing the fund to hold short-term (liquid) assets rather than investing for long term growth, which results in lost investment opportunities for the fund; and
· causing unplanned portfolio turnover;
· Hurt the portfolio performance of the underlying mutual funds; and
· Increase expenses of the underlying mutual fund and separate account due to:
· increased broker-dealer commissions; and
· increased record keeping and related costs.

If we are not able to identify such abusive trading practices, the abuses described above will negatively impact the
Contract and cause investors to suffer the harms described.

We have adopted policies and procedures to help us identify and prevent abusive trading practices. In addition, the underlying mutual funds monitor trading activity to identify and take action against abuses. While our policies and procedures are designed to identify and protect against abusive trading practices, there can be no certainty that we will identify and prevent abusive trading in all instances. When we do identify abusive trading, we will apply our policies and procedures in a fair and uniform manner.

If we, or an underlying mutual fund that is an investment option with the Contract, deem abusive trading practices to be occurring, we will take action that may include, but is not limited to:

· Rejecting transfer instructions from a Contract owner or other person authorized by the owner to direct transfers;
· Restricting submission of transfer requests by, for example, allowing transfer requests to be submitted by 1st class U.S. mail only and disallowing requests made via the internet, by facsimile, by overnight courier or by telephone;
· Limiting the number of unscheduled transfers during a contract year to no more than 12;
· Prohibiting you from requesting a transfer among the divisions for a minimum of thirty days where there is evidence of at least one round-trip transaction (exchange or redemption of shares that were purchased within 30 days of the exchange/redemption) by you; and
· Taking such other action as directed by the underlying mutual fund.

We support the underlying mutual funds right to accept, reject or restrict, without prior written notice, any transfer requests into a fund.

In some instances, a transfer may be completed prior to a determination of abusive trading. In those instances, we will reverse the transfer (within two business days of the transfer) and return the Contract to the investment option holdings it had prior to the transfer. We will give you notice in writing in this instance.

Distribution of the Contract

The Company has appointed Princor Financial Services Corporation (“Princor”) (Des Moines, Iowa 50392-0200), a broker-dealer registered under the Securities Exchange Act of 1934, a member of the Financial Industry Regulatory Authority and affiliate of the Company, as the distributor and principal underwriter of the Contract. Princor is paid 6.5% of premium payments by the Company for the distribution of the Contract. Princor also may receive 12b-1 fees in connection with purchases and sales of mutual funds underlying the Contracts. Princor currently receives 12b-1 fees for the Diversified Balance Account, Diversified Growth Account and Diversified Income Account.

Princor is an affiliate of the Company. Both Princor and the Company are subsidiaries of Principal Financial Services, Inc.

Applications for the Contracts are solicited by registered representatives of Princor or such other broker-dealers as have entered into selling agreements with Princor. Such registered representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved.

The distributor and/or its affiliates provide services to and/or funding vehicles for retirement plans and employer sponsored benefit programs. The distributor and its affiliates may pay a bonus or other consideration or incentive to intermediaries if a participant in such a retirement plan establishes a rollover individual retirement account with the assistance of a registered representative of an affiliate of distributor, if the intermediary sold the funding vehicle the retirement plan utilizes or if the intermediary subsequently became the broker of record with regard to the retirement plan. The distributor and its affiliates may pay a bonus or other consideration or incentive to intermediaries if an employee covered under an employer sponsored benefit program purchases a product from an affiliate of distributor with the assistance of a registered representative of an affiliate of distributor, if the intermediary sold the funding vehicle the employer sponsored benefit program utilizes or if the intermediary subsequently became the broker of record with regard to the employer sponsored benefit program.

The intermediary may pay to its financial professionals some or all of the amounts the distributor and its affiliates pay to the intermediary.

Performance Calculation

The Separate Account may publish advertisements containing information (including graphs, charts, tables and examples) about the hypothetical performance of its divisions for this Contract as if the Contract had been issued on or after the date the underlying mutual fund in which the division invests was first offered. The hypothetical performance from the date of the inception of the underlying mutual fund in which the division invests is calculated by reducing the actual performance of the underlying mutual fund by the fees and charges of this Contract as if it had been in existence.

The yield and total return figures described below vary depending upon market conditions, composition of the underlying mutual fund’s portfolios and operating expenses. These factors and possible differences in the methods used in calculating yield and total return should be considered when comparing the Separate Account performance figures to performance figures published for other investment vehicles. The Separate Account may also quote rankings, yields or returns as published by independent statistical services or publishers and information regarding performance of certain market indices. Any performance data quoted for the Separate Account represents only historical performance and is not intended to indicate future performance. For further information on how the Separate Account calculates yield and total return figures, see the SAI.

From time to time the Separate Account advertises its Money Market division’s “yield” and “effective yield” for these
Contracts. Both yield figures are based on historical earnings and are not intended to indicate future performance.
The “yield” of the division refers to the income generated by an investment in the division over a 7-day period (which period is stated in the advertisement). This income is then “annualized.” That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The “effective yield” is calculated similarly but, when annualized, the income earned by an investment in the division is assumed to be reinvested. The “effective yield” is slightly higher than the “yield”
because of the compounding effect of the assumed reinvestment.

The Separate Account also advertises the average annual total return of its various divisions. The average annual total return for any of the divisions is computed by calculating the average annual compounded rate of return over the stated period that would equate an initial $1,000 investment to the ending redeemable accumulated value.

10. FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes, which in our opinion are currently in effect. These rules are based on laws, regulations and interpretations which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser about the tax implications of taking action under a Contract or related retirement plan.

Taxation of Non-Qualified Contracts

Non-Qualified Contracts

Section 72 of the Internal Revenue Code governs the income taxation of annuities in general.
· Premium payments made under non-qualified contracts are not excludable or deductible from your gross income or any other person’s gross income.
· An increase in the accumulated value of a non-qualified contract owned by a natural person resulting from the investment performance of the Separate Account or interest credited to the DCA Plus accounts and the Fixed
Account is generally not taxable until paid out as surrender proceeds, death benefit proceeds, or otherwise.
· Generally, owners who are not natural persons are immediately taxed on any increase in the accumulated value.

The following discussion applies generally to Contracts owned by natural persons.
· Surrenders or partial surrenders are taxed as ordinary income to the extent of the accumulated income or gain under the Contract.
· The value of the Contract pledged or assigned is taxed as ordinary income to the same extent as a partial surrender.
· Annuity benefit payments:
· The “investment in the Contract” is generally the total of the premium payments made.
· The basic rule for taxing annuity benefit payments is that part of each annuity benefit payment is considered a nontaxable return of the investment in the Contract and part is considered taxable income. An “exclusion ratio” is applied to each annuity benefit payment to determine how much of the payment is excludable from gross income. The remainder of the annuity benefit payment is includable in gross income for the year received.
· After the premium payment(s) in the Contract is paid out, the full amount of any annuity benefit payment is taxable.

For purposes of determining the amount of taxable income resulting from distributions, all Contracts and other annuity contracts issued by us or our affiliates to the same owner within the same calendar year are treated as if they are a single contract.

Transfer of ownership may have tax consequences to the owner. Please consult with your tax advisor before changing ownership of your Contract.

Required Distributions for Non-Qualified Contracts

In order for a non-qualified contract to be treated as an annuity contract for federal income tax purposes, the Internal Revenue Code requires:

If the person receiving payments dies on or after the annuitization date but prior to the time the entire interest in
Contract has been distributed, the remaining portion of the interest is distributed at least as rapidly as under method of distribution being used as of the date of that person’s death.
If you die prior to the annuitization date, the entire interest in the Contract will be distributed:
within five years after the date of your death; or
as annuity benefit payments which begin within one year of your death and which are made over the life of your designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary.
If you take a distribution from the Contract before you are 59½, you may incur an income tax penalty.

Generally, unless the beneficiary elects otherwise, the above requirements are satisfied prior to the annuitization date by paying the death benefit in a single payment, subject to proof of your death. The beneficiary may elect, by written request, to receive an annuity benefit payment option instead of a single payment.

If your designated beneficiary is your surviving spouse, the Contract may be continued with your spouse deemed to be the new owner for purposes of the Internal Revenue Code. Where the owner or other person receiving payments is not a natural person, the required distributions provided for in the Internal Revenue Code apply upon the death of the annuitant.

Medicare Tax Change for 2013

Beginning in 2013, the Medicare tax will rise from 2.9% to 3.8% on unearned income for higher tax bracket individuals.

As part of the Health Care and Reconciliation Act of 2010, the new tax increase will apply to individuals with an Adjustable Gross Income over $200,000 (single filers) or $250,000 for married couples filing jointly. The tax applies to income from interest, dividends, annuities, royalties and rents not obtained by normal trade of business.

Income from annuities that are part of a qualified retirement plan (as described in the following section) are not treated as investment income for the purpose of this new tax and thus are not subject to the new 3.8% rate.

Taxation of Qualified Contracts

Tax-Qualified Contracts: IRA, SEP, and SIMPLE-IRA

The Contract may be used to fund IRAs, SEPs, and SIMPLE-IRAs.

  IRA – An Individual Retirement Annuity (IRA) is a retirement savings annuity. Contributions grow tax deferred.
  SEP-IRA – A SEP is a form of IRA. A SEP allows you, as an employer, to provide retirement benefits for your employees by contributing to their IRAs.
  SIMPLE-IRA – SIMPLE stands for Savings Incentive Match Plan for Employers. A SIMPLE-IRA allows employees to save for retirement by deferring salary on a pre-tax basis and receiving predetermined company contributions.

The tax rules applicable to owners, annuitants and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, premium payments made under a retirement program recognized under the Internal Revenue Code are excluded from the participant’s gross income for tax purposes prior to the annuity benefit payment date (subject to applicable state law). The portion, if any, of any premium payment made that is not excluded from their gross income is their investment in the Contract. Aggregate deferrals under all plans at the employee’s option may be subject to limitations.

Tax-qualified retirement arrangements, such as IRAs, SEPs, and SIMPLE-IRAs, are tax-deferred. You derive no additional benefit from the tax deferral feature of the annuity. Consequently, an annuity should be used to fund an IRA, or other tax qualified retirement arrangement to benefit from the annuity’s features other than tax deferral. These features may include guaranteed lifetime income, death benefits without surrender charges, guaranteed caps on fees, and the ability to transfer among investment options without sales or withdrawal charges.

The tax implications of these plans are further discussed in the SAI under the heading Taxation Under Certain Retirement Plans. Check with your tax advisor for the rules which apply to your specific situation.

Premature Distributions: There is a 10% penalty under the Internal Revenue Code on the taxable portion of a “premature distribution” from IRAs, IRA rollovers and SIMPLE-IRAs. The tax penalty is increased to 25% in the case of distributions from SIMPLE-IRAs during the first two years of participation. Generally, an amount is a “premature distribution” unless the distribution is:

  made on or after you reach age 59½;
  made to a beneficiary on or after your death;
  made upon your disability;
  part of a series of substantially equal periodic payments for the life or life expectancy of you or you and the beneficiary;
  made to pay certain medical expenses;
  for health insurance premiums while unemployed;
  for first home purchases (up to $10,000);
  for qualified higher education expenses;
  for qualified disaster tax relief distributions (up to $100,000);
  for qualified reservist distributions;
  for amounts levied by the IRS directly against your IRA;
  for earnings associated with refunds of excess IRA contributions paid prior to your tax filing deadline;
  for Roth IRA conversions (assuming the conversion remains in the Roth IRA for 5 years); or
  for transfer of IRA incident to divorce.

For more information regarding premature distributions, please reference IRS Publication 590 and consult your tax advisor.

Rollover IRAs

If you receive a lump-sum distribution from a qualified retirement plan, tax-sheltered annuity or governmental 457(b) plan, you may maintain the tax-deferred status of the distribution by rolling it over into an eligible retirement plan or IRA. You can accomplish this by electing a direct rollover from the plan, or you can receive the distribution and roll it over into an eligible retirement plan or IRA within 60 days. However, if you do not elect a direct rollover from the plan, the plan is required to withhold 20% of the distribution. This amount is sent to the IRS as income tax withholding to be credited against your taxes. Amounts received prior to age 59½ and not rolled over may be subject to an additional 10% excise tax. You may roll over amounts from a qualified plan directly to a Roth IRA. As part of this rollover, previously taxed deferred funds from the qualified plan are converted to after-tax funds under a Roth IRA. Generally, the entire rollover is taxable (unless it includes after-tax dollars) and is included in gross income in the year of the rollover/conversion. For more information, please see your tax advisor.

Roth IRAs

The Contract may be purchased to fund a Roth IRA. Contributions to a Roth IRA are not deductible from taxable income. Subject to certain limitations, a traditional IRA, SIMPLE-IRA or SEP may be converted into a Roth IRA or a distribution from such an arrangement may be rolled over to a Roth IRA. However, a conversion or a rollover to a Roth IRA is not excludable from gross income. If certain conditions are met, qualified distributions from a Roth IRA are tax-free. For more information, please contact your tax advisor.

Required Minimum Distributions for IRAs

The Required Minimum Distribution (RMD) regulations dictate when individuals must start taking payments from their IRA. Generally speaking, RMDs for IRAs must begin no later than April 1 following the close of the calendar year in which you turn 70½. Thereafter, the RMD is required no later than December 31 of each calendar year.

The RMD rules apply to traditional IRAs, as well as SEP-IRAs and SIMPLE-IRAs, during the lifetime and after the death of IRA owners. They do not, however, apply to Roth IRAs during the lifetime of the Roth IRA owner. If an individual owns more than one IRA, the RMD amount must be determined for each, but the actual distribution can be satisfied from a combination of one or more of the owner's IRAs.

NOTE: Contractual limitations exist that may limit the ability to satisfy an individual's multiple RMD obligations via this annuity. For details, see 4. LIVING BENEFIT – GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) -Required Minimum Distribution (RMD) Program for GMWB Riders.

Failure to comply with the RMD rules can result in an excise tax penalty.

Withholding

Annuity benefit payments and other amounts received under the Contract are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient’s election, withholding may be required on payments delivered outside the United States. Moreover, special “backup withholding” rules may require us to disregard the recipient’s election if the recipient fails to supply us with a “TIN” or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the TIN provided by the recipient is incorrect.

11. GENERAL INFORMATION ABOUT THE COMPANY

Corporate Organization and Operation

Principal Life Insurance Company

Principal Life Insurance Company is a stock life insurance company with authority to transact life and annuity business in all states of the United States and the District of Columbia. Our home office is located at: Principal Financial Group, Des Moines, Iowa 50392. We are a wholly owned subsidiary of Principal Financial Services, Inc., which in turn, is a wholly owned direct subsidiary of Principal Financial Group, Inc., a publicly-traded company.

On June 24, 1879, we were incorporated under Iowa law as a mutual assessment life insurance company named Bankers Life Association. We became a legal reserve life insurance company and changed our name to Bankers Life Company in 1911. In 1986, we changed our name to Principal Mutual Life Insurance Company. In 1998, we became Principal Life Insurance Company, a subsidiary stock life insurance company of Principal Mutual Holding Company, as part of a reorganization into a mutual insurance holding company structure. In 2001, Principal Mutual Holding Company converted to a stock company through a process called demutualization, resulting in our current organizational structure.

Principal Life Insurance Company Separate Account B

The Separate Account was established under Iowa law on January 12, 1970 and was registered as a unit investment trust with the SEC on July 17, 1970. This registration does not involve SEC supervision of the investments or investment policies of the Separate Account. We do not guarantee the investment results of the Separate Account. There is no assurance that the value of your Contract will equal the total of the payments you make to us.

The Separate Account is not affected by the rate of return of our general account or by the investment performance of any of our other assets. Any income, gain, or loss (whether or not realized) from the assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains, or losses. Assets of the Separate Account attributed to the reserves and other liabilities under the Contract may not be charged with liabilities arising from any of our other businesses.

Any Contract obligations in excess of the Separate Account value (for example, annuity benefit payments, death benefit payment(s) and guaranteed minimum withdrawal benefit payments) become obligations of the General Account and will be subject to the rights of the Company’s other creditors and its overall claims paying ability.

The Separate Account is divided into divisions. The assets of each division invest in a corresponding underlying mutual fund. New divisions may be added and made available. Divisions may also be eliminated. These changes will be made in a manner that is consistent with applicable laws and regulations.

The Underlying Mutual Funds

The underlying mutual funds are registered under the Investment Company Act of 1940 as open-end investment management companies. The underlying mutual funds provide the investment vehicles for the Separate Account. A full description of the underlying mutual funds, the investment objectives, policies and restrictions, charges and expenses and other operational information are contained in the accompanying prospectuses (which should be read carefully before investing) and the Statement of Additional Information (“SAI”). You may request additional copies of these documents without charge from your registered representative or by calling us at 1-800-852-4450.

We purchase and sell shares of the underlying mutual fund for the Separate Account at their net asset value. Shares represent interests in the underlying mutual fund available for investment by the Separate Account. Each underlying mutual fund corresponds to one of the divisions. The assets of each division are separate from the others. A division’s performance has no effect on the investment performance of any other division.

The underlying mutual funds are NOT available to the general public directly. The underlying mutual funds are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans. Some of the underlying mutual funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after publicly traded mutual funds, you should understand that the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of any underlying mutual fund may differ substantially from the investment performance of a publicly traded mutual fund.

The Table of Separate Account Divisions included later in this prospectus contains a brief summary of the investment objectives and a listing of the advisor and, if applicable, sub-advisor for each division.

Deletion or Substitution of Separate Account Divisions

We reserve the right, within the law, to make additions, deletions and substitutions for the divisions. We will make no such substitution or deletion without first notifying you and obtaining approval of the appropriate insurance regulatory authorities and the SEC (to the extent required by 1940 Act).

If the shares of a division are no longer available for investment or if, in the judgment of our management, investment in a division becomes inappropriate for the purposes of our contract, we may eliminate the shares of a division and substitute shares of another division of the Trust or another open-end registered investment company. Substitution may be made with respect to both existing investments and the investment of future premium payments.

If we eliminate divisions, you may change allocation percentages and transfer any value in an affected division to another division(s) without charge. You may exercise this exchange privilege until the later of 60 days after a) the effective date of the additions, deletions and/or substitutions of the change, or b) the date you receive notice of the options available. You may only exercise this right if you have any value in the affected division(s).

We also reserve the right to establish additional divisions, each of which would invest in a separate underlying mutual fund with a specified investment objective.

Voting Rights

We vote shares of the underlying mutual funds owned by the Separate Account according to the instructions of Contract owners.

We will notify you of shareholder meetings of the mutual funds underlying the divisions in which you hold units. We will send you proxy materials and instructions for you to provide voting instructions to us. We will arrange for the handling and tallying of proxies received from you and other owners. If you give no voting instructions, we will vote those shares in the same proportion as shares for which we received instructions. Because there is no required minimum number of votes, a small number of votes can have a disproportionate effect.

We determine the number of fund shares that you may instruct us to vote by allocating one vote for each $100 of accumulated value in the division. Fractional votes are allocated for amounts less than $100. We determine the number of underlying fund shares you may instruct us to vote as of the record date established by the underlying mutual fund for its shareholder meeting. In the event that applicable law changes or we are required by regulators to disregard voting instructions, we may decide to vote the shares of the underlying mutual funds in our own right.

Legal Opinions

Legal matters applicable to the issue and sale of the Contracts, including our right to issue Contracts under Iowa Insurance Law, have been passed upon by Karen Shaff, General Counsel and Executive Vice President.

Legal Proceedings

There are no legal proceedings pending for which the following would be adversely affected in a material way: Separate Account B, the Company; any subsidiary of the Company; principal underwriter; or depositor.

Other Variable Annuity Contracts

The Company currently offers other variable annuity contracts that participate in Separate Account B. In the future, we may designate additional group or individual variable annuity contracts as participating in Separate Account B.

Householding

To avoid sending duplicate copies of materials to owners, only one copy of the prospectus and annual and semi-annual reports for the funds will be mailed to owners having the same name and address on our records. The consolidation of these mailings, called householding, benefits us through reduced mailing expense. If you want to receive multiple copies of these materials, you may call us at 1-800-852-4450. You may also notify us in writing. Individual copies of prospectuses and reports will be sent to you within thirty (30) days after we receive your request to stop householding.

Payments to Financial Intermediaries

The Company pays compensation to broker-dealers, financial institutions, and other parties (“Financial Intermediaries”) for the sale of the Contract according to schedules in the sales agreements and other agreements reached between the Company and the Financial Intermediaries. Such compensation generally consists of commissions on premiums paid on the Contract. The Company and/or its affiliates may also pay other amounts (“Additional Payments”) that include, but are not limited to, marketing allowances, expense reimbursements, and educational payments. These Additional Payments are designed to provide incentives for the sale of the Contracts as well as other products sold by the Company and may influence the Financial Intermediaries or their registered representatives to recommend the purchase of this Contract over competing annuity contracts or other investment products. You may ask your registered representative about these differing and divergent interests, how your registered representative is personally compensated, and how your registered representative’s broker-dealer is compensated for soliciting applications for the Contract.

We and/or our affiliates provide services to and/or funding vehicles for welfare benefit plans, retirement plans and employer sponsored benefits. We and our affiliates may pay a bonus or other consideration or incentive to brokers or dealers:

  if a participant in such a welfare benefit or retirement plan or an employee covered under an employer sponsored benefit purchases an individual product with the assistance of a registered representative of an affiliate of ours;
  if a participant in such a retirement plan establishes a rollover individual retirement account with the assistance of a registered representative of an affiliate of ours;
  if the broker or dealer sold the funding vehicle the welfare benefit or retirement plan or employer sponsored benefit utilizes; or
  based on the broker's or dealer's relationship to the welfare benefit or retirement plan or employer sponsored benefit.

The broker or dealer may pay to its financial professionals some or all of the amounts we pay to the broker or dealer.

Service Arrangements and Compensation

The Company has entered into agreements with the distributors, advisers, and/or the affiliates of some of the mutual funds underlying the Contract and receives compensation for providing certain services including, but not limited to, distribution and operational support services, to the underlying mutual fund. Fees for these services are paid periodically (typically, quarterly or monthly) based on the average daily net asset value of shares of each fund held by the Separate Account and purchased at the Contract owners’ instructions. Because the Company receives such fees, it may be subject to competing interests in making these funds available as investment options under the Contract. The Company takes into consideration the anticipated payments from underlying mutual funds when it determines the charges assessed under the Contract. Without these payments, charges under the Contract are expected to be higher.

Mutual Fund Diversification

The United States Treasury Department has adopted regulations under Section 817(h) of the Internal Revenue Code which establishes standards of diversification for the investments underlying the Contracts. Under this Internal Revenue Code Section, Separate Account investments must be adequately diversified in order for the increase in the value of non-qualified contracts to receive tax-deferred treatment. In order to be adequately diversified, the portfolio of each underlying mutual fund must, as of the end of each calendar quarter or within 30 days thereafter, have no more than 55% of its assets invested in any one investment, 70% in any two investments, 80% in any three investments and 90% in any four investments. Failure of an underlying mutual fund to meet the diversification requirements could result in tax liability to non-qualified contract holders.

The investment opportunities of the underlying mutual funds could conceivably be limited by adhering to the above diversification requirements. This would affect all owners, including owners of Contracts for whom diversification is not a requirement for tax-deferred treatment.

State Regulation

The Company is subject to the laws of the State of Iowa governing insurance companies and to regulation by the Iowa Insurance Division. An annual statement in a prescribed form must be filed by March 1 in each year covering our operations for the preceding year and our financial condition on December 31 of the prior year. Our books and assets are subject to examination by the Commissioner of Insurance of the State of Iowa, or the Commissioner’s representatives, at all times. A full examination of our operations is conducted periodically by the National Association of Insurance Commissioners. Iowa law and regulations also prescribe permissible investments, but this does not involve supervision of the investment management or policy of the Company.

In addition, we are subject to the insurance laws and regulations of other states and jurisdictions where we are licensed to operate. Generally, the insurance departments of these states and jurisdictions apply the laws of the state of domicile in determining the field of permissible investments.

Independent Registered Public Accounting Firm

The financial statements of Principal Life Insurance Company Separate Account B and the consolidated financial statements of Principal Life Insurance Company are included in the SAI. Those statements have been audited by Ernst & Young LLP, independent registered public accounting firm, 801 Grand Avenue, Des Moines, Iowa 50309, for the periods indicated in their reports which also appear in the SAI.

Financial Statements

The consolidated financial statements of Principal Life Insurance Company which are included in the SAI should be considered only as they relate to our ability to meet our obligations under the Contract. They do not relate to investment performance of the assets held in the Separate Account.

12. TABLE OF SEPARATE ACCOUNT DIVISIONS

AllianceBernstein Small/Mid Cap Value Division

Invests in:	AllianceBernstein Variable Products Series Small/Mid Cap Value
Portfolio - Class A
Investment Advisor:	AllianceBernstein L.P.
Investment Objective:	seeks long-term growth of capital.

American Century VP Inflation Protection Division

Invests in:	American Century VP Inflation Protection Fund – Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term total return using a strategy that seeks to protect against
U.S. inflation.

American Century VP Mid Cap Value Division

Invests in:	American Century VP Mid Cap Value Fund – Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term capital growth. Income is a secondary objective.

American Century VP Ultra Division

Invests in:	American Century VP Ultra Fund – Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term capital growth.

Delaware Small Cap Value Division (this fund is available beginning May 18, 2013)

Invests in:	Delaware VIP Small Cap Value Series - Service Class
Investment Advisor:	Delaware Management Company
Investment Objective:	seeks capital appreciation.

Dreyfus Investment Portfolio Technology Growth Division

Invests in:	Dreyfus Investment Portfolio Technology Growth Portfolio – Service Shares
Investment Advisor:	The Dreyfus Corporation
Investment Objective:	seeks capital appreciation.

DWS Small Mid Cap Value Division

Invests in:	DWS Small Mid Cap Value VIP - Class B
Investment Advisor:	Dreman Value Management, L.L.C. through a sub-advisory
agreement with Deutsche Investment Management Americas Inc.
Investment Objective:	seeks long-term capital appreciation.

Fidelity VIP Contrafund® Division

Invests in:	Fidelity VIP Contrafund® Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks long-term capital appreciation.

Fidelity VIP Equity-Income Division

Invests in:	Fidelity VIP Equity-Income Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor’s 500(sm )
Index (S&P 500® ).

Fidelity VIP Growth Division

Invests in:	Fidelity VIP Growth Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks to achieve capital appreciation.

Fidelity VIP Mid Cap Division

Invests in:	Fidelity VIP Mid Cap Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks long-term growth of capital.

Fidelity VIP Overseas Division

Invests in:	Fidelity VIP Overseas Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks long-term growth of capital.

Franklin Small Cap Value Division

Invests in:	Franklin Templeton VIP Trust - Franklin Small Cap Value Securities Fund -
Class 2
Investment Advisor:	Franklin Advisers Services, LLC.
Investment Objective:	seeks long-term total return.

Goldman Sachs VIT Mid Cap Value Division

Invests in:	Goldman Sachs VIT – Goldman Sachs Mid Cap Value Fund –
Institutional Shares
Investment Advisor:	Goldman Sachs Asset Management, L.P.
Investment Objective:	seeks long-term capital appreciation.

Goldman Sachs VIT Structured Small Cap Equity Division

Invests in:	Goldman Sachs VIT – Goldman Sachs Structured Small Cap Equity Fund -
Institutional Shares
Investment Advisor:	Goldman Sachs Asset Management, L.P.
Investment Objective:	seeks long-term growth of capital.

Invesco International Growth Division

Invests in:	Invesco V.I. International Growth Fund – Series I Shares
Investment Advisor:	Invesco Advisors, Inc.
Investment Objective:	seeks long-term growth of capital.

Invesco Small Cap Equity Division

Invests in:	Invesco V.I. Small Cap Equity Fund –Series I Shares
Investment Advisor:	Invesco Advisors, Inc.
Investment Objective:	seeks long-term growth of capital.

Invesco Value Opportunities Division

Invests in:	Invesco V.I. Van Kampen V.I. Value Opportunities Division Fund –
Series I Shares
Investment Advisor:	Invesco Advisors, Inc.
Investment Objective:	seeks long-term growth of capital.

MFS VIT New Discovery Division

Invests in:	MFS® VIT New Discovery Series - Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	seeks capital appreciation.

MFS VIT Utilities Division

Invests in:	MFS VIT Utilities Series - Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	seeks total return.

MFS VIT Value Division

Invests in:	MFS VIT Value Series - Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	seeks capital appreciation.

Neuberger Berman AMT Large Cap Value Division

Invests in:	Neuberger Berman AMT Large Cap Value Portfolio – Class I
Investment Advisor:	Neuberger Berman LLC through a sub-advisory agreement with Neuberger
Berman Management LLC
Investment Objective:	seeks growth of capital.

Neuberger Berman AMT Socially Responsive Division

Invests in:	Neuberger Berman AMT Socially Responsive Portfolio – Class I
Investment Advisor:	Neuberger Berman LLC through a sub-advisory agreement with Neuberger
Berman Management LLC
Investment Objective:	seeks long-term growth of capital by investing primarily in securities of companies that meet the fund’s financial criteria and social policy.

PIMCO All Asset Division

Invests in:	PIMCO VIT All Asset Portfolio - Administrative Class
Investment Advisor:	Research Affiliates, LLC through a sub-advisory agreement with Pacific
Investment Management Company LLC (PIMCO)
Investment Objective:	seeks maximum real return consistent with preservation of real capital and prudent investment management.

PIMCO High Yield Division

Invests in:	PIMCO VIT High Yield Portfolio - Administrative Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	seeks maximum total return, consistent with preservation of capital and prudent investment management.

PIMCO Total Return Division

Invests in:	PIMCO VIT Total Return Portfolio - Administrative Class
Investment Advisor:	Pacific Investment Management Company, LLC
Investment Objective:	seeks maximum total return, consistent with preservation of capital and prudent investment management.

Bond & Mortgage Securities Division

Invests in:	Principal Variable Contracts Funds Bond & Mortgage Securities Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide current income.

Diversified Balanced Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Diversified Balanced Account - Class 2
Investment Advisor:	Principal Management Corporation
Investment Objective:	seeks to provide as high a level of total return (consisting of reinvested income and capital appreciation) as is consistent with reasonable risk.

Diversified Growth Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Diversified Growth Account - Class 2
Investment Advisor:	Principal Management Corporation
Investment Objective:	seeks to provide long-term capital appreciation.

Diversified Income Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Diversified Income Account - Class 2
Investment Advisor:	Principal Management Corporation
Investment Objective:	seeks to provide as high a level of total return (consisting of reinvested income and capital appreciation) as is consistent with reasonable risk.

Diversified International Division

Invests in:	Principal Variable Contracts Funds Diversified International Account – Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

Equity Income Division

Invests in:	Principal Variable Contracts Funds Equity Income Account – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to seek to provide a relatively high level of current income and long-
term growth of income and capital.

Government & High Quality Bond Division

Invests in:	Principal Variable Contracts Funds Government & High Quality Bond
Account – Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks a high level of current income consistent with safety and liquidity.

International Emerging Markets Division

Invests in:	Principal Variable Contracts Funds International Emerging Markets Account
– Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Blend II Division

Invests in:	Principal Variable Contracts Funds LargeCap Blend Account II – Class 1
Investment Advisor:	T. Rowe Price Associates, Inc. and ClearBridge Investments, LLC through sub-advisory agreements with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Growth Division

Invests in:	Principal Variable Contracts Funds LargeCap Growth Account – Class 1
Investment Advisor:	Columbus Circle Investors through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Growth I Division

Invests in:	Principal Variable Contracts Funds LargeCap Growth Account I – Class 1
Investment Advisor:	T. Rowe Price Associates through a sub-advisory agreement and Brown
Investment Advisory Incorporated through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap S&P 500 Index Division

Invests in:	Principal Variable Contracts Funds LargeCap S&P 500 Index Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Value Division

Invests in:	Principal Variable Contracts Funds LargeCap Value Account – Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks long-term growth of capital.

MidCap Division

Invests in:	Principal Variable Contracts Funds MidCap Account - Class 1 (fka Principal
Variable Contracts Funds MidCap Blend Account – Class 1)
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks long-term growth of capital.

Money Market Division

Invests in:	Principal Variable Contracts Funds Money Market Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks as high a level of current income as is considered consistent with preservation of principal and maintenance of liquidity.

Principal Capital Appreciation Division

Invests in:	Principal Variable Contracts Funds Principal Capital Appreciation Account –
Class 1
Investment Advisor:	Edge Asset Management, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks to provide long-term growth capital.

Principal LifeTime 2010 Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2010 Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2020 Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2020 Account – Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2030 Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2030 Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2040 Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2040 Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2050 Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2050 Account –
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime Strategic Income Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Principal LifeTime Strategic Income
Account – Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks current income, and as a secondary objective, capital appreciation.

Real Estate Securities Division

Invests in:	Principal Variable Contracts Funds Real Estate Securities Account – Class 1
Investment Advisor:	Principal Real Estate Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to generate a total return.

Short-Term Income Division

Invests in:	Principal Variable Contracts Funds Short-Term Income Account - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide as high a level of current income as is consistent with prudent investment management and stability of principal.

SmallCap Blend Division

Invests in:	Principal Variable Contracts Funds SmallCap Blend Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

SmallCap Growth II Division

Invests in:	Principal Variable Contracts Funds SmallCap Growth Account II – Class 1
Investment Advisor:	Emerald Advisors, Inc. through a sub-advisory agreement with Principal
Management Corporation
Investment Objective:	seeks long-term growth of capital.

SmallCap Value I Division

Invests in:	Principal Variable Contracts Funds SmallCap Value Account I – Class 1
Investment Advisor:	J.P. Morgan Investment Management, Inc., through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

SAM Balanced Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Strategic Asset Management Balanced
Portfolio – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide a high level of total return (consisting of reinvested income and capital appreciation), as is consistent with reasonable risk. In general, relative to the other Portfolios, the Balanced Portfolio should offer investors the potential for a medium level of income and medium level of capital growth, while exposing them to a medium level of principal risk.

SAM Conservative Balanced Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Strategic Asset Management Portfolios -
Conservative Balanced Portfolio – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide a high level of total return (consisting of reinvestment of income and capital appreciation), consistent with a moderate degree of principal risk. In general, relative to the other Portfolios, the Conservative
Balanced Portfolio should offer investors the potential for a medium to high level of income and a medium to low level of capital growth, while exposing them to a medium to low level of principal risk.

SAM Conservative Growth Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Strategic Asset Management Portfolios -
Conservative Growth Portfolio – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide long-term capital appreciation. In general, relative to the other Portfolios, the Conservative Growth Portfolio should offer investors the potential for a low to medium level of income and a medium to high level of capital growth, while exposing them to a medium to high level of principal risk.

SAM Flexible Income Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Strategic Asset Management Portfolios -
Flexible Income Portfolio – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide a high level of total return (consisting of reinvestment of income with some capital appreciation). In general, relative to the other
Portfolios, the Flexible Income Portfolio should offer investors the potential for a high level of income and a low level of capital growth, while exposing them to a low level of principal risk.

SAM Strategic Growth Division (This underlying mutual fund is a fund of funds.)

Invests in:	Principal Variable Contracts Funds Strategic Asset Management Portfolios -
Strategic Growth Portfolio – Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks to provide long-term capital appreciation. In general, relative to the other Portfolios, the Strategic Growth Portfolio should offer investors the potential for a high level of capital growth, and a corresponding level of principal risk

T. Rowe Price Blue Chip Growth Division

Invests in:	T. Rowe Price Blue Chip Growth Portfolio – II
Investment Advisor:	T. Rowe Price Associates Inc.
Investment Objective:	seeks to provide long-term capital growth. Income is a secondary objective.

T. Rowe Price Health Sciences Division

Invests in:	T. Rowe Price Health Sciences Portfolio – II
Investment Advisor:	T. Rowe Price Associates Inc.
Investment Objective:	seeks long-term capital appreciation.

Van Eck VIP Global Hard Assets Division

Invests in:	Van Eck VIP Global Hard Assets Fund - Class S Shares
Investment Advisor:	Van Eck Associates Corporation
Investment Objective:	seeks long-term capital appreciation by investing primarily in "hard asset"
securities. Income is a secondary consideration.

13. REGISTRATION STATEMENT

This prospectus (Part A of the registration statement) omits some information contained in the Statement of Additional Information (Part B of the registration statement) and Part C of the registration statement which the Company has filed with the SEC. The SAI is hereby incorporated by reference into this prospectus. You may request a free copy of the SAI by contacting your registered representative or calling us at 1-800-852-4450.

Information about the Contract (including the Statement of Additional Information and Part C of the registration statement) can be reviewed and copied at the Securities and Exchange Commission’s Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 202-551-8090. Reports and other information about the Contract are available on the Commission’s internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, 100 F Street NE, Washington, D.C. 20549-0102.

The registration numbers for the Contract are 333-116220 and 811-02091.

14. TABLE OF CONTENTS OF THE SAI

General Information and History	3
Independent Registered Public Accounting Firm	3
Principal Underwriter	3
Calculation of Performance Data	3
Taxation Under Certain Retirement Plans	10
Principal Life Insurance Company Separate Account B
Report of Independent Registered Public Accounting Firm	14
Financial Statements	15
Principal Life Insurance Company
Report of Independent Registered Public Accounting Firm	163
Consolidated Financial Statements	164

To obtain a copy of the Statement of Additional Information, free of charge, write or telephone:

Princor Financial Services Corporation a company of the Principal Financial Group Des Moines, IA 50392-2080 Telephone: 1-800-852-4450

APPENDIX A - PRINCIPAL VARIABLE ANNUITY EXCHANGE OFFER

Principal Variable Annuity Exchange Offer (“exchange offer”)

This exchange offer was made available effective January 4, 2010. Original owners of an eligible Principal variable annuity contract (“old contract”) may elect to exchange their old contract for a new Principal Investment Plus Variable
Annuity contract ("new contract") subject to the exchange offer terms and conditions. To determine if it is in your best interest to participate in the exchange offer, we recommend that you consult with your tax advisor and financial professional before electing to participate in the exchange offer.

You are eligible to participate in the exchange offer when:

· Your old contract is not subject to any surrender charges; and
· Available in your state.

Exchange Offer Terms and Conditions

· You must qualify for and elect either the Principal Income Builder 3 or Principal Income Builder 10 rider. To qualify for a GMWB rider, you (or the annuitant if the original owner is a non-natural person) must be between the ages of 45 and 80.
· You must receive a current prospectus for the new contract.
· You must complete all required exchange offer forms.
· The Premium Payment Credit Rider is not available on the new contract.
· If we approve your application to participate in the exchange offer, you are directing that all of your investment options under your old contract be terminated. The resulting amount will be transferred to your new contract and allocated as you direct. Election of the Principal Income Builder 3 or Principal Income Builder 10 rider results in restriction of your Contract investment options to the more limited GMWB investment options (review this prospectus in its entirety for full details).
· The amount being exchanged to the new contract cannot be allocated to the DCA Plus accounts.
· Any new premium payments (excluding the amount transferred under this exchange offer) you make to the new contract are subject to surrender charges.
· At Contract issue, the death benefit under your new contract will be the greater of the death benefit under your old contract on the exchange date or the death benefit under the new contract.
· We reserve the right to require you to return your old contract to us. Upon issuing you a new contract, your old contract will terminate.
· The exchange offer is not available for partial exchanges.
· Only one old contract can be exchanged for one new contract.

Exchange Offer Duration

Currently, there is no closing date for the exchange offer. We reserve the right, however, to modify the exchange offer commencement date and to modify or terminate the exchange offer upon reasonable written notice to you.

IMPORTANT CONSIDERATIONS

An exchange may or may not be in your best interest.

The features and benefits, investment options, and charges and deductions of the new contract differ from those of your old contract. For your convenience, we have provided the following chart with a side-by-side summary comparison of the features and costs of your old contract and the new contract available under the exchange offer.

There may be additional differences important for you to consider prior to making an exchange. You should carefully review this prospectus and compare it to the old contract prospectus before deciding to make an exchange. To obtain a prospectus, please contact us at 1-800-852-4450.

Appendix A – Principal Variable Annuity Exchange Offer

Summary Comparison* of Principal Variable Annuity and
Investment Plus Variable Annuity with GMWB Rider

To participate in the exchange offer you must elect either the Principal Income Builder 3 or Principal Income Builder 10 rider.

NOTE: Prior to August 1, 2013, earlier versions of the Principal Income Builder 3 (PIB 3) and Principal Income Builder 10 (PIB 10) GMWB riders were available. If you are purchasing one of these riders in a state that has not approved the most recent version, see Appendix E for PIB 3 or Appendix F for PIB 10. Consult with your registered representative to determine which states have not approved the most recent version.

A. Features	Principal Variable Annuity	Investment Plus Variable Annuity
GMWB Rider(s)	Not available	Principal Income Builder 3
Principal Income Builder 10

GMWB investment options	Not applicable	Diversified Balanced Account
Diversified Growth Account
Diversified Income Account
Fixed Rate Options (including 2	1 year - Fixed Account	1 year - Fixed Account
dollar-cost averaging options)	6 month - DCA Plus account	6 month - DCA Plus account***
	12 month - DCA Plus account	12 month - DCA Plus account***
Automatic Portfolio Rebalancing	Quarterly, Semi-Annually, Annually	Calendar Quarterly (required with
GMWB riders)
No. of Free Division Transfers/	12	1
contract year

B. Annuitization	Principal Variable Annuity	Investment Plus Variable Annuity
Annuity Benefit Payments First	Any time	Any time on/after the first Contract
Available		anniversary
Annuity Benefit Payments	Fixed annuity benefit payments	Same
Annuity Mortality Table	1983a Annuity Mortality Table	Annuity 2000 Mortality Table
Annuity Benefit Payment Options	Fixed period; life income; life	Same
income with fixed period; custom
options

Appendix A – Principal Variable Annuity Exchange Offer

C. Death Benefit	Principal Variable Annuity	Investment Plus Variable Annuity

Death Benefit	An amount equal to the greatest of	An amount equal to the greatest of
(i) total premium payments less
	(i) total premium payments less	surrenders, or
	surrenders, or	(ii) Contract value, or
	(ii) Contract value, or	(iii) 7 year Step-Up
(iii) 7 year Step-Up
For partial surrenders from
	For partial surrenders from old	Contracts with applications signed
	contracts prior to November 23,	prior to August 1, 2013, the death
	2003, the death benefit is	benefit is reduced proportionately for
	reduced by the amount of each	each withdrawal.
withdrawal.
For partial surrenders from
	For partial surrenders from old	Contracts with applications signed
	contracts issued on or after	on or after August 1, 2013;
	November 23, 2003, the death	withdrawals that are not For Life
	benefit is reduced proportionately	excess withdrawals will reduce the
	for each withdrawal.	GMWB Death Benefit by the amount
of withdrawal. Any For Life excess
withdrawal amounts reduce the
GMWB Death Benefit
proportionately.

See the Death Benefit section in this
appendix for more details.
Optional Enhanced Death Benefit	Available	Not available
Rider
Payable	1st owner or annuitant to die	1st owner to die

D. Fees and Charges	Principal Variable Annuity	Investment Plus Variable Annuity
Annual Fee (waived for Contracts
with accumulated value of	Lesser of $30 or 2% of Contract
$30,000 or more)	accumulated value	Same
Mortality and Expense Risks
Charge**	1.25%	Same
Administration Charge** (on an	Maximum: 0.15%	Maximum: 0.15%
annual basis)
	Current: 0.05%	Current: 0.15%
Available Underlying Mutual Fund	Maximum Annual: 1.34%	Maximum Annual: 0.57%
Expenses****
	Minimum Annual: 0.26%	Minimum Annual: 0.55%
Principal Income Builder 3 Rider	Not available	Maximum Annual: 1.65%
Charge – Taken as % of average
quarterly For Life withdrawal		Current Annual: 1.05%
benefit base.

-OR-

Principal Income Builder 10 Rider	Not available	Maximum Annual: 2.00%
Charge - Taken as % of average
quarterly Investment Back		Current Annual: 1.20%
withdrawal benefit base.

Appendix A – Principal Variable Annuity Exchange Offer

E. Transaction Charges	Principal Variable Annuity	Investment Plus Variable Annuity
Surrender Charge Period and %	7 years (6,6,6,5,4,3,2)	7 years (6,6,6,5,4,3,2)
of amount surrendered (applies
only to new premium payments)	9 years (8,8,8,8,7,6,5,4,3) if you	Premium Payment Credit Rider not
	elected the Purchase Payment	available
Credit Rider
Unscheduled Partial Surrender	Maximum: lesser of $25 or 2% of	Maximum: lesser of $25 or 2% of
	each unscheduled partial	each unscheduled partial surrender
	surrender after the 1st in a	after the 12th in a contract year.
contract year.

	Current: $0/0%	Current $0/0%
Unscheduled Transfers	Maximum: lesser of $30 or 2% of	Maximum: lesser of $30 or 2% of
	each unscheduled transfer after	each unscheduled transfer after the
	the 12th in a contract year.	1st in a contract year.

	Current: $0/0%	Current: $0/0%

*	Does not reflect state variations.
**	Charges taken daily as a percentage of the average daily Separate Account division value.
***	Only available for new premium payments. The DCA Plus Accounts are not available for the amount being exchanged.
****	For the new contract, only maximum and minimum charges for the GMWB investment options are reflected.

Charges and Expenses

The new contract and your old contract have different annual expenses, different transaction charges, and different investment options that may result in different underlying mutual fund expenses.

Surrender Charges

Under the exchange offer, surrender charges will not apply on any amounts transferred from the old contract to the new contract. Surrender charges under the new contract will only apply to new contract premium payments.

Death Benefit

The death benefit in the new contract will be calculated as specified in the prospectus for the new contract. At the time of the exchange, the death benefit from the old contract will be transferred to the new contract and will be adjusted for new premium payments made and withdrawals taken under the new contract.

Upon your death, we will pay the greater of the new contract death benefit or the old contract death benefit adjusted as described above.

GMWB Rider

The new contract offers GMWB riders (Principal Income Builder 3 or Principal Income Builder 10) not available under the old contract. A GMWB rider allows you to take certain guaranteed annual withdrawals, regardless of your

Contract accumulated value.

You may add only one GMWB rider to your Contract. You must qualify for and elect either the Principal Income Builder 3 or Principal Income Builder 10 rider when you purchase the new contract.

Once elected, the Principal Income Builder 3 or Principal Income Builder 10 rider may not be terminated for 5 contract years following the rider effective date.

Appendix A – Principal Variable Annuity Exchange Offer

Election of a GMWB rider results in restriction of your Contract investment options to the more limited GMWB investment options (additional information is included in the new contract prospectus). The GMWB investment options reflect a balanced investment objective that is intended to support the rider guarantees. If your investment objective is aggressive growth, the rider investment restrictions may not support your investment objective.

Principal Income Builder 3
The Principal Income Builder 3 rider offers an annual Step-Up feature. The GMWB Step-Up can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are added or the division values rise with market growth.

The Principal Income Builder 3 rider also offers a 3-year GMWB Bonus. The GMWB Bonus rewards you annually for not taking a withdrawal in the first 3 years of the rider. The GMWB Bonus amount will provide an increase to your rider withdrawal benefit payments. The GMWB Bonus does not increase your Contract accumulated value.

The Principal Income Builder 3 rider provides your beneficiary(ies) with the GMWB Death Benefit.

Principal Income Builder 10
The Principal Income Builder 10 rider offers an annual Step-Up feature. The GMWB Step-Up can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are made or the division values rise with market growth.

The Principal Income Builder 10 rider also offers a 10-year GMWB Bonus. The GMWB Bonus rewards you annually for not taking a withdrawal in the first 10 years of the rider. The GMWB Bonus amount will provide an increase to your rider withdrawal benefit payments. The GMWB Bonus does not increase your Contract accumulated value.

The Principal Income Builder 10 rider also allows your beneficiary(ies) to choose the GMWB Death Benefit or any remaining Investment Back withdrawal benefit payments available under the rider.

It is important that you review the new contract prospectus in its entirety for additional information regarding the
Principal Income Builder 3 and Principal Income Builder 10 riders and whether a GMWB rider is appropriate for your needs.

Tax Matters

Although we believe that an exchange as described in this appendix will not be a taxable event for Federal tax purposes, we recommend that you consult your tax advisor before electing to participate in the exchange offer.

There may be differences between your old contract, as amended by tax-qualified retirement plan endorsements, and the new contract, as amended by similar qualified plan endorsements. If you are using the old contract in connection with a tax-qualified retirement plan, you should consult a tax advisor before electing to participate in the exchange offer. See 10. FEDERAL TAX MATTERS section of this prospectus.

Appendix A – Principal Variable Annuity Exchange Offer

APPENDIX B — GMWB INVESTMENT OPTIONS

While a GMWB rider is in effect, the investment options you may select are restricted. The limited investment options available under a GMWB rider (the “GMWB investment options”) reflect a balanced investment objective and if your investment goal is aggressive growth, a GMWB rider may not support your investment objective. With GMWB investment options that reflect a balanced investment objective, there is potentially a reduced likelihood that we will have to make GMWB benefit payments when the Contract value goes to zero, reaches the maximum annuitization date, or if there is a death claim.

When you purchase a GMWB rider, you must allocate 100% of your Separate Account division value to one of the available Separate Account GMWB investment options. Any future premium payments are allocated to the GMWB investment option your Separate Account division value is invested in at the time of the new premium payments.

The available GMWB investment options are:

  Diversified Growth Account;
  Diversified Balanced Account; or
  Diversified Income Account.

For more information about the Diversified Growth, Diversified Balanced Account and Diversified Income Account, see the underlying fund’s prospectus provided with this prospectus.

You may allocate premium payments and transfer Contract accumulated value to the Fixed Account. You may also allocate new premium payments to the DCA Plus Accounts. Such allocations and transfers are subject to the provisions of your Contract. See 3. FIXED ACCOUNT AND DCA PLUS ACCOUNTS.

We reserve the right to modify the list of available Separate Account divisions in a GMWB Model or modify the list of available GMWB investment options, subject to compliance with applicable regulations. We may make available other GMWB Models. We also may make changes to or restrict the availability of GMWB Models or other GMWB investment options. Changes or restrictions will apply only to new purchasers of the Contract or to you if you transfer out of a GMWB Model or investment option and wish to transfer back to that GMWB Model or investment option.

You must stay invested in the GMWB investment options as long as the GMWB rider is in effect. Note, the rider may not be terminated for five contract years following the rider effective date.

Transfers Between GMWB Investment Options

You may transfer 100% of your Separate Account division value from your current GMWB investment option to one other GMWB investment option which is available at the time of the transfer. If you transfer from a discontinued GMWB investment option, you will not be able to transfer back to that GMWB investment option. You may make a transfer by providing us notice (we will effect the transfer at the price next determined after we receive your notice in good order).

If your Separate Account division value is invested in a GMWB investment option which is no longer available with the rider but is still available under the Contract, you may continue to maintain that investment and allocate new premium payments to it. If the discontinued GMWB investment option involves more than one Separate Account division, we will rebalance your Separate Account division value each calendar quarter. You may not transfer your Separate Account division value to any other discontinued GMWB investment option. You may transfer your Separate Account division value to another GMWB investment option that is available at the time of transfer; in this case, the discontinued GMWB investment option will no longer be available to you.

GMWB Investment Options Underlying Funds

You should note that the GMWB investment options are series of Principal Variable Contracts Funds, Inc., which is managed by Principal Management Corporation ("PMC"), an affiliate of ours. If you wish to invest your Contract accumulated value predominantly in underlying funds that are not managed by an affiliate of ours, a GMWB rider may not be appropriate for you.

To the extent that an underlying fund managed by PMC may be included as a GMWB investment option, PMC will receive additional compensation from the management fee of the underlying fund. However, we do not take such potential financial benefit into account in selecting the underlying fund to be a GMWB investment option.

Appendix B – GMWB Investment Options

APPENDIX C – Principal Income Builder 3 Examples

These examples have been provided to assist you in understanding the various features of the Principal Income Builder 3 GMWB rider and to demonstrate how premium payments received and withdrawals taken from the Contract affect the values and benefits under the rider. These examples are based on certain hypothetical assumptions and are for illustrative purposes only. These examples are not intended to serve as projections of future investment returns.

NOTE: The owner’s actions determine the benefits received.

NOTE: For the purpose of the following examples, a partial annuitization has the same effect as a partial surrender and both are referred to as a withdrawal in the following examples.

Examples Without Excess Withdrawals

Examples 1-5 assume the following:

  the owner is age 62 and the owner’s spouse is age 60 on the rider effective date.
  initial premium payment = $100,000.
  The For Life withdrawal benefit base prior to partial surrender = $100,000.
  “Single Life” For Life (4.25%) withdrawal benefit payment = $4,250, if withdrawals start prior to the owner attaining age 65.
  “Joint Life” For Life (3.75%) withdrawal benefit payment = $3,750, if withdrawals start prior to the spouse attaining age 65.

Example 1

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit base. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x 0.0425 = $4,547.50.

Example 2
In contract year one:

  no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.
  the owner makes a premium payment of $50,000.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit base. The credit is ($100,000 + $50,000) x 0.07 = $10,500.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $50,000 + $10,500 = $160,500.
  the new “Single For Life” For Life withdrawal benefit payment is $160,500 x 0.0425 = $6,821.25.

Appendix C – Principal Income Builder 3 Examples

Example 3

In contract year one, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $3,750. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.75%.

On the first Contract anniversary:

  Since a withdrawal was taken in contract year one, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($100,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($100,000 x .0375 = $3,750).

Example 4

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x .0425 = $4,547.50.

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $3,750. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.75%.

On the second Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year is $107,000 x .0375 = $4,012.50.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 3.75%.

On the third Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  The “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($107,000 x .0375 = $4,012.50)

Appendix C – Principal Income Builder 3 Examples

Example 5

The owner elects the “Single Life” For Life withdrawal benefit payment, and in each of the first two contract years, takes a withdrawal of $4,250. Assume there is no GMWB Step-Up on the first Contract anniversary. On the 2nd Contract anniversary, the owner will receive GMWB Step-Up if the Contract’s accumulated value is greater than the applicable withdrawal benefit base.

If the accumulated value on the second
Contract anniversary is:	$95,000	$110,000
For Life (“Single Life”)
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.0425 = $4,250	$100,000 x 0.0425 = $4,250
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.0425 = $4,250	$110,000 x 0.0425 = $4,675

Example 6 assumes the following:

  the owner is age 70 and the owner’s spouse is age 56 on the rider effective date.
  initial premium payment = $100,000.
  The For Life withdrawal benefit base prior to partial surrender = $100,000.
  “Single Life” For Life (5.00%) withdrawal benefit payment = $5,000.
  “Joint Life” For Life (3.50%) withdrawal benefit payment = $3,500, if withdrawals start prior to the owner’s spouse attaining age 60.

Example 6

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x .0500 = $5,350.00.

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $3,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.50%.

On the second Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year is $107,000 x .0350 = $3,745.00.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 3.50%.

On the third Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).

The “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($107,000 x .0350 = $3,745.00)

Appendix C – Principal Income Builder 3 Examples

Examples With Excess Withdrawals

Examples 7-8 assume the following:

the owner is age 62 and elected “Single Life” For Life withdrawal benefit payments at the first withdrawal and locks-in the “Single Life” For Life withdrawal benefit payment percentage at 4.25%.
the initial premium payment is $100,000
the withdrawal benefit base prior to partial surrender = $100,000
“Single Life” For Life (4.25%) withdrawal benefit payment = $4,250
Withdrawal taken = $8,000
excess amount under the For Life withdrawal option is $3,750

Example 7

In this example, assume the accumulated value prior to the withdrawal is $90,000.

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

For Life

The amount of the adjustment* is $4,373.18. The new For Life withdrawal benefit base is $100,000 - $4,373.18 = $95,626.82.

*The amount of the adjustment for the excess withdrawal is the greater of a or b where:

a = $3,750 (the amount of the excess withdrawal); and b = $4,373.18 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($3,750);

2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $4,250); and

3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 4.25%.

For Life

The new “Single Life” For Life withdrawal benefit payment is $95,626.82 x 0.0425 = $4,064.14.

Example 8

In this example, assume the accumulated value prior to the withdrawal is $110,000.

Appendix C – Principal Income Builder 3 Examples

Withdrawal Benefit Base Calculation
On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

For Life
The amount of the adjustment* is $3,750 (the amount of the excess withdrawal). The new For Life withdrawal benefit base is $100,000 - $3,750 = $96,250.

* The amount of the adjustment for excess withdrawal is the greater of a or b where:
a = $3,750 (the amount of the excess withdrawal); and
b = $3,546.10 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($3,750);
2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $4,250); and
3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Withdrawal Benefit Payment Calculation (for the next contract year)
The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary)
multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-
in at 4.25%.

For Life
The new “Single Life” For Life withdrawal benefit payment is $96,250 x 0.0425 = $4,090.62.

Appendix C – Principal Income Builder 3 Examples

APPENDIX D – Principal Income Builder 10 Examples

These examples have been provided to assist you in understanding the various features of the Principal Income Builder 10 GMWB rider and to demonstrate how premium payments received and withdrawals taken from the Contract affect the values and benefits under the rider. These examples are based on certain hypothetical assumptions and are for illustrative purposes only. These examples are not intended to serve as projections of future investment returns.

NOTE: The owner’s actions determine the benefits received.

NOTE: For the purpose of the following examples, a partial annuitization has the same effect as a partial surrender and both are referred to as a withdrawal in the following examples.

Examples Without Excess Withdrawals

Examples 1-5 (without excess withdrawals) assume the following:

  the owner is age 62 and the owner’s spouse is age 60 on the rider effective date.
  initial premium payment = $100,000.
  the withdrawal benefit bases prior to partial surrender = $100,000.
  the remaining withdrawal benefit bases prior to partial surrender = $100,000.
  Investment Back (7%) withdrawal benefit payment = $7,000.
  “Single Life” For Life (4.00%) withdrawal benefit payment = $4,000, if withdrawals start prior to the owner attaining age 65.
  “Joint Life” For Life (3.50%) withdrawal benefit payment = $3,500, if withdrawals start prior to the spouse attaining age 65.

Example 1

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

a 5% GMWB bonus is credited to the withdrawal benefit base (but not to the remaining withdrawal benefit
. The credit is $100,000 x 0.05 = $5,000.
there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the accumulated value.
Investment Back:
the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
For Life:
the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
the For Life remaining withdrawal benefit base remains the same ($100,000); and
the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.040 = $4,200.

Appendix D – Principal Income Builder 10 Examples

Example 2
In contract year one:
·	no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.
·	the owner makes a premium payment of $50,000.

On the first Contract anniversary:
·	a 5% GMWB bonus is credited to the withdrawal benefit base (but not to the remaining withdrawal benefit bases). The credit is ($100,000 + $50,000) x 0.05 = $7,500.
·	there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the
Contract’s accumulated value.
·	Investment Back:
· the new Investment Back withdrawal benefit base is $100,000 + $50,000 + $7,500 = $157,500;
· the new Investment Back remaining withdrawal benefit base is $100,000 + $50,000 = $150,000; and
· the new Investment Back withdrawal benefit payment is $157,500 x 0.07 = $11,025.
·	For Life:
· the new For Life withdrawal benefit base is $100,000 + $50,000 + $7,500 = $157,500;
· the new For Life remaining withdrawal benefit base is $100,000 + $50,000 = $150,000; and
· the new “Single Life” For Life withdrawal benefit payment is $157,500 x 0.040 = $6,300.

Example 3
In contract year one, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of
$3,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.50%.

On the first Contract anniversary:
·	Since a withdrawal was taken in contract year one, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
· the withdrawal benefit base remains the same ($100,000);
· the new remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
· the withdrawal benefit payment for the next contract year remains the same ($100,000 x 0.07 = $7,000).
·	For Life:
· the For Life withdrawal benefit base remains the same ($100,000);
· the new For Life remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
· the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($100,000 x
0.0350 = $3,500).

Example 4
In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:
·	a 5% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.05 = $5,000.
·	there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the
Contract’s accumulated value.
·	Investment Back:
· the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
· the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
· the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
·	For Life:
· the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
· the For Life remaining withdrawal benefit base remains the same ($100,000); and
· the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.0400 = $4,200.

Appendix D – Principal Income Builder 10 Examples

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of
$3,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.50%.

On the second Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the new Investment Back remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
	·	the Investment Back withdrawal benefit payment for the next contract year remains the same ($105,000 x
0.07 = $7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the new For Life remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
	·	the “Joint Life” For Life withdrawal benefit payment for the next contract year is $105,000 x 0.0350 = $3,675.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 3.50%.

On the third Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the Investment Back remaining withdrawal benefit base remains the same ($96,500); and
	·	the Investment Back withdrawal benefit for the next contract year remains the same ($105,000 x 0.07 =
$7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the For Life remaining withdrawal benefit base remains the same ($96,500); and
	·	the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($105,000 x
0.0350 = $3,675).

Appendix D – Principal Income Builder 10 Examples

Example 5

The owner elects the “Single Life” For Life withdrawal benefit payment, and in each of the first two contract years, takes a withdrawal of $4,000. Assume there is no GMWB Step-Up on the first Contract anniversary. On the 2nd Contract anniversary, the owner will receive the GMWB Step-Up if the Contract’s accumulated value is greater than the applicable withdrawal benefit base.

If the accumulated value on the second
Contract anniversary is:	$95,000	$110,000
Investment Back
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.07 = $7,000	$100,000 x 0.07 = $7,000
Remaining Withdrawal Benefit Base	$90,000	$90,000
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.07 = $7,000	$110,000 x 0.07 = $7,700
Remaining Withdrawal Benefit Base	$90,000	$110,000
For Life (“Single Life”)
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.0400 =	$100,000 x 0.0400 =
	$4,000	$4,000
Remaining withdrawal Benefit Base	$90,000	$90,000

If the accumulated value on the second
Contract anniversary is:	$95,000	$110,000
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.0400 =	$110,000 x 0.0400 =
	$4,000	$4,400
Remaining Withdrawal Benefit Base	$90,000	$110,000

Example 6 (without excess withdrawals) assumes the following:

  the owner is age 70 and the owner’s spouse is age 56 on the rider effective date.
  initial premium payment = $100,000.
  the withdrawal benefit bases prior to partial surrender = $100,000.
  the remaining withdrawal benefit bases prior to partial surrender = $100,000.
  Investment Back (7%) withdrawal benefit payment = $7,000.
  “Single Life” For Life (5.00%) withdrawal benefit payment = $5,000.
  “Joint Life” For Life (3.50%) withdrawal benefit payment = $3,500, if withdrawals start prior to the owner’s spouse attaining age 65.

Appendix D – Principal Income Builder 10 Examples

Example 6
In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:
·	a 5% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.050 = $5,000.
·	there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the
Contract’s accumulated value.
·	Investment Back:
	·	the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
	·	the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
	·	the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
·	For Life:
	·	the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
	·	the For Life remaining withdrawal benefit base remains the same ($100,000); and
	·	the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.0500 = $5,250.

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of
$3,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 3.50%.

On the second Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the new Investment Back remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
	·	the Investment Back withdrawal benefit payment for the next contract year remains the same ($105,000 x
0.07 = $7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the new For Life remaining withdrawal benefit base is $100,000 - $3,500 = $96,500; and
	·	the “Joint Life” For Life withdrawal benefit payment for the next contract year is $105,000 x 0.0350 = $3,675.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 3.50%.

On the third Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the Investment Back remaining withdrawal benefit base remains the same ($96,500); and
	·	the Investment Back withdrawal benefit for the next contract year remains the same ($105,000 x 0.07 =
$7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the For Life remaining withdrawal benefit base remains the same ($96,500); and
the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($105,000 x 0.0350 =
$3,675).

Appendix D – Principal Income Builder 10 Examples

Examples With Excess Withdrawals

Excess withdrawal examples 7-8 assume the following:
· the owner is age 62 and elected “Single Life” For Life withdrawal benefit payments at the first withdrawal and therefore, locks-in the “Single Life” For Life withdrawal benefit payment percentage at 4.00%.
· the initial premium payment is $100,000
· the withdrawal benefit bases prior to partial surrender = $100,000
· the remaining withdrawal benefit bases prior to partial surrender = $100,000
· Investment Back (7%) withdrawal benefit payment = $7,000
· “Single Life” For Life (4.00%) withdrawal benefit payment = $4,000
· Withdrawal taken = $8,000
· excess amount under the Investment Back withdrawal option is $1,000; and
· excess amount under the For Life withdrawal option is $4,000

Example 7
In this example, assume the accumulated value prior to the withdrawal is $90,000.

Withdrawal Benefit Base Calculation
On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

Investment Back
The amount of the adjustment* is $1,204.82. The new Investment Back withdrawal benefit base is $100,000 -
$1,204.82 = $98,795.18.

*The amount of the adjustment for the excess withdrawal is the greater of a or b where:

a = $1,000 (the amount of the excess withdrawal); and
b = $1,204.82 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment remaining prior to the withdrawal ($1,000);

2 = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $7,000); and

3 = the Investment Back withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

For Life
The amount of the adjustment* is $4,651.16. The new For Life withdrawal benefit base is $100,000 - $4,651.16 =
$95,348.84.

*The amount of the adjustment for the excess withdrawal is the greater of a or b where:

a = $4,000 (the amount of the excess withdrawal); and
b = $4,651.16 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($4,000);

2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $4,000); and

3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Appendix D – Principal Income Builder 10 Examples

Remaining Withdrawal Benefit Base Calculation

The remaining withdrawal benefit base is adjusted when withdrawals are taken.

Investment Back

The amount of the adjustment* is $8,120.48 (the amount of the Investment Back withdrawal benefit plus the excess withdrawal). The new Investment Back remaining withdrawal benefit base is $100,000 - $8,120.48 = $91,879.52.

*The amount of the adjustment is (a plus b) where:

a = $7,000 (the actual amount withdrawn that does not exceed the Investment Back withdrawal benefit payment); and b = $1,120.48 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $1,000 (the amount of the excess withdrawal); and

2 = $1,120.48 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

y = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $7,000); and

z = the Investment Back remaining withdrawal benefit base after the Investment Back withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $7,000).

For Life

The amount of the adjustment* is $8,465.12 (the amount of the “Single Life” For Life withdrawal benefit payment plus the excess withdrawal). The new For Life remaining withdrawal benefit base is $100,000 - $8,465.12 = $91,534.88.

*The amount of the adjustment is (a plus b) where:

a = $4,000 (the actual amount withdrawn that does not exceed the “Single Life” For Life withdrawal benefit payment); and b = $4,465.12 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $4,000 (the amount of the excess withdrawal); and

2 = $4,465.12 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($4,000);

y = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $4,000); and

z = the For Life remaining withdrawal benefit base after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $4,000).

Appendix D – Principal Income Builder 10 Examples

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 4.00%.

Investment Back

The new Investment Back withdrawal benefit payment is $98,795.18 x 0.07 = $6,915.66.

For Life

The new “Single Life” For Life withdrawal benefit payment is $95,348.84 x 0.0400 = $3,813.95.

Example 8

In this example, assume the accumulated value prior to the withdrawal is $110,000.

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

Investment Back

The amount of the adjustment* is $1,000 (the amount of the excess withdrawal). The new Investment Back withdrawal benefit base is $100,000 - $1,000 = $99,000.

*	The amount of the adjustment for excess withdrawal is the greater of a or b where:

a = $1,000 (the amount of the excess withdrawal); and b = $970.87 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

2 = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $7,000); and

3 = the Investment Back withdrawal benefit base prior to the adjustment for the excess amount ($100,000)

For Life

The amount of the adjustment* is $4,000 (the amount of the excess withdrawal). The new For Life withdrawal benefit base is $100,000 - $4,000 = $96,000.

*	The amount of the adjustment for excess withdrawal is the greater of a or b where:
a = $4,000 (the amount of the excess withdrawal); and
b = $3,773.58 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($4,000);

2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $4,000); and

3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Appendix D – Principal Income Builder 10 Examples

Remaining Withdrawal Benefit Base Calculation

The remaining withdrawal benefit base is adjusted when withdrawals are taken.

Investment Back

The amount of the adjustment* is $8,000 (the amount of the Investment Back withdrawal benefit payment plus the excess withdrawal). The new Investment Back remaining withdrawal benefit base is $100,000 - $8,000 = $92,000.

*	The amount of the adjustment is a plus b where:

a = $7,000 (the actual amount withdrawn that does not exceed the Investment Back withdrawal benefit payment); and

b = $1,000 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $1,000 (the amount of the excess withdrawal); and

2 = $902.91 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

y = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 - $7,000); and

z = the Investment Back remaining withdrawal benefit base after the Investment Back withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $7,000).

For Life

The amount of the adjustment* is $8,000 (the amount of the “Single Life” For Life withdrawal benefit payment plus the excess withdrawal). The new For Life remaining withdrawal benefit base is $100,000 - $8,000 = $92,000.

*	The amount of the adjustment is a plus b where:

a = $4,000 (the actual amount withdrawn that does not exceed the “Single Life” For Life withdrawal benefit payment); and

b = $4,000 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $4,000 (the amount of the excess withdrawal); and

2 = $3,622.64 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($4,000);

y = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 - $4,000); and

z = the For Life remaining withdrawal benefit base after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $4,000).

Appendix D – Principal Income Builder 10 Examples

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 4.00%.

Investment Back

The new Investment Back withdrawal benefit payment is $99,000 x 0.07 = $6,930.

For Life

The new “Single Life” For Life withdrawal benefit payment is $96,000 x 0.0400 = $3,840.

Appendix D – Principal Income Builder 10 Examples

APPENDIX E – PRINCIPAL INCOME BUILDER 3 (FOR STATES WHERE MOST RECENT VERSION OF THE RIDER NOT APPROVED)

Overview of Principal Income Builder 3

For Life withdrawal benefit payment percentages. This rider permits an election of “Joint Life” For Life withdrawal benefit payments or “Single Life” For Life withdrawal benefit payments.

Bonus feature. This rider has a Bonus feature which rewards you annually for not taking a withdrawal within the first 3 years of the rider. The GMWB Bonus increases the withdrawal benefit base, which increases your available withdrawal benefit payment amount. The GMWB Bonus does not increase your Contract accumulated value.

Step-Up feature. This rider has an annual Step-Up feature which can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are made, the division values rise with market growth, or credits (premium payment credits or exchange credit) are applied.

Maximum annual rider charge. This rider has a maximum annual rider charge of 1.65% of the For Life withdrawal benefit base.

Spousal continuation. This rider provides that the For Life withdrawal options may be available to an eligible spouse who continues the Contract with the rider, if certain conditions are met.

Principal Income Builder 3 Terms

We use the following definitions to describe the features of this rider:

  Excess Withdrawal — the portion of a withdrawal that exceeds the available withdrawal benefit payment.
  GMWB Bonus — a bonus credited to the withdrawal benefit base, provided certain conditions are met.
  GMWB investment options – the limited investment options available under the GMWB rider, which reflect a balanced investment objective.
  GMWB Step-Up — an increase to the withdrawal benefit base to an amount equal to your Contract’s accumulated value on the most recent Contract anniversary, provided certain conditions are met.
  Required minimum distribution (“RMD”) amount — the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and related Code provisions in effect as of the rider effective date.
  Rider effective date — the date the rider is issued.
  Withdrawal — any partial surrender (including surrender charges, if any) and/or any partial annuitization of your
  Contract’s accumulated value.
  Withdrawal benefit base (also referred to as For Life withdrawal benefit base) — the basis for determining the withdrawal benefit payment available each year
  Withdrawal benefit payment (also referred to as For Life withdrawal benefit payment) — the amount that we guarantee you may withdraw each contract year.

Principal Income Builder 3 - Withdrawal Benefit Base

The withdrawal benefit base is used to calculate the annual withdrawal benefit payment. We calculate the withdrawal benefit base on the rider effective date and each Contract anniversary.

The initial withdrawal benefit base is equal to the initial premium payment.

On each Contract anniversary, the withdrawal benefit base is reset to the greater of 1 or 2, where:

1. is the accumulated value on the Contract anniversary.

2. is the result of (a + b + c - d), where:

a = prior year withdrawal benefit base (or initial withdrawal benefit base if first Contract anniversary);

b = additional premiums since the previous Contract anniversary (dollar-for-dollar);

c = any GMWB Bonus credited since the previous Contract anniversary;

d = any excess withdrawals taken since the previous Contract anniversary*.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 115

* NOTE: The reduction for an excess withdrawal will be greater than dollar-for-dollar if the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal. See Principal Income Builder 3 - Excess Withdrawals in this appendix for information about the negative effect of excess withdrawals.

If you take withdrawals prior to the oldest owner attaining age 59½, the For Life withdrawal benefit base will be reduced for excess withdrawals. If the adjustment for any withdrawals causes the For Life withdrawal benefit base to reduce to zero, the rider will terminate at the next Contract anniversary, unless you make additional premium payments or a GMWB Step-Up is applied.

Principal Income Builder 3 - Withdrawal Benefit Payment

For Life withdrawal benefit payments are available (i) on the rider effective date if the oldest owner (or oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or oldest annuitant, if applicable) attains age 59½.

The For Life withdrawal benefit payments are automatically calculated as “Single Life” unless you provide notice and good order instructions to select “Joint Life” For Life withdrawal benefit payments. If eligible, you may elect “Joint Life” For Life withdrawal benefit payments anytime on or before your first withdrawal following the rider effective date. Once you take this first withdrawal, you cannot change your election of “Single Life” or “Joint Life” For Life withdrawal benefit payments, regardless of any change in life events.

“Single Life” For Life withdrawal benefit payments. “Single Life” For Life withdrawal benefit payments are based on one covered life. The covered life for “Single Life” is the:

a.	Owner if there is only one owner;
b.	Annuitant if the owner is not a natural person;
c.	Youngest joint owner if there are joint owners; or
d.	Youngest annuitant if there are joint annuitants and the owner is not a natural person.

In addition, the covered life must satisfy this rider’s issue age requirements on the date the covered life is designated in accordance with the terms of this rider.

As long as the Contract is in effect, “Single Life” or “Joint Life” For Life withdrawal benefit payments may be taken until the earlier of the date of the death of the first owner to die (first annuitant, if applicable) or the date the For Life withdrawal benefit base reduces to zero.

“Joint Life” For Life withdrawal benefit payments. “Joint Life” For Life withdrawal benefit payments are based on two covered lives. You may only elect “Joint Life” For Life withdrawal benefit payments if there are two covered lives that meet the eligibility requirements. There can be no more than two covered lives. The “Joint Life” election is not available if the owner is not a natural person.

To be eligible for “Joint Life” the covered lives must be:

a.	The owner and the owner’s spouse, provided there is only one owner and the spouse is named as a primary beneficiary; or
b.	The joint owners, provided the joint owners are each other’s spouse.

NOTE: Under the Internal Revenue Code (the “Code”), spousal continuation and certain distribution options are available only to a person who is defined as a “spouse” under the Federal Defense of Marriage Act or other applicable Federal Law. All Contract provisions will be interpreted and administered in accordance with the requirements of the Code.

NOTE: At the time a covered life is designated, that covered life must satisfy this rider’s issue age requirements.

As long as the Contract is in effect, “Joint Life” For Life withdrawal benefit payments will continue until the earlier of the date of the death of the last covered life or the date the “For Life” withdrawal benefit base reduces to zero.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 116

Calculating the Principal Income Builder 3 For Life Withdrawal Benefit Payment

The For Life withdrawal benefit payment is an amount equal to a percentage multiplied by the For Life withdrawal benefit base.

The For Life withdrawal benefit payment percentage depends on whether you have elected “Single Life” or “Joint Life” and the age of the covered life on the date of the first withdrawal following the rider effective date:

· “Single Life”:

	Age of Covered Life at First	For Life Withdrawal Benefit
	Withdrawal	Payment Percentage
	45-49	3.50%
	50-54	4.00%
	55-59	4.50%
	60-64	4.75%
	65-69	5.00%
	70-74	5.50%
	75-79	6.00%
	80+	6.50%

· “Joint Life”:

	Age of Younger Covered Life at	For Life Withdrawal Benefit
	First Withdrawal	Payment Percentage
	45-49	3.00%
	50-54	3.50%
	55-59	4.00%
	60-64	4.25%
	65-69	4.50%
	70-74	5.00%
	75-79	5.50%
	80+	6.00%

NOTE: All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Under 72t of the Code, a customer can receive substantially equal payments without an IRS tax penalty, even if under age 59½. If you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals. See Principal Income Builder 3 - Excess Withdrawals in this appendix for additional information.

Because the For Life withdrawal benefit payments are tiered based on the age of the younger covered life at the time of the first withdrawal, you should carefully choose when you take the first withdrawal following the rider effective date. Once a withdrawal is taken, the For Life withdrawal benefit payment percentage is locked in for the life of this rider. In addition, when you take your first withdrawal, your election of “Single Life” or “Joint Life” remains locked in and cannot be changed. For example, if you have elected “Joint Life” For Life withdrawal benefit payments and take the first withdrawal when the younger covered life is age 46, your For Life withdrawal benefit payment percentage will be locked in at 3.00% for the remaining life of this rider and cannot be changed.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 117

Principal Income Builder 3 - Covered Life Change

Any ownership change, change of beneficiary or other change before the annuitization date which would cause a change in a covered life (a “Change”) will result in termination of this rider, except for the following permissible Changes:

1. Spousal continuation of this rider as described in Spousal Continuation of the Principal Income Builder 3 Rider in this appendix.

2. If withdrawals have not been taken and you have not previously elected to continue this rider as provided in

Spousal Continuation of the Principal Income Builder 3 Rider in this appendix, then:

a.	You may add a joint owner or primary beneficiary to your Contract as a covered life, provided that the new joint owner or primary beneficiary is an eligible covered life as set forth above.
b.	You may remove a joint owner or primary beneficiary as a covered life.
c.	The For Life withdrawal benefit payment percentage will be based on the age of the covered lives and will lock in at the percentage applicable on the date of your first withdrawal.

3. If withdrawals have been taken and you have locked in “Single Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner as a covered life.
b.	You may add a primary beneficiary to your Contract, however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

4. If withdrawals have been taken and you have locked in “Joint Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner or primary beneficiary as a covered life.
b.	You may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

5. If you have previously elected to continue this rider as provided in Spousal Continuation of the Principal Income Builder 3 Rider in this appendix, then you may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider. If the primary beneficiary that you add is your spouse, upon your death the spouse can continue the Contract, but the rider will terminate.

No Change is effective until approved by us in writing. Upon our approval, the Change is effective as of the date you signed the notice requesting the Change.

An assignment of the Contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, this rider will be terminated as of the date of the assignment.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 118

Principal Income Builder 3 - Effect of Withdrawals

This rider does not require you to take an available withdrawal benefit payment. If you want to take advantage of this rider’s GMWB Bonus feature, withdrawals cannot be taken during the period the GMWB Bonus is available. See Principal Income Builder 3 - GMWB Bonus in this appendix.

If you elect not to take an available withdrawal benefit payment, that amount will not be carried forward to the next contract year.

Each time you take a withdrawal, it is reflected immediately in your Contract accumulated value.

If you take excess withdrawals, the withdrawal benefit base will be reduced on the next Contract anniversary. See Principal Income Builder 3 - Excess Withdrawals in this appendix for information about the negative effect of excess withdrawals.

To help you better understand the various features of this rider and to demonstrate how premium payments made and withdrawals taken from the Contract affect the values and benefits under this rider, we have provided several examples in this appendix.

Principal Income Builder 3 - Excess Withdrawals

Any withdrawals that exceed the available withdrawal benefit payments are excess withdrawals. Excess withdrawals decrease the withdrawal benefit base, which will reduce future withdrawal benefit payments. The reductions can be greater than dollar-for-dollar when the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal.

All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Therefore, if you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals.

If you choose to take an excess withdrawal, the equation below shows how to calculate the excess withdrawal adjustment.

Effect on withdrawal benefit base. Excess withdrawals will reduce the withdrawal benefit base in an amount equal to the greater of:

  the excess withdrawal, or
  the result of (a divided by b) multiplied by c, where:

a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;

b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and

c = the withdrawal benefit base prior to the adjustment for the excess withdrawal.

NOTE: Withdrawals prior to age 59½ may be subject to a 10% IRS penalty tax.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 119

Required Minimum Distribution (RMD) Program for GMWB Riders

Tax-qualified contracts are subject to certain federal tax rules requiring that RMD be taken on a calendar year basis (i.e., compared to a contract year basis), usually beginning after age 70½.

If you are eligible for and enroll in our RMD Program for GMWB Riders, as discussed below, a withdrawal taken to satisfy RMD for the Contract (an “RMD amount”) that exceeds a withdrawal benefit payment for that contract year will not be deemed an excess withdrawal.

RMD Program. Eligibility in the RMD Program for GMWB Riders is determined by satisfaction of the following requirements:

  Your Contract may not have the Enhanced Death Benefit Rider;
  The amount required to be distributed each calendar year for purposes of satisfying the RMD rules of the Internal Revenue Code is based only on this Contract (the “RMD amount”); and
  You have elected scheduled withdrawal payments.

NOTE: Although enrollment in the RMD Program for GMWB Riders does not prevent you from taking an unscheduled withdrawal, an unscheduled withdrawal will cause you to lose the RMD Program protections for the remainder of the contract year. This means that any withdrawals (scheduled or unscheduled) during the remainder of the contract year that exceed applicable withdrawal benefit payments will be treated as excess withdrawals, even if the purpose is to take the RMD amount. You will automatically be re-enrolled in the RMD Program for GMWB Riders on your next Contract anniversary.

We reserve the right to modify or eliminate the RMD Program for GMWB Riders; for example, if there is a change to the Internal Revenue Code or Internal Revenue Service rules or interpretations relating to RMD, including the issuance of relevant IRS guidance. We will send you at least 30 days advance notice of any change in or elimination of the RMD Program for GMWB Riders. Any modifications or elimination of the RMD Program for GMWB Riders will take effect after notice. If we exercise our right to modify or eliminate the RMD Program for GMWB Riders, then any scheduled or unscheduled withdrawal in excess of a withdrawal benefit payment after the effective date of the program’s modification or elimination will be deemed an excess withdrawal.

You may obtain more information regarding our RMD Program for GMWB Riders by contacting your registered representative or by calling us at 1-800-852-4450.

Principal Income Builder 3 - GMWB Bonus

Under the GMWB Bonus, on each of the first three Contract anniversaries following the rider effective date, we will credit a bonus to the withdrawal benefit base provided you have not taken any withdrawals since the rider effective date.

The GMWB Bonus is equal to the total of all premium payments made prior to the applicable Contract anniversary multiplied by the applicable percentage shown in the chart below. If the contract date and the rider effective date are different (if we previously have allowed Contract owners to add a rider after issue), the GMWB Bonus is equal to the Contract accumulated value on the rider effective date plus premium payments made between the rider effective date and the Contract anniversary, multiplied by the applicable percentage shown in the chart below.

Contract Anniversary
(following the rider effective date)	GMWB Bonus Percentage
1	7.00%
2	6.00%
3	5.00%

The GMWB Bonus is no longer available after the earlier of:

  The 3rd Contract anniversary following the rider effective date; or
  The date you take a withdrawal following the rider effective date.

NOTE: The GMWB Bonus is used only for the purposes of calculating the withdrawal benefit bases. The GMWB

Bonus is not added to your Contract accumulated value.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 120

Principal Income Builder 3 - GMWB Step-Up

The GMWB Step-Up is automatic and applies annually. Under this rider, unless an owner opts out of the automatic GMWB Step-Up, the rider charge will increase if our then current rider charge is higher than when the rider was purchased. The rider charge will never be greater than the maximum Principal Income Builder 3 rider charge. See SUMMARY OF EXPENSE INFORMATION section.

If you satisfy the eligibility requirements on a Contract anniversary and your Contract accumulated value is greater than the withdrawal benefit base, we will Step-Up the withdrawal benefit base to your Contract accumulated value on that Contract anniversary. We will not reduce your withdrawal benefit base if your Contract accumulated value on a Contract anniversary is less than the withdrawal benefit base.

If you are eligible for a GMWB Step-Up of a withdrawal benefit base, you will be charged the then current rider charge. You may choose to opt out of the GMWB Step-Up feature if the charge for your rider will increase. We will send you advance notice if the charge for your rider will increase in order to give you the opportunity to opt out of the GMWB Step-Up feature. Once you opt out, you will no longer be eligible for future GMWB Step-Ups.

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of the withdrawal benefit base if you satisfy all of the following requirements:

1.	The Contract anniversary occurs before the later of:
	a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
	b.	10 years after the rider effective date;
2.	You have not declined any increases in the rider charge; and
3.	You have not fully annuitized the Contract.

Effect of Reaching the Maximum Annuitization Date Under the Principal Income Builder 3 Rider

On or before the maximum annuitization date, you must elect one of the Contract or GMWB rider payment options described below.

1.	Contract payment options:
Payments resulting from applying the Contract accumulated value to an annuity benefit payment option.
Payment of the Contract accumulated value as a single payment.
2.	GMWB rider payment option:
Fixed scheduled payments each year in the amount of the For Life withdrawal benefit payment until the date of death of the last covered life.

See Principal Income Builder 3 - Effect of Withdrawals in this appendix for information on how withdrawals prior to the maximum annuitization date affect the GMWB values.

We will send you written notice at least 30 days prior to the maximum annuitization date and ask you to select one of the available payment options listed above. If we have not received your election as of the maximum annuitization date, we will automatically apply your Contract accumulated value to an annuity benefit payment option:

  for Contracts with one annuitant – Life Income with payments guaranteed for a period of 10 years.
  for Contracts with joint annuitants – Joint and Full Survivor Income with payments guaranteed for a period of 10 years.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 121

Effect of the Contract Accumulated Value Reaching Zero Under the Principal Income
Builder 3 Rider

We will send you prior written notice whenever reasonably feasible if your Contract accumulated value is approaching zero.

In the event that the Contract accumulated value reduces to zero, we will pay the withdrawal benefit payments as follows:
· If you have taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, your For
Life withdrawal option is either “Joint Life” or “Single Life” depending on your election at the time of your first withdrawal.
· If you have not taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, you must elect either
· the “Single Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Single Life” For Life withdrawal benefit payment, until the date of your death (annuitant’s death if the owner is not a natural person); or the “Joint Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Joint Life” For Life withdrawal benefit payment, until the date of the death of the last covered life.

NOTE: In the event that the Contract accumulated value reduces to zero, the withdrawal benefit payments elected above will continue, but all other rights and benefits under this rider and the Contract (including the death benefits) will terminate, and no additional premium payments will be accepted.

Principal Income Builder 3 - Upon Death

If the Contract Accumulated Value is Greater than Zero. The following table illustrates the various situations and the resulting outcomes if your Contract accumulated value is greater than zero at your death.

If you die and	And		Then
You are the sole owner	Your spouse is not		The primary beneficiary(ies) will receive the death benefit
	named as a primary		under the Contract*.
beneficiary
All other rights and benefits under the rider and Contract will terminate.
You are the sole owner	Your spouse is named		Your spouse may:
as a primary
	beneficiary	a.	Continue the Contract with or without this rider as set
forth in Spousal Continuation of the Principal Income
Builder 3 Rider in this appendix; or
		b.	Receive the death benefit under the Contract*.

All other primary beneficiaries will receive the death benefit under the contract.

Unless your spouse elects to continue the Contract with this rider, only your spouse’s and beneficiary(ies)’s right to the above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 122

If you die and	And		Then
You are a joint owner	The surviving joint		Your surviving owner will receive the death benefit under the
	owner is not your		Contract*.
spouse
All other rights and benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint		Your spouse may:
owner is your spouse
		a.	Continue the Contract with or without this rider as set
forth below in Spousal Continuation of the Principal
Income Builder 3 Rider in this appendix; or
		b.	Receive the death benefit under the Contract.

Unless the surviving spouse owner elects to continue the
Contract with this rider, upon your death, only your spouse’s right to the above-selected payments will continue; all other rights and benefits under the rider and Contract will
terminate.

*	See 8.DEATH BENEFIT for an explanation of the Contract’s death benefit and payment options available for the Contract’s death benefit.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the death benefit under the
	natural person	Contract.

If a beneficiary dies before the annuitant, on the annuitant’s death we will make equal payments to the surviving
beneficiaries unless the owner provided us with other written instructions. If no beneficiary(ies) survive the annuitant, the death benefit is paid to the owner.

Upon the annuitant’s death, only the beneficiary(ies) right to the death benefit will continue; all other rights and benefits under the Contract will terminate.

If the Contract Accumulated Value is Zero. The following table illustrates the various situations and the resulting outcomes if the Contract accumulated value is zero at your death.

If you die and…	And…	Then…
You are the sole owner	You elected the	All payments stop and all rights and benefits under the
	“Single Life” For Life	Contract terminate.
withdrawal option*
You are the sole owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving covered life’s death, all payments stop
and all rights and benefits under the Contract terminate.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 123

If you die and…	And…	Then…
You are a joint owner	You elected the “Single	All payments stop and all rights and benefits under the
	Life” For Life withdrawal	Contract terminate.
option*
You are a joint owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” withdrawal option*	according to the schedule established when you made your
election until the date of the surviving covered life’s death.

Upon the surviving joint owner’s death, all payments stop
and all rights and benefits under the Contract terminate.

*	See Effect of the Contract Accumulated Value Reaching Zero under the Principal Income Builder 3 Rider in this appendix for details regarding election of the For Life withdrawal option.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

Termination and Reinstatement of the Principal Income Builder 3 Rider

You may not terminate this rider prior to the 5th Contract anniversary following the rider effective date.

At any point in time, we will terminate this rider upon the earliest to occur:

  The date you send us notice to terminate the rider (after the 5th Contract anniversary following the rider effective date). This will terminate the rider, not the Contract.
  The date you fully annuitize, fully surrender or otherwise terminate the Contract.
  The For Life withdrawal benefit base is zero.
  The date the Contract owner is changed (annuitant is changed if the owner is not a natural person), except a change in owner due to a spousal continuation of the rider as described in Spousal Continuation of the Principal Income Builder 3 Rider in this appendix or the removal/ addition of a joint life as described in Principal Income Builder 3 - Covered Life Change in this appendix.
  The date your surviving spouse elects to continue the Contract without this rider (even if prior to the 5th Contract anniversary following the rider effective date).
  The date you make an impermissible change in a covered life.

If this rider terminates for any reason other than full surrender of the Contract, this rider may not be reinstated.

If you surrender the Contract with this rider attached and the Contract is later reinstated, this rider also must be reinstated. At the time this rider is reinstated, we will deduct rider charges scheduled during the period of termination and make any other adjustments necessary to reflect any changes in the amount reinstated and the Contract accumulated value as of the date of termination.

Spousal Continuation of the Principal Income Builder 3 Rider

This rider provides that the For Life withdrawal benefit payment may be available in certain situations to an eligible spouse who continues the Contract with the rider.

If you die while this rider is in effect and if your surviving spouse elects to continue the Contract in accordance with its terms, the surviving spouse may also elect to continue this rider if:

1.	The Contract accumulated value is greater than zero;
2.	There has not been a previous spousal continuation of the Contract and this rider; and
3.	Your spouse is either:
	a.	your primary beneficiary, if you were the sole owner; or
	b.	the surviving joint owner, if there were joint owners.
If	your spouse elects to continue the Contract without this rider, this rider and all rights, benefits and charges under this rider will terminate and cannot be reinstated.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 124

NOTE: Although spousal continuation may be available under federal tax laws for a subsequent spouse, this rider may be continued one time only.

The following table illustrates the various changes and the resulting outcomes associated with continuation of this rider by an eligible surviving spouse.

If you die and…	And…	Then if your spouse continues this rider…
No withdrawals have	Your spouse meets Your spouse may continue the rider and take withdrawals until
been taken since the	the minimum issue	the earlier of their death or the For Life withdrawal benefit base
rider effective date	age requirement	reduces to zero.

For Life withdrawal benefits will automatically be calculated as
“Single Life” and your spouse will be the sole covered life. Your spouse may not add a new covered life or elect “Joint Life”.

The For Life withdrawal benefit percentage will be based on
your spouse’s age and will lock in at the “Single Life”
percentage applicable on the date of your spouse’s first
withdrawal.

All other provisions of this rider will continue as in effect on the date of your death.
No withdrawals have	Your spouse does	The Principal Income Builder 3 rider terminates upon your
been taken since the	not meet the	death.
rider effective date	minimum issue age
	requirement	All other provisions of this Contract will continue as in effect on the date of your death.

If you die and…	And…	And…	Then if your spouse continues this rider
Withdrawals have	You have locked	---	The Principal Income Builder 3 rider terminates
been taken since the	in “Single Life”		upon your death.
rider effective date	For Life
	withdrawal		All other provisions of this Contract will continue
	benefits		as in effect on the date of your death.
Withdrawals have	You have locked	Your spouse is	Your spouse may continue the rider and take For
been taken since	in “Joint Life” For	the surviving	Life withdrawal benefit payments until the earlier
the rider effective	Life withdrawal	covered life	of their death or the For Life withdrawal benefit
date	benefits		base reduces to zero.

For Life withdrawal benefits will continue to be
calculated as “Joint Life”.

The For Life withdrawal benefit percentage will
remain locked in at the “Joint Life” percentage
applicable on the date of your first withdrawal and
will not be reset to reflect your death.

All other provisions of this rider will continue as in
effect on the date of your death.
Withdrawals have	You have locked	There is no	The Principal Income Builder 3 rider terminates
been taken since	in “Joint Life” For	surviving	upon your death.
the rider effective	Life withdrawal	covered life
date	benefits		All other provisions of this Contract will continue
as in effect on the date of your death.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 125

Effect of Divorce on the Principal Income Builder 3 Rider

Generally, in the event of a divorce, the spouse who retains ownership of the Contract will continue to be entitled to all rights and benefits of this rider while the former spouse will no longer have any such rights or be entitled to any benefits under this rider. If you take a withdrawal to satisfy a court order to pay a portion of the Contract to your former spouse, any portion of such withdrawal that exceeds the available withdrawal benefit payments will be deemed an excess withdrawal under this rider.

Note: If this excess withdrawal causes the For Life withdrawal benefit base to go to zero, the rider will terminate at the next Contract anniversary unless you make additional premium payments or a GMWB Step-Up is applied. For further information, see Principal Income Builder 3 – Excess Withdrawals in this appendix.

Principal Income Builder 3 Rider Summary

Name of Rider		PIB 3
Marketing Name		Principal Income Builder 3
Rider Issue Age		45 – 80
Rider Charge	PIB 3 Charges (as a percentage of average quarterly For Life withdrawal benefit base)
	·	Maximum annual charge is 1.65%.
	·	Current annual charge is 0.95%.
Guaranteed Minimum	·	For Life
Withdrawal Benefits
Annual Withdrawal Limits	·	“Single Life” — tiered percentages based on age at first
withdrawal, beginning at 3.50% and capping at a maximum of
6.50% of the For Life withdrawal benefit base
	·	“Joint Life” — tiered percentages based on age at first withdrawal, beginning at 3.00% and capping at a maximum of 6.00% of the For
Life withdrawal benefit base

For Life Withdrawal Benefit	·	“Single Life” or “Joint Life” (your life and the lifetime of your eligible
Payments		spouse)
	·	For Life withdrawal benefit payments default to “Single Life” unless
“Joint Life” is elected
	·	Available the Contract anniversary following the date the oldest owner turns 59½ — all withdrawals prior to that Contract
anniversary are excess withdrawals under the For Life withdrawal option
Termination	·	You may terminate this rider anytime after the 5th Contract
anniversary following the rider effective date
GMWB Step-Up	·	Automatic annual GMWB Step-Up available until the later of (a) the
Contract anniversary prior to age 80 or (b) 10 years after the rider effective date.
GMWB Bonus	·	If no withdrawals are taken, a GMWB Bonus is applied to the
benefit bases on each Contract anniversary as shown below.
	·	Year 1 — 7.00% of premium payments
	·	Year 2 — 6.00% of premium payments
	·	Year 3 — 5.00% of premium payments
Investment Restrictions	·	You must select one of the available GMWB investment options;
there are no additional restrictions on allocations to the Fixed
Account or DCA Plus accounts.
Spousal Continuation	·	At the death of the first owner to die, a spouse who is a joint owner or primary beneficiary may have the option to continue the Contract with this rider.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 126

EXAMPLES

These examples have been provided to assist you in understanding the various features of the Principal Income Builder 3 GMWB rider and to demonstrate how premium payments received and withdrawals taken from the Contract affect the values and benefits under the rider. These examples are based on certain hypothetical assumptions and are for illustrative purposes only. These examples are not intended to serve as projections of future investment returns.

NOTE: The owner’s actions determine the benefits received.

NOTE: For the purpose of the following examples, a partial annuitization has the same effect as a partial surrender and both are referred to as a withdrawal in the following examples.

Examples Without Excess Withdrawals

Examples 1-5 assume the following:

  the owner is age 62 and the owner’s spouse is age 60 on the rider effective date.
  initial premium payment = $100,000.
  The For Life withdrawal benefit base prior to partial surrender = $100,000.
  “Single Life” For Life (4.75%) withdrawal benefit payment = $4,750, if withdrawals start prior to the owner attaining age 65.
  “Joint Life” For Life (4.25%) withdrawal benefit payment = $4,250, if withdrawals start prior to the spouse attaining age 65.

Example 1

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit base. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x 0.0475 = $5,082.50.

Example 2
In contract year one:

  no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.
  the owner makes a premium payment of $50,000.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit base. The credit is ($100,000 + $50,000) x 0.07 = $10,500.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $50,000 + $10,500 = $160,500.
  the new “Single For Life” For Life withdrawal benefit payment is $160,500 x 0.0475 = $7,623.75.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 127

Example 3

In contract year one, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,250. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.25%.

On the first Contract anniversary:

  Since a withdrawal was taken in contract year one, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($100,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($100,000 x .0425 = $4,250).

Example 4

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x .0475 = $5,082.50.

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,250. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.25%.

On the second Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year is $107,000 x .0425 = $4,547.50.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 4.25%.

On the third Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  The “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($107,000 x .0425 = $4,547.50)

Example 5

The owner elects the “Single Life” For Life withdrawal benefit payment, and in each of the first two contract years, takes a withdrawal of $5,000. Assume there is no GMWB Step-Up on the first Contract anniversary. On the 2nd Contract anniversary, the owner will receive GMWB Step-Up if the Contract’s accumulated value is greater than the applicable withdrawal benefit base.

If the accumulated value on the second
Contract anniversary is:	$95,000	$110,000
For Life (“Single Life”)
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.0475 = $4,750	$100,000 x 0.0475 = $4,750
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.0475 = $4,750	$110,000 x 0.0475 = $5,225

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 128

Examples 6 assumes the following:

  the owner is age 70 and the owner’s spouse is age 56 on the rider effective date.
  initial premium payment = $100,000.
  The For Life withdrawal benefit base prior to partial surrender = $100,000.
  “Single Life” For Life (5.50%) withdrawal benefit payment = $5,500, if withdrawals start prior to the owner attaining age 75.
  “Joint Life” For Life (4.00%) withdrawal benefit payment = $4,000, if withdrawals start prior to the owner’s spouse attaining age 60.

Example 6

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

  a 7% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.07 = $7,000.
  there is no GMWB Step-Up because the withdrawal benefit base after the bonus is credited is larger than the Contract’s accumulated value.
  the new For Life withdrawal benefit base is $100,000 + $7,000 = $107,000.
  the new “Single Life” For Life withdrawal benefit payment is $107,000 x .0550 = $5,885.00.

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,000. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.00%.

On the second Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).
  the “Joint Life” For Life withdrawal benefit payment for the next contract year is $107,000 x .0400 = $4,280.00.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 4.00%.

On the third Contract anniversary:

  Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
  there is no GMWB Step-Up because the withdrawal benefit base is larger than the Contract’s accumulated value.
  the For Life withdrawal benefit base remains the same ($107,000).

The “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($107,000 x .0400 = $4,280.00)

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 129

Examples With Excess Withdrawals

Examples 7-8 assume the following:

the owner is age 62 and elected “Single Life” For Life withdrawal benefit payments at the first withdrawal and locks-in the “Single Life” For Life withdrawal benefit payment percentage at 4.75%.
the initial premium payment is $100,000
the withdrawal benefit base prior to partial surrender = $100,000
“Single Life” For Life (4.75%) withdrawal benefit payment = $4,750
Withdrawal taken = $8,000
excess amount under the For Life withdrawal option is $3,250

Example 7

In this example, assume the accumulated value prior to the withdrawal is $90,000.

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

For Life

The amount of the adjustment* is $3,812.32. The new For Life withdrawal benefit base is $100,000 - $3,812.32 = $96,187.68.

*The amount of the adjustment for the excess withdrawal is the greater of a or b where:

a = $3,250 (the amount of the excess withdrawal); and b = $3,812.32 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($3,250);

2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $4,750); and

3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 4.75%.

For Life

The new “Single Life” For Life withdrawal benefit payment is $96,187.68 x 0.0475 = $4,568.91.

Example 8

In this example, assume the accumulated value prior to the withdrawal is $110,000.

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 130

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

For Life

The amount of the adjustment* is $3,250 (the amount of the excess withdrawal). The new For Life withdrawal benefit base is $100,000 - $3,250 = $96,750.

*	The amount of the adjustment for excess withdrawal is the greater of a or b where:
a = $3,250 (the amount of the excess withdrawal); and
b = $3,087.89 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($3,250);

2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $4,750); and

3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 4.75%.

For Life

The new “Single Life” For Life withdrawal benefit payment is $96,750 x 0.0475 = $4,595.62

Appendix E – Principal Income Builder 3 (for states where the most recent version of the rider not approved) 131

APPENDIX F — PRINCIPAL INCOME BUILDER 10 (FOR STATES WHERE MOST RECENT VERSION OF THE RIDER NOT APPROVED) Overview of Principal Income Builder 10

Withdrawal options. This rider provides the flexibility of both a For Life withdrawal option and an Investment Back withdrawal option. You are not required to choose between these two withdrawal options unless your Contract accumulated value is zero or you reach the maximum annuitization date.

The For Life withdrawal option helps to protect you against the risk of a decrease in the Contract accumulated value due to market declines as well as the risk of outliving your money. The Investment Back withdrawal option helps to protect you against the risk of a decrease in the Contract accumulated value due to market declines and is designed to permit you to recover at least your premium payments.

For Life withdrawal benefit payment percentages. This rider permits an election of “Joint Life” For Life withdrawal benefit payments or “Single Life” For Life withdrawal benefit payments.

Bonus feature. This rider has a Bonus feature which rewards you annually for not taking a withdrawal in the first 10 years of the rider. The GMWB Bonus increases the withdrawal benefit base, which increases your available withdrawal benefit payment amount. The GMWB Bonus does not increase the remaining withdrawal benefit base. The GMWB Bonus also does not increase your Contract accumulated value.

Step-Up feature. This rider has an annual Step-Up feature which can increase your rider withdrawal benefit payments if your Contract accumulated value increases. The Contract accumulated value increases whenever additional premium payments are made, the division values rise with market growth, or credits (premium payment credits or exchange credit) are applied.

Maximum annual rider charge. This rider has a maximum annual rider charge of 2.00% of the Investment Back withdrawal benefit base.

Spousal continuation. This rider provides that the Investment Back and the For Life withdrawal options may be available to an eligible spouse who continues the Contract with the rider, if certain conditions are met.

Additional death benefit. This rider also allows your beneficiary(ies) to choose a death benefit under the Contract or any death benefit available under the rider.

Principal Income Builder 10 Terms

We use the following definitions to describe the features of this rider:

  Excess Withdrawal — the portion of a withdrawal that exceeds the available withdrawal benefit payment for a withdrawal option.
  GMWB Bonus — a bonus credited to the withdrawal benefit base for each withdrawal option, provided certain conditions are met.
  GMWB investment options – the limited investment options available under the GMWB rider, which reflect a balanced investment objective.
  GMWB Step-Up — an increase to the withdrawal benefit base and/or remaining withdrawal benefit base for each withdrawal option to an amount equal to your Contract’s accumulated value on the most recent Contract anniversary, provided certain conditions are met.
  Remaining withdrawal benefit base — the amount available for future withdrawal benefit payments under a withdrawal option. The remaining withdrawal benefit base for each withdrawal option is calculated separately. (not applicable to PIB3)
  Required minimum distribution (“RMD”) amount — the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and related Code provisions in effect as of the rider effective date.
  Rider effective date — the date the rider is issued.
  Withdrawal — any partial surrender (including surrender charges, if any) and/or any partial annuitization of your
  Contract’s accumulated value.
  Withdrawal benefit base — the basis for determining the withdrawal benefit payment available each year under a withdrawal option. The withdrawal benefit base for each withdrawal option is calculated separately.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 132

  Withdrawal benefit payment — the amount that we guarantee you may withdraw each contract year under a withdrawal option.

Principal Income Builder 10 - Withdrawal Options

For Life Withdrawal Option. This option is intended to help you avoid the risk of out-living your money. You are eligible to take For Life withdrawal benefit payments beginning (i) on the rider effective date if the oldest owner (or the oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or the oldest annuitant, if applicable) attains age 59½. Once eligible, each year you may withdraw an amount up to the annual For Life withdrawal benefit payment until the earlier of the date of the death of the last covered life or the date the For Life withdrawal benefit base reduces to zero.

Investment Back Withdrawal Option. This option is intended to allow a more rapid recovery of your premium payments (approximately 14 years). You are eligible to take Investment Back withdrawal benefit payments beginning on the rider effective date. You may withdraw an amount up to the annual Investment Back withdrawal benefit payment until the earlier of the date of your death (annuitant’s death if the owner is not a natural person) or the date the Investment Back remaining withdrawal benefit base equals zero. Under this option, you may take withdrawals prior to the oldest owner attaining age 59½. If you take withdrawals prior to the oldest owner attaining age 59½, the For Life benefit bases will be reduced for excess withdrawals. If the adjustment for the withdrawals causes the For Life withdrawal benefit base to reduce to zero, the For Life withdrawal option will no longer be available to you (unless you make additional premium payments).

Principal Income Builder 10 - Withdrawal Benefit Base

Each withdrawal option has its own withdrawal benefit base, which is used to calculate the annual withdrawal benefit payment for that option. We calculate the withdrawal benefit base for the Investment Back and the For Life withdrawal options separately on:

  The rider effective date and
  Each Contract anniversary.

The initial withdrawal benefit base for both withdrawal options is equal to the initial premium payment.

On each Contract anniversary, the withdrawal benefit base for each withdrawal option is reset to the greater of 1 or 2, where:

1. is the accumulated value on the Contract anniversary.

2. is the result of (a + b + c - d), where:

a = prior year withdrawal benefit base (or initial withdrawal benefit base if first Contract anniversary);

b = additional premiums since the previous Contract anniversary (dollar-for-dollar);

c = any GMWB Bonus credited since the previous Contract anniversary;

d = any excess withdrawals taken since the previous Contract anniversary*.

* NOTE: The reduction for an excess withdrawal will be greater than dollar-for-dollar if the Contract accumulated value is less than the withdrawal benefit base at the time of the excess withdrawal. See Principal Income Builder 3 -Excess Withdrawals in this appendix for information about the negative effect of excess withdrawals.

If you take withdrawals prior to the oldest owner attaining age 59½, the For Life withdrawal benefit bases will be reduced for excess withdrawals. If the adjustment for the withdrawals causes the For Life withdrawal benefit base to reduce to zero, the For Life withdrawal option will no longer be available to you at the next Contract anniversary, unless you make additional premium payments.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 133

Principal Income Builder 10 - Remaining Withdrawal Benefit Base

Each withdrawal option has its own remaining withdrawal benefit base. The remaining withdrawal benefit base is used to determine the amount available for future withdrawal benefit payments under each withdrawal option. We calculate the For Life and the Investment Back remaining withdrawal benefit bases separately on:

  The rider effective date,
  When a premium payment is made,
  When a GMWB Step-Up is applied, and
  When a withdrawal is taken.

The initial remaining withdrawal benefit base for both withdrawal options is equal to the initial premium payment (and likewise equal to the initial withdrawal benefit base) on the rider effective date.

After the rider effective date, the remaining withdrawal benefit base for each withdrawal option will be:

  increased dollar-for-dollar by each additional premium payment made and any GMWB Step-Up; and
  decreased dollar-for-dollar for each withdrawal benefit payment taken; and
  decreased to reflect any excess withdrawals taken since the previous Contract anniversary (the reduction will be greater than dollar-for-dollar, as shown below, if the Contract accumulated value is less than the remaining withdrawal benefit base at the time of the excess withdrawal). See Principal Income Builder 10 - Excess Withdrawals in this appendix for information about the negative effect that excess withdrawals have on the riders.

Principal Income Builder 10 - Withdrawal Benefit Payments

The Investment Back withdrawal benefit payment is equal to 7% of the Investment Back withdrawal benefit base. The Investment Back withdrawal benefit payments are available as of the rider effective date.

For Life withdrawal benefit payments are available (i) on the rider effective date if the oldest owner (or oldest annuitant, if the Contract owner is not a natural person) is at least age 59½ or (ii) on the Contract anniversary following the date that the oldest owner (or oldest annuitant, if applicable) attains age 59½.

The For Life withdrawal benefit payments are automatically calculated as “Single Life” unless you provide notice and good order instructions to select “Joint Life” For Life withdrawal benefit payments. If eligible, you may elect “Joint Life” For Life withdrawal benefit payments anytime on or before your first withdrawal following the rider effective date. Once you take this first withdrawal, you cannot change your election of “Single Life” or “Joint Life” For Life withdrawal benefit payments, regardless of any change in life events.

“Single Life” For Life withdrawal benefit payments. “Single Life” For Life withdrawal benefit payments are based on one covered life. The covered life for “Single Life” is the:

a.	Owner if there is only one owner;
b.	Annuitant if the owner is not a natural person;
c.	Youngest joint owner if there are joint owners; or
d.	Youngest annuitant if there are joint annuitants and the owner is not a natural person.

In addition, the covered life must satisfy this rider’s issue age requirements on the date the covered life is designated in accordance with the terms of this rider.

As long as the Contract is in effect, “Single Life” or “Joint Life” For Life withdrawal benefit payments may be taken until the earlier of the date of the death of the first owner to die (first annuitant, if applicable) or the date the For Life withdrawal benefit base reduces to zero.

“Joint Life” For Life withdrawal benefit payments. “Joint Life” For Life withdrawal benefit payments are based on two covered lives. You may only elect “Joint Life” For Life withdrawal benefit payments if there are two covered lives that meet the eligibility requirements. There can be no more than two covered lives. The “Joint Life” election is not available if the owner is not a natural person.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 134

To be eligible for “Joint Life” the covered lives must be:

a.	The owner and the owner’s spouse, provided there is only one owner and the spouse is named as a primary beneficiary; or
b.	The joint owners, provided the joint owners are each other’s spouse.

NOTE: Under the Internal Revenue Code (the “Code”), spousal continuation and certain distribution options are available only to a person who is defined as a “spouse” under the Federal Defense of Marriage Act or other applicable Federal Law. All Contract provisions will be interpreted and administered in accordance with the requirements of the Code.

NOTE: At the time a covered life is designated, that covered life must satisfy this rider’s issue age requirements.

As long as the Contract is in effect, “Joint Life” For Life withdrawal benefit payments will continue until the earlier of the date of the death of the last covered life or the date the “For Life” withdrawal benefit base reduces to zero.

Calculating the Principal Income Builder 10 For Life Withdrawal Benefit Payment

The For Life withdrawal benefit payment is an amount equal to a percentage multiplied by the For Life withdrawal benefit base.

The For Life withdrawal benefit payment percentage depends on whether you have elected “Single Life” or “Joint Life” and the age of the covered life on the date of the first withdrawal following the rider effective date:

· “Single Life”:

	Age of Covered Life at First	For Life Withdrawal Benefit
	Withdrawal	Payment Percentage
	45-49	3.50%
	50-54	4.00%
	55-59	4.50%
	60-69	5.00%
	70-74	5.50%
	75-79	6.00%
	80+	6.50%

· “Joint Life”:

	Age of Younger Covered Life at	For Life Withdrawal Benefit
	First Withdrawal	Payment Percentage
	45-49	3.00%
	50-54	3.50%
	55-59	4.00%
	60-69	4.50%
	70-74	5.00%
	75-79	5.50%
	80+	6.00%

NOTE: All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Under 72t of the Code, a customer can receive substantially equal payments without an IRS tax penalty, even if under age 59½. If you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals. See Principal Income Builder 10 - Excess Withdrawals in this appendix for additional information.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 135

Because the For Life withdrawal benefit payments are tiered based on the age of the younger covered life at the time of the first withdrawal, you should carefully choose when you take the first withdrawal following the rider effective date. Once a withdrawal is taken, the For Life withdrawal benefit payment percentage is locked in for the life of this rider. In addition, when you take your first withdrawal, your election of “Single Life” or “Joint Life” remains locked in and cannot be changed. For example, if you have elected “Joint Life” For Life withdrawal benefit payments and take the first withdrawal when the younger covered life is age 46, your For Life withdrawal benefit payment percentage will be locked in at 3.00% for the remaining life of this rider and cannot be changed.

Principal Income Builder 10 - Covered Life Change

Any ownership change, change of beneficiary or other change before the annuitization date which would cause a change in a covered life (a “Change”) will result in termination of this rider, except for the following permissible Changes:

1. Spousal continuation of this rider as described below in Spousal Continuation of the Principal Income Builder 10 Rider in this appendix.

2. If withdrawals have not been taken and you have not previously elected to continue this rider as provided in

Spousal Continuation of the Principal Income Builder 10 Rider in this appendix, then:

a.	You may add a joint owner or primary beneficiary to your Contract as a covered life, provided that the new joint owner or primary beneficiary is an eligible covered life as set forth above.
b.	You may remove a joint owner or primary beneficiary as a covered life.
c.	The For Life withdrawal benefit payment percentage will be based on the age of the covered lives and will lock in at the percentage applicable on the date of your first withdrawal.

3. If withdrawals have been taken and you have locked in “Single Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner as a covered life.
b.	You may add a primary beneficiary to your Contract, however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

4. If withdrawals have been taken and you have locked in “Joint Life” For Life withdrawal benefit payments, then:

a.	You may remove a joint owner or primary beneficiary as a covered life.
b.	You may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider.
c.	The For Life withdrawal benefit payment percentage will remain locked in at the percentage applicable on the date of your first withdrawal and will not be reset to reflect the removal of the covered life. For Life withdrawal benefit payments will cease upon your death.

5. If you have previously elected to continue this rider as provided in Spousal Continuation of the Principal Income Builder 10 Rider in this appendix, then you may add a primary beneficiary to your Contract; however, you may not add a primary beneficiary as a covered life for purposes of this rider. If the primary beneficiary that you add is your spouse, upon your death the spouse can continue the Contract, but the rider will terminate.

No Change is effective until approved by us in writing. Upon our approval, the Change is effective as of the date you signed the notice requesting the Change.

An assignment of the Contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, this rider will be terminated as of the date of the assignment.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 136

Principal Income Builder 10 - Effect of Withdrawals

This rider does not require you to take an available withdrawal benefit payment. If you want to take advantage of this rider’s GMWB Bonus feature, withdrawals cannot be taken during the period the GMWB Bonus is available. See Principal Income Builder 10 - GMWB Bonus in this appendix.

If you elect not to take an available withdrawal benefit payment, that amount will not be carried forward to the next contract year.

Each time you take a withdrawal, it is reflected immediately in your Contract accumulated value and in the remaining withdrawal benefit base for each withdrawal option.

If you take excess withdrawals, the withdrawal benefit base for each withdrawal option will be reduced on the next Contract anniversary. See Principal Income Builder 10 - Excess Withdrawals in this appendix for information about the negative effect of excess withdrawals.

To help you better understand the various features of this rider and to demonstrate how premium payments made and withdrawals taken from the Contract affect the values and benefits under this rider, we have provided several examples in this appendix.

Principal Income Builder 10 - Excess Withdrawals

Any withdrawals that exceed the available withdrawal benefit payments for either withdrawal option are excess withdrawals. Excess withdrawals decrease the withdrawal benefit bases, which will reduce future withdrawal benefit payments.

All withdrawals prior to the Contract anniversary following the oldest owner’s (oldest annuitant’s, if applicable) age 59½ are treated as excess withdrawals when calculating the For Life withdrawal benefit. Therefore, if you receive 72t distributions and have not reached the Contract anniversary after the oldest owner’s (oldest annuitant’s, if applicable) age 59½, these 72t distributions will be treated as excess withdrawals.

The Investment Back withdrawal option permits larger payment to you than the For Life withdrawal option. As a result, if you take a withdrawal in an amount permitted under the Investment Back withdrawal option, that withdrawal will be an excess withdrawal to the extent that it exceeds the applicable For Life withdrawal benefit payment.

Excess withdrawals reduce withdrawal benefit payments, the withdrawal benefit bases, and the remaining withdrawal benefit bases for the two withdrawal options. The reductions can be greater than dollar-for-dollar when the Contract accumulated value is less than the applicable rider withdrawal benefit base at the time of the excess withdrawal.

The withdrawal benefit base is used to determine the withdrawal benefit payment whereas the remaining withdrawal benefit base is used to determine the amount available for future withdrawal benefit payments. These two values are calculated differently and have different purposes; therefore, the excess withdrawal adjustment for each will vary. If you choose to take an excess withdrawal, the equations below show how to calculate the excess withdrawal adjustment.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 137

Effect on withdrawal benefit base. Excess withdrawals will reduce each of the withdrawal benefit bases in an amount equal to the greater of:
· the excess withdrawal, or
· the result of (a divided by b) multiplied by c, where:
a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;
b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and
c = the withdrawal benefit base prior to the adjustment for the excess withdrawal.
Effect on remaining withdrawal benefit base. Excess withdrawals will reduce each of the remaining withdrawal benefit bases in an amount equal to the greater of:
· the excess withdrawal, or
· the result of (a divided by b) multiplied by c, where:
a = the amount withdrawn that exceeds the available withdrawal benefit payment prior to the withdrawal;
b = the Contract accumulated value after the withdrawal benefit payment is deducted, but prior to deducting the amount of the excess withdrawal; and
c = the remaining withdrawal benefit base prior to the adjustment for the excess withdrawal.

NOTE: All withdrawals taken prior to the date that the oldest owner (oldest annuitant, if applicable) has met the For
Life age eligibility requirement are excess withdrawals.

NOTE: Withdrawals prior to age 59½ may be subject to a 10% IRS penalty tax.

Required Minimum Distribution (RMD) Program for GMWB Riders

Tax-qualified contracts are subject to certain federal tax rules requiring that RMD be taken on a calendar year basis
(i.e., compared to a contract year basis), usually beginning after age 70½.

If you are eligible for and enroll in our RMD Program for GMWB Riders, as discussed below, a withdrawal taken to satisfy RMD for the Contract (an “RMD amount”) that exceeds a withdrawal benefit payment for that contract year will not be deemed an excess withdrawal.

RMD Program. Eligibility in the RMD Program for GMWB Riders is determined by satisfaction of the following requirements:

· Your Contract may not have the Enhanced Death Benefit Rider;
· The amount required to be distributed each calendar year for purposes of satisfying the RMD rules of the
Internal Revenue Code is based only on this Contract (the “RMD amount”); and
· You have elected scheduled withdrawal payments.

NOTE: Although enrollment in the RMD Program for GMWB Riders does not prevent you from taking an unscheduled withdrawal, an unscheduled withdrawal will cause you to lose the RMD Program protections for the remainder of the contract year. This means that any withdrawals (scheduled or unscheduled) during the remainder of the contract year that exceed applicable withdrawal benefit payments will be treated as excess withdrawals, even if the purpose is to take the RMD amount. You will automatically be re-
enrolled in the RMD Program for GMWB Riders on your next Contract anniversary.

We reserve the right to modify or eliminate the RMD Program for GMWB Riders; for example, if there is a change to the Internal Revenue Code or Internal Revenue Service rules or interpretations relating to RMD, including the issuance of relevant IRS guidance. We will send you at least 30 days advance notice of any change in or elimination of the RMD Program for GMWB Riders. Any modifications or elimination of the RMD Program for GMWB Riders will take effect after notice. If we exercise our right to modify or eliminate the RMD Program for GMWB Riders, then any scheduled or unscheduled withdrawal in excess of a withdrawal benefit payment after the effective date of the program’s modification or elimination will be deemed an excess withdrawal.

You may obtain more information regarding our RMD Program for GMWB Riders by contacting your registered representative or by calling us at 1-800-852-4450.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 138

Principal Income Builder 10 - GMWB Bonus

Under the GMWB Bonus, on each of the first 10 Contract anniversaries following the rider effective date, we will credit a bonus to the withdrawal benefit base for each withdrawal option, provided you have not taken any withdrawals since the rider effective date.

The GMWB Bonus is equal to the total of all premium payments made prior to the applicable Contract anniversary multiplied by the applicable percentage shown in the chart below. If the contract date and the rider effective date are different (if we previously have allowed Contract owners to add a rider after issue), the GMWB Bonus is equal to the Contract accumulated value on the rider effective date plus premium payments made between the rider effective date and the Contract anniversary, multiplied by the applicable percentage shown in the chart below.

Contract Anniversary
(following the rider effective date)	GMWB Bonus Percentage
1-10	5.00%
11+	0.00%

The GMWB Bonus is no longer available after the earlier of:

  The 10th Contract anniversary following the rider effective date; or
  The date you take a withdrawal following the rider effective date.

NOTE: The GMWB Bonus is used only for the purposes of calculating the withdrawal benefit bases for each withdrawal option. The GMWB Bonus is not added to your Contract accumulated value.

Principal Income Builder 10 - GMWB Step-Up

The GMWB Step-Up is automatic and applies annually. Under this rider, unless an owner opts out of the automatic GMWB Step-Up, the rider charge will increase if our then current rider charge is higher than when the rider was purchased. The rider charge will never be greater than the maximum Principal Income Builder 10 rider charge. See

SUMMARY OF EXPENSE INFORMATION section.

We determine eligibility for a GMWB Step-Up of the withdrawal benefit base and remaining withdrawal benefit base for each withdrawal option separately. If you satisfy the eligibility requirements on a Contract anniversary and your Contract accumulated value is greater than the applicable withdrawal benefit base, we will Step-Up the applicable withdrawal benefit base and remaining withdrawal benefit base to your Contract accumulated value on that Contract anniversary. We will not reduce your withdrawal benefit base or remaining withdrawal benefit base if your Contract accumulated value on a Contract anniversary is less than a withdrawal benefit base.

If you are eligible for a GMWB Step-Up of a withdrawal benefit base or remaining withdrawal benefit base, you will be charged the then current rider charge. You may choose to opt out of the GMWB Step-Up feature if the charge for your rider will increase. We will send you advance notice if the charge for your rider will increase in order to give you the opportunity to opt out of the GMWB Step-Up feature. Once you opt out, you will no longer be eligible for future GMWB Step-Ups.

The GMWB Step-Up operates as follows:

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of a withdrawal benefit base if you satisfy all of the following requirements:

1.	The Contract anniversary occurs before the later of:
	a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
	b.	10 years after the rider effective date;
2.	You have not declined any increases in the rider charge; and
3.	You have not fully annuitized the Contract.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 139

On each Contract anniversary following the rider effective date, you are eligible for a GMWB Step-Up of a remaining withdrawal benefit base if you satisfy all of the following requirements:

1.	The Contract anniversary occurs before the later of:
	a.	the Contract anniversary following the date the oldest owner (oldest annuitant if the owner is not a natural person) attains age 80; or
	b.	10 years after the rider effective date;
2.	You have not declined any increases in the rider charge;
3.	You have not fully annuitized the Contract; and
4.	The remaining withdrawal benefit base has not reduced to zero during the life of the rider.

NOTE: If you take withdrawals in amounts that reduce the remaining withdrawal benefit base to zero, the remaining withdrawal benefit base is not eligible for a GMWB Step-Up (even if additional premium payments are made).

Effect of Reaching the Maximum Annuitization Date Under the Principal Income Builder 10 Rider

On or before the maximum annuitization date, you must elect one of the Contract or GMWB rider payment options described below.

1.	Contract payment options:
Payments resulting from applying the Contract accumulated value to an annuity benefit payment option.
Payment of the Contract accumulated value as a single payment.
2.	GMWB rider payment options:
You may elect the Investment Back withdrawal option and receive fixed scheduled payments each year in amount of the Investment Back withdrawal benefit payment, until the Investment Back remaining benefit base is zero. If there is any Investment Back remaining withdrawal benefit base at the of your death (death of the first annuitant to die if the owner is not a natural person), we will continue as described in Principal Income Builder 10 - Upon Death in this appendix.
You may elect the For Life withdrawal option and receive fixed scheduled payments each year in the amount the For Life withdrawal benefit payment, until the later of:
the date the For Life remaining withdrawal benefit base is zero; or
the date of death of the last covered life.
If there is any For Life remaining withdrawal benefit base at the time of your death, we will continue payments as described in Principal Income Builder 10 - Upon Death in this appendix.

The For Life withdrawal option allows you to spread your withdrawal benefit payments over your lifetime. The Investment Back withdrawal option provides a faster pay out of rider withdrawal benefit payments.

See Principal Income Builder 10 - Effect of Withdrawals in this appendix for information on how withdrawals prior to the maximum annuitization date affect the GMWB values.

  We will send you written notice at least 30 days prior to the maximum annuitization date and ask you to select one of the available payment options listed above. If we have not received your election as of the maximum annuitization date, we will automatically apply your Contract accumulated value to an annuity benefit payment option:
  for Contracts with one annuitant – Life Income with payments guaranteed for a period of 10 years.
  for Contracts with joint annuitants – Joint and Full Survivor Income with payments guaranteed for a period of 10 years.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 140

Effect of the Contract Accumulated Value Reaching Zero Under the Principal Income
Builder 10 Rider

We will send you prior written notice whenever reasonably feasible if your Contract accumulated value is approaching zero.

In the event that the Contract accumulated value reduces to zero, you must elect either:

· The Investment Back withdrawal option (only available if the Investment Back remaining withdrawal benefit base is greater than zero; see Principal Income Builder 10 - Effect of Withdrawals in this appendix); or
· The For Life withdrawal option (only available if the For Life withdrawal benefit base is greater than zero; see
Principal Income Builder 10 - Effect of Withdrawals in this appendix).

If we have not received your election or if you are receiving Investment Back scheduled withdrawal benefit payments, we will automatically begin making withdrawal benefit payments to you under the Investment Back withdrawal option, unless:
· You have been receiving For Life scheduled withdrawal benefit payments. We will automatically continue to make payments to you under the For Life withdrawal option.
· The Investment Back remaining withdrawal benefit base is zero. We will automatically begin making payments under the Single Life For Life withdrawal option.

The For Life withdrawal option allows you to spread your withdrawal benefit payments over your lifetime. The
Investment Back withdrawal option provides a faster pay out of withdrawal benefit payments.

We will pay the withdrawal benefit payments under the withdrawal option you have elected as follows:

· If you elect the Investment Back withdrawal option, you will receive fixed scheduled payments each year in the amount of the Investment Back withdrawal benefit payment until the Investment Back remaining withdrawal benefit base is zero. If there is any Investment Back remaining withdrawal benefit base at the time of your death, we will continue payments as described in Principal Income Builder 10 - Upon Death in this appendix.
· If you have taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, your For
Life withdrawal option is either “Joint Life” or “Single Life” depending on your election at the time of your first withdrawal.
· If you have not taken withdrawal benefit payments prior to the Contract accumulated value reaching zero, you must elect either:
· The “Single Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Single Life” For Life withdrawal benefit payment, until the later of:
· the date the For Life remaining withdrawal benefit base is zero; or
· the date of your death (annuitant’s death if the owner is not a natural person).
· The “Joint Life” For Life withdrawal option: you will receive fixed scheduled payments each year in the amount of the “Joint Life” For Life withdrawal benefit payment, until the later of:
· the date the For Life remaining withdrawal benefit base is zero; or
· the date of the death of the last covered life.

If there is any For Life remaining withdrawal benefit base at the time of your death, we will continue payments as described in Principal Income Builder 10 - Upon Death in this appendix.

NOTE: In the event that the Contract accumulated value reduces to zero, the withdrawal benefit payments elected above will continue, but all other rights and benefits under this rider and the Contract (including the death benefits) will terminate, and no additional premium payments will be accepted.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 141

Principal Income Builder 10 Upon Death

If the Contract Accumulated Value is Greater than Zero. The following table illustrates the various situations and the resulting outcomes if your Contract accumulated value is greater than zero at your death.

If you die and	And	Then
You are the sole owner	Your spouse is not	The primary beneficiary(ies) must elect one of the following:
named as a primary
	beneficiary	a.	Receive the death benefit under the Contract*; or
		b.	Receive the Investment Back remaining withdrawal
benefit base as a series of payments.**

Upon your death, only your beneficiary(ies)’s right to the
above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are the sole owner	Your spouse is named	Your spouse may:
as a primary
	beneficiary	a.	Continue the Contract with or without this rider as set
forth in Spousal Continuation of the Principal Income
Builder 10 Rider in this appendix; or
		b.	Elect one of the following:
· receive the death benefit under the Contract*;
· receive the Investment Back remaining withdrawal
benefit base as a series of payments.**

All other primary beneficiaries must elect one of the options listed above in b.

Unless your spouse elects to continue the Contract with this rider, only your spouse’s and beneficiary(ies)’s right to the above-selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint	Your surviving owner must elect one of the following:
owner is not your
	spouse	a.	Receive the death benefit under the Contract*; or
		b.	Receive the Investment Back remaining withdrawal
benefit base as a series of payments.**

Upon your death, only the surviving owner’s right to the
above selected payments will continue; all other rights and
benefits under the rider and Contract will terminate.
You are a joint owner	The surviving joint	Your spouse may:
owner is your spouse
		a.	Continue the Contract with or without this rider as set
forth below in Spousal Continuation of the Principal
Income Builder 10 Rider in this appendix; or
		b.	Elect one of the following:
· receive the death benefit under the Contract*;
· receive the Investment Back remaining withdrawal
benefit base as a series of payments.**

Unless the surviving spouse owner elects to continue the
Contract with this rider, upon your death, only your spouse’s right to the above-selected payments will continue; all other rights and benefits under the rider and Contract will
terminate.

*	See 8.DEATH BENEFIT for an explanation of the Contract’s death benefit and payment options available for the Contract’s death benefit.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 142

**	We will make payments in an amount and frequency acceptable to us. If a surviving owner or beneficiary chooses a periodic payment, it must be at least $100 per payment until the Investment Back remaining withdrawal benefit base is zero.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the death benefit under the
	natural person	Contract.

If a beneficiary dies before the annuitant, on the annuitant’s death we will make equal payments to the surviving
beneficiaries unless the owner provided us with other written instructions. If no beneficiary(ies) survive the annuitant, the death benefit is paid to the owner.

Upon the annuitant’s death, only the beneficiary(ies) right to the death benefit will continue; all other rights and benefits under the Contract will terminate.

If the Contract Accumulated Value is Zero. The following table illustrates the various situations and the resulting outcomes if the Contract accumulated value is zero at your death.

If you die and…	And…	Then…
You are the sole owner	You elected the “Single	We will continue payments to your beneficiary(ies) according
	Life” For Life withdrawal	to the schedule established when you made your election
	option*	until the For Life remaining withdrawal benefit base reduces to zero.

You are the sole owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving covered life’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.
You are the sole owner	You elected the	We will continue payments to your beneficiary(ies) according
	Investment Back	to the schedule established when you made your election
	withdrawal option*	until the Investment Back remaining withdrawal benefit base
reduces to zero.
You are a joint owner	You elected the “Single	We will continue payments to the surviving joint owner
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the For Life remaining withdrawal benefit base reduces to zero.

Upon the surviving joint owner’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.
You are a joint owner	You elected the “Joint	We will continue payments to the surviving covered life
	Life” For Life withdrawal	according to the schedule established when you made your
	option*	election until the date of the surviving covered life’s death.

Upon the surviving joint owner’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the For Life
remaining withdrawal benefit base reduces to zero.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 143

If you die and…	And…	Then…
You are a joint owner	You elected the	We will continue payments to the surviving joint owner
	Investment Back	according to the schedule established when you made your
	withdrawal option*	election until the Investment Back remaining withdrawal
benefit base reduces to zero.

Upon the surviving joint owner’s death, we will continue
payments to your beneficiary(ies) according to the schedule
established when you made your election until the
Investment Back remaining withdrawal benefit base reduces
to zero.

*	See Effect of the Contract Accumulated Value Reaching Zero under the Principal Income Builder 10 Rider in this appendix for details regarding election of the For Life withdrawal option or the Investment Back withdrawal option.

NOTE: The “Joint Life” For Life withdrawal option is not available if the owner is not a natural person.

If	And	Then
The annuitant dies	The owner is not a	The beneficiary(ies) receive the death benefit under the
	natural person	Contract.

	The owner elected the	We will continue payments to the owner’s beneficiary(ies)
	“Single Life” For Life	according to the schedule established when the owner made
	Withdrawal option*	its election until the For Life remaining withdrawal benefit base reduces to zero.

	The owner elected the	We will continue payments to the owner’s beneficiary(ies)
	Investment Back	according to the schedule established when the owner made
	withdrawal option*	its election until the Investment Back remaining withdrawal
benefit base reduces to zero.

*	See Effect of the Contract Accumulated Value Reaching Zero under the Principal Income Builder 10 Rider in this appendix for details regarding election of the For Life withdrawal option or the Investment Back withdrawal option.

Termination and Reinstatement of the Principal Income Builder 10 Rider

You may not terminate this rider prior to the 5th Contract anniversary following the rider effective date.

At any point in time, we will terminate this rider upon the earliest to occur:

  The date you send us notice to terminate the rider (after the 5th Contract anniversary following the rider effective date). This will terminate the rider, not the Contract.
  The date you fully annuitize, fully surrender or otherwise terminate the Contract.
  The date the Investment Back remaining withdrawal benefit base and the For Life withdrawal benefit base are both zero.
  The date the Contract owner is changed (annuitant is changed if the owner is not a natural person), except a change in owner due to a spousal continuation of the rider as described in Spousal Continuation of the Principal Income Builder 10 Rider in this appendix or the removal/ addition of a joint life as described in Principal Income Builder 10 - Covered Life Change in this appendix.
  The date your surviving spouse elects to continue the Contract without this rider (even if prior to the 5th Contract anniversary following the rider effective date).
  The date the Investment Back remaining withdrawal benefit base is zero and there are no eligible covered lives.
  The date you make an impermissible change in a covered life.

If this rider terminates for any reason other than full surrender of the Contract, this rider may not be reinstated.

If you surrender the Contract with this rider attached and the Contract is later reinstated, this rider also must be reinstated. At the time this rider is reinstated, we will deduct rider charges scheduled during the period of termination

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 144 and make any other adjustments necessary to reflect any changes in the amount reinstated and the Contract accumulated value as of the date of termination.

Spousal Continuation of the Principal Income Builder 10 Rider

This rider provides that the Investment Back and the For Life withdrawal options may be available in certain situations to an eligible spouse who continues the Contract with the rider.

If you die while this rider is in effect and if your surviving spouse elects to continue the Contract in accordance with its terms, the surviving spouse may also elect to continue this rider if:

1. The Contract accumulated value is greater than zero;

2. There has not been a previous spousal continuation of the Contract and this rider; and

3. Your spouse is either: a. your primary beneficiary, if you were the sole owner; or b. the surviving joint owner, if there were joint owners.

If your spouse elects to continue the Contract without this rider, this rider and all rights, benefits and charges under this rider will terminate and cannot be reinstated.

NOTE: Although spousal continuation may be available under federal tax laws for a subsequent spouse, this rider may be continued one time only.

The following table illustrates the various changes and the resulting outcomes associated with continuation of this rider by an eligible surviving spouse.

If you die and…	And…	Then if your spouse continues this rider…
No withdrawals have	Your spouse meets	Your spouse may take withdrawals under either withdrawal
been taken since the	the minimum issue	option as follows:
rider effective date	age requirement
		a.	The For Life withdrawal option will be available until the
earlier of the death of your spouse or the For Life
withdrawal benefit base reduces to zero. For Life
withdrawal benefits will automatically be calculated as
“Single Life” and your spouse will be the sole covered life.
Your spouse may not add a new covered life or elect “Joint
Life”. The For Life withdrawal benefit percentage will be
based on your spouse’s age and will lock in at the “Single
Life” percentage applicable on the date of your spouse’s
first withdrawal.
		b.	The Investment Back withdrawal option will continue to be
available until the Investment Back remaining withdrawal
benefit base is zero.
		c.	All other provisions of this rider will continue as in effect on the date of your death.
No withdrawals have	Your spouse does	The For Life withdrawal option terminates upon your death.
been taken since the	not meet the
rider effective date	minimum issue age	Your spouse may take withdrawals under the Investment Back
	requirement	withdrawal option as follows:

		a.	The Investment Back withdrawal option will continue to be
available until the Investment Back remaining withdrawal
benefit base is zero.
		b.	All other provisions of this rider will continue as in effect on the date of your death.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 145

If you die and…	And…	And…	Then if your spouse continues this rider
Withdrawals have	You have locked	---	The For Life withdrawal option terminates upon
been taken since the	in “Single Life”		your death.
rider effective date	For Life
	withdrawal		Your spouse may take withdrawals under the
	benefits		Investment Back withdrawal option as follows:

			a.	The Investment Back withdrawal option will
continue to be available until the Investment
Back remaining withdrawal benefit base
reduces to zero.
			b.	All other provisions of this rider will continue
as in effect on the date of your death.
Withdrawals have	You have locked	Your spouse is	Your spouse may take withdrawals under either
been taken since	in “Joint Life” For	the surviving	withdrawal option as follows:
the rider effective	Life withdrawal	covered life
date	benefits		a.	The For Life withdrawal option will continue to

be available until the earlier of the death of
your spouse or the For Life withdrawal benefit
base reduces to zero. For Life withdrawal
benefits will continue to be calculated as
“Joint Life”. The For Life withdrawal benefit
percentage will remain locked in at the “Joint
Life” percentage applicable on the date of
your first withdrawal and will not be reset to
reflect your death.
			b.	The Investment Back withdrawal option will
continue to be available until the Investment
Back remaining withdrawal benefit base
reduces to zero.
			c.	All other provisions of this rider will continue
as in effect on the date of your death.
Withdrawals have	You have locked	There is no	The For Life withdrawal option terminates upon
been taken since	in “Joint Life” For	surviving	your death.
the rider effective	Life withdrawal	covered life
date	benefits		Your spouse may take withdrawals under the
Investment Back withdrawal option as follows:

a.	The Investment Back withdrawal option will continue to be available until the Investment Back remaining withdrawal benefit base reduces to zero.
b.	All other provisions of this rider will continue as in effect on the date of your death.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 146

Effect of Divorce on the Principal Income Builder 10 Rider

Generally, in the event of a divorce, the spouse who retains ownership of the Contract will continue to be entitled to all rights and benefits of this rider while the former spouse will no longer have any such rights or be entitled to any benefits under this rider. If you take a withdrawal to satisfy a court order to pay a portion of the Contract to your former spouse, any portion of such withdrawal that exceeds the available withdrawal benefit payments will be deemed an excess withdrawal under this rider.

Note: If this excess withdrawal causes both the For Life withdrawal benefit base and the Investment Back remaining withdrawal benefit base to go to zero, the rider will terminate at the next Contract anniversary unless you make additional premium payments or a GMWB Step-Up is applied. For further information, see Principal Income Builder 10 - Excess Withdrawals in this appendix.

Principal Income Builder 10 Rider Summary

Name of Rider		PIB 10
Marketing Name		Principal Income Builder 10
Rider Issue Age		45 – 80
Rider Charge	PIB 10 Rider Charges (as a percentage of average quarterly Investment Back withdrawal benefit base)
	·	Maximum annual charge is 2.00%.
	·	Current annual charge is 1.10%.
Guaranteed Minimum	·	Investment Back
Withdrawal Benefits	·	For Life
Annual Withdrawal Limits	·	Investment Back — 7.00% of the Investment Back withdrawal benefit base.
	·	“Single Life” — tiered percentages based on age at first withdrawal, beginning at 3.50% and capping at a maximum of 6.50% of the For Life withdrawal benefit base
	·	“Joint Life” — tiered percentages based on age at first withdrawal, beginning at 3.00% and capping at a maximum of 6.00% of the For Life withdrawal benefit base
For Life Withdrawal Benefit	·	“Single Life” or “Joint Life” (your life and the lifetime of your eligible spouse)
Payments	·	For Life withdrawal benefit payments default to “Single Life” unless “Joint Life”
is elected
	·	Available the Contract anniversary following the date the oldest owner turns
59½ — all withdrawals prior to that Contract anniversary are excess withdrawals under the For Life withdrawal option
Termination	·	You may terminate this rider anytime after the 5th Contract anniversary following the rider effective date
GMWB Step-Up	·	Automatic annual GMWB Step-Up available until the later of (a) the Contract anniversary prior to age 80 or (b) 10 years after the rider effective date.
	·	A remaining withdrawal benefit base under a withdrawal option is not eligible for a GMWB Step-Up after the remaining withdrawal benefit base reduces to zero, even if additional premium payments are made.
GMWB Bonus	·	If no withdrawals are taken, a GMWB Bonus is applied to the benefit bases on each Contract anniversary as shown below.
	·	Years 1-10 — 5.00% of premium payments
	·	Years 11+ — 0.00% of premium payments
Investment Restrictions	·	You must select one of the available GMWB investment options; there are no additional restrictions on allocations to the Fixed Account or DCA Plus accounts.
Spousal Continuation	·	At the death of the first owner to die, a spouse who is a joint owner or primary beneficiary may continue the Contract with or without this rider.
	·	The Investment Back withdrawal option continues; the For Life withdrawal option continues only for eligible spouses.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 147

EXAMPLES

These examples have been provided to assist you in understanding the various features of the Principal Income Builder 10 GMWB rider and to demonstrate how premium payments received and withdrawals taken from the Contract affect the values and benefits under the rider. These examples are based on certain hypothetical assumptions and are for illustrative purposes only. These examples are not intended to serve as projections of future investment returns.

NOTE: The owner’s actions determine the benefits received.

NOTE: For the purpose of the following examples, a partial annuitization has the same effect as a partial surrender and both are referred to as a withdrawal in the following examples.

Examples Without Excess Withdrawals

Examples 1-5 (without excess withdrawals) assume the following:

  the owner is age 62 and the owner’s spouse is age 60 on the rider effective date.
  initial premium payment = $100,000.
  the withdrawal benefit bases prior to partial surrender = $100,000.
  the remaining withdrawal benefit bases prior to partial surrender = $100,000.
  Investment Back (7%) withdrawal benefit payment = $7,000.
  “Single Life” For Life (5%) withdrawal benefit payment = $5,000, if withdrawals start prior to the owner attaining age 70.
  “Joint Life” For Life (4.50%) withdrawal benefit payment = $4,500, if withdrawals start prior to the spouse attaining age 70.

Example 1

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

a 5% GMWB bonus is credited to the withdrawal benefit base(but not to the remaining withdrawal benefit bases).
credit is $100,000 x 0.05 = $5,000.
there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the accumulated value.
Investment Back:
the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
For Life:
the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
the For Life remaining withdrawal benefit base remains the same ($100,000); and
the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.05 = $5,250.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 148

Example 2
In contract year one:

  no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate the For Life withdrawal benefit payment as “Single Life”.
  the owner makes a premium payment of $50,000.

On the first Contract anniversary:
·	a 5% GMWB bonus is credited to the withdrawal benefit base (but not to the remaining withdrawal benefit bases). The credit is ($100,000 + $50,000) x 0.05 = $7,500.
·	there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the Contract’s accumulated value.

·	Investment Back:
	·	the new Investment Back withdrawal benefit base is $100,000 + $50,000 + $7,500 = $157,500;
	·	the new Investment Back remaining withdrawal benefit base is $100,000 + $50,000 = $150,000; and
	·	the new Investment Back withdrawal benefit payment is $157,500 x 0.07 = $11,025.
·	For Life:
	·	the new For Life withdrawal benefit base is $100,000 + $50,000 + $7,500 = $157,500;
	·	the new For Life remaining withdrawal benefit base is $100,000 + $50,000 = $150,000; and
	·	the new “Single Life” For Life withdrawal benefit payment is $157,500 x 0.05 = $7,875.

Example 3

In contract year one, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.5%.

On the first Contract anniversary:

· Since a withdrawal was taken in contract year one, no GMWB bonus is credited.
· there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.

· Investment Back:
·	the withdrawal benefit base remains the same ($100,000);
·	the new remaining withdrawal benefit base is $100,000 - $4,500 = $95,500; and
·	the withdrawal benefit payment for the next contract year remains the same ($100,000 x 0.07 = $7,000).
· For Life:
·	the For Life withdrawal benefit base remains the same ($100,000);
·	the new For Life remaining withdrawal benefit base is $100,000 - $4,500 = $95,500; and
·	the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($100,000 x 0.0450=$4,500).

Example 4

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:

· a 5% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.05 = $5,000.
· there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the
Contract’s accumulated value.
· Investment Back:
·	the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
·	the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
·	the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
· For Life:
·	the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
·	the For Life remaining withdrawal benefit base remains the same ($100,000); and
·	the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.05 = $5,250.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 149

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,500. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.50%.

On the second Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the new Investment Back remaining withdrawal benefit base is $100,000 - $4,500 = $95,500; and
	·	the Investment Back withdrawal benefit payment for the next contract year remains the same ($105,000 x 0.07 = $7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the new For Life remaining withdrawal benefit base is $100,000 - $4,500 = $95,500; and
	·	the “Joint Life” For Life withdrawal benefit payment for the next contract year is $105,000 x 0.0450 = $4,725.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 4.50%.

On the third Contract anniversary:
·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the Investment Back remaining withdrawal benefit base remains the same ($95,500); and
	·	the Investment Back withdrawal benefit for the next contract year remains the same ($105,000 x 0.07 = $7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the For Life remaining withdrawal benefit base remains the same ($95,500); and
	·	the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($105,000 x 0.0450 = $4,725).

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 150

Example 5

The owner elects the “Single Life” For Life withdrawal benefit payment, and in each of the first two contract years, takes a withdrawal of $5,000. Assume there is no GMWB Step-Up on the first Contract anniversary. On the 2nd Contract anniversary, the owner will receive the GMWB Step-Up if the Contract’s accumulated value is greater than the applicable withdrawal benefit base.

If the accumulated value on the second
Contract anniversary is:	$95,000	$110,000
Investment Back
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.07 = $7,000	$100,000 x 0.07 = $7,000
Remaining Withdrawal Benefit Base	$90,000	$90,000
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.07 = $7,000	$110,000 x 0.07 = $7,700
Remaining Withdrawal Benefit Base	$90,000	$110,000
For Life (“Single Life”)
Prior to step-up
Withdrawal Benefit Base	$100,000	$100,000
Withdrawal Benefit Payment	$100,000 x 0.05 = $5,000	$100,000 x 0.05 = $5,000
Remaining withdrawal Benefit Base	$90,000	$90,000
After step-up
Withdrawal Benefit Base	$100,000	$110,000
Withdrawal Benefit Payment	$100,000 x 0.05 = $5,000	$110,000 x 0.05 = $5,500
Remaining Withdrawal Benefit Base	$90,000	$110,000

Example 6 (without excess withdrawals) assumes the following:
· the owner is age 70 and the owner’s spouse is age 56 on the rider effective date.
· initial premium payment = $100,000.
· the withdrawal benefit bases prior to partial surrender = $100,000.
· the remaining withdrawal benefit bases prior to partial surrender = $100,000.
· Investment Back (7%) withdrawal benefit payment = $7,000.
· “Single Life” For Life (5.50%) withdrawal benefit payment = $5,500, if withdrawals start prior to the owner attaining age 75.
· “Joint Life” For Life (4.00%) withdrawal benefit payment = $4,000, if withdrawals start prior to the owner’s spouse attaining age 60.

Example 6

In contract year one, no withdrawals are taken and no For Life withdrawal benefit payment election has been designated. Because the owner has not made a For Life withdrawal benefit payment election, we automatically calculate For Life withdrawal benefit payment as “Single Life”.

On the first Contract anniversary:
·	a 5% GMWB bonus is credited to the withdrawal benefit bases. The credit is $100,000 x 0.0550 = $5,500.
·	there is no GMWB Step-Up because the withdrawal benefit bases after the bonus is credited are larger than the
Contract’s accumulated value.
·	Investment Back:
	·	the new Investment Back withdrawal benefit base is $100,000 + 5,000 = $105,000;
	·	the Investment Back remaining withdrawal benefit base remains the same ($100,000); and
	·	the new Investment Back withdrawal benefit payment is $105,000 x 0.07 = $7,350.
·	For Life:
	·	the new For Life withdrawal benefit base is $100,000 + 5,000 = $105,000;
	·	the For Life remaining withdrawal benefit base remains the same ($100,000); and
	·	the new “Single Life” For Life withdrawal benefit payment is $105,000 x 0.0550 = $5,775.

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 151

In contract year two, the owner elects the “Joint Life” For Life withdrawal benefit payment and takes a withdrawal of $4,000. The “Joint Life” For Life withdrawal benefit payment percentage is locked-in at 4.00%.

On the second Contract anniversary:

· Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
· there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
· Investment Back:
·	the Investment Back withdrawal benefit base remains the same ($105,000);
·	the new Investment Back remaining withdrawal benefit base is $100,000 - $4,000 = $96,000; and
·	the Investment Back withdrawal benefit payment for the next contract year remains the same ($105,000 x 0.07 = $7,350).

· For Life:
·	the For Life withdrawal benefit base remains the same ($105,000);
·	the new For Life remaining withdrawal benefit base is $100,000 - $4,000 = $96,000; and
·	the “Joint Life” For Life withdrawal benefit payment for the next contract year is $105,000 x 0.0400 = $4,200.

In contract year three, no withdrawals are taken. The “Joint Life” For Life withdrawal benefit payment percentage remains locked-in at 4.00%.

On the third Contract anniversary:

·	Since a withdrawal was taken in contract year two, no GMWB bonus is credited.
·	there is no GMWB Step-Up because the withdrawal benefit bases are larger than the Contract’s accumulated value.
·	Investment Back:
	·	the Investment Back withdrawal benefit base remains the same ($105,000);
	·	the Investment Back remaining withdrawal benefit base remains the same ($96,000); and
	·	the Investment Back withdrawal benefit for the next contract year remains the same ($105,000 x 0.07 =
$7,350).
·	For Life:
	·	the For Life withdrawal benefit base remains the same ($105,000);
	·	the For Life remaining withdrawal benefit base remains the same ($96,000); and
the “Joint Life” For Life withdrawal benefit payment for the next contract year remains the same ($105,000 x 0.0400 = $4,200).

Examples With Excess Withdrawals

Excess withdrawal examples 7-8 assume the following:

· the owner is age 62 and elected “Single Life” For Life withdrawal benefit payments at the first withdrawal and therefore, locks-in the “Single Life” For Life withdrawal benefit payment percentage at 5%.
· the initial premium payment is $100,000
· the withdrawal benefit bases prior to partial surrender = $100,000
· the remaining withdrawal benefit bases prior to partial surrender = $100,000
· Investment Back (7%) withdrawal benefit payment = $7,000
· “Single Life” For Life (5%) withdrawal benefit payment = $5,000
· Withdrawal taken = $8,000
· excess amount under the Investment Back withdrawal option is $1,000; and
· excess amount under the For Life withdrawal option is $3,000

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 152

Example 7

In this example, assume the accumulated value prior to the withdrawal is $90,000.

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

Investment Back

The amount of the adjustment* is $1,204.82. The new Investment Back withdrawal benefit base is $100,000 -$1,204.82 = $98,795.18.

*The amount of the adjustment for the excess withdrawal is the greater of a or b where:

a = $1,000 (the amount of the excess withdrawal); and
b = $1,204.82 (the result of (1 divided by 2) multiplied by 3) where:
1 = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment remaining prior to the withdrawal ($1,000);
2 = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $7,000); and
3 = the Investment Back withdrawal benefit base prior to the adjustment for the excess amount ($100,000).
For Life
The amount of the adjustment* is $3,529.41. The new For Life withdrawal benefit base is $100,000 - $3,529.41 =
$96,470.59	.
*The amount of the adjustment for the excess withdrawal is the greater of a or b where:
a = $3,000 (the amount of the excess withdrawal); and
b = $3,529.41 (the result of (1 divided by 2) multiplied by 3) where:
1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($3,000);
2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $5,000); and
3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 153

Remaining Withdrawal Benefit Base Calculation

The remaining withdrawal benefit base is adjusted when withdrawals are taken.

Investment Back

The amount of the adjustment* is $8,120.48 (the amount of the Investment Back withdrawal benefit plus the excess withdrawal). The new Investment Back remaining withdrawal benefit base is $100,000 - $8,120.48 = $91,879.52.

* The amount of the adjustment is (a plus b) where:

a = $7,000 (the actual amount withdrawn that does not exceed the Investment Back withdrawal benefit payment);
and
b = $1,120.48 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $1,000 (the amount of the excess withdrawal); and

2 = $1,120.48 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

y = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $7,000); and

z = the Investment Back remaining withdrawal benefit base after the Investment Back withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $7,000).

For Life

The amount of the adjustment* is $8,352.94 (the amount of the “Single Life” For Life withdrawal benefit payment plus the excess withdrawal). The new For Life remaining withdrawal benefit base is $100,000 - $8,352.94 = $91,647.06.

*The amount of the adjustment is (a plus b) where:

a = $5,000 (the actual amount withdrawn that does not exceed the “Single Life” For Life withdrawal benefit payment); and
b = $3,352.94 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $3,000 (the amount of the excess withdrawal); and

2 = $3,352.94 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment remaining prior to the withdrawal ($3,000);

y = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($90,000 - $5,000); and

z = the For Life remaining withdrawal benefit base after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $5,000).

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 154

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 5%.

Investment Back

The new Investment Back withdrawal benefit payment is $98,795.18 x 0.07 = $6,915.66.

For Life

The new “Single Life” For Life withdrawal benefit payment is $96,470.59 x 0.05 = $4,823.53.

Example 8

In this example, assume the accumulated value prior to the withdrawal is $110,000.

Withdrawal Benefit Base Calculation

On the Contract anniversary following the withdrawal, the withdrawal benefit base is adjusted for any excess withdrawals.

Investment Back

The amount of the adjustment* is $1,000 (the amount of the excess withdrawal). The new Investment Back withdrawal benefit base is $100,000 - $1,000 = $99,000.

* The amount of the adjustment for excess withdrawal is the greater of a or b where:

a = $1,000 (the amount of the excess withdrawal); and
b = $970.87 (the result of (1 divided by 2) multiplied by 3) where:

1 = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

2 = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $7,000); and

3 = the Investment Back withdrawal benefit base prior to the adjustment for the excess amount ($100,000)

For Life

The amount of the adjustment* is $3,000 (the amount of the excess withdrawal). The new For Life withdrawal benefit base is $100,000 - $3,000 = $97,000.

* The amount of the adjustment for excess withdrawal is the greater of a or b where:
a = $3,000 (the amount of the excess withdrawal); and
b = $2,857.14 (the result of (1 divided by 2) multiplied by 3) where:
1 = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($3,000);
2 = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 minus $5,000); and
3 = the For Life withdrawal benefit base prior to the adjustment for the excess amount ($100,000).

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 155

Remaining Withdrawal Benefit Base Calculation

The remaining withdrawal benefit base is adjusted when withdrawals are taken.

Investment Back

The amount of the adjustment* is $8,000 (the amount of the Investment Back withdrawal benefit payment plus the excess withdrawal). The new Investment Back remaining withdrawal benefit base is $100,000 - $8,000 = $92,000.

* The amount of the adjustment is a plus b where:

a = $7,000 (the actual amount withdrawn that does not exceed the Investment Back withdrawal benefit payment); and
b = $1,000 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $1,000 (the amount of the excess withdrawal); and

2 = $902.91 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the Investment Back withdrawal benefit payment available prior to the withdrawal ($1,000);

y = the accumulated value after the Investment Back withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 - $7,000); and

z = the Investment Back remaining withdrawal benefit base after the Investment Back withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $7,000).

For Life

The amount of the adjustment* is $8,000 (the amount of the “Single Life” For Life withdrawal benefit payment plus the excess withdrawal). The new For Life remaining withdrawal benefit base is $100,000 - $8,000 = $92,000.

* The amount of the adjustment is a plus b where:

a = $5,000 (the actual amount withdrawn that does not exceed the “Single Life” For Life withdrawal benefit payment); and
b = $3,000 (a proportionate reduction for the excess withdrawal). The amount of the proportionate reduction is the greater of 1 or 2 where:

1 = $3,000 (the amount of the excess withdrawal); and

2 = $2,714.28 (the result of (x divided by y) multiplied by z) where:

x = the amount of the withdrawal greater than the “Single Life” For Life withdrawal benefit payment available prior to the withdrawal ($3,000);

y = the accumulated value after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the withdrawal of the excess amount ($110,000 - $5,000); and

z = the For Life remaining withdrawal benefit base after the “Single Life” For Life withdrawal benefit payment is deducted but prior to the adjustment for the excess amount ($100,000 - $5,000).

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 156

Withdrawal Benefit Payment Calculation (for the next contract year)

The withdrawal benefit payment is the new withdrawal benefit base (calculated on the Contract anniversary) multiplied by the associated percentage. The “Single Life” For Life withdrawal benefit payment percentage is locked-in at 5%.

Investment Back

The new Investment Back withdrawal benefit payment is $99,000 x 0.07 = $6,930.

For Life

The new “Single Life” For Life withdrawal benefit payment is $97,000 x 0.05 = $4,850

Appendix F – Principal Income Builder 10 (for states where the most recent version of the rider not approved) 157

APPENDIX G – GMWB DEATH BENEFIT EXAMPLES

These examples have been provided to assist you in understanding the GMWB Death Benefit and to demonstrate how premium payments received and withdrawals taken from the Contract affect the GMWB Death Benefit. These examples are based on certain hypothetical assumptions and are for illustrative purposes only. These examples are not intended to serve as projections of future investment returns.

NOTE: The owner’s actions determine the benefits received.

NOTE: For the purpose of the following examples, a partial annuitization has the same effect as a partial surrender and both are referred to as a withdrawal in the following examples.

Withdrawals impact the GMWB Death Benefit as follows:

  A withdrawal that is not a "For Life" Excess Withdrawal will reduce the GMWB Death Benefit by the amount of the withdrawal. Then, each "For Life" Excess Withdrawal will proportionately reduce the GMWB Death Benefit.
  A withdrawal up to the RMD amount under the RMD Program for GMWB Riders is not considered an excess withdrawal and will reduce the GMWB Death Benefit by the amount of the withdrawal.
  If your GMWB rider offers the Investment Back withdrawal option and you are taking withdrawals under this option, any amount greater than the “For Life” withdrawal benefit payment, or RMD amount if taken under the RMD Program for GMWB Riders, are deducted proportionately rather than dollar-for-dollar.

Example 1
Contract issue date = September 1
Initial premium payment = $100,000
Available For Life withdrawal benefit payment = $4,000
Additional premium payments = $0
Withdrawals = $0

On the contract anniversary in the following calendar year, assume the Contract accumulated value is $90,000.

The GMWB Death Benefit is the greatest of 1, 2, and 3 below.

1	.	$90,000 = accumulated value
2	.	$100,000 = $100,000 - $0 = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

The GMWB Death Benefit on the first contract anniversary is $100,000.

Example 2
Contract issue date = August 15
Initial premium payment = $50,000
Available For Life withdrawal benefit payment = $4,000
Additional premium payment received on October 3 of the same calendar year = $25,000
Withdrawals = $0

On the contract anniversary in the following calendar year, assume the Contract accumulated value is $110,000.

The GMWB Death Benefit is the greatest of 1, 2, and 3 below.

1	.	$110,000 = accumulated value
2	.	$75,000 = $50,000 + $25,000 - $0 = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

The GMWB Death Benefit on the first contract anniversary is $110,000.

Appendix G –GMWB Death Benefit Examples

Example 3
Contract issue date = August 31
Initial premium payment = $75,000
Available For Life withdrawal benefit payment = $4,000
Additional premium payment = $0
Withdrawal on November 3 of same calendar year = $2,500
Withdrawal on January 15 of following calendar year = $8,000

On November 3, assume the accumulated value prior to the withdrawal is $85,000.

The GMWB Death Benefit on November 3 is the greatest of 1, 2, and 3 below.

1	.	$85,000 = accumulated value
2	.	$72,500 = $75,000 - $2,500 = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

On November 3, the GMWB Death Benefit is $85,000. The available For Life withdrawal benefit payment is reduced to $1,500 ($4,000 - $2,500).

On January 15, assume the accumulated value prior to the withdrawal is $88,000. Since the available For Life withdrawal benefit payment is $1,500, an excess withdrawal of $6,500 is taken.

Accumulated Value after $1,500 withdrawal = $86,500
Excess withdrawal death benefit proportion = ($6,500 / $86,500) = 0.0751

The GMWB Death Benefit after the withdrawal on January 15 is the greatest of 1, 2, and 3 below.

1	.	$80,000 = accumulated value ($88,000 - $8,000)
2	.	$65,667.90 = $75,000 – $2,500 – $1,500 - [($75,000 - $2,500 - $1,500) * 0.0751)] = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

On January 15, the GMWB death benefit is $80,000.
.
Example 4
Contract issue date = October 25
Initial premium payment = $75,000
Available For Life withdrawal benefit payment = $4,000
Additional premium payment = $0
Withdrawal on November 3 of same calendar year = $2,500
Withdrawal on January 15 of following calendar year = $8,000

On November 3, assume the accumulated value prior to the withdrawal is $62,500.

The GMWB Death Benefit on November 3 is the greatest of 1, 2, and 3 below.

1	.	$62,500 = accumulated value
2	.	$72,500 = $75,000 - $2,500 = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

On November 3, the GMWB Death Benefit is $72,500. The available For Life withdrawal benefit payment is reduced to $1,500 ($4,000 - $2,500).

Appendix G –GMWB Death Benefit Examples

On January 15, assume the accumulated value prior to the withdrawal is $58,000. Since the available For Life withdrawal benefit payment is $1,500, an excess withdrawal of $6,500 is taken.

Accumulated Value after $1,500 withdrawal = $56,500
Excess withdrawal death benefit proportion = ($6,500 / $56,500) = 0.1150

The GMWB Death Benefit after the withdrawal on January 15 is the greatest of 1, 2, and 3 below.

1	.	$50,000 = accumulated value ($58,000 - $8,000)
2	.	$62,835.00 = $75,000 – $2,500 – $1,500 - [($75,000 - $2,500 - $1,500) * 0.1150)] = total premium payments minus each withdrawal taken
3	.	N/A – Contract has not reached 7th Contract anniversary

On January 15, the GMWB death benefit is $62,835.00.

Example 5
Contract issue date = November 3
Initial premium payment = $75,000
Available For Life withdrawal benefit payment = $3,000
Additional premium payment = $0
Withdrawal on December 30 of same calendar year = $5,000
Accumulated Value on Contract anniversary divisible equally by 7 = $53,750

On December 30, assume the accumulated value prior to the withdrawal is $65,000. Since the available For Life withdrawal benefit payment is $3,000, an excess withdrawal of $2,000 is taken.

Accumulated value after $3,000 withdrawal = $62,000
Excess withdrawal death benefit proportion = ($2,000 / $62,000) = 0.0323

The GMWB Death Benefit on December 30 is the greatest of 1, 2, and 3 below.

1	.	$62,000 = accumulated value
2	.	$69,674.40 = $75,000 - $3,000 – [($75,000 - $3,000) * 0.0323] = total premium payments minus each withdrawal taken
$49,110.77 = $53,750 + $0 - $3,000 - [($53,750 - $3,000) * 0.0323] = the Contract accumulated value that was in effect on any prior Contract anniversary that is divisible equally by 7, plus any premium payments made after that
Contract anniversary minus each withdrawal taken after that Contract anniversary.

Appendix G –GMWB Death Benefit Examples

APPENDIX H - CONDENSED FINANCIAL INFORMATION

Financial statements are included in the Statement of Additional Information.

The following table contains the unit values for the Contract without the Premium Payment Credit Rider for the periods ended December 31.

For Contracts Without the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
				Percentage	Units
				Change	Outstanding
		Beginning	End of	from Prior	End of Period
Division		of Period	Period	Period	(in thousands)
AllianceBernstein Small Cap Growth
2012		$16.304	$18.519	13.59%	164
2011		15.804	16.304	3.16	170
2010		11.689	15.804	35.20	168
2009		8.349	11.689	40.00	122
2008		15.526	8.349	-46.23	109
2007		13.782	15.526	12.65	78
2006		12.608	13.782	9.31	53
2005	(1)	11.857	12.608	6.33	18
American Century VP Inflation Protection
2012		13.436	14.248	6.05	4,968
2011		12.175	13.436	10.36	4,861
2010		11.730	12.175	3.79	5,503
2009		10.773	11.730	8.88	5,350
2008		11.087	10.773	-2.83	4,752
2007		10.250	11.087	8.17	5,125
2006		10.216	10.250	0.33	3,389
2005	(1)	10.127	10.216	0.88	1,227
American Century VP Mid Cap Value
2012		11.339	13.014	14.77	111
2011		11.579	11.339	-2.08	57
2010	(2)	10.000	11.579	15.79	17
American Century VP Ultra
2012		11.219	12.606	12.37	3,367
2011		11.263	11.219	-0.39	3,824
2010		9.847	11.263	14.38	3,933
2009		7.412	9.847	32.85	4,281
2008		12.863	7.412	-42.38	4,883
2007		10.779	12.863	19.33	3,530
2006		11.297	10.779	-4.59	2,714
2005	(1)	10.962	11.297	3.06	911
American Century VP Vista
2012		12.670	14.465	14.17	112
2011		13.928	12.670	-9.03	117
2010		11.385	13.928	22.34	145
2009		9.413	11.385	20.95	123
2008		18.553	9.413	-49.26	125
2007		13.441	18.553	38.03	87
2006		12.485	13.441	7.66	39
2005	(1)	11.980	12.485	-4.22	71

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Dreyfus Technology Growth
2012		$14.402	$16.406	13.91%	159
2011		15.859	14.402	-9.19	146
2010		12.385	15.859	28.05	202
2009		7.984	12.385	55.12	153
2008		13.760	7.984	-41.98	60
2007		12.176	13.760	13.01	38
2006		11.851	12.176	2.75	25
2005	(1)	10.954	11.851	8.19	10
Fidelity VIP Contrafund®
2012		14.017	16.076	14.69	2,514
2011		14.599	14.017	-3.99	2,728
2010		12.643	14.599	15.47	2,671
2009		9.450	12.643	33.79	2,635
2008		16.698	9.450	-43.41	2,410
2007		14.415	16.698	15.84	2,031
2006		13.098	14.415	10.05	1,240
2005	(1)	11.562	13.098	13.29	427
Fidelity VIP Equity-Income
2012		11.403	13.181	15.59	547
2011		11.471	11.403	-0.60	558
2010		10.107	11.471	13.49	558
2009		7.879	10.107	28.28	557
2008		13.952	7.879	-43.53	572
2007		13.951	13.952	0.01	686
2006		11.779	13.951	18.44	347
2005	(1)	11.373	11.779	3.57	94
Fidelity VIP Growth
2012		11.967	13.520	12.98	340
2011		12.122	11.967	-1.28	379
2010		9.909	12.122	22.33	467
2009		7.841	9.909	26.37	426
2008		15.069	7.841	-47.97	436
2007		12.048	15.069	25.07	376
2006		11.447	12.048	5.25	204
2005	(1)	10.809	11.447	5.90	59
Fidelity VIP Mid Cap
2012		16.350	18.497	13.13	484
2011		18.571	16.350	-11.96	507
2010		14.626	18.571	26.97	558
2009		10.597	14.626	38.02	396
2008		17.768	10.597	-40.36	357
2007		15.600	17.768	13.90	321
2006		14.053	15.600	11.01	198
2005	(1)	12.492	14.053	12.50	36

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Fidelity VIP Overseas
2012		$11.627	$13.836	19.00%	2,387
2011		14.233	11.627	-18.31	2,626
2010		12.761	14.233	11.53	2,507
2009		10.237	12.761	24.66	2,659
2008		18.498	10.237	-44.66	2,623
2007		16.003	18.498	15.59	2,013
2006		13.759	16.003	16.31	1,503
2005	(1)	11.951	13.759	15.13	581
Franklin Small Cap Value Securities
2012		12.036	14.071	16.91	121
2011		12.663	12.036	-4.95	123
2010	(3)	10.000	12.663	26.63	27
Goldman Sachs VIT Mid Cap Value
2012		14.134	16.535	16.99	686
2011		15.286	14.134	-7.54	788
2010		12.383	15.286	23.45	812
2009		9.417	12.383	31.50	911
2008		15.148	9.417	-37.83	981
2007		14.863	15.148	1.92	925
2006		12.956	14.863	14.72	550
2005	(1)	11.892	12.956	8.95	162
Goldman Sachs VIT Structured Small Cap Equity
2012		11.670	13.003	11.42	346
2011		11.738	11.670	-0.58	418
2010		9.134	11.738	28.50	395
2009		7.244	9.134	26.09	360
2008		11.118	7.244	-34.84	322
2007		13.481	11.118	-17.53	287
2006		12.159	13.481	10.87	189
2005	(1)	11.502	12.159	5.71	-
Invesco Van Kampen VI Value Opportunities f.k.a. Invesco V.I. Basic Value
2012		9.296	10.805	16.23	352
2011		9.709	9.296	-4.26	389
2010		9.157	9.709	6.02	363
2009		6.265	9.157	46.16	310
2008		13.154	6.265	-55.69	91
2007		13.118	13.154	0.28	69
2006		11.733	13.118	11.80	49
2005	(1)	11.307	11.733	3.77	5

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Invesco V.I. International Growth
2012		$8.353	$9.543	14.25%	661
2011		9.046	8.353	-7.66	621
2010		8.115	9.046	11.47	446
2009		6.076	8.115	33.56	359
2008	(4)	10.000	6.076	-39.24	14
Invesco V.I. SmallCap Equity
2012		14.928	16.790	12.47	252
2011		15.226	14.928	-1.96	273
2010		11.994	15.226	26.95	219
2009		10.014	11.994	19.77	188
2008		14.762	10.014	-32.16	82
2007		14.212	14.762	3.87	50
2006		12.253	14.212	15.99	25
2005	(1)	11.498	12.253	6.57	6
MFS Utilities
2012		15.362	17.174	11.80	259
2011		14.604	15.362	5.19	178
2010		13.028	14.604	12.10	84
2009	(5)	10.000	13.028	30.28	30
MFS Value
2012		13.115	15.009	14.44	102
2011		13.342	13.115	-1.70	97
2010		12.147	13.342	9.84	100
2009	(5)	10.000	12.147	21.47	32
Neuberger Berman AMT Large Cap Value f.k.a. Neuberger Berman AMT Partners
2012		11.852	13.647	15.14	305
2011		13.538	11.852	-12.46	291
2010		11.852	13.538	14.23	288
2009		7.689	11.852	54.14	344
2008		16.356	7.689	-52.99	356
2007		15.148	16.356	7.97	327
2006		13.666	15.148	10.84	209
2005	(1)	12.298	13.666	11.12	40
Neuberger Berman AMT Small Cap Growth
2012		9.612	10.329	7.46	206
2011		9.836	9.612	-2.28	222
2010		8.327	9.836	18.13	223
2009		6.869	8.327	21.23	221
2008		11.492	6.869	-40.23	179
2007		11.578	11.492	-0.74	163
2006		11.138	11.578	3.95	104
2005	(1)	10.677	11.138	4.32	35

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Neuberger Berman AMT Socially Responsive
2012		$13.044	$14.296	9.60%	374
2011		13.628	13.044	-4.28	401
2010		11.232	13.628	21.33	373
2009		8.654	11.232	29.79	384
2008		14.471	8.654	-40.20	338
2007		13.617	14.471	6.27	265
2006		12.126	13.617	12.30	144
2005	(1)	11.467	12.126	5.75	54
PIMCO VIT All Asset
2012		12.921	14.666	13.51	263
2011		12.832	12.921	0.69	170
2010		11.489	12.832	11.69	153
2009	(5)	10.000	11.489	14.89	35
PIMCO VIT High Yield Portfolio
2012		11.544	13.033	12.90	852
2011		11.308	11.544	2.08	986
2010	(3)	10.000	11.308	13.08	488
PIMCO VIT Total Return
2012		11.655	12.615	8.23	3,113
2011		11.390	11.655	2.33	2,029
2010		10.667	11.390	6.78	1,309
2009	(5)	10.000	10.667	6.67	353
T. Rowe Price Blue Chip Growth
2012		12.622	14.697	16.44	487
2011		12.609	12.622	0.11	486
2010		11.007	12.609	14.56	453
2009		7.860	11.007	40.04	383
2008		13.879	7.860	-43.37	114
2007		12.494	13.879	11.09	87
2006		11.571	12.494	7.98	51
2005	(1)	10.774	11.571	7.40	34
T. Rowe Price Health Sciences
2012		17.837	23.075	29.37	395
2011		16.362	17.837	9.02	328
2010		14.368	16.362	13.88	303
2009		11.076	14.368	29.72	257
2008		15.836	11.076	-30.06	262
2007		13.623	15.836	16.24	181
2006		12.722	13.623	7.08	113
2005	(1)	10.642	12.722	19.55	34
Van Eck Global Hard Assets
2012		13.773	14.024	1.83	311
2011		16.741	13.773	-17.73	319
2010		13.174	16.741	27.08	190
2009	(5)	10.000	13.174	31.74	60

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Asset Allocation
2012		$25.221	$28.277	12.12%	373
2011		25.003	25.221	0.87	373
2010		23.206	25.003	7.74	381
2009		19.778	23.206	17.33	384
2008		26.647	19.778	-25.78	296
2007		24.140	26.647	10.39	254
2006		21.674	24.140	11.38	170
2005	(1)	20.667	21.674	4.87	72
Bond & Mortgage Securities
2012		22.029	23.396	6.20	4,098
2011		20.832	22.029	5.75	4,013
2010		18.892	20.832	10.27	4,398
2009		15.821	18.892	19.41	4,388
2008		19.317	15.821	-18.10	4,452
2007		18.916	19.317	2.12	4,627
2006		18.302	18.916	3.35	2,822
2005	(1)	18.080	18.302	1.23	1,000
Diversified Balanced
2012		11.137	12.066	8.34	43,622
2011		10.883	11.137	2.33	27,478
2010	(3)	10.000	10.883	8.83	14,593
Diversified Growth
2012		11.141	12.281	10.23	91,780
2011		11.031	11.141	1.00	62,385
2010	(3)	10.000	11.031	10.31	27,443
Diversified Income
2012	(9)	10.031	10.490	4.57	4,725
Diversified International
2012		20.727	24.244	16.97	1,796
2011		23.552	20.727	-11.99	1,998
2010		20.974	23.552	12.29	2,035
2009		16.480	20.974	27.27	1,498
2008		31.029	16.480	-46.89	1,267
2007		27.066	31.029	14.64	1,077
2006		21.417	27.066	26.38	612
2005	(1)	18.156	21.417	17.96	184
Equity Income
2012		9.586	10.699	11.61	16,532
2011		9.206	9.586	4.13	18,577
2010		8.024	9.206	14.73	12,283
2009		6.770	8.024	18.52	13,024
2008		10.378	6.770	-34.77	12,992
2007	(6)	10.000	10.378	3.78	11,013

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Government & High Quality Bond
2012		$11.640	$11.945	2.62%	5,088
2011		11.095	11.640	4.91	4,636
2010		10.614	11.095	4.53	5,005
2009		10.094	10.614	5.15	694
2008	(7)	10.000	10.094	0.94	12
International Emerging Markets
2012		29.825	35.580	19.29	945
2011		36.604	29.825	-18.52	952
2010		31.077	36.604	17.78	894
2009		18.554	31.077	67.49	878
2008		41.619	18.554	-55.42	756
2007		29.657	41.619	40.33	658
2006		21.709	29.657	36.61	368
2005	(7)	17.761	21.709	22.23	131
LargeCap Blend II
2012		11.984	13.633	13.76	4,994
2011		12.149	11.984	-1.36	5,817
2010		10.862	12.149	11.84	5,985
2009		8.482	10.862	28.06	6,533
2008		13.506	8.482	-37.20	6,947
2007		13.010	13.506	3.81	5,847
2006		11.374	13.010	14.38	3,901
2005	(1)	10.969	11.374	3.69	1,448
LargeCap Growth
2012		17.486	20.177	15.39	474
2011		18.488	17.486	-5.42	528
2010		15.814	18.488	16.91	549
2009		12.607	15.814	25.44	576
2008		22.461	12.607	-43.87	361
2007		18.462	22.461	21.66	236
2006		17.007	18.462	8.56	125
2005	(1)	15.349	17.007	10.80	23
LargeCap Growth I
2012		33.112	38.054	14.93	255
2011		33.638	33.112	-1.56	252
2010		28.478	33.638	18.12	246
2009		18.883	28.478	50.81	273
2008		32.193	18.883	-41.34	232
2007		30.042	32.193	7.16	194
2006		28.640	30.042	4.90	129
2005	(1)	25.496	28.640	12.33	40

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
LargeCap S&P 500 Index
2012		$9.679	$11.040	14.06%	2,277
2011		9.634	9.679	0.47	2,574
2010		8.507	9.634	13.25	2,467
2009		6.820	8.507	24.74	2,416
2008		10.978	6.820	-37.88	1,888
2007		10.573	10.978	3.83	1,455
2006		9.263	10.573	14.14	891
2005	(1)	8.972	9.263	3.24	350
LargeCap Value
2012		23.997	28.101	17.10	418
2011		24.017	23.997	-0.08	434
2010		21.317	24.017	12.67	434
2009		18.560	21.317	14.85	428
2008		28.988	18.560	-35.97	362
2007		29.384	28.988	-1.35	390
2006		24.803	29.384	18.47	209
2005	(1)	24.041	24.803	3.17	84
MidCap Blend
2012		46.923	55.347	17.95	1,963
2011		43.875	46.923	6.95	2,172
2010		35.797	43.875	22.57	2,193
2009		27.098	35.797	32.10	1,398
2008		41.530	27.098	-34.75	1,393
2007		38.425	41.530	8.08	1,220
2006		34.060	38.425	12.82	815
2005	(1)	31.455	34.060	8.28	319
Money Market
2012		13.965	13.791	-1.25	1,671
2011		14.140	13.965	-1.24	2,077
2010		14.318	14.140	-1.24	2,034
2009		14.466	14.318	-1.02	2,509
2008		14.280	14.466	1.30	2,954
2007		13.786	14.280	3.58	894
2006		13.342	13.786	3.33	371
2005	(1)	13.173	13.342	1.28	166
Principal Capital Appreciation
2012		9.850	11.072	12.40	842
2011		9.960	9.850	-1.11	733
2010		8.740	9.960	13.96	558
2009		6.817	8.740	28.21	385
2008		10.360	6.817	-34.20	203
2007	(8)	10.000	10.360	3.60	93

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Principal LifeTime 2010
2012		$12.266	$13.542	10.40%	2,148
2011		12.243	12.266	0.19	2,309
2010		10.881	12.243	12.52	2,473
2009		8.809	10.881	23.52	2,598
2008		12.910	8.809	-31.77	2,466
2007		12.603	12.910	2.44	2,499
2006		11.363	12.603	10.91	1,605
2005	(1)	10.856	11.363	4.67	904
Principal LifeTime 2020
2012		12.434	14.091	13.32	8,852
2011		12.726	12.434	-2.30	9,541
2010		11.200	12.726	13.63	10,091
2009		8.896	11.200	25.90	10,584
2008		13.682	8.896	-34.98	9,751
2007		13.212	13.682	3.56	8,959
2006		11.616	13.212	13.74	5,303
2005	(1)	11.020	11.616	5.41	1,657
Principal LifeTime 2030
2012		12.057	13.761	14.13	3,594
2011		12.485	12.057	-3.43	3,660
2010		10.955	12.485	13.97	3,740
2009		8.652	10.955	26.62	3,369
2008		13.780	8.652	-37.21	1,333
2007		13.168	13.780	4.65	1,138
2006		11.612	13.168	13.40	677
2005	(1)	11.037	11.612	5.21	190
Principal LifeTime 2040
2012		12.053	13.892	15.26	676
2011		12.606	12.053	-4.39	689
2010		11.022	12.606	14.37	672
2009		8.615	11.022	27.94	557
2008		14.107	8.615	-38.93	591
2007		13.409	14.107	5.21	555
2006		11.793	13.409	13.70	278
2005	(1)	11.180	11.793	5.48	93
Principal LifeTime 2050
2012		11.946	13.811	15.61	360
2011		12.593	11.946	-5.13	323
2010		10.973	12.593	14.76	327
2009		8.544	10.973	28.43	319
2008		14.195	8.544	-39.81	305
2007		13.482	14.195	5.29	271
2006		11.820	13.482	14.06	168
2005	(1)	11.208	11.820	5.46	27

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Principal LifeTime Strategic Income
2012		$12.102	$13.105	8.28%	1,405
2011		11.837	12.102	2.24	1,475
2010		10.775	11.837	9.86	1,505
2009		9.173	10.775	17.46	1,556
2008		12.204	9.173	-24.84	1,026
2007		12.101	12.204	0.85	1,246
2006		11.113	12.101	8.89	851
2005	(1)	10.650	11.113	4.35	446
Real Estate Securities
2012		33.340	38.577	15.71	518
2011		30.990	33.340	7.58	480
2010		24.962	30.990	24.15	431
2009		19.606	24.962	27.32	454
2008		29.571	19.606	-33.70	417
2007		36.380	29.571	-18.72	414
2006		26.965	36.380	34.92	286
2005	(1)	22.385	26.965	20.46	81
SAM Balanced
2012		10.289	11.457	11.35	50,915
2011		10.317	10.289	-0.27	53,610
2010		9.195	10.317	12.20	55,182
2009		7.519	9.195	22.29	51,928
2008		10.314	7.519	-27.10	23,851
2007	(8)	10.000	10.314	3.14	2,332
SAM Conservative Balanced
2012		10.955	12.029	9.81	10,099
2011		10.844	10.955	1.03	10,213
2010		9.818	10.844	10.45	10,654
2009		8.206	9.818	19.64	10,128
2008		10.286	8.206	-20.22	4,867
2007	(8)	10.000	10.286	2.86	599
SAM Conservative Growth
2012		9.461	10.668	12.75	3,903
2011		9.623	9.461	-1.68	3,570
2010		8.457	9.623	13.79	3,116
2009		6.813	8.457	24.13	2,317
2008		10.314	6.813	-33.94	1,434
2007	(8)	10.000	10.314	3.14	410
SAM Flexible Income
2012		11.493	12.556	9.25	9,859
2011		11.256	11.493	2.10	9,389
2010		10.313	11.256	9.14	9,408
2009		8.706	10.313	18.46	8,280
2008		10.222	8.706	-14.83	4,008
2007	(8)	10.000	10.222	2.22	109

Appendix H – Condensed Financial Information

		For Contracts Without the Premium Payment Credit Rider
Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
SAM Strategic Growth
2012		$8.930	$10.188	14.08%	2,361
2011		9.217	8.930	-3.11	2,460
2010		8.018	9.217	14.96	2,231
2009		6.370	8.018	25.87	1,781
2008		10.308	6.370	-38.20	1,229
2007	(8)	10.000	10.308	3.08	401
Short-Term Income
2012		11.170	11.582	3.69	9,441
2011		11.158	11.170	0.11	8,893
2010		10.843	11.158	2.90	8,687
2009		9.986	10.843	8.58	1,322
2008	(7)	10.000	9.986	-0.14	19
SmallCap Growth II
2012		9.983	11.465	14.84	498
2011		10.572	9.983	-5.57	529
2010		8.434	10.572	25.35	586
2009		6.483	8.434	30.09	551
2008		11.154	6.483	-41.88	498
2007		10.758	11.154	3.68	418
2006		9.996	10.758	7.62	244
2005	(1)	9.337	9.996	7.06	65
SmallCap Value I
2012		21.253	25.548	20.21	1,430
2011		22.337	21.253	-4.85	1,710
2010		17.942	22.337	24.50	1,660
2009		15.635	17.942	14.76	1,053
2008		23.221	15.635	-32.67	1,766
2007		25.988	23.221	-10.65	1,639
2006		22.179	25.988	17.17	950
2005	(1)	20.935	22.179	5.94	362

(1) Commenced Operations on March 1, 2005
(2) Commenced Operations on May 22, 2010
(3) Commenced Operations on January 4, 2010
(4) Commenced Operations on May 16, 2008
(5) Commenced Operations on May 16, 2009
(6) Commenced Operations on January 12, 2007
(7) Commenced Operations on November 21, 2008
(8) Commenced Operations on May 1, 2007
(9) Commenced Operations on May 15, 2012

Appendix H – Condensed Financial Information

The following table contains the unit values for the Contract with the Premium Payment Credit Rider for the periods ended December 31.

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
AllianceBernstein Small Cap Growth
2012		$15.599	$17.612	12.90%	63
2011		15.211	15.599	2.55	90
2010		11.318	15.211	34.40	66
2009		8.133	11.318	39.16	42
2008		15.216	8.133	-46.55	38
2007		13.589	15.216	11.97	41
2006		12.506	13.589	8.66	19
2005	(1)	11.819	12.506	5.81	4
American Century VP Inflation Protection
2012		12.856	13.551	5.40	1,356
2011		11.719	12.856	9.70	1,358
2010		11.358	11.719	3.18	1,634
2009		10.494	11.358	8.23	1,625
2008		10.865	10.494	-3.41	1,573
2007		10.106	10.865	7.51	1,864
2006		10.133	10.106	-0.27	1,377
2005	(1)	10.095	10.133	-0.37	560
American Century VP Mid Cap Value
2012		11.230	12.811	14.08	18
2011		11.536	11.230	-2.66	16
2010	(2)	10.000	11.536	15.36	7
American Century VP Ultra
2012		10.734	11.989	11.69	1,078
2011		10.841	10.734	-0.98	1,252
2010		9.535	10.841	13.70	1,324
2009		7.220	9.535	32.06	1,459
2008		12.606	7.220	-42.73	1,731
2007		10.627	12.606	18.62	1,347
2006		11.205	10.627	-5.16	1,128
2005	(1)	10.927	11.205	2.54	468
American Century VP Vista
2012		12.122	13.757	13.48	52
2011		13.406	12.122	-9.58	69
2010		11.024	13.406	21.61	73
2009		9.169	11.024	20.23	74
2008		18.182	9.169	-49.57	78
2007		13.252	18.182	37.20	76
2006		12.384	13.252	7.01	13
2005	(1)	11.942	12.384	3.70	8

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Dreyfus Technology Growth
2012		$13.780	$15.602	13.22%	45
2011		15.264	13.780	-9.72	46
2010		11.993	15.264	27.27	41
2009		7.778	11.993	54.19	44
2008		13.486	7.778	-42.33	30
2007		12.005	13.486	12.34	36
2006		11.754	12.005	2.14	12
2005	(1)	10.920	11.754	7.64	3
Fidelity VIP Contrafund®
2012		13.411	15.289	14.00	573
2011		14.052	13.411	-4.56	637
2010		12.242	14.052	14.79	646
2009		9.206	12.242	32.98	658
2008		16.364	9.206	-43.74	648
2007		14.212	16.364	15.14	540
2006		12.992	14.212	9.39	380
2005	(1)	11.525	12.992	12.73	101
Fidelity VIP Equity-Income
2012		10.762	12.366	14.90	178
2011		10.892	10.762	-1.19	184
2010		9.655	10.892	12.81	170
2009		7.572	9.655	27.51	169
2008		13.489	7.572	-43.87	177
2007		13.570	13.489	-0.60	180
2006		11.526	13.570	17.73	144
2005	(1)	11.184	11.526	3.06	56
Fidelity VIP Growth
2012		11.450	12.858	12.29	161
2011		11.667	11.450	-1.86	181
2010		9.595	11.667	21.59	200
2009		7.638	9.595	25.62	231
2008		14.768	7.638	-48.28	239
2007		11.879	14.768	24.32	230
2006		11.354	11.879	4.63	160
2005	(1)	10.775	11.354	5.37	56
Fidelity VIP Mid Cap
2012		15.643	17.591	12.45	108
2011		17.875	15.643	-12.48	137
2010		14.162	17.875	26.22	135
2009		10.323	14.162	37.19	125
2008		17.413	10.323	-40.72	134
2007		15.381	17.413	13.21	105
2006		13.939	15.381	10.35	85
2005	(1)	12.452	13.939	11.94	35

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Fidelity VIP Overseas
2012		$11.124	$13.158	18.28%	838
2011		13.699	11.124	-18.80	954
2010		12.356	13.699	10.87	918
2009		9.972	12.356	23.91	992
2008		18.129	9.972	-44.99	1,056
2007		15.779	18.129	14.89	890
2006		13.647	15.779	15.62	694
2005	(1)	11.913	13.647	14.56	301
Franklin Small Cap Value Securities
2012		11.892	13.820	16.21	21
2011		12.587	11.892	-5.52	20
2010	(3)	10.000	12.587	25.87	8
Goldman Sachs VIT Mid Cap Value
2012		13.523	15.725	16.29	279
2011		14.713	13.523	-8.09	319
2010		11.990	14.713	22.71	338
2009		9.173	11.990	30.71	385
2008		14.845	9.173	-38.21	403
2007		14.655	14.845	1.30	416
2006		12.850	14.655	14.05	303
2005	(1)	11.854	12.850	8.40	91
Goldman Sachs VIT Structured Small Cap Equity
2012		11.166	12.366	10.75	111
2011		11.297	11.166	-1.16	117
2010		8.844	11.297	27.74	121
2009		7.057	8.844	25.32	127
2008		10.896	7.057	-35.23	139
2007		13.292	10.896	-18.03	132
2006		12.060	13.292	10.22	110
2005	(1)	11.466	12.060	5.18	31
Invesco V.I. Van Kampen VI Value Opportunities f.k.a. Invesco V.I. Basic Value
2012		8.894	10.275	15.53	76
2011		9.344	8.894	-4.82	87
2010		8.867	9.344	5.38	82
2009		6.103	8.867	45.29	78
2008		12.891	6.103	-52.66	45
2007		12.933	12.891	-0.33	45
2006		11.638	12.933	11.13	33
2005	(1)	11.272	11.638	3.25	8
Invesco V.I. International Growth
2012		8.174	9.282	13.55	74
2011		8.904	8.174	-8.20	78
2010		8.036	8.904	10.80	57
2009		6.053	8.036	32.76	41
2008	(4)	10.000	6.053	-39.47	4

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Invesco V.I. SmallCap Equity
2012		$14.283	$15.968	11.79%	53
2011		14.655	14.283	-2.54	57
2010		11.614	14.655	26.18	48
2009		9.755	11.614	19.06	50
2008		14.467	9.755	-32.57	51
2007		14.012	14.467	3.25	51
2006		12.154	14.012	15.29	30
2005	(1)	11.462	12.154	6.04	7
MFS Utilities
2012		15.121	16.804	11.13	52
2011		14.462	15.121	4.56	34
2010		12.979	14.462	11.43	27
2009	(5)	10.000	12.979	29.79	15
MFS Value
2012		12.910	14.685	13.75	31
2011		13.212	12.910	-2.28	17
2010		12.102	13.212	9.17	10
2009	(5)	10.000	12.102	21.02	7
Neuberger Berman AMT Large Cap Value f.k.a. Neuberger Berman AMT Partners
2012		11.339	12.978	14.45	89
2011		13.031	11.339	-12.98	106
2010		11.476	13.031	13.55	107
2009		7.490	11.476	53.22	113
2008		16.029	7.490	-53.27	123
2007		14.936	16.029	7.32	112
2006		12.555	14.936	10.19	101
2005	(1)	12.259	12.555	10.57	25
Neuberger Berman AMT Small Cap Growth
2012		9.196	9.823	6.82	92
2011		9.468	9.196	-2.87	99
2010		8.063	9.468	17.43	107
2009		6.691	8.063	20.51	116
2008		11.262	6.691	-40.59	109
2007		11.415	11.262	-1.34	109
2006		11.047	11.415	3.33	71
2005	(1)	10.643	11.047	3.80	22
Neuberger Berman AMT Socially Responsive
2012		12.480	13.596	8.94	86
2011		13.117	12.480	-4.85	94
2010		10.876	13.117	20.61	97
2009		8.430	10.876	29.02	93
2008		14.182	8.430	-40.56	75
2007		13.426	14.182	5.63	60
2006		12.028	13.426	11.63	42
2005	(1)	11.431	12.028	5.22	9

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
PIMCO VIT All Asset
2012		$12.719	$14.350	12.82%	59
2011		12.707	12.719	0.09	31
2010		11.446	12.707	11.02	81
2009	(5)	10.000	11.446	14.46	10
PIMCO VIT High Yield Portfolio
2012		11.406	12.800	12.23	274
2011		11.241	11.406	1.47	353
2010	(3)	10.000	11.241	12.41	226
PIMCO VIT Total Return
2012		11.473	12.343	7.58	505
2011		11.279	11.473	1.72	263
2010		10.627	11.279	6.14	151
2009	(5)	10.000	10.627	6.27	48
T. Rowe Price Blue Chip Growth
2012		12.077	13.977	15.73	80
2011		12.137	12.077	-0.50	76
2010		10.658	12.137	13.88	82
2009		7.657	10.658	39.19	74
2008		13.602	7.657	-43.71	50
2007		12.319	13.602	10.41	49
2006		11.477	12.319	7.33	32
2005	(1)	10.740	11.477	6.86	22
T. Rowe Price Health Sciences
2012		17.066	21.945	28.59	120
2011		15.748	17.066	8.37	110
2010		13.913	15.748	13.19	93
2009		10.790	13.913	28.94	84
2008		15.520	10.790	-30.48	78
2007		13.432	15.520	15.54	63
2006		12.618	13.432	6.45	49
2005	(1)	11.608	12.618	8.70	9
Van Eck Global Hard Assets
2012		13.558	13.722	1.21	65
2011		16.579	13.558	-18.22	62
2010		13.124	16.579	26.33	50
2009	(5)	10.000	13.124	31.24	23
Asset Allocation
2012		23.596	26.295	11.44	131
2011		23.532	23.596	0.27	141
2010		21.972	23.532	7.10	151
2009		18.839	21.972	16.63	159
2008		25.535	18.839	26.22	155
2007		23.273	25.535	9.72	149
2006		21.021	23.273	10.71	99
2005	(1)	20.145	21.021	4.35	25

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Bond & Mortgage Securities
2012		$20.610	$21.756	5.56%	1,225
2011		19.606	20.610	5.12	1,242
2010		17.888	19.606	9.60	1,340
2009		15.070	17.888	18.70	1,384
2008		18.511	15.070	-18.59	1,452
2007		18.237	18.511	1.50	1,650
2006		17.751	18.237	2.74	1,157
2005	(1)	17.623	17.751	0.73	474
Diversified Balanced
2012		11.004	11.850	7.69	3,694
2011		10.818	11.004	1.72	2,245
2010	(3)	10.000	10.818	8.18	1,008
Diversified Growth
2012		11.008	12.062	9.57	7,150
2011		10.965	11.008	0.39	4,756
2010	(3)	10.000	10.965	9.65	1,931
Diversified Income
2012	(9)	10.034	10.451	4.16	406
Diversified International
2012		19.391	22.544	16.26	561
2011		22.166	19.391	-12.52	626
2010		19.858	22.166	11.62	655
2009		15.697	19.858	26.51	400
2008		29.734	15.697	-47.21	384
2007		26.094	29.734	13.95	347
2006		20.771	26.094	25.63	239
2005	(1)	17.697	20.771	17.37	64
Equity Income
2012		9.303	10.321	10.94	4,601
2011		8.988	9.303	3.51	5,277
2010		7.881	8.988	14.05	3,426
2009		6.690	7.881	17.80	3,702
2008		10.317	6.690	-35.16	3,927
2007	(6)	10.000	10.317	3.17	3,617
Government & High Quality Bond
2012		11.425	11.654	2.00	1,418
2011		10.956	11.425	4.28	1,176
2010		10.544	10.956	3.91	1,182
2009		10.088	10.544	4.52	98
2008	(7)	10.000	10.088	0.88	-

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
International Emerging Markets
2012		$27.903	$33.086	18.58%	279
2011		34.450	27.903	-19.01	305
2010		29.424	34.450	17.08	316
2009		17.672	29.424	66.50	345
2008		39.883	17.672	-55.69	357
2007		28.591	39.883	39.49	317
2006		21.055	28.591	35.79	214
2005	(1)	17.311	21.055	21.63	64
LargeCap Blend II
2012		11.311	12.791	13.08	1,617
2011		11.535	11.311	-1.94	1,903
2010		10.376	11.535	11.17	2,021
2009		8.151	10.376	27.30	2,185
2008		13.057	8.151	-37.57	2,452
2007		12.654	13.057	3.18	2,224
2006		11.129	12.654	13.70	1,642
2005	(1)	10.787	11.129	3.17	664
LargeCap Growth
2012		16.359	18.762	14.69	143
2011		17.400	16.359	-5.99	149
2010		14.972	17.400	16.22	153
2009		12.008	14.972	24.68	146
2008		21.523	12.008	-44.21	123
2007		17.798	21.523	20.93	113
2006		16.494	17.798	7.91	77
2005	(1)	14.960	16.494	10.25	11
LargeCap Growth I
2012		30.977	35.386	14.23	76
2011		31.658	30.977	-2.15	84
2010		26.962	31.658	17.42	88
2009		17.986	26.962	49.91	99
2008		30.849	17.986	-41.70	95
2007		28.962	30.849	6.52	91
2006		27.776	28.962	4.27	65
2005	(1)	24.851	27.776	11.77	18
LargeCap S&P 500 Index
2012		9.055	10.266	13.38	620
2011		9.067	9.055	-0.13	680
2010		8.055	9.067	12.56	651
2009		6.496	8.055	24.00	665
2008		10.520	6.496	-38.25	630
2007		10.193	10.520	3.21	589
2006		8.984	10.193	13.46	446
2005	(1)	8.745	8.984	2.73	166

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
LargeCap Value
2012		$22.450	$26.132	16.40%	166
2011		22.604	22.450	-0.68	183
2010		20.183	22.604	12.00	192
2009		17.679	20.183	14.16	194
2008		27.779	17.679	-36.36	192
2007		28.328	27.779	-1.94	201
2006		24.056	28.328	17.76	130
2005	(1)	23.433	24.056	2.66	31
MidCap Blend
2012		43.898	51.468	17.24	535
2011		41.293	43.898	6.31	617
2010		33.894	41.293	21.83	685
2009		25.811	33.894	31.32	453
2008		39.797	25.811	-35.14	499
2007		37.044	39.797	7.43	468
2006		33.034	37.044	12.14	343
2005	(1)	30.660	33.034	7.74	147
Money Market
2012		13.065	12.824	-1.84	550
2011		13.308	13.065	-1.83	610
2010		13.557	13.308	-1.84	715
2009		13.779	13.557	-1.61	847
2008		13.684	13.779	0.69	1,131
2007		13.291	13.684	2.96	593
2006		12.940	13.291	2.71	370
2005	(1)	12.840	12.940	0.78	189
Principal Capital Appreciation
2012		9.577	10.701	11.73	191
2011		9.743	9.577	-1.70	195
2010		8.600	9.743	13.29	188
2009		6.749	8.600	27.43	145
2008		10.318	6.749	-34.59	96
2007	(8)	10.000	10.318	3.18	44
Principal LifeTime 2010
2012		11.738	12.881	9.73	415
2011		11.786	11.738	-0.41	463
2010		10.538	11.786	11.84	485
2009		8.582	10.538	22.79	469
2008		12.655	8.582	-32.18	478
2007		12.428	12.655	1.83	555
2006		11.273	12.428	10.25	436
2005	(1)	10.824	11.273	4.15	222

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Principal LifeTime 2020
2012		$11.898	$13.403	12.65%	2,788
2011		12.251	11.898	-2.88	2,986
2010		10.847	12.251	12.94	3,134
2009		8.667	10.847	25.15	3,168
2008		13.411	8.667	-35.37	3,188
2007		13.028	13.411	2.94	3,302
2006		11.524	13.028	13.05	1,978
2005	(1)	10.987	11.524	4.89	602
Principal LifeTime 2030
2012		11.537	13.089	13.45	781
2011		12.019	11.537	-4.01	911
2010		10.610	12.019	13.28	999
2009		8.429	10.610	25.87	992
2008		13.507	8.429	-37.60	500
2007		12.985	13.507	4.02	415
2006		11.519	12.985	12.73	234
2005	(1)	11.004	11.519	4.68	90
Principal LifeTime 2040
2012		11.534	13.214	14.56	132
2011		12.135	11.534	-4.95	145
2010		10.674	12.135	13.69	156
2009		8.393	10.674	27.18	161
2008		13.827	8.393	-39.30	198
2007		13.223	13.827	4.57	197
2006		11.699	13.223	13.03	103
2005	(1)	11.147	11.699	4.95	30
Principal LifeTime 2050
2012		11.432	13.136	14.91	92
2011		12.123	11.432	-5.70	113
2010		10.627	12.123	14.08	108
2009		8.324	10.627	27.67	113
2008		13.914	8.324	-40.18	123
2007		13.294	13.914	4.66	134
2006		11.726	13.294	13.37	92
2005	(1)	11.175	11.726	4.93	39
Principal LifeTime Strategic Income
2012		11.581	12.465	7.63	237
2011		11.396	11.581	1.63	240
2010		10.436	11.396	9.20	255
2009		8.937	10.436	16.77	211
2008		11.962	8.937	-25.29	245
2007		11.933	11.962	0.24	264
2006		11.024	11.933	8.25	184
2005	(1)	10.618	11.024	3.82	45

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

					Number of
					Accumulation
					Units
				Percentage	Outstanding
		Beginning	End of	Change	End of Period
Division		of Period	Period	from Prior Period	(in thousands)
Real Estate Securities
2012		$31.190	$35.874	15.02%	167
2011		29.166	31.190	6.94	161
2010		23.634	29.166	23.41	156
2009		18.675	23.634	26.55	165
2008		28.337	18.675	-34.10	172
2007		35.074	28.337	-19.21	165
2006		26.153	35.074	34.11	135
2005	(1)	21.819	26.153	19.86	55
SAM Balanced
2012		10.005	11.073	10.67	6,676
2011		10.092	10.005	-0.86	6,895
2010		9.049	10.092	11.53	7,259
2009		7.443	9.049	21.58	6,724
2008		10.272	7.443	-27.54	3,960
2007	(8)	10.000	10.272	2.72	967
SAM Conservative Balanced
2012		10.652	11.626	9.15	1,768
2011		10.608	10.652	0.42	1,853
2010		9.662	10.608	9.79	1,835
2009		8.124	9.662	18.93	2,061
2008		10.244	8.124	-20.70	1,276
2007	(8)	10.000	10.244	2.44	184
SAM Conservative Growth
2012		9.199	10.310	12.08	1,149
2011		9.413	9.199	-2.27	1,055
2010		8.323	9.413	13.10	966
2009		6.745	8.323	23.40	952
2008		10.273	6.745	-34.34	779
2007	(8)	10.000	10.273	2.73	175
SAM Flexible Income
2012		11.175	12.136	8.60	1,917
2011		11.011	11.175	1.49	1,716
2010		10.149	11.011	8.49	1,763
2009		8.619	10.149	17.75	1,647
2008		10.181	8.619	-15.34	1,252
2007	(8)	10.000	10.181	1.81	15
SAM Strategic Growth
2012		8.683	9.846	13.40	901
2011		9.016	8.683	-3.69	861
2010		7.891	9.016	14.26	810
2009		6.307	7.891	25.11	841
2008		10.267	6.307	-38.57	615
2007	(8)	10.000	10.267	2.67	207

Appendix H – Condensed Financial Information

For Contracts With the Premium Payment Credit Rider

Accumulation Unit Value

						Number of
						Accumulation
						Units
					Percentage	Outstanding
			Beginning	End of	Change	End of Period
		Division	of Period	Period	from Prior Period	(in thousands)
Short-Term Income
2012			$10.964	$11.300	3.06%	2,178
2011			11.017	10.964	-0.48	2,051
2010			10.771	11.017	2.28	2,302
2009			9.980	10.771	7.93	166
2008	(7)		10.000	9.980	-0.20	3
SmallCap Growth II
2012			9.339	10.661	14.15	143
2011			9.950	9.339	-6.14	160
2010			7.985	9.950	24.61	167
2009			6.174	7.985	29.33	188
2008			10.688	6.174	-42.23	173
2007			10.371	10.688	3.06	157
2006			9.694	10.371	6.98	111
2005	(1)		9.100	9.694	6.53	32
SmallCap Value I
2012			19.883	23.757	19.49	394
2011			21.023	19.883	-5.42	490
2010			16.988	21.023	23.75	486
2009			14.892	16.988	14.07	549
2008			22.252	14.892	-33.08	563
2007			25.054	22.252	-11.18	551
2006			21.511	25.054	16.47	373
2005	(1)		20.405	21.511	5.42	152

(1) Commenced Operations on March 1, 2005
(2) Commenced Operations on May 22, 2010
(3) Commenced Operations on January 4, 2010
(4) Commenced Operations on May 16, 2008
(5) Commenced Operations on May 16, 2009
(6) Commenced Operations on January 12, 2007
(7) Commenced Operations on November 21, 2008
(8) Commenced Operations on May 1, 2007
(9) Commenced Operations on May 15, 2012

Appendix H – Condensed Financial Information

PART B

PRINCIPAL LIFE INSURANCE COMPANY SEPARATE ACCOUNT B

PRINCIPAL INVESTMENT PLUS VARIABLE ANNUITYSM (FOR
APPLICATIONS SIGNED ON OR AFTER AUGUST 1, 2013)

Statement of Additional Information

dated August 1, 2013
This Statement of Additional Information provides information about the Principal Investment Plus Variable Annuity
(the “Contract”) in addition to the information that is contained in the Contract’s Prospectus dated August 1, 2013.

This Statement of Additional Information is not a prospectus. It should be read in conjunction with the Prospectus, a copy of which can be obtained free of charge by writing or calling:

Principal Investment Plus Variable Annuity
The Principal Financial Group
P.O. Box 9382
Des Moines Iowa 50306-9382
Telephone: 1-800-852-4450

TABLE OF CONTENTS

Page
GENERAL INFORMATION AND HISTORY	3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3
PRINCIPAL UNDERWRITER	3
CALCULATION OF PERFORMANCE DATA	4
TAXATION UNDER CERTAIN RETIREMENT PLANS	11
Principal Life Insurance Company Separate Account B
Report of Independent Registered Public Accounting Firm	15
Financial Statements	16
Principal Life Insurance Company
Report of Independent Registered Public Accounting Firm	137
Financial Statements	138

2

GENERAL INFORMATION AND HISTORY

Principal Life Insurance Company (the “Company”) is the issuer of the Principal Investment Plus Variable Annuity
(the “Contract”) and serves as custodian of its assets. The Company is a stock life insurance company with authority to transact life and annuity business in all states of the United States and the District of Columbia. The Company’s
home office is located at: Principal Financial Group, Des Moines, Iowa 50392. The Company is a wholly owned subsidiary of Principal Financial Services, Inc., which in turn, is a wholly owned direct subsidiary of Principal
Financial Group, Inc., a publicly-traded company.

On June 24,1879, the Company was incorporated under Iowa law as a mutual assessment life insurance company named Bankers Life Association. The Company became a legal reserve life insurance company and changed its name to Bankers Life Company in 1911. In 1986, the Company changed its name to Principal Mutual Life Insurance
Company. In 1998, the Company became Principal Life Insurance Company, a subsidiary stock life insurance company of Principal Mutual Holding Company, as part of a reorganization into a mutual insurance holding company structure. In 2001, Principal Mutual Holding Company converted to a stock company through a process called demutualization, resulting in the current organizational structure.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, 801 Grand Avenue, Suite 3000, Des Moines, Iowa 50309, serves as the independent registered public accounting firm for Principal Life Insurance Company Separate Account B and the Principal Life Insurance
Company.

PRINCIPAL UNDERWRITER

The principal underwriter of the Contract is Princor Financial Services Corporation (“Princor”) which is a wholly owned subsidiary of Principal Financial Services, Inc. and an affiliate of the Company. The address of Princor is the
Principal Financial Group, 650 8th Street, Des Moines, Iowa 50392-0200. Princor was incorporated in Iowa in 1968 and is a securities broker-dealer registered with the Securities Exchange Commission as well as a member of the
FINRA. The Contracts may also be sold through other broker-dealers authorized by Princor and applicable law to do
so. Registered representatives of such broker-dealers may be paid on a different basis than described below.

The Contract’s offering to the public is continuous. As the principal underwriter, Princor is paid for the distribution of the Contract. For the last three fiscal years Princor has received and retained the following commissions:

2012	2011	2010
received/retained	received/retained	received/retained
$26,659,192/$0	$23,850,870/$0	$21,071,957/$0

3

CALCULATION OF PERFORMANCE DATA

The Separate Account may publish advertisements containing information (including graphs, charts, tables and examples) about the performance of one or more of its divisions. Separate performance figures will be shown for the
Contract without the premium payment credit rider and for the Contract with the premium payment credit rider.

The Contract was not offered prior to March 1, 2005. However, the certain divisions invest in underlying mutual funds which were offered prior to the date the Contract was available. Thus, the Separate Account may publish advertisements containing information about the hypothetical performance of one or more of its divisions for this
Contract as the Contract was issued on or after the date the underlying mutual fund was first offered. The hypothetical performance from the date of inception of the underlying mutual fund in which the division invests is derived by reducing the actual performance of the underlying mutual fund by the highest level of fees and charges of the Contract as if it had been in existence.

In addition, as certain of the underlying mutual funds have added classes since the inception of the fund, performance may be shown for periods prior to the inception date of the new class which represents the historical results of initial class shares adjusted to reflect the fees and expenses of the new class.

The yield and total return figures described below will vary depending upon market conditions, the composition of the underlying mutual fund’s portfolios and operating expenses. These factors and possible differences in the methods used in calculating yield and total return should be considered when comparing the Separate Account performance figures to performance figures published for other investment vehicles.

The Separate Account may also quote rankings, yields or returns as published by independent statistical services or publishers and information regarding performance of certain market indices. Any performance data quoted for the
Separate Account represents only historical performance and is not intended to indicate future performance.

From time to time the Separate Account advertises its Money Market Division’s “yield” and “effective yield” for the
Contract. Both yield figures are based on historical earnings and are not intended to indicate future performance. The
“yield” of the division refers to the income generated by an investment under the Contract in the division over a 7-day period (which period will be stated in the advertisement). This income is then “annualized.” That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The “effective yield” is calculated similarly but, when annualized, the income earned by an investment in the division is assumed to be reinvested. The “effective yield” will be slightly higher than the “yield” because of the compounding effect of this assumed reinvestment. Neither yield quotation reflects a sales load deducted from purchase payments which, if included, would reduce the “yield” and “effective yield.”

Yield For the Period Ended December 31, 2012
For Contracts:	7-Day Annualized Yield	7-Day Effective Yield
without a surrender charge or a Purchase Payment Credit Rider	-1.27%	-1.28%
with a surrender charge but without a Purchase Payment Credit Rider	-7.27%	-7.28%
without a surrender charge but with a Purchase Payment Credit Rider	-1.87%	-1.88%

Also, from time to time, the Separate Account will advertise the average annual total return of its various divisions.
The average annual total return for any of the divisions is computed by calculating the average annual compounded rate of return over the stated period that would equate an initial $1,000 investment to the ending redeemable
Contract value. In this calculation for the Contract without the Premium Payment Credit Rider, the ending value is reduced by a surrender charge that decreases from 6% to 0% over a period of 7 years. For the calculations relating to the Contract with the Premium Payment Credit Rider, the ending value is reduced by a surrender charge that decreases from 8% to 0% over a period of 9 years. The Separate Account may also advertise total return figures for its divisions for a specified period that does not take into account the surrender charge in order to illustrate the change in the division’s unit value over time. See “Charges and Deductions” in the Prospectus for a discussion of surrender charges.

4

Following are the hypothetical average annual total returns for the period ending December 31, 2012 assuming the
Contract had been offered as of the effective dates of the underlying mutual funds in which the divisions invest (the performance calculations with Surrender Charge are in accordance with the SEC standard, while the performance calculations without the Surrender Charge are not in accordance with the SEC standard):

		For Contracts without the Premium Payment
		Credit Rider and with Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
AllianceBernstein Small Cap Growth	08/15/1996	7.56%	3.02%	9.73%
Alliance Bernstein Small/Mid Cap Value	05/02/2001	11.71%	3.45%	9.11%
American Century VP Inflation Protection	12/31/2002	0.02%	4.62%	4.21%
American Century VP Mid Cap Value	10/29/2004	8.75%	4.23%		7.04%
American Century VP Ultra	05/01/2001	6.33%	-1.06%	4.18%
American Century VP Vista	10/05/2001	8.14%	-5.65%	7.06%
Asset Allocation	06/01/1994	6.09%	0.58%	5.74%
Bond & Mortgage Securities	12/18/1987	0.17%	3.35%	3.27%
Delaware VIP Small Cap Value	05/01/2000	6.64%	4.68%	9.35%
Diversified Balanced	12/30/2009	2.31%			5.23%
Diversified Growth	12/30/2009	4.21%			5.88%
Diversified Income	05/15/2012				4.57%
Diversified International	05/02/1994	10.93%	-5.61%	7.98%
Dreyfus Technology Growth	08/31/1999	7.88%	3.01%	7.50%
DWS Small Mid Cap Value	05/01/1996	6.39%	0.70%	9.60%
Equity Income	04/28/1998	5.57%	-0.02%	7.38%
Fidelity VIP Contrafund	01/03/1995	8.66%	-1.43%	7.33%
Fidelity VIP Equity-Income	11/03/1986	9.56%	-1.81%	5.07%
Fidelity VIP Growth	10/31/1986	6.95%	-2.86%	5.03%
Fidelity VIP Mid Cap	12/28/1998	7.10%	0.18%	9.90%
Fidelity VIP Overseas	01/28/1987	12.97%	-6.46%	6.40%
Franklin Small Cap Value Securities	04/30/1998	10.88%	2.93%	8.48%
Goldman Sachs Mid Cap Value	05/01/1998	10.96%	1.16%	8.37%
Goldman Sachs Structured Small Cap Equity	02/13/1998	5.39%	2.61%	6.34%
Government & High Quality Bond	05/06/1993	-3.41%	3.56%	3.27%
International Emerging Markets	10/24/2000	13.26%	-3.82%	15.30%
Invesco Van Kampen VI Value Opportunities
f.k.a. Invesco VI Basic Value	09/10/2001	10.20%	-4.62%	3.21%
Invesco VI International Growth	05/05/1993	8.21%	-2.24%	9.17%
Invesco VI Small Cap Equity	08/29/2003	6.44%	2.02%		6.41%
LargeCap Blend II	05/01/2002	7.73%	-0.46%	5.10%
LargeCap Growth	05/02/1994	9.36%	-2.83%	5.85%
LargeCap Growth I	06/01/1994	8.89%	2.83%	6.56%
LargeCap S&P 500 Index	05/03/1999	8.03%	-0.53%	5.40%
LargeCap Value	05/13/1970	11.07%	-1.29%	5.05%
MFS VIT New Discovery	05/01/1998	13.84%	6.28%	8.58%
MFS VIT Utilities	01/03/1995	5.77%	0.60%	13.06%
MFS VIT Value	01/02/2002	8.41%	-0.80%	6.27%
MidCap Blend	12/18/1987	11.92%	5.39%	10.30%
Money Market	03/18/1983	-7.28%	-1.35%	0.33%
Neuberger Berman AMT Large Cap Value
f.k.a. Neuberger Berman AMT Partners	03/22/1994	9.11%	-4.31%	6.16%
Neuberger Berman AMT Small-Cap Growth	07/12/2002	1.43%	-2.82%	2.50%
Neuberger Berman AMT Socially Responsive	02/18/1999	3.56%	-0.90%	6.29%
PIMCO VIT All Asset	04/30/2003	7.48%	4.43%		6.15%
PIMCO VIT High Yield Portfolio	04/30/1998	6.87%	5.90%	7.28%
PIMCO VIT Total Return	12/31/1997	2.21%	6.14%	5.10%

5

		For Contracts without the Premium Payment
		Credit Rider and with Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
Principal Capital Appreciation	04/28/1998	6.38%	0.72%	7.92%
Principal LifeTime 2010	08/30/2004	4.37%	0.34%		3.67%
Principal LifeTime 2020	08/30/2004	7.30%	-0.04%		4.16%
Principal LifeTime 2030	08/30/2004	8.11%	-0.68%		3.87%
Principal LifeTime 2040	08/30/2004	9.23%	-0.96%		3.98%
Principal LifeTime 2050	08/30/2004	9.58%	-1.21%		3.91%
Principal LifeTime Strategic Income	08/30/2004	2.25%	0.82%		3.26%
Real Estate Securities	05/01/1998	9.68%	4.93%	11.52%
SAM Balanced	06/03/1997	5.32%	1.53%	6.00%
SAM Conservative Balanced	04/23/1998	3.77%	2.61%	5.43%
SAM Conservative Growth	06/03/1997	6.73%	0.04%	6.22%
SAM Flexible Income	09/09/1997	3.23%	3.65%	4.97%
SAM Strategic Growth	06/03/1997	8.05%	-0.89%	6.37%
Short-Term Income	01/12/1994	-2.34%	2.05%	2.46%
SmallCap Blend	05/01/1998	7.24%	-0.25%	6.74%
SmallCap Growth II	05/01/1998	8.81%	-0.08%	6.64%
SmallCap Value I	05/01/1998	14.18%	1.33%	8.10%
T. Rowe Price Blue Chip Growth	12/29/2000	10.40%	0.53%	6.01%
T. Rowe Price Health Sciences	12/29/2000	23.33%	7.34%	11.94%
Van Eck VIP Global Hard Assets	05/01/2006	-4.21%	-3.38%		3.32%

		For Contracts without the Premium Payment
		Credit Rider and without Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
AllianceBernstein Small Cap Growth	08/15/1996	13.56%	3.55%	9.73%
Alliance Bernstein Small/Mid Cap Value	05/02/2001	17.71%	3.97%	9.11%
American Century VP Inflation Protection	12/31/2002	6.02%	5.11%	4.21%
American Century VP Mid Cap Value	10/29/2004	14.75%	4.73%		7.04%
American Century VP Ultra	05/01/2001	12.33%	-0.44%	4.18%
American Century VP Vista	10/05/2001	14.14%	-4.90%	7.06%
Asset Allocation	06/01/1994	12.09%	1.16%	5.74%
Bond & Mortgage Securities	12/18/1987	6.17%	3.87%	3.27%
Delaware VIP Small Cap Value	05/01/2000	12.64%	5.17%	9.35%
Diversified Balanced	12/30/2009	8.31%			6.42%
Diversified Growth	12/30/2009	10.21%			7.05%
Diversified Income	05/15/2012				4.57%
Diversified International	05/02/1994	16.93%	-4.86%	7.98%
Dreyfus Technology Growth	08/31/1999	13.88%	3.54%	7.50%
DWS Small Mid Cap Value	05/01/1996	12.39%	1.28%	9.60%
Equity Income	04/28/1998	11.57%	0.57%	7.38%
Fidelity VIP Contrafund	01/03/1995	14.66%	-0.80%	7.33%
Fidelity VIP Equity-Income	11/03/1986	15.56%	-1.18%	5.07%
Fidelity VIP Growth	10/31/1986	12.95%	-2.19%	5.03%
Fidelity VIP Mid Cap	12/28/1998	13.10%	0.77%	9.90%
Fidelity VIP Overseas	01/28/1987	18.97%	-5.69%	6.40%
Franklin Small Cap Value Securities	04/30/1998	16.88%	3.46%	8.48%
Goldman Sachs Mid Cap Value	05/01/1998	16.96%	1.73%	8.37%
Goldman Sachs Structured Small Cap Equity	02/13/1998	11.39%	3.14%	6.34%
Government & High Quality Bond	05/06/1993	2.59%	4.08%	3.27%
International Emerging Markets	10/24/2000	19.26%	-3.13%	15.30%

6

		For Contracts without the Premium Payment
		Credit Rider and without Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
Invesco Van Kampen VI Value Opportunities
f.k.a. Invesco VI Basic Value	09/10/2001	16.20%	-3.91%	3.21%
Invesco VI International Growth	05/05/1993	14.21%	-1.60%	9.17%
Invesco VI Small Cap Equity	08/29/2003	12.44%	2.57%		6.41%
LargeCap Blend II	05/01/2002	13.73%	0.15%	5.10%
LargeCap Growth	05/02/1994	15.36%	-2.17%	5.85%
LargeCap Growth I	06/01/1994	14.89%	3.36%	6.56%
LargeCap S&P 500 Index	05/03/1999	14.03%	0.07%	5.40%
LargeCap Value	05/13/1970	17.07%	-0.66%	5.05%
MFS VIT New Discovery	05/01/1998	19.84%	6.75%	8.58%
MFS VIT Utilities	01/03/1995	11.77%	1.18%	13.06%
MFS VIT Value	01/02/2002	14.41%	-0.19%	6.27%
MidCap Blend	12/18/1987	17.92%	5.88%	10.30%
Money Market	03/18/1983	-1.28%	-0.73%	0.33%
Neuberger Berman AMT Large Cap Value
f.k.a. Neuberger Berman AMT Partners	03/22/1994	15.11%	-3.60%	6.16%
Neuberger Berman AMT Small-Cap Growth	07/12/2002	7.43%	-2.15%	2.50%
Neuberger Berman AMT Socially Responsive	02/18/1999	9.56%	-0.28%	6.29%
PIMCO VIT All Asset	04/30/2003	13.48%	4.93%		6.15%
PIMCO VIT High Yield Portfolio	04/30/1998	12.87%	6.37%	7.28%
PIMCO VIT Total Return	12/31/1997	8.21%	6.61%	5.10%
Principal Capital Appreciation	04/28/1998	12.38%	1.30%	7.92%
Principal LifeTime 2010	08/30/2004	10.37%	0.92%		3.67%
Principal LifeTime 2020	08/30/2004	13.30%	0.55%		4.16%
Principal LifeTime 2030	08/30/2004	14.11%	-0.07%		3.87%
Principal LifeTime 2040	08/30/2004	15.23%	-0.35%		3.98%
Principal LifeTime 2050	08/30/2004	15.58%	-0.59%		3.91%
Principal LifeTime Strategic Income	08/30/2004	8.25%	1.40%		3.26%
Real Estate Securities	05/01/1998	15.68%	5.42%	11.52%
SAM Balanced	06/03/1997	11.32%	2.09%	6.00%
SAM Conservative Balanced	04/23/1998	9.77%	3.15%	5.43%
SAM Conservative Growth	06/03/1997	12.73%	0.64%	6.22%
SAM Flexible Income	09/09/1997	9.23%	4.17%	4.97%
SAM Strategic Growth	06/03/1997	14.05%	-0.28%	6.37%
Short-Term Income	01/12/1994	3.66%	2.60%	2.46%
SmallCap Blend	05/01/1998	13.24%	0.35%	6.74%
SmallCap Growth II	05/01/1998	14.81%	0.51%	6.64%
SmallCap Value I	05/01/1998	20.18%	1.89%	8.10%
T. Rowe Price Blue Chip Growth	12/29/2000	16.40%	1.11%	6.01%
T. Rowe Price Health Sciences	12/29/2000	29.33%	7.78%	11.94%
Van Eck VIP Global Hard Assets	05/01/2006	1.79%	-2.70%		3.32%

7

		For Contracts with the Premium Payment
		Credit Rider and with Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
AllianceBernstein Small Cap Growth	08/15/1996	4.87%	2.20%	9.08%
Alliance Bernstein Small/Mid Cap Value	05/02/2001	9.22%	2.83%	8.56%
American Century VP Inflation Protection	12/31/2002	-2.62%	3.80%	3.58%
American Century VP Mid Cap Value	10/29/2004	6.06%	3.41%		6.40%
American Century VP Ultra	05/01/2001	3.66%	-1.89%	3.56%
American Century VP Vista	10/05/2001	5.46%	-6.50%	6.42%
Asset Allocation	06/01/1994	3.41%	-0.24%	5.10%
Bond & Mortgage Securities	12/18/1987	-2.47%	2.54%	2.65%
Delaware VIP Small Cap Value	05/01/2000	4.17%	3.98%	8.75%
Diversified Balanced	12/30/2009	-0.34%			4.28%
Diversified Growth	12/30/2009	1.54%			4.92%
Diversified Income	05/15/2012				4.16%
Diversified International	05/02/1994	8.23%	-6.46%	7.33%
Dreyfus Technology Growth	08/31/1999	5.20%	2.20%	6.86%
DWS Small Mid Cap Value	05/01/1996	3.93%	0.08%	9.05%
Equity Income	04/28/1998	2.90%	-0.85%	6.73%
Fidelity VIP Contrafund	01/03/1995	5.97%	-2.25%	6.69%
Fidelity VIP Equity-Income	11/03/1986	6.87%	-2.64%	4.44%
Fidelity VIP Growth	10/31/1986	4.27%	-3.69%	4.40%
Fidelity VIP Mid Cap	12/28/1998	4.42%	-0.64%	9.25%
Fidelity VIP Overseas	01/28/1987	10.25%	-7.31%	5.76%
Franklin Small Cap Value Securities	04/30/1998	8.18%	2.11%	7.83%
Goldman Sachs Mid Cap Value	05/01/1998	8.26%	0.34%	7.72%
Goldman Sachs Structured Small Cap Equity	02/13/1998	2.72%	1.79%	5.70%
Government & High Quality Bond	05/06/1993	-6.03%	2.75%	2.65%
International Emerging Markets	10/24/2000	10.55%	-4.66%	14.61%
Invesco Van Kampen VI Value Opportunities
f.k.a. Invesco VI Basic Value	09/10/2001	7.51%	-5.46%	2.59%
Invesco VI International Growth	05/05/1993	5.53%	-3.08%	8.52%
Invesco VI Small Cap Equity	08/29/2003	3.77%	1.20%		5.78%
LargeCap Blend II	05/01/2002	5.05%	-1.28%	4.47%
LargeCap Growth I	06/01/1994	6.20%	2.02%	5.92%
LargeCap Growth	05/02/1994	6.67%	-3.66%	5.21%
LargeCap S&P 500 Index	05/03/1999	5.34%	-1.36%	4.77%
LargeCap Value	05/13/1970	8.37%	-2.11%	4.42%
MFS VIT New Discovery	05/01/1998	11.35%	5.67%	8.13%
MFS VIT Utilities	01/03/1995	3.10%	-0.22%	12.38%
MFS VIT Value	01/02/2002	5.72%	-1.63%	5.63%
MidCap Blend	12/18/1987	9.21%	4.58%	9.64%
Money Market	03/18/1983	-9.87%	-2.18%	-0.27%
Neuberger Berman AMT Large Cap Value
f.k.a. Neuberger Berman AMT Partners	03/22/1994	6.42%	-5.15%	5.53%
Neuberger Berman AMT Small-Cap Growth	07/12/2002	-1.21%	-3.65%	1.89%
Neuberger Berman AMT Socially Responsive	02/18/1999	0.91%	-1.72%	5.65%
PIMCO VIT All Asset	04/30/2003	4.80%	3.61%		5.51%
PIMCO VIT High Yield Portfolio	04/30/1998	4.20%	5.08%	6.63%
PIMCO VIT Total Return	12/31/1997	-0.45%	5.32%	4.47%
Principal Capital Appreciation	04/28/1998	3.70%	-0.10%	7.28%
Principal LifeTime 2010	08/30/2004	1.70%	-0.49%		3.04%
Principal LifeTime 2020	08/30/2004	4.61%	-0.87%		3.54%
Principal LifeTime 2030	08/30/2004	5.42%	-1.50%		3.24%

8

		For Contracts with the Premium Payment
		Credit Rider and with Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
Principal LifeTime 2040	08/30/2004	6.54%	-1.79%		3.36%
Principal LifeTime 2050	08/30/2004	6.88%	-2.04%		3.29%
Principal LifeTime Strategic Income	08/30/2004	-0.40%	0.00%		2.64%
Real Estate Securities	05/01/1998	6.99%	4.12%	10.85%
SAM Balanced	06/03/1997	2.65%	0.71%	5.36%
SAM Conservative Balanced	04/23/1998	1.11%	1.79%	4.79%
SAM Conservative Growth	06/03/1997	4.05%	-0.78%	5.58%
SAM Flexible Income	09/09/1997	0.57%	2.84%	4.34%
SAM Strategic Growth	06/03/1997	5.37%	-1.72%	5.73%
Short-Term Income	01/12/1994	-4.96%	1.24%	1.84%
SmallCap Blend	05/01/1998	4.56%	-1.07%	6.10%
SmallCap Growth II	05/01/1998	6.12%	-0.91%	6.01%
SmallCap Value I	05/01/1998	11.45%	0.51%	7.45%
T. Rowe Price Blue Chip Growth	12/29/2000	7.70%	-0.29%	5.37%
T. Rowe Price Health Sciences	12/29/2000	20.56%	6.52%	11.27%
Van Eck VIP Global Hard Assets	05/01/2006	-6.82%	-4.22%		2.44%

		For Contracts with the Premium Payment
		Credit Rider and without Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
AllianceBernstein Small Cap Growth	08/15/1996	12.87%	2.93%	9.08%
Alliance Bernstein Small/Mid Cap Value	05/02/2001	17.22%	3.54%	8.56%
American Century VP Inflation Protection	12/31/2002	5.38%	4.48%	3.58%
American Century VP Mid Cap Value	10/29/2004	14.06%	4.10%		6.40%
American Century VP Ultra	05/01/2001	11.66%	-1.04%	3.56%
American Century VP Vista	10/05/2001	13.46%	-5.47%	6.42%
Asset Allocation	06/01/1994	11.41%	0.55%	5.10%
Bond & Mortgage Securities	12/18/1987	5.53%	3.25%	2.65%
Delaware VIP Small Cap Value	05/01/2000	12.17%	4.66%	8.75%
Diversified Balanced	12/30/2009	7.66%			5.79%
Diversified Growth	12/30/2009	9.54%			6.41%
Diversified Income	05/15/2012				4.16%
Diversified International	05/02/1994	16.23%	-5.43%	7.33%
Dreyfus Technology Growth	08/31/1999	13.20%	2.92%	6.86%
DWS Small Mid Cap Value	05/01/1996	11.93%	0.86%	9.05%
Equity Income	04/28/1998	10.90%	-0.03%	6.73%
Fidelity VIP Contrafund	01/03/1995	13.97%	-1.39%	6.69%
Fidelity VIP Equity-Income	11/03/1986	14.87%	-1.77%	4.44%
Fidelity VIP Growth	10/31/1986	12.27%	-2.78%	4.40%
Fidelity VIP Mid Cap	12/28/1998	12.42%	0.16%	9.25%
Fidelity VIP Overseas	01/28/1987	18.25%	-6.26%	5.76%
Franklin Small Cap Value Securities	04/30/1998	16.18%	2.83%	7.83%
Goldman Sachs Mid Cap Value	05/01/1998	16.26%	1.12%	7.72%
Goldman Sachs Structured Small Cap Equity	02/13/1998	10.72%	2.52%	5.70%
Government & High Quality Bond	05/06/1993	1.97%	3.46%	2.65%
International Emerging Markets	10/24/2000	18.55%	-3.71%	14.61%
Invesco Van Kampen VI Value Opportunities
f.k.a. Invesco VI Basic Value	09/10/2001	15.51%	-4.48%	2.59%
Invesco VI International Growth	05/05/1993	13.53%	-2.19%	8.52%
Invesco VI Small Cap Equity	08/29/2003	11.77%	1.95%		5.78%
LargeCap Blend II	05/01/2002	13.05%	-0.45%	4.47%

9

		For Contracts with the Premium Payment
		Credit Rider and without Surrender Charge
	Effective				Since
Division	Date	One Year	Five Years	Ten Years	Inception
LargeCap Growth I	06/01/1994	14.20%	2.74%	5.92%
LargeCap Growth	05/02/1994	14.67%	-2.75%	5.21%
LargeCap S&P 500 Index	05/03/1999	13.34%	-0.53%	4.77%
LargeCap Value	05/13/1970	16.37%	-1.26%	4.42%
MFS VIT New Discovery	05/01/1998	19.35%	6.31%	8.13%
MFS VIT Utilities	01/03/1995	11.10%	0.57%	12.38%
MFS VIT Value	01/02/2002	13.72%	-0.79%	5.63%
MidCap Blend	12/18/1987	17.21%	5.24%	9.64%
Money Market	03/18/1983	-1.87%	-1.32%	-0.27%
Neuberger Berman AMT Large Cap Value
f.k.a. Neuberger Berman AMT Partners	03/22/1994	14.42%	-4.18%	5.53%
Neuberger Berman AMT Small-Cap Growth	07/12/2002	6.79%	-2.74%	1.89%
Neuberger Berman AMT Socially Responsive	02/18/1999	8.91%	-0.88%	5.65%
PIMCO VIT All Asset	04/30/2003	12.80%	4.30%		5.51%
PIMCO VIT High Yield Portfolio	04/30/1998	12.20%	5.73%	6.63%
PIMCO VIT Total Return	12/31/1997	7.55%	5.97%	4.47%
Principal Capital Appreciation	04/28/1998	11.70%	0.69%	7.28%
Principal LifeTime 2010	08/30/2004	9.70%	0.32%		3.04%
Principal LifeTime 2020	08/30/2004	12.61%	-0.05%		3.54%
Principal LifeTime 2030	08/30/2004	13.42%	-0.67%		3.24%
Principal LifeTime 2040	08/30/2004	14.54%	-0.95%		3.36%
Principal LifeTime 2050	08/30/2004	14.88%	-1.18%		3.29%
Principal LifeTime Strategic Income	08/30/2004	7.60%	0.79%		2.64%
Real Estate Securities	05/01/1998	14.99%	4.79%	10.85%
SAM Balanced	06/03/1997	10.65%	1.48%	5.36%
SAM Conservative Balanced	04/23/1998	9.11%	2.53%	4.79%
SAM Conservative Growth	06/03/1997	12.05%	0.03%	5.58%
SAM Flexible Income	09/09/1997	8.57%	3.54%	4.34%
SAM Strategic Growth	06/03/1997	13.37%	-0.87%	5.73%
Short-Term Income	01/12/1994	3.04%	1.99%	1.84%
SmallCap Blend	05/01/1998	12.56%	-0.25%	6.10%
SmallCap Growth II	05/01/1998	14.12%	-0.09%	6.01%
SmallCap Value I	05/01/1998	19.45%	1.28%	7.45%
T. Rowe Price Blue Chip Growth	12/29/2000	15.70%	0.50%	5.37%
T. Rowe Price Health Sciences	12/29/2000	28.56%	7.14%	11.27%
Van Eck VIP Global Hard Assets	05/01/2006	1.18%	-3.28%		2.70%

10

TAXATION UNDER CERTAIN RETIREMENT PLANS

INDIVIDUAL RETIREMENT ANNUITIES
Contributions. Individuals may make contributions for individual retirement annuity (IRA) contracts. Individuals may make deductible contributions (for any year) up to the lesser of the amount shown in the chart or 100% of compensation.

Individuals age 50 or over are also permitted to make additional “catch-up” contributions. The additional contribution is $1,000 in 2012 and 2013.

Such individuals may establish a traditional IRA for a non-working spouse. The annual contribution for both spouses’
contracts cannot exceed the lesser of the amount shown in the chart or 100% of the working spouse’s compensation.
No more than the individual IRA limit may be contributed to either spouse’s IRA for any year.

	IRA- Maximum Annual Contribution
Year	Individual IRA	Individual IRA + Spousal IRA
2012	$5,000	$10,000
2013	$5,500	$11,000

For succeeding years, limits are indexed to inflation.

Contributions may be tax deductible. If an individual and his/her spouse do not participate in a qualified retirement plan, the contributions to an IRA are fully tax deductible regardless of income. If an individual is an active participant in a qualified retirement plan, his/her ability to deduct the contributions depends upon his/her income level.

For individuals who are not active participants but whose spouses are, deductibility of traditional IRA contributions is phased out if the couple files a joint return and the Adjusted Gross Income is between $178,000 and $188,000 in
2013 .

Deductibility of Traditional IRA Contributions for Active Participants
		Married Individuals (Filing Jointly)			Single Individual
		Limited	No		Limited	No
	Year	Deduction	Deduction	Year	Deduction	Deduction
	2012	$92,000	$112,000	2012	$58,000	$68,000
	2013	$95,000	$115,000	2013	$59,000	$69,000

An individual may make non-deductible IRA contributions to the extent of the excess of:

(1)	The lesser of maximum annual contribution or 100% of compensation, over

(2)	The IRA deductible contributions made with respect to the individual.

An individual may not make any contribution to his/her own IRA for the year in which he/she reaches age 70 ½ or for any year thereafter.

Taxation of Distributions. Distributions from IRA Contracts are taxed as ordinary income to the recipient, although special rules exist for the tax-free return of non-deductible contributions. In addition, taxable distributions received under an IRA Contract prior to age 59 ½ are subject to a 10% penalty tax in addition to regular income tax. Certain distributions are exempted from this penalty tax, including distributions following the owner’s death or disability if the distribution is paid as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of Owner and the Owner’s designated Beneficiary; distributions to pay medical expenses; distributions for certain unemployment expenses; distributions for first home purchases (up to $10,000) and distributions for higher education expenses and distributions for certain natural disaster victims.

11

Required Distributions. Generally, distributions from IRA Contracts must commence not later than April 1 of the calendar year following the calendar year in which the owner attains age 70 ½, and such distributions must be made over a period that does not exceed the uniform life distribution period established by the IRS. A penalty tax of 50%
may be imposed on any amount by which the minimum required distribution in any year exceeded the amount actually distributed in that year. In addition, in the event that the owner dies before his or her entire interest in the
Contract has been distributed, the owner’s entire interest must be distributed in accordance with rules similar to those applicable upon the death of the Contract Owner in the case of a non-qualified Contract, as described in the
Prospectus.

Tax-Free Rollovers. The Internal Revenue Code (the “Code”) permits the taxable portion of funds to be transferred in a tax-free rollover from a qualified retirement plan, tax-deferred annuity plan or governmental 457(b) plan to an IRA
Contract if certain conditions are met, and if the rollover of assets is completed within 60 days after the distribution from the qualified plan is received. A direct rollover of funds may avoid a 20% federal tax withholding generally applicable to qualified plans, tax-deferred annuity plan, or governmental 457(b) plan distributions. In addition, not more frequently than once every twelve months, amounts may be rolled over tax-free from one IRA to another, subject to the 60-day limitation and other requirements. The once-per-year limitation on rollovers does not apply to direct transfers of funds between IRA custodians or trustees.

SIMPLIFIED EMPLOYEE PENSION (SEP) PLANS AND SALARY REDUCTION SIMPLIFIED EMPLOYEE
PENSION (SAR/SEP) PLANS
Contributions. Under Section 408(k) of the Code, employers may establish a type of IRA plan referred to as a simplified employee pension plan (SEP). Employer contributions to a SEP cannot exceed the lesser of 25% of compensation or $51,000 for 2013.

Employees of certain small employers may have contributions made to the salary reduction simplified employee pension plan (SAR/SEP) on their behalf on a salary reduction basis. The amount that an employee chooses to defer and contribute to the SAR/SEP is referred to as an elective deferral.

These elective deferrals are subject to the same cap as elective deferrals to IRC Section 401(k) plans, see table below. In addition to the elective deferrals, SAR/SEP may permit additional elective deferrals by individuals age 50 or over, referred to as “catch-up contributions”.

No new SAR/SEP are permitted after 1996 for any employer, but those in effect prior to 1997 may continue to operate, receive contributions, and add new employees.

Employees of tax-exempt organizations and state and local government agencies are not eligible for SAR/SEPs.

Salary Reduction Simplified Employee Pension Plan (SAR/SEP)

Year	Elective Deferral	Catch-up Contribution
2012	$17,500	$5,500
2013	$17,500	$5,500

Taxation of Distributions. Generally, distribution payments from SEPs and SAR/SEPs are subject to the same distribution rules described above for IRAs.

Required Distributions. SEPs and SAR/SEPs are subject to the same minimum required distribution rules described above for IRAs.

Tax-Free Rollovers. Generally, rollovers and direct transfers may be made to and from SEPs and SAR/SEPs in the same manner as described above for IRAs, subject to the same conditions and limitations.

12

SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE IRA)
Contributions. Under Section 408(p) of the Code, employers may establish a type of IRA plan known as a SIMPLE
IRA. Employees may have contributions made to the SIMPLE IRA on a salary reduction basis. The amount that an employee chooses to defer and contribute to the SIMPLE IRA is referred to as an elective deferral.

These elective deferrals cannot exceed the amounts shown in the chart. In addition to the elective deferrals, SIMPLE
IRA may permit additional elective deferrals by individuals age 50 or over, referred to as “catch-up contributions”.

Elective contribution amounts made under the salary reduction portions (i.e., those subject to the $12,000 limit in
2013) of a SIMPLE IRA plan are counted in the overall limit on elective deferrals by any individual. For example, an individual under age 50 who defers the maximum of $12,000 to a SIMPLE IRA of one employer and also participates in a 401(k) plan of another employer, would be limited to an elective deferral of $5,500 in 2013 ($17,500 – $12,000)
to the 401(k) plan.

The employer generally must match either 100% of the employee’s elective deferral, up to 3% of the employee’s compensation or fixed nonelective contributions of 2% of compensation.

	Savings Incentive Match Plan for Employees (SIMPLE IRA)
			401(k) Elective
Year	Elective Deferral	Catch-up Contribution	Deferral
2012	$11,500	$2,500	$17,000
2013	$12,000	$2,500	$17,500

Taxation of Distributions. Generally, distribution payments from SIMPLE IRAs are subject to the same distribution rules described above for IRAs, except that distributions made within two years of the date of an employee’s first participation in a SIMPLE IRA of an employer are subject to a 25% penalty tax instead of the 10% penalty tax discussed previously.

Required Distributions. SIMPLE IRAs are subject to the same minimum required distribution rules described above for IRAs.

Tax-Free Rollovers. Direct transfers may be made among SIMPLE IRAs in the same manner as described above for
IRAs, subject to the same conditions and limitations. Rollovers from SIMPLE IRAs are permitted after two years have elapsed from the date of an employee’s first participation in a SIMPLE IRA of the employer. Rollovers to SIMPLE
IRAs from other plans are not permitted.

ROTH INDIVIDUAL RETIREMENT ANNUITIES (ROTH IRA)
Contribution. Under Section 408A of the Code, individuals may contribute to a Roth IRA on his/her own behalf up to the lesser of maximum annual contribution limit as shown in the chart or 100% of compensation. In addition, the contribution must be reduced by the amount of any contributions made to other IRAs for the benefit of the same individual.

Individuals age 50 or over are also permitted to make additional “catch-up” contributions. The additional contribution is $1,000 for 2012 and 2013.

	Roth IRA - Maximum Annual Contribution
Year	Individual Roth IRA	Catch-up Contribution
2012	$5,000	$1,000
2013	$5,500	$1,000

For succeeding years, individual Roth IRA limits are indexed for cost-of-living.

13

The maximum contribution is phased out for single taxpayers with adjusted gross income between $112,000 and
$127,000 and for joint filers with adjusted gross income between $178,000 and $188,000 (see chart below).

For rollovers/conversion to Roth IRAs done in 2010 only, the taxpayer does have a choice of electing a two-year spread option that allows deferral including the taxable amounts in gross income to years 2011 and 2012. For more information, please see your tax advisor.

Modified Adjusted Gross Income Limits - 2013
Single	Married Filing Joint	ROTH IRA Contribution
$112,000 or less	$178,000 or less	Full Contribution
$112,000 – $127,000	$178,000 – $188,000	Partial Contribution*
$127,000 & over	$188,000 & over	No Contribution

* Those entitled to only a partial contribution should check with a tax advisor to determine the allowable contribution.

A person whose filing status is “married, filing separately” may not make a full Roth IRA contribution, unless the couple are separated and have been living apart for the entire year. Only a partial contribution is allowed if the
Modified Adjusted Gross Income is less than $10,000.

Taxation of Distribution. Qualified distributions are received income-tax free by the Roth IRA owner, or beneficiary in case of the Roth IRA owner’s death. A qualified distribution is any distribution made after five years if the IRA owner is over age 591/2, dies, becomes disabled, or uses the funds for first-time home buyer expenses at the time of distribution. The five-year period for converted amounts begins from the year of the conversion.

14

PART C
OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

(a)	Financial Statements included in the Registration Statement
	(1)		Part A
Condensed Financial Information for the 7 years ended
December 31, 2012 and the period ended December 31, 2005*

	(2)		Part B:
Principal Life Insurance Company Separate Account B:
Report of Independent Registered Public Accounting Firm**
Statements of Assets and Liabilities, December 31, 2012**
Statements of Operations for the year ended December 31, 2012**
Statements of Changes in Net Assets for the years ended December 31, 2012 and 2011**
Notes to Financial Statements**

Principal Life Insurance Company:
Report of Independent Registered Public Accounting Firm**
Consolidated Statements of Financial Position at December 31, 2012, and 2011**
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010**
Consolidated Statements of Stockholder's Equity for the years ended December 31, 2012, 2011 and 2010**
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and
2010**
Notes to Consolidated Financial Statements**

	(3)		Part C
Principal Life Insurance Company
Report of Independent Registered Public Accounting Firm on Schedules**
Schedule I - Summary of Investments - Other Than Investments in Related Parties As of
December 31, 2012**
Schedule III - Supplementary Insurance Information as of December 31, 2012, 2011 and 2010 and
for each of the years then ended**
Schedule IV – Reinsurance as of December 31, 2012, 2011 and 2010 and for each of the years then ended**

All other schedules for which provision is made in the applicable accounting regulation of the Securities and
Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

(b) Exhibits
	(1)		Resolution of Board of Directors of the Depositor (filed with the Commission for 333-116220 on 06/07/2004 Accession No. 0000870786-04-000093)
	(3	a)	Distribution Agreement (filed as Exhibit 3a on 05/02/2013 Accession No. 0000812797-13-
000071)
	(3	b)	Selling Agreement (filed as Exhibit 3b on 05/02/2013 Accession No. 0000812797-13-000071)
	(4	a)	Form of Variable Annuity Contract (filed as Exhibit 4a on 05/02/2013 Accession No.
0000812797-13-000071)
	(4	b)	Premium Payment Credit Rider (filed as Exhibit 4b on 05/02/2013 Accession No. 0000812797-
13-000071)
	(4	c)	Fixed Account Endorsement (filed as Exhibit 4c on 05/02/2013 Accession No. 0000812797-
13-000071)
	(4	d)	Fixed DCA Account Endorsement (filed as Exhibit 4d on 05/02/2013 Accession No.
0000812797-13-000071)
	(4	e)	GMWB Rider (PIB3) (filed as Exhibit 4e on 05/02/2013 Accession No. 0000812797-13-
000071)
	(4	f)	GMWB Rider (PIB10) (filed as Exhibit 4f on 05/02/2013 Accession No. 0000812797-13-
000071)
	(4	g)	IRA Rider (filed as Exhibit 4g on 05/02/2013 Accession No. 0000812797-13-000071)
	(4	h)	Roth IRA Rider (filed as Exhibit 4h on 05/02/2013 Accession No. 0000812797-13-000071)

(4	i)	Simple IRA Rider (filed as Exhibit 4i on 05/02/2013 Accession No. 0000812797-13-000071)
(4	j)	Pension Trust Rider (filed as Exhibit 4j on 05/02/2013 Accession No. 0000812797-13-000071)
(4	k)	Waiver of Surrender Charge Rider (filed as Exhibit 4k on 05/02/2013 Accession No.
0000812797-13-000071)
(4	l)	Contract Data Page (filed as Exhibit 4l on 05/02/2013 Accession No. 0000812797-13-000071)
(4	m)	Partial Annuitization Endorsement (filed as Exhibit 4m on 05/02/2013 Accession No.
0000812797-13-000071)
(5)		Form of Variable Annuity Application (filed as Exhibit 5 on 05/02/2013 Accession No.
0000812797-13-000071)
(6	a)	Articles of Incorporation of the Depositor (filed with the Commission for 333-116220 on
06/07/2004 Accession No. 0000870786-04-000093)
(6	b)	Bylaws of Depositor (filed with the Commission for 333-116220 on 06/07/2004 Accession No.
0000870786-04-000093)
(8	a1)	Participation Agreement with AIM Variable Insurance Funds, as amended (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	a2)	Distribution Agreement with AIM Variable Insurance Funds, (filed with the Commission for
333-116220 on 05/01/2008 0000950137-08-006515)
(8	a3)	Rule 22c-2 Agreement with AIM Variable Insurance Funds, (filed with the Commission for 333-
116220 on 05/01/2008 0000950137-08-006515)
(8	a4)	Administrative Services Agreement with AIM Variable Insurance Funds, (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	b1)	Participation Agreement with AllianceBernstein Variable Products Series Fund, as amended
(filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	b2)	Administrative Service Agreement with AllianceBernstein Variable Products Series Fund, (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	b3)	Rule 22c-2 Agreement with AllianceBernstein Variable Products Series Fund, (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	c1)	Shareholder Services Agreement with American Century Investment Management Inc., as amended (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	c2)	Rule 22c-2 Agreement with American Century Investment Management Inc., (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	d1)	Participation Agreement with Dreyfus Investment Portfolios, as amended (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	d2)	Administrative Services Agreement with Dreyfus Investment Portfolios, as amended (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	d3)	Rule 12b-1 Agreement with Dreyfus Investment Portfolios, as (filed with the Commission for
333-116220 on 05/01/2008 0000950137-08-006515)
(8	e1)	Amended & Restated Participation Agreement with Fidelity Insurance Products Fund (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	e2)	Distribution Agreement with Fidelity Variable Insurance Products Fund (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	e3)	Service Agreement dated 8/02/1999 with Fidelity Variable Insurance Products (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	e4)	Service Agreement dated 2/29/2000 with Fidelity Variable Insurance Products (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	e5)	Service Agreement dated 3/26/2002 with Fidelity Variable Insurance Products Fund (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	e6)	Rule 22c-2 Agreement with Fidelity Insurance Products Fund (filed with the Commission for
333-116220 on 05/01/2008 0000950137-08-006515)
(8	f1)	Participation Agreement with Goldman Sachs Variable Insurance Trust, (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	f2)	Administrative Services Agreement with Goldman Sachs Variable Insurance Trust (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	f3)	Rule 22c-C Agreement with Goldman Sachs Variable Insurance Trust (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	g1)	Participation Agreement with Neuberger Berman Advisers Management Trust, as amended
(filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
(8	g2)	Distribution & Administrative Services Agreement with Neuberger Berman Advisers
Management Trust (filed with the Commission for 333-116220 on 05/01/2008 0000950137-08-
006515)
(8	g3)	Rule 22c-C Agreement with Neuberger Berman Advisers Management Trust (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)

	(8	h1)	Form of Participation Agreement with Principal Variable Contracts Funds (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
	(8	h2)	Form of Rule 22c-2 Agreement with Principal Variable Contracts Funds (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
	(8	i1)	Participation Agreement with T Rowe Equity Series Inc, as amended (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
	(8	i2)	Rule 12b-1 Agreement with T Rowe Equity Series Inc ((filed with the Commission for 333-
116220 on 05/01/2008 0000950137-08-006515)
	(8	i3)	Rule 22c-C Agreement with T Rowe Equity Series Inc (filed with the Commission for 333-
116220 on 05/01/2008 0000950137-08-006515)
	(8	i4)	Participation Agreement with T Rowe Equity Series Inc, as amended (filed with the
Commission for 333-116220 on 05/01/2008 0000950137-08-006515)
	(8	j1)	Participation Agreement with MFS Variable Insurance Trust dtd 03/26/02 – Filed as Ex-99.B
(8j1) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j2)	Participation Agreement with MFS Variable Insurance Trust amendment 1 dtd 05/17/02 – Filed as Ex-99.B(8j2) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j3)	Participation Agreement with MFS Variable Insurance Trust amendment 2 dtd 09/03/02– Filed as Ex-99.B(8j3) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j4)	Participation Agreement with MFS Variable Insurance Trust amendment 3 dtd 01/08/03– Filed as Ex-99.B(8j4) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j5)	Participation Agreement with MFS Variable Insurance Trust amendment 4 dtd 09/17/04– Filed as Ex-99.B(8j5) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j6)	Participation Agreement with MFS Variable Insurance Trust amendment 5 dtd 11/01/05– Filed as Ex-99.B(8j6) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j7)	Participation Agreement with MFS Variable Insurance Trust amendment 6 dtd 12/07/05– Filed as Ex-99.B(8j7) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j8)	Participation Agreement with MFS Variable Insurance Trust amendment 7 dtd 05/01/07– Filed as Ex-99.B(8j8) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j9)	Participation Agreement with MFS Variable Insurance Trust amendment 8 dtd 01/01/08– Filed as Ex-99.B(8j9) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j10)	Participation Agreement with MFS Variable Insurance Trust amendment 9 dtd 05/01/09– Filed as Ex-99.B(8j10) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j11)	FUND/SERV and Networking Agreement with MFS Variable Insurance Trust dtd 05/20/02–
Filed as Ex-99.B(8j11) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j12)	Website Regulatory Document Agreement with MFS Variable Insurance Trust dtd 03/06/08–
Filed as Ex-99.B(8j12) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	j13)	Rule 22c-2 Shareholder Information Agreement with MFS Variable Insurance Trust dtd
03/06/07– Filed as Ex-99.B(8j13) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	k1)	Participation Agreement with PIMCO Variable Insurance Trust dtd 09/09/09– Filed as Ex-
99.B(8k1) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	k2)	Service Agreement with PIMCO Variable Insurance Trust dtd 03/09/09 Filed as Ex-99.B(8k2)
on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	k3)	Service Agreement with PIMCO Variable Insurance Trust amendment 1 dtd 04/22/09 Filed as
Ex-99.B(8k3) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	l1)	Participation Agreement with Van Eck Worldwide Insurance Trust dtd 11/28/07 Filed as Ex-
99.B(8l1) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	l2)	Service Agreement with Van Eck Worldwide Insurance Trust dtd 11/28/07 Filed as Ex-
99.B(8l2) on 3/01/10 (Accession No. 0000898745-10-000129)
	(8	l3)	Rule 22c-2 Agreement with Van Eck Worldwide Insurance Trust dtd 11/28/07 Filed as Ex-
99.B(8l3) on 3/01/10 (Accession No. 0000898745-10-000129)
	(9)		Opinion of Counsel **
	(10	a)	Consent of Ernst & Young LLP **
	(10	b)	Powers of Attorney (filed as Exhibit 10b on 05/02/2013 Accession No. 0000812797-13-
000071)
	(10	c)	Consent of Counsel – N/A
	(11)		Financial Statement Schedules **

*	Filed Herein
**	To be filed by amendment

Item 25. Officers and Directors of the Depositor

Principal Life Insurance Company is managed by a Board of Directors which is elected by its policyowners. The directors and executive officers of the Company, their positions with the Company, including Board Committee memberships, and their principal business address, are as follows:

DIRECTORS:

Name and Principal Business Address	Positions and Offices
BETSY J. BERNARD	Director
40 Shalebrook Drive	Chair, Nominating and Governance Committee
Morristown, NJ 07960	Member, Executive and Human Resources Committees
JOCELYN CARTER-MILLER	Director
8701 Banyan Court	Member, Nominating and Governance Committee
Tamarac, FL 33321
GARY E. COSTLEY	Director
257 Barefoot Beach Boulevard, Suite 404	Member, Audit Committee
Bonita Springs, FL 34134
MICHAEL T. DAN	Director
495 Rudder Road	Chair, Human Resources Committee
Naples, FL 34102
DENNIS H. FERRO	Director
100 Dove Plum Road	Member, Audit Committee
Vero Beach, FL 32963
C. DANIEL GELATT, JR.	Director
NMT Corporation	Member, Audit Committee
2004 Kramer Street
La Crosse, WI 54603
SANDRA L. HELTON	Director
1040 North Lake Shore Drive #26A	Chair, Audit Committee
Chicago, IL 60611	Member, Executive Committee
RICHARD L. KEYSER	Director
5215 Old Orchard Place	Member, Nominating and Governance and Human
Ste. 440	Resources Committees
Skokie, IL 60077
LUCA MAESTRI	Director
Apple Inc.	Member, Audit Committee
1 Infinite Loop
Cupertino, CA 95014
ELIZABETH E. TALLETT	Director
Hunter Partners, LLC	Member, Executive, Human Resources and Nominating
12 Windswept Circle	and Governance Committees
Thornton, NH 03285-6883
LARRY D. ZIMPLEMAN	Chairman of the Board and Chair, Executive Committee,
The Principal Financial Group	Principal Life: Chairman, President and Chief Executive
Des Moines, IA 50392	Officer

EXECUTIVE OFFICERS (OTHER THAN DIRECTORS)

Name and Principal Business Address	Positions and Offices
REX AUYEUNG	Senior Vice President and President, Principal Financial Group - Asia
NED A. BURMEISTER	Senior Vice President and Chief Operating Officer, Principal International
GREGORY J. BURROWS	Senior Vice President Retirement and Investor Services
TERESA M. BUTTON	Vice President and Treasurer
TIMOTHY M. DUNBAR	Senior Vice President and Chief Investment Officer
GREGORY B. ELMING	Senior Vice President and Chief Risk Officer
RALPH C. EUCHER	Executive Vice President
NORA M. EVERETT	Senior Vice President Retirement and Investor Services
JOYCE N. HOFFMAN	Senior Vice President and Corporate Secretary
DANIEL J. HOUSTON	President - Retirement, Insurance and Financial Services
JULIA M. LAWLER	Senior Vice President – Investment Services
TERRANCE J. LILLIS	Senior Vice President and Chief Financial Officer
JAMES P. MCCAUGHAN	President - Global Asset Management
TIMOTHY J. MINARD	Senior Vice President - Distribution
MARY A. O'KEEFE	Senior Vice President and Chief Marketing Officer
GERALD W. PATTERSON	Senior Vice President Retirement and Investor Services
ANGELA R. SANDERS	Senior Vice President and Controller
GARY P. SCHOLTEN	Senior Vice President and Chief Information Officer
KAREN E. SHAFF	Executive Vice President and General Counsel
DEANNA D. STRABLE	Senior Vice President – U.S. Insurance Solutions
LUIS E. VALDES	President – International Asset Management and Accumulation
ROBERTO WALKER	Senior Vice President and President , Principal Financial Group - Latin America

Item 26. Persons Controlled by or Under Common Control with the Depositor or the Registrant
The Registrant is a separate account of Principal Life Insurance Company (the "Depositor") and is operated as a unit investment trust. Registrant supports benefits payable under Depositor's variable life contracts by investing assets allocated to various investment options in shares of Principal Variable Contracts Funds, Inc. and other mutual funds registered under the
Investment Company Act of 1940 as open-end management investment companies of the "series" type. No person is directly or indirectly controlled by the Registrant.

The Depositor is wholly-owned by Principal Financial Services, Inc. Principal Financial Services, Inc. (an Iowa corporation) an intermediate holding company organized pursuant to Section 512A.14 of the Iowa Code. In turn, Principal Financial Services,
Inc. is a wholly-owned subsidiary of Principal Financial Group, Inc., a publicly traded company that filed consolidated financial statements with the SEC. A list of persons directly or indirectly controlled by or under common control with Depositor as of
December 31, 2012 appears below:

None of the companies listed in such organization chart is a subsidiary of the Registrant; therefore, only the separate financial statements of Registrant and the consolidated financial statements of Depositor are being filed with this Registration Statement.

Principal Life Insurance Company - Organizational Structure

PRINCPAL FINANCIAL GROUP, INC♣	Delaware	
→Principal Financial Services, Inc.♣∇	Iowa	100
→Princor Financial Services Corporation♣∇	Iowa	100
→PFG DO Brasil LTDA♣∇	Brazil	100
→Brasilprev Seguros E Previdencia S.A. ♣	Brazil	50.01
→Principal Global Investors Participacoes, LTDA♣∇	Brazil	100
→Claritas Investments Ltd.	Grand Cayman	60
→Claritas Participacoes S.A.	Brazil	80
→Claritas Administracao de Recursos LTDA	Brazil	75
→Principal International, Inc. ♣∇	Iowa	100
→Principal International (Asia) Limited♣∇	Hong Kong	100
→Principal Global Investors (Asia) Limited♣∇	Hong Kong	100
→Principal Nominee Company (Hong Kong) Limited♣∇	Hong Kong	100
→Principal Asset Management Company (Asia) Limited♣∇	Hong Kong	100
→Principal Insurance Company (Hong Kong) Limited♣∇	Hong Kong	100
→CIMB – Principal Asset Management Berhad (Malaysia) ♣	Malaysia	40
→CIMB Wealth Advisors Berhad♣	Malaysia	100
→CIMB – Principal Asset Management (Singapore) PTE LTD♣	Singapore	100
→CIMB - Principal Asset Management Company Limited	Thailand	99.99
→PT CIMB Principal Asset Management♣	Indonesia	99
→Principal Trust Company(Asia) Limited♣∇	Hong Kong	100
→PrinCorp Wealth Advisors (Asia) Limited	Hong Kong	100
→Principal Mexico Servicios, S.A. de C.V. ♣∇	Mexico	100
→Distribuidora Principal Mexico, S.A. de C.V. ♣∇	Mexico	100
→Principal International Mexico, LLC	Delaware	100
→Principal Consulting (India) Private Limited♣∇	India	100
→Principal Financial Group, S.A. de C. V. Grupo Financiero. ♣∇	Mexico	100
→ Principal Afore, S. A. de C.V., Principal Grupo Financiero♣∇	Mexico	100
→ Principal Fondos de Inversion S.A. de C.V., Operadora de Fondos de Inversion, Principal Grupo Financiero ♣∇	Mexico	100
→ Principal Mexico Compania de Seguros, S.A. de C.V., Principal Grupo Financiero ♣∇	Mexico	100
→ Principal Pensiones, S.A. de C.V., Principal Grupo Financiero ♣∇	Mexico	100
→Principal Wellness Company♣∇	Indiana	100
→Principal Global Investors Holding Company, Inc. ♣∇	Delaware	100
→Principal Global Investors (Ireland) Limited♣∇	Ireland	100
→Principal Global Investors (Europe) Limited♣∇	United Kingdom	100
→Principal Global Investors (Singapore) Limited♣∇	Singapore	100
→Principal Global Investors (Japan) Limited♣∇	Japan	100
→Principal Global Investors (Hong Kong) Limited♣∇	Hong Kong	100
→CIMB Principal Islamic Asset Management SDN. BHD♣∇	Malaysia	50
→Principal Financial Group (Mauritius) Ltd. ♣∇	Mauritius	100
→Principal PNB Asset Management Company Private Limited♣∇	India	65
→Principal Trustee Company Private Limited♣∇	India	65
→Principal Retirement Advisors Private Limited♣∇	India	100
→Principal Life Insurance Company*∇	*Iowa*	*100*
→Principal Real Estate Fund Investors, LLC♣∇	Delaware	100
→Principal Development Investors, LLC♣∇	Delaware	100
→Principal Real Estate Holding Company, LLC♣∇	Delaware	100
→GAVI PREHC HC, LLC	Delaware	100
→Principal Global Investors, LLC♣∇♦	Delaware	100
→Principal Real Estate Investors, LLC♣∇	Delaware	100
→Principal Enterprise Capital, LLC♣∇	Delaware	100
→PGI Origin Holding Company Ltd.	United Kingdom	100
→Origin Asset Management LLP	United Kingdom	74
→Finisterre Capital LLP	United Kingdom	51
→PGI Finisterre Holding Company Ltd.	United Kingdom	100
→Finisterre Holdings Limited	Malta	51
→Finisterre Capital UK Limited	United Kingdom	100
→Finisterre Hong Kong Limited	Hong Kong	100
→Finisterre Malta Limited	Malta	100
→Finisterre USA, Inc.	Delaware	100
→Principal Commercial Funding, LLC♣∇	Delaware	100
→Principal Global Columbus Circle, LLC♣∇♦	Delaware	100

→CCI Capital Partners, LLC	Delaware	
→Post Advisory Group, LLC♣▽♥	Delaware	100
→Post Advisory Europe Limited	United Kingdom	
→Principal Global Investors Trust♣▽♥	Delaware	100
→Spectrum Asset Management, Inc. ♣▽♥	Connecticut	100
→CCIP, LLC♣▽♥	Delaware	70
→Columbus Circle Investors♣▽♥	Delaware	100
→Principal Holding Company, LLC♣▽♥	Iowa	100
→Petula Associates, LLC♣	Iowa	100
→Principal Real Estate Portfolio, Inc. ♣▽	Delaware	100
→GAVI PREPI HC, LLC	Delaware	100
→Petula Prolix Development Company♣▽	Iowa	100
→Principal Commercial Acceptance, LLC♣▽	Delaware	100
→Principal Generation Plant, LLC♣▽♥	Delaware	100
→Principal Bank♣▽♥	United States	100
→Equity FC, Ltd. ♣▽♥	Iowa	100
→Principal Dental Services, Inc. ♣▽♥	Arizona	100
→Employers Dental Services, Inc. ♣▽♥	Arizona	100
→First Dental Health	California	100
→Delaware Charter Guarantee & Trust Company♣▽♥	Delaware	100
→Preferred Product Network, Inc. ♣▽♥	Delaware	100
→Principal Reinsurance Company of Vermont♣▽	Vermont	100
→Principal Life Insurance Company of Iowa♣▽	Iowa	100
→Principal Reinsurance Company of Delaware♣▽	Delaware	100
→Principal Financial Services (Australia), Inc. ♣▽	Iowa	100
→Principal Global Investors (Australia) Service Company Pty Limited♣▽	Australia	100
→Principal Global Investors (Australia) Limited♣▽	Australia	100
→Principal International Holding Company, LLC♣▽	Delaware	100
→Principal Management Corporation♣▽	Iowa	100
→Principal Financial Advisors, Inc. ♣▽	Iowa	100
→Principal Shareholder Services, Inc. ♣▽	Washington	100
→Edge Asset Management, Inc. ♣▽	Washington	100
→Principal Funds Distributor, Inc. ♣▽	Washington	100
→Principal Global Services Private Limited♣▽	India	100
→CCB Principal Asset Management Company, Ltd. ♣	China	25
→Principal Holding Company Chile S.A.	Chile	100
→Principal Chile Limitada	Chile	100
→Principal Institutional Chile S.A.	Chile	100
→Principal Financial Services I (US), LLC	Delaware	100
→Principal Financial Services II (US), LLC	Delaware	100
→Principal Financial Services I (UK) LLP	United Kingdom	100
→Principal Financial Services IV (UK) LLP	United Kingdom	100
→Principal Financial Services V (UK) LTD.	United Kingdom	100
→Principal Financial Services II (UK) LTD.	United Kingdom	100
→Principal Financial Services III (UK) LTD.	United Kingdom	100
→Principal Financial Services Latin America LTD.	United Kingdom	100
→Principal International Latin America LTD.	United Kingdom	100
→Principal International South America I LTD.	United Kingdom	100
→Principal International South America II LTD.	United Kingdom	100
→Principal International South America II LTD., Agency En Chile	Chile	100
→Principal International de Chile, S.A. ♣▽	Chile	100
→Principal Compania de Seguros de Vida Chile S.A. ♣▽	Chile	100
→Principal Administradora General De Fondos S.A. ♣▽	Chile	100
→Principal Asset Management Chile S.A. ♣▽	Chile	100
→Principal Servicios Corporativos Chile LTDA♣▽	Chile	100
→Principal Servicios De Administracion S.A.	Chile	100
→Hipotecaria Cruz Del Sur Principal, S.A	Chile	49
→Principal Edge Network Holdings, Inc. ♣▽	Delaware	100
→Principal Edge Network – Tennessee, LLC♣▽	Delaware	100
→Principal Edge Network – Georgia, LLC♣▽	Delaware	100
→Principal Edge Network – Austin, LLC♣▽	Delaware	100
→Principal Edge Network – Dallas Ft. Worth, Inc. ♣▽	Delaware	100
→Principal National Life Insurance Company♣▽	Iowa	100
→Diversified Dental Services, Inc. ♣▽	Nevada	100
→Morley Financial Services, Inc. ♣▽	Oregon	100
→Morley Capital Management, Inc. ♣▽	Oregon	100
→Union Bond and Trust Company♣▽	Oregon	100
→Principal Investors Corporation♣▽	New Jersey	100

Item 27. Number of Contractowners – As of March 31, 2013

(1)	(2)	(3)
	Number of Plan	Number of

Title of Class	Participants	Contractowners
BFA Variable Annuity Contracts	21	6
Pension Builder Contracts	120	80
Personal Variable Contracts	165	15
Premier Variable Contracts	924	30
Flexible Variable Annuity Contract	26,554	26,554
Freedom Variable Annuity Contract	1,082	1,082
Freedom 2 Variable Annuity Contract	295	295
Investment Plus Variable Annuity Contract	43,300	43,300
Principal Lifetime Income Solutions	206	206

Item 28. Indemnification

Sections 490.851 through 490.859 of the Iowa Business Corporation Act permit corporations to indemnify directors and officers where (A) all of the following apply: the director or officer (i) acted in good faith; (ii) reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b)
in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; and
(B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

Unless ordered by a court pursuant to the Iowa Business Corporation Act, a corporation shall not indemnify a director or officer in either of the following circumstances: (A) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct (above) or (B) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director receive a financial benefit to which he or she was not entitled, whether or not involving action in the director's official capacity.

Registrant's By-Laws provide that it shall indemnify directors and officers against damages, awards, settlements and costs reasonably incurred or imposed in connection with any suit or proceeding to which such person is or may be made a party by reason of being a director or officer of the Registrant. Such rights of indemnification are in addition to any rights to indemnity to which the person may be entitled under Iowa law and are subject to any limitations imposed by the Board of Directors. The
Board has provided that certain procedures must be followed for indemnification of officers, and that there is no indemnity of officers when there is a final adjudication of liability based upon acts which constitute gross negligence or willful misconduct.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

(a) Other Activity

Princor Financial Services Corporation acts as principal underwriter for variable annuity contracts issued by Principal Life Insurance
Company Separate Account B, a registered unit investment trust, and for variable life contracts issued by Principal Life Insurance
Company Variable Life Separate Account, a registered unit investment trust.

(b) Management

(b1)	(b2)
Positions and offices
Name and principal	with principal
business address	underwriter
Deborah J. Barnhart	Director/Distribution (PPN)
The Principal
Financial Group(1)

Patricia A. Barry	Assistant Corporate Secretary
The Principal
Financial Group(1)

Michael J. Beer	Director and President
The Principal
Financial Group(1)

Tracy W. Bollin	Chief Financial Officer
The Principal
Financial Group(1)

David J. Brown	Senior Vice President
The Principal
Financial Group(1)

Jill R. Brown	Senior Vice President
The Principal
Financial Group(1)

Teresa M. Button	Vice President/Treasurer
The Principal
Financial Group(1)

P. Scott Cawley	Director - Internal Wholesaling
The Principal
Financial Group(1)

Nicholas M. Cecere	Director and Senior Vice President
The Principal
Financial Group(1)

Gregory B. Elming	Director
The Principal
Financial Group(1)

Nora M. Everett	Chairman and Chief Executive Officer
The Principal
Financial Group (1)

Stephen G. Gallaher	Assistant General Counsel
The Principal
Financial Group(1)

Eric W. Hays	Senior Vice President/Chief Information Officer
The Principal
Financial Group(1)

Joyce N. Hoffman	Senior Vice President/Corporate Secretary
The Principal
Financial Group(1)

Positions and offices
Name and principal	with principal
business address	underwriter
Curtis Hollebrands	AML Officer
The Principal
Financial Group(1)

Patrick A. Kirchner	Assistant General Counsel
The Principal
Financial Group(1)

Julie LeClere	Vice President/Marketing & Recruiting
The Principal
Financial Group(1)

Jennifer A. Mills	Counsel
The Principal
Financial Group(1)

Martin R. Richardson	Vice President/Broker Dealer Operations
The Principal
Financial Group(1)

Michael D. Roughton	Senior Vice President/Counsel
The Principal
Financial Group(1)

Adam U. Shaikh	Counsel
The Principal
Financial Group(1)

Traci L. Weldon	Vice President/Chief Compliance Officer
The Principal
Financial Group(1)

Dan L. Westholm	Director – Treasury
The Principal
Financial Group(1)

(1)	711 High Street
Des Moines, IA 50309

(c)	Compensation from the Registrant

		(3)
	(2)	Compensation on Events
	Net Underwriting	Occasioning the	(4)
(1)	Discounts &	Deduction of a Deferred	Brokerage	(5)
Name of Principal Underwriter	Commissions	Sales Load	Commissions	Compensation

Princor Financial Services	$34,257,553	0	0	0
Corporation

Item 30. Location of Accounts and Records

All accounts, books or other documents of the Registrant are located at the offices of the Depositor, The Principal Financial
Group, Des Moines, Iowa 50392.

Item 31. Management Services

N/A

Item 32. Undertakings

The Registrant undertakes that in restricting cash withdrawals from Tax Sheltered Annuities to prohibit cash withdrawals before the Participant attains age 59 1/2, separates from service, dies, or becomes disabled or in the case of hardship, Registrant acts in reliance on SEC No Action Letter addressed to American Counsel of Life Insurance (available November 28, 1988).
Registrant further undertakes that:

1	.	Registrant has included appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in its registration statement, including the prospectus, used in connection with the offer of the contract;

2	.	Registrant will include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

3	.	Registrant will instruct sales representatives who solicit Plan Participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential Plan Participants; and

4	.	Registrant will obtain from each Plan Participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the Plan Participant's understanding of (a) the restrictions on redemption imposed by Section 403(b)(11), and (b) the investment alternatives available under the employer's Section
403(b) arrangement, to which the Plan Participant may elect to transfer his contract value.

Fee Representation

Principal Life Insurance Company represents the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Principal
Life Insurance Company Separate Account B, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, and its seal to be hereunto affixed and attested, in the City of Des Moines and State of Iowa, on the 6th day of May, 2013.

PRINCIPAL LIFE INSURANCE COMPANY
SEPARATE ACCOUNT B
(Registrant)

By : /s/ L. D. Zimpleman________________________
L. D. Zimpleman
Chairman, President and Chief Executive Officer

PRINCIPAL LIFE INSURANCE COMPANY
(Depositor)

By : /s/ L. D. Zimpleman________________________
L. D. Zimpleman
Chairman, President and Chief Executive Officer

Attest:

/s/ Joyce N. Hoffman

Joyce N. Hoffman
Senior Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ L. D. Zimpleman
L. D. Zimpleman	Chairman, President	May 6, 2013
and Chief Executive Officer

/s/ A. R. Sanders
	Senior Vice President and	May 6, 2013
A. R. Sanders	Controller
(Principal Accounting Officer)

/s/ T. J. Lillis
	Senior Vice President	May 6, 2013
T. J. Lillis	and Chief Financial Officer
(Principal Financial Officer)

(B. J. Bernard)*	Director	May 6, 2013
B. J. Bernard

(J. Carter-Miller)*	Director	May 6, 2013
J. Carter-Miller

(G. E. Costley)*	Director	May 6, 2013
G. E. Costley

(M.T. Dan)*	Director	May 6, 2013
M. T. Dan

(D. H. Ferro)*	Director	May 6, 2013
D. H. Ferro

(C. D. Gelatt, Jr.)*	Director	May 6, 2013
C. D. Gelatt, Jr.

(S. L. Helton)*	Director	May 6, 2013
S. L. Helton

(R. L. Keyser)*	Director	May 6, 2013
R. L. Keyser

(L. Maestri)*	Director	May 6, 2013
L. Maestri

(E. E. Tallett)*	Director	May 6, 2013
E. E. Tallett

*By /s/ L.D. Zimpleman___________________________
L. D. Zimpleman
Chairman, President and Chief Executive Officer

Pursuant to Powers of Attorney
Previously Filed or Included Herein